 Filed Pursuant to Rule 424(b)(3)

 Registration No. 333-248826

HEALTHCARE TRUST, INC.

SUPPLEMENT NO. 3, DATED APRIL 2, 2021,

TO THE PROSPECTUS, DATED SEPTEMBER 25, 2020

This prospectus supplement (this “Supplement No. 3”), is part of the prospectus of Healthcare Trust, Inc. (the “Company”), dated September 25, 2020 (as supplemented by Supplement No. 1 and Supplement No. 2, the “Prospectus”). This Supplement No. 3 supplements, modifies, supersedes and replaces certain information in the Prospectus and should be read in conjunction with the Prospectus. This Supplement No. 3 will be delivered with the Prospectus. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with Healthcare Trust Operating Partnership, LP, a Delaware limited partnership, and its subsidiaries.

The purposes of this Supplement No. 3 are as follows:

•    to disclose the declaration of a quarterly dividend in additional shares of our common stock, $0.01 par value per share (the “Common Stock”);

•    to provide an update on our acquisition activity subsequent to December 31, 2020;

•    to include our Annual Report on Form 10-K for the year ended December 31, 2020;

•    to include our Definitive Proxy Statement on Schedule 14A for our 2021 Annual Meeting of Stockholders; and

•    to include our Current Report on Form 8-K disclosing our estimated per-share net asset value (“Estimated Per-Share NAV”) of Common Stock as of December 31, 2020.

Common Stock Dividend

On April 2, 2021, we declared a quarterly dividend payable in 0.014655 shares of Common Stock on each share of our Common Stock outstanding on April 2, 2021. The dividend is payable on April 15, 2021 to holders of record of Common Stock at the close of business on April 12, 2021.

Our Estimated Per-Share NAV will not be adjusted to reflect the payment of this dividend and will not be adjusted for any future dividends in shares of Common Stock that we may pay in the future until we publish a new Estimated Per-Share NAV which is expected in early April 2022. Dividends paid in the form of additional shares of Common Stock will, all things equal, cause the value of each share of Common Stock to decline because the number of shares outstanding will increase when dividends paid in stock are issued; however, each stockholder will receive the same number of new shares, the total value (using our Estimated Per-Share NAV) of our common stockholder’s investment, all things equal, will not change assuming no sales or other transfers.

Acquisitions — Subsequent to December 31, 2020 and Pending Transactions

We acquired one property subsequent to December 31, 2020 for $6.6 million and have signed purchase and sale agreements (“PSAs”) to acquire two medical office buildings located in Ohio and Oklahoma, respectively, for an aggregate contract purchase price of approximately $10.1 million. We have also signed a non-binding letter of intent (“LOI”) to acquire four medical office buildings located in New York for an aggregate contract purchase price of approximately $19.7 million. We anticipate using cash on hand and proceeds from borrowings under our credit facility to fund the consideration required to complete these acquisitions. The PSAs are subject to conditions and the LOI is non-binding. There can be no assurance we will complete any of these acquisitions, or any future acquisitions or other investments, on a timely basis or on acceptable terms and conditions, if at all.

Annual Report on Form 10-K for the Year Ended December 31, 2020

On March 30, 2021, we filed with the Securities and Exchange Commission (the “SEC”) our Annual Report on Form 10-K for the year ended December 31, 2020, which is attached (excluding the exhibits thereto) as Annex A to this Supplement No. 3.

Definitive Proxy Statement on Schedule 14A for the Company’s 2021 Annual Meeting of Stockholders

On March 30, 2021, we filed with the SEC our Definitive Proxy Statement on Schedule 14A for our 2021 Annual Meeting of Stockholders, which is attached as Annex B to this Supplement No. 3.

Current Report on Form 8-K Disclosing Estimated Per-Share NAV

On April 2, 2021, we filed with the SEC a Current Report on Form 8-K disclosing our Estimated Per-Share NAV as of December 31, 2020, which is attached as Annex C to this Supplement No. 3.

ANNEX A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)
☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

 For the fiscal year ended December 31, 2020

 or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________ to __________

Commission file number: 001-39153

Healthcare Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	38-3888962
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

650 Fifth Ave., 30th Floor, New York, NY	10019

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 415-6500

Securities registered pursuant to section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share	HTIA	The Nasdaq Global Market

Securities registered pursuant to section 12 (g) of the Act:

Common stock, $0.01 par value per share

(Title of class)

Common Share Purchase Rights

(Title of class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. ☒ Yes ☐ No

Indicate by check mark whether the registrant has submitted electronically, every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). ☒ Yes ☐ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). ☐ Yes ☒ No

There is no established public market for the registrant’s shares of common stock.

As of March 23, 2021, the registrant had 95,040,732 shares of common stock outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the registrant’s definitive proxy statement to be delivered to stockholders in connection with the registrant’s 2021 Annual Meeting of Stockholders are incorporated by reference into Part III of this Form 10-K. The registrant intends to file its proxy statement within 120 days after its fiscal year end.

HEALTHCARE TRUST, INC.

FORM 10-K
Year Ended December 31, 2020

Forward-Looking Statements

Certain statements included in this Annual Report on Form 10-K are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Healthcare Trust, Inc. (“we,” “our” or “us”) and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. Some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements are set forth in “Risk Factors” (Part I, Item 1A of this Annual Report on Form 10-K), “Quantitative and Qualitative Disclosures about Market Risk” (Part II, Item 7A), and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (Part II, Item 7).

PART I

Item 1. Business

We are an externally managed real estate investment trust for U.S. federal income tax purposes (“REIT”) that focuses on acquiring and managing a diversified portfolio of healthcare-related real estate focused on medical office buildings (“MOBs,”), healthcare properties leased on a triple net basis (“NNN properties”) and senior housing operating properties (“SHOPs”). As of December 31, 2020, we owned 193 properties located in 31 states and comprised of 9.4 million rentable square feet.

The following table summarizes our portfolio of properties as of December 31, 2020:

Asset Type	Number of Properties	Rentable Square Feet	Gross Asset Value (1)	Gross Asset Value %
			(In thousands)
Medical office and outpatient	117	3,911,937	$1,087,266	41.8%
Total Triple-Net Leased Healthcare (including Jupiter development property)	15	1,104,423	279,484	10.8%
Seniors Housing — Operating Properties (2)	61	4,367,124	1,232,953	47.4%
Total	193	9,383,484	$2,599,703	100.0%

(1)	Gross asset value represents total real estate investments, at cost ($2.6 billion total at December 31, 2020) and assets held for sale at carrying value ($0.1 million total at December 31, 2020), net of gross market lease intangible liabilities ($22.1 million total at December 31, 2020). Impairment charges are already reflected within gross asset value.

(2)	Includes two land parcels.

In constructing our portfolio, we are committed to diversifying our assets by geographic region. The following table details the geographic distribution, by region, of our portfolio as of December 31, 2020:

Geographic Region	Number of Properties	Annualized Rental Income (1)	Rentable Square Feet
		(In thousands)
Northeast	19	$34,425	1,465,977
South	70	138,177	3,703,006
Midwest	74	107,586	2,735,934
West	30	43,796	1,478,567
Total	193	$323,984	9,383,484

(1)	Annualized rental income on a straight-line basis for the leases in place in the property portfolio as of December 31, 2020, which includes tenant concessions such as free rent, as applicable, as well as annualized gross revenue from our SHOPs (as defined below) for the fourth quarter of 2020.

Investment Strategy

Our investment strategy is guided by three core principles: (1) maintaining a balanced, well-diversified portfolio of high-quality assets; (2) pursuing accretive and opportunistic investment opportunities; and (3) maintaining a strong and flexible capital structure.

We have invested, and expect to continue investing, primarily in MOBs and seniors housing properties, primarily structured as SHOPs. In addition, we may invest in facilities leased to hospitals, including rehabilitation hospitals including long-term acute care centers, surgery centers, inpatient rehabilitation facilities, special medical and diagnostic service providers, laboratories, research firms, pharmaceutical and medical supply manufacturers and health insurance firms. While we may invest in facilities across the healthcare continuum, our primary investment focus going forward is MOBs and SHOPs. Our SHOP investments are held through a structure permitted under the REIT Investment Diversification and Empowerment Act of 2007 ("RIDEA"). We generally acquire a fee interest in any property we acquire (a “fee interest” is the absolute, legal possession and ownership of land, property, or rights), although we may also acquire a leasehold interest (a “leasehold interest” is a right to enjoy the exclusive possession and use of an asset or property for a stated definite period as created by a written lease). We have and may continue to acquire properties through a joint venture or the acquisition of substantially all of the interests of an entity which in turn owns the real property. We also may make preferred equity investments in an entity.

Healthcare is the single largest industry in the United States based on contribution to Gross Domestic Product (“GDP”). According to the National Health Expenditures Projections, 2018 - 2028 report by the Centers for Medicare and Medicaid Services (“CMS”): (i) national health expenditures are projected to grow 5.2% in 2020 and at an average annual growth rate of 5.4% per year for 2019 through 2028 and (ii) the healthcare industry is projected to increase from 17.7% of U.S. GDP in 2018 to 19.7% by 2028. This growth in expenditures is projected to lead to significant growth in healthcare employment. According to the U.S. Department of Labor’s Bureau of Labor Statistics, the healthcare industry was one of the largest industries in the United States, providing approximately 19.9 million seasonally adjusted jobs as of December 31, 2020. According to the Bureau of Labor Statistics, employment of healthcare occupations (healthcare practitioners and technical occupations and healthcare support) is projected to grow 15% from 2019 to 2029, adding approximately 2.4 million new jobs. This growth is expected due to an aging population and the projected increase in the number of individuals who have access to health insurance. We believe that the continued growth in employment in the healthcare industry will lead to growth in demand for MOBs and other facilities that serve the healthcare industry.

In addition to the growth in national health expenditures and corresponding increases in employment in the healthcare sector, the nature of healthcare delivery continues to evolve due to the COVID-19 pandemic, impact of government programs, regulatory changes and consumer preferences. We believe these changes have increased the need for capital among healthcare providers and increased incentives for these providers to develop more efficient real estate solutions in order to enhance the delivery of quality healthcare.

The aging of the U.S. population has a direct effect on the demand for healthcare as older persons generally utilize healthcare services at a rate well in excess of younger people. According to the Centers for Disease Control and Prevention (the “CDC”), 7.0% of all adults aged 65 years and over during 2018 needed help with personal care from another person. For both sexes combined, adults aged 85 years and over (21.1%) were nearly three times as likely as adults aged 75 to 84 (8.0%) to need help with personal care from other persons; adults aged 85 and over were nearly six times as likely as adults aged 65 to 74 (3.9%) to need help with personal care from other persons.

We believe that the aging population, improved chronic disease management, technological advances and healthcare reform will positively affect the demand for MOBs, seniors housing properties and other healthcare-related facilities and generate attractive investment opportunities. The first wave of Baby Boomers, the largest segment of the U.S. population, began turning 65 in 2011. According to the U.S. Census Bureau, the U.S. population over 65 will grow to 85 million in 2060, up from 49 million in 2016. This group will grow more rapidly than the overall population. Thus, its share of the population will increase to 22% in 2050, from 15.2% in 2016. Patients with diseases that were once life threatening are now being treated with specialized medical care and an arsenal of new pharmaceuticals. Advances in research, diagnostics, surgical procedures, pharmaceuticals and a focus on healthier lifestyles have led to people living longer. Finally, we believe that healthcare reform in the United States will continue to drive an increase in demand for medical services, and in particular, in the post-acute and long-term services which our tenants and operators provide. We may invest in healthcare assets through development and joint venture partnerships.

As of December 31, 2020, 2019 and 2018, none of our tenants (together with their affiliates) had annualized rental income on a straight-line basis representing 10% or greater of total annualized rental income on a straight-line basis for the portfolio.

The following table lists the states where we had concentrations of properties where annualized rental income on a straight-line basis represented 10% or more of consolidated annualized rental income on a straight-line basis for all properties as of December 31, 2020, 2019 and 2018:

	December 31,
State	2020	2019	2018
Florida (1)	20.6%	25.2%	16.6%
Georgia	*	*	10.1%
Michigan (2)	*	10.9%	13.1%
Pennsylvania	10.4%	*	10.2%

*	State’s annualized rental income on a straight-line basis was not greater than 10% of total annualized rental income on a straight-line basis for all portfolio properties as of the period specified.

(1)	We expect to sell the recently completed development project in Jupiter, Florida, in late March or second quarter 2021 pursuant to the definitive purchase and sale agreement (“PSA”) we entered into in August 2020. In addition, in August 2020 we entered into a PSA to sell a skilled nursing facility in Wellington, Florida, which is expected to close later in 2021. The PSAs are subject to conditions and there can be no assurance we will complete these transactions, or any future acquisitions or other investments, on a timely basis or on acceptable terms and conditions, if at all. If these sales had been completed prior to December 31, 2020, Florida would have represented 10.0% of our consolidated annualized rental income on a straight-line basis.

(2)	During the year ended December 31, 2020, we sold 11 SHOPs located in Michigan, seven of which were transferred to the buyer during the fourth quarter of 2020, and four of which remained classified as held for sale on our consolidated balance sheet as of December 31, 2020. The remaining four properties were transferred to the buyer during the first quarter of 2021. As of December 31 2019 we owned 14 SHOPs located in Michigan that were classified as assets held for sale on our consolidated balance sheet. Three of the 14 properties that are still owned by us after the aforementioned sale, were reclassified from held for sale to held for use in 2020. For a complete description of the Michigan SHOP transaction, see Note 3 — Real Estate Investments, Net - “Assets Held for Sale and Related Impairments” below.

Medical Office Building and Outpatient Facilities

As of December 31, 2020, we owned 117 MOBs and outpatient facilities totaling 3.9 million square feet. These facilities typically contain physicians’ offices and examination rooms, and may also include pharmacies, hospital ancillary service space and outpatient services such as diagnostic imaging centers, rehabilitation clinics and ambulatory surgery centers. These facilities can be located on or near hospital campuses and require significant plumbing, electrical and mechanical systems to accommodate diagnostic imaging equipment such as x-rays or other imaging equipment, and may also have significant plumbing to accommodate physician exam rooms. In addition, MOBs are often built to accommodate higher structural loads for certain equipment and may contain specialized construction such as cancer radiation therapy vaults for cancer treatment.

There are a variety of types of MOBs: on campus, off campus, affiliated and non-affiliated. On campus MOBs are physically located on a hospital’s campus, often on land leased from the hospital. A hospital typically creates strong tenant demand which leads to high tenant retention. Off campus properties are located independent of a hospital’s location. Affiliated MOBs may be located on campus or off campus, but are affiliated with a hospital or health system. In some respects, affiliated MOBs are similar to on campus MOBs because the hospital relationship drives tenant demand and retention. Finally, non-affiliated MOBs are not affiliated with any hospital or health system, but may contain physician offices and other healthcare services. We favor affiliated MOBs versus non-affiliated MOBs because of the relationship and synergy with the sponsoring hospital or health system and buildings not affiliated with the hospital or health system but anchored or entirely occupied by a long-tenured physician practice.

The following table reflects the on campus, off campus, affiliated and non-affiliated MOB composition of our portfolio as of December 31, 2020:

MOB Classification	Number of Properties	Rentable Square Feet
On Campus	20	1,212,405
Off Campus	97	2,699,532
Total	117	3,911,937

Affiliated	78	2,874,174
Non-affiliated	39	1,037,763
Total	117	3,911,937

Seniors Housing Properties

As of December 31, 2020, we owned 59 seniors housing properties under the RIDEA structure in our SHOP segment. Under RIDEA, a REIT may lease qualified healthcare properties on an arm’s length basis to a taxable REIT subsidiary (“TRS”) if the property is operated on behalf of such subsidiary by a person who qualifies as an eligible independent contractor. Seniors housing properties primarily consist of independent living facilities, assisted living facilities and memory care facilities. These facilities cater to different segments of the elderly population based upon their personal needs and need for assistance with the activities of daily living. Services provided by our operators or tenants in these facilities are primarily paid for by the residents directly and are less reliant on government reimbursement programs such as Medicaid and Medicare.

Assisted living facilities are licensed care facilities that provide personal care services, support and housing for those who need help with activities of daily living, such as bathing, eating and dressing, yet require limited medical care. The programs and services may include transportation, social activities, exercise and fitness programs, beauty or barber shop access, hobby and craft activities, community excursions, meals in a dining room setting and other activities sought by residents. Assisted living facilities are often in apartment-like buildings with private residences ranging from single rooms to large apartments. Certain assisted living facilities may offer a separate facility that provides a higher level of care for residents requiring memory care as a result of Alzheimer’s disease or other forms of dementia. Levels of personal assistance are based in part on local regulations. As of December 31, 2020, our seniors housing properties included approximately 2,437 assisted living units and 1,307 memory care units.

Independent living facilities are designed to meet the needs of seniors who choose to live in an environment surrounded by their peers with services such as housekeeping, meals and activities. These residents generally do not need assistance with activities of daily living, however, in some of our facilities, residents have the option to contract for these services. As of December 31, 2020, our seniors housing properties included 967 independent living units. However, independent living facilities on their own are not treated as qualified health care properties eligible to be leased to a TRS.

Hospitals, Post-Acute Care, Skilled Nursing and Other Facilities

Our hospitals, post-acute care, skilled nursing and other facilities are leased to tenants that provide healthcare services. As of December 31, 2020, we owned 15 other healthcare-related assets, including hospitals, post-acute care, skilled nursing, and other facilities. Hospitals can include general acute care hospitals, inpatient rehabilitation hospitals, long-term acute care hospitals and surgical and specialty hospitals. These facilities provide inpatient diagnosis and treatment, both medical and surgical, and provide a broad array of inpatient and outpatient services including surgery, rehabilitation therapy as well as diagnostic and treatment services. Post-acute facilities offer restorative, rehabilitative and custodial care for people not requiring the more extensive and complex treatment available at acute care hospitals. Ancillary revenues and revenues from sub-acute care services are derived from providing services beyond room and board and include occupational, physical, speech, respiratory and intravenous therapy, wound care, oncology treatment, brain injury care and orthopedic therapy, as well as sales of pharmaceutical products and other services. Certain facilities provide some of the foregoing services on an outpatient basis. Our post-acute care services may be provided by SNFs. SNFs offer licensed therapy services, nutrition services, social services, activities, housekeeping and laundry services, medical services prescribed by physicians and rehabilitative services to residents in need of nursing care, but who do not require hospitalization. Inpatient rehabilitation services provided by our operators and tenants in these facilities are primarily paid for by private sources or through the Medicare and Medicaid programs.

Impact of COVID-19 Pandemic

Starting in early March 2020, we began to implement required and voluntary preventative actions at all our seniors housing properties in our SHOP segment, including restriction of visitation except in very limited and controlled circumstances, the practice of social distancing measures, increased infection control procedures and the immediate screening of individuals entering these facilities. Some of the additional steps we have taken to address the COVID-19 pandemic include, among other things, enhanced training for staff members, the implementation of telehealth to help residents remain safe while keeping appointments with important, but non-emergency, health providers, virtual tours for potential new residents, and agreements between some of our facilities and local lab partners to provide testing services. In the absence of visitors and outside vendors and in the observance of other precautionary measures, our on-site team members and caregivers have stepped in to provide care for our residents in addition to required medical care. As with almost all senior housing providers, there have been cases of coronavirus infection among the residents and staff of our seniors housing properties but we believe the actions our SHOP segment has taken has limited those infections.

In addition, pursuant to guidelines from the Centers for Disease Control (“CDC”), health care personnel and residents of long-term care facilities, including SNFs and assisted living facilities are the highest priority group to receive COVID-19 vaccines. Since its initial classification of the highest priority group, the CDC has expanded the recommended pool of eligible vaccine recipients to include frontline essential workers and people aged 75 years and older. While the CDC guidelines are only recommendations, most states have adopted similar guidelines or otherwise identified elderly individuals as a group that should receive the vaccines first. The COVID-19 stimulus bill (the “COVID-19 Stimulus”), which has been passed by Congress and signed into law by President Biden, provides, among other things, increased funding to improve vaccine distribution. Improvements in vaccine distribution could directly affect our operations by increasing the vaccination rate amongst personnel and residents of long-term care facilities, as members of the highest priority group. The extent to which the ongoing global COVID-19 pandemic, including the outbreaks that have occurred and may occur in markets where we own properties, impacts our operations and those of our tenants and third-party operators, will depend on future developments, including the scope, severity and duration of the pandemic, the willingness of residents to remain in and enter our facilities and remain able to pay for their stays, and the actions taken to contain COVID-19 or treat its impact, the effectiveness of the vaccines and the willingness of our healthcare personnel and residents to receive the vaccines and delays in distribution of the vaccines, among others, which are highly uncertain and cannot be predicted with confidence, but could be material.

The financial impact of the COVID-19 pandemic has been partially offset by funds received under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The Company received $3.6 million in these funds during the year ended December 31, 2020, related to four of our SHOPs and considered the funds to be a grant contribution from the government. The full amounts received were recognized as a reduction of property operating expenses in our consolidated statement of operations for the year ended December 31, 2020 to offset the incurred COVID-19 expenses. Subsequent to December 31, 2020, we received an additional $5.1 million in funds through the CARES Act. In addition, the Company has applied for additional funds for other SHOP, assisted living or similar facilities. However, those applications have not yet been approved. There can be no assurance that the program will be extended or any further amounts received under currently effective or potential future government programs.

A smaller part of our business may involve originating or acquiring loans secured by or related to the same types of properties in which we may invest directly. Likewise, we may invest in commercial mortgage-backed securities (“CMBS”), securities of publicly-traded and private companies primarily engaged in real estate businesses, including REITs and other real estate operating companies, and securities issued by pass-through entities of which substantially all of the assets consist of qualifying assets or real estate-related assets. As of December 31, 2020, we do not own any assets of this type.

Organizational Structure

Substantially all of our business is conducted through Healthcare Trust Operating Partnership, L.P. (the “OP”), a Delaware limited partnership, and its wholly owned subsidiaries. Our Advisor manages our day-to-day business with the assistance of our property manager, Healthcare Trust Properties, LLC (the “Property Manager”) (the “Property Manager”). Our Advisor and Property Manager are under common control with AR Global Investments LLC (“AR Global”) and these related parties receive compensation and fees for providing services to us. We also reimburse these entities for certain expenses they incur in providing these services to us. Healthcare Trust Special Limited Partnership, LLC (the “Special Limited Partner”), which is also under common control with AR Global, also has an interest in us through ownership of interests in our OP.

We own our SHOPs through the RIDEA structure, pursuant to which, a REIT may lease “qualified healthcare properties” on an arm’s length basis to a TRS if the property is operated on behalf of such subsidiary by a person who qualifies as an “eligible independent contractor.” We view this as a structure primarily to be used on properties that present attractive valuation entry points with long term growth prospects or drive growth by: (i) transitioning the asset to a new third-party operator that can bring scale, operating efficiencies, or ancillary services; or (ii) investing capital to reposition the asset.

Financing Strategies and Policies

We utilize a combination of debt and equity to fund our investment activity. Our debt and equity levels are determined by management in consultation with the Board. For short-term purposes, we may borrow from our revolving credit facility (our “Revolving Credit Facility”) and our Fannie Mae Master Credit Facilities, which include a secured credit facility (the “KeyBank Facility”) with KeyBank together with a secured credit facility (the “Capital One Facility”) with Capital One Multifamily Finance, LLC, an affiliate of Capital One, National Association (the Capital One Facility and the KeyBank Facility are referred to herein individually as a “Fannie Mae Master Credit Facility” and together as the “Fannie Mae Master Credit Facilities”). Our senior secured credit facility (our “Credit Facility”) consists of two components, our Revolving Credit Facility and our term loan (our “Term Loan”). Our Credit Facility is secured by a pledged pool of the equity interests and related rights in wholly owned subsidiaries that directly own or lease the eligible unencumbered real estate assets comprising the borrowing base thereunder. As of December 31, 2020, the Fannie Mae Master Credit Facilities are secured by mortgages on 21 properties, in aggregate. We may seek and even replace current borrowings with longer-term capital such as senior secured or unsecured notes or other forms of long-term financing. We may invest in properties subject to existing mortgage indebtedness, which we assume as part of the acquisition. In addition, we may obtain financing secured by previously unencumbered properties in which we have invested or may refinance properties acquired on a leveraged basis. In our agreements with our lenders, we are subject to restrictions with respect to secured and unsecured indebtedness, including restrictions on permitted investments, distributions and maintenance of a maximum leverage ratio, among other things. As of December 31, 2020, our total debt leverage ratio (net debt divided by gross asset value) was approximately 44.5%. Net debt totaled $1.2 billion, which represents gross debt ($1.2 billion) less cash and cash equivalents ($72.4 million). Gross asset value totaled $2.6 billion, which represents total real estate investments, at cost ($2.6 billion) and assets held for sale at carrying value ($0.1 million), net of gross market lease intangible liabilities ($22.1 million). Impairment charges are already reflected within gross asset value.

Tax Status

We elected to be taxed as a REIT under Sections 856 through 860 of Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2013. Commencing with that taxable year, we have been organized and operated in a manner so that we qualify as a REIT under the Code. We intend to continue to operate in such a manner, but can provide no assurance be given that we will operate in a manner so as to remain qualified as a REIT. To continue to qualify as a REIT, we must, among other things, distribute at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with accounting principles generally accepted in the United States (“GAAP”)), determined without regard to the deduction for dividends paid and excluding net capital gains, and must comply with a number of other organizational and operational requirements. If we continue to qualify as a REIT, we generally will not be subject to U.S. federal corporate income tax on the portion of our REIT taxable income that we distribute to our stockholders. Even if we continue to qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and properties as well as U.S. federal income and excise taxes on our undistributed income.

Certain limitations are imposed on REITs with respect to the ownership and operation of seniors housing properties. Generally, to qualify as a REIT, we cannot directly or indirectly operate seniors housing properties. Instead, such facilities may be either leased to a third-party operator or leased to a TRS and operated by a third party on behalf of the TRS. Accordingly, we have formed a TRS that is wholly owned by the OP to lease its SHOPs and the TRS has entered into management contracts with unaffiliated third-party operators to operate the facilities on its behalf. As of December 31, 2020, we owned 59 seniors housing properties, excluding two land parcels, which we lease to our TRS. The TRS is a wholly-owned subsidiary of the OP.

Competition

The market for MOBs, seniors housing and other healthcare-related real estate is highly competitive. We compete in all of our markets based on a number of factors that include location, rental rates, security, suitability of the property’s design to prospective tenants’ needs and the manner in which the property is operated and marketed. In addition, we compete with other entities engaged in real estate investment activities to locate suitable properties to acquire, tenants to occupy our properties and purchasers to buy our properties. These competitors include other REITs, private investment funds, specialty finance companies, institutional investors, pension funds and their advisors and other entities. There are also other REITs with asset acquisition objectives similar to ours, and others may be organized in the future. Some of these competitors, including larger REITs, have substantially greater marketing and financial resources than we have and generally may be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of tenants. In addition, these same entities seek financing through similar channels.

Healthcare Regulation

Overview

The healthcare industry is one of the most regulated industries in the United States and is currently experiencing rapid regulatory change and uncertainty. The regulatory uncertainty and the potential impact on our tenants and operators could have an adverse material effect on their ability to satisfy their contractual obligations.

Our tenants and operators must comply with a wide range of complex federal, state, and local laws and regulations, and the healthcare industry, in general, is the subject to increased enforcement and penalties in all areas. Fraud and abuse continues to be an enforcement priority at both the federal and state levels including, but not limited to, the Federal Anti-Kickback Statute, the Federal Physician Self-Referral Statute (commonly known as the “Stark Law”), the False Claims Act (“FCA”), the Civil Monetary Penalties Law (“CMPL”), and a range of other federal and state regulations relating to waste, cost control, and healthcare management. The business and operations of our tenants and therefore our business could be materially impacted by, among other things, a significant expansion of applicable federal, state or local laws and regulations, continued judicial and legislative changes to the ACA, future attempts to reform healthcare, new interpretations of existing laws and regulations, and changes or increased emphasis on certain enforcement priorities. Additionally, the ongoing political and legal challenges to the Patient Protection and Affordable Care Act (the “Affordable Care Act” or “ACA”) leave its future uncertain.

Our tenants and operators are subject to extensive federal, state, and local laws, regulations and industry standards which govern business operations, physical plant and structure, patient and employee health and safety, access to facilities, patient rights - including privacy, price transparency, fewer restrictions on access to care - and security of health information. Our tenants’ and operators’ failure to comply with any of these laws could result in loss of licensure, denial of reimbursement, imposition of fines or other penalties, suspension or exclusion from the government sponsored Medicare and Medicaid programs, loss of accreditation or certification, reputational damage or closure of a facility. In addition, both government and private third-party payors will likely continue their efforts to drive down reimbursement. The Medicare and Medicaid programs have adopted a variety of initiatives which have been incorporated and expanded by private insurance carriers, including health maintenance organizations and other health plans, to extract greater discounts and impose more stringent cost controls upon healthcare provider operations. Examples include, but are not limited to, changes in reimbursement rates and methodologies such as bundled payments, capitation payments, and discounted fee structures. Our tenants and operators may also face significant limits on the scope of services reimbursed and on reimbursement rates and fees. All of these changes could impact our operators’ and tenants’ ability to pay rent or other obligations to us.

Licensure, Certification and Certificate of Need

Our tenants operate hospitals, assisted living facilities, skilled nursing facilities and other healthcare facilities that receive reimbursement for services from third-party payors, including the government sponsored Medicare and Medicaid programs and private insurance carriers. To participate in the Medicare and Medicaid programs, operators of healthcare facilities must comply with the regulations previously referenced, as well as with licensing, certification and, in some states, with certificate of need (“CON”) requirements. Licensing and certification requirements also subject our tenants to compliance surveys and audits which are critical to the ongoing operations of the facilities.

In granting and renewing these licenses and certifications, the state regulatory agencies consider numerous factors relating to a facility’s operations, including, but not limited to, the plant and physical structure, admission and discharge standards, staffing, training, patient and consumer rights, medication guidelines and other rules. If an operator fails to maintain or renew any required license, certification or other regulatory approval, or to correct serious deficiencies identified in compliance surveys, the operator could be prohibited from continuing operations at a facility.

A loss of licensure or certification, as well as a change in participation status, could also adversely affect an operator’s ability to receive payments from the Medicare and Medicaid programs, which, in turn, could adversely affect the operator’s ability to satisfy its contractual obligations, including making rental payments under, and otherwise complying with the terms of, its leases with us. In addition, if we have to replace an operator, we may experience difficulties in finding a replacement because our ability to replace the operator may be affected by federal and state laws governing changes in control and ownership.

Similarly, in order to receive Medicare and Medicaid reimbursement, our healthcare facilities must meet the applicable conditions of participation established by the U.S. Department of Health and Human Services (“HHS”)relating to the type of facility and its equipment, personnel and standard of medical care, as well as comply with other federal, state and local laws and regulations. Healthcare facilities undergo periodic on-site licensure surveys, which generally are limited if the facility is accredited by The Joint Commission or other recognized accreditation organizations. A loss of licensure or certification could adversely affect a facility’s ability to receive payments from the Medicare and Medicaid programs, which, in turn, could adversely affect its ability to satisfy its contractual obligations, including making rental payments under, and otherwise complying with, the terms of the operator’s or facility’s leases with us.

In some states, healthcare facilities are subject to various state CON laws requiring governmental approval prior to the development or expansion of healthcare facilities and services. The approval process in these states generally requires a facility to demonstrate the need for additional or expanded healthcare facilities or services. CONs, where applicable, can also be conditions to regulatory approval of changes in ownership or control of licensed facilities, addition of beds, investment in major capital equipment, introduction of new services, termination of services previously approved through the CON process and other control or operational changes.

CON laws and regulations may restrict an operator’s ability to expand properties and grow the operator’s business in certain circumstances, which could have an adverse effect on the operator’s or tenant’s revenues and, in turn, negatively impact their ability to make rental payments under, and otherwise comply with the terms of their leases with us.

Fraud and Abuse Enforcement

Various federal and state laws and regulations are aimed at actions that may constitute fraud and abuse by healthcare entities and providers who participate in, submit or cause to be submitted claims for payment to, or make or receive referrals in connection with government-funded healthcare programs, including Medicare and Medicaid. The federal laws include, for example, the following:

•	The Federal Anti-Kickback Statute (42 USC Section 1320a-7b(b) of the Social Security Act) which prohibits the knowing and willful solicitation, offer, payment or acceptance of any remuneration, directly or indirectly, overtly or covertly, in cash or in kind in return for: (i) referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a federal health care program; or (ii) purchasing, leasing, ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in party under a federal health care program;

•	The Stark Law (42 USC Section 1395nn), which prohibits referrals by physicians of Medicare patients to providers of a broad range of designated healthcare services in which the physicians (or their immediate family members) have ownership interests or certain other financial arrangements, unless an exception applies, and prohibits the designated health services entity from submitting claims to Medicare for those services resulting from a prohibited referral;

•	The FCA (13 USC Sections 3729-3733) creates liability for any person who submits a false claim to the government or causes another to submit a false claim to the government or knowingly makes a false record or statement to get a false claim paid by the government. In what is known as reverse false claims, the FCA imposes liability where a person acts improperly to avoid having to pay money to the government. The FCA also creates liability for people who conspire to violate the FCA; and

•	The CMPL (42 USC 1320a-7a for healthcare) authorizes HHS to impose civil penalties administratively for fraudulent acts. The scope of the Office of the Inspector General’s authority to enforce the CMPL was increased in 2016.

Courts have interpreted the fraud and abuse laws broadly. Sanctions for violating these federal laws include substantial criminal and civil penalties such as punitive sanctions, damage assessments, monetary penalties, imprisonment, denial of Medicare and Medicaid payments, and exclusion from the Medicare and Medicaid programs. These laws also impose an affirmative duty on operators to ensure that they do not employ or contract with persons excluded from the Medicare and other government programs. Many states have adopted laws similar to, or more expansive than, the federal fraud and abuse laws. States have also adopted and are enforcing laws that increase the regulatory burden and potential liability of healthcare entities including, but not limited to, patient protections, such as minimum staffing levels, criminal background checks, sanctions for employing excluded providers, restrictions on the use and disclosure of health information, and these state laws have their own penalties which may be in addition to federal penalties.

In the ordinary course of their business, the operators at our properties are regularly subject to inquiries, audits and investigations conducted by federal and state agencies that oversee applicable laws and regulations. Increased funding for investigation and enforcement efforts, accompanied by an increased pressure to eliminate government waste, has led to a significant increase in the number of investigations and enforcement actions over the past several years, a trend which is not anticipated to decrease considerably. Significant enforcement activity has been the result of actions brought by regulators, who file complaints in the name of the United States (and, if applicable, particular states) under the FCA or equivalent state statutes. Also, the qui tam and whistleblower provisions of the FCA allow private individuals to bring actions on behalf of the government alleging that the government was defrauded. Individuals have tremendous potential financial gain in bringing whistleblower claims as the statute provides that the individual will receive a portion of the money recouped. Additionally, violations of the FCA can result in treble damages.

Violations of federal or state law or FCA actions against an operator of our properties could have a material adverse effect on the operator’s liquidity, financial condition or results of operations. Such a negative impact on an operator’s financial health could adversely affect its ability to satisfy its contractual obligations, including making rental payments under, and otherwise complying with the terms of, its leases and other agreements with us. Federal and state fraud and abuse laws may also restrict the terms of our rental agreements with our tenants.

Privacy and Security of Health Information

Various federal and state laws protect the privacy and security of health information. For example, the Health Insurance Portability and Accountability Act of 1996, its implementing regulations and related federal laws and regulations (commonly referred to as “HIPAA”) protect the privacy and security of individually identifiable health information by limiting its use and disclosure. Many states have implemented similar laws to limit the use and disclosure of patient specific health information. The federal government has increased its HIPAA enforcement efforts over the past few years, which has increased the number of audits and enforcement actions, some of which have resulted in significant penalties to healthcare providers. For example, in October 2018, Anthem, Inc. agreed, in addition to implementing various corrective measures, to pay a record $16 million to HHS’s Office for Civil Rights in settlement of HIPAA violations stemming from the largest healthcare data breach in United States history. Violations of federal and state privacy and security laws could have a material adverse effect on the operator’s financial condition or operations, which could adversely affect its ability to satisfy its contractual obligations, including making rental payments under, and otherwise complying with the terms of, its leases and other agreements with us.

Reimbursement

We and our tenants derive a large portion of our revenues from insurance payments with the remainder coming from Medicare and Medicaid reimbursement and private pay. The reimbursement methodologies for healthcare facilities are constantly changing and federal and state authorities may implement new or modified reimbursement methodologies that may negatively impact healthcare operations. For example, the ACA enacted certain reductions in Medicare reimbursement rates for various healthcare providers, as well as certain other changes to Medicare payment methodologies.

The ACA has faced ongoing legal challenges, including litigation seeking to invalidate some or all of the law or the manner in which it has been interpreted. The uncertain status of the ACA and of the state Medicaid programs, among other things, affect our ability to plan for the future.

Federal and state budget pressures also continue to escalate and, in an effort to address actual or potential budget shortfalls, Congress and many state legislatures may continue to enact reductions to Medicare and Medicaid expenditures through cuts in rates paid to providers or restrictions in eligibility and benefits.

In addition to legislative and executive actions relating to the scope of the ACA, increased enforcement will likely continue to impact the financial framework for healthcare operators and facilities. For example, CMS is focused on reducing what it considers to be payment errors by identifying, reporting, and implementing actions to reduce payment error vulnerabilities. In November 2020, CMS announced its successes in reducing the 2020 Medicare improper payment rate and specifically called out the successes of its actions to address improper payments in home health and SNF claims.

In addition, CMS is currently in the midst of transitioning Medicare from a traditional fee for service reimbursement model to a capitated system, which means medical providers are given a set fee per patient regardless of treatment required, and value-based and bundled payment approaches, where the government pays a set amount for each beneficiary for a defined period of time, based on that person’s underlying medical needs, rather than based on the actual services provided. Providers and facilities are increasingly responsible to care for and be financially responsible for certain populations of patients under the population health models and this shift in patient management paradigm is creating and will continue to create unprecedented challenges for providers.

Another notable Medicare health care reform initiative, the Medicare Access and CHIP Reauthorization Act of 2015 (“MACRA”), permanently repealed the Sustainable Growth Rate formula, and provided for an annual rate increase of 0.5% for physicians through 2019, but imposed a six-year freeze on fee updates from 2020 through 2025. MACRA established a new payment framework, called the Quality Payment Program, which modified certain Medicare payments to “eligible clinicians,” including physicians, dentists, and other practitioners. MACRA represents a fundamental change in physician reimbursement. The implications of MACRA continue to be uncertain and will depend on future regulatory activity and physician activity in the marketplace. MACRA reporting requirements and quality metrics may encourage physicians to move from smaller practices to larger physician groups or hospital employment, leading to further consolidation of the industry. These and other shifts in payment and risk sharing within an outcome-based model are leading to, among other trends, increasing use of management tools to oversee individual providers and coordinate their services. The focus on utilization puts downward pressure on the number and expense of services provided as payors are moving away from a fee for service model. The continued trend toward capitated, value-based, and bundled payment approaches has the potential to diminish the market for certain healthcare providers, particularly specialist physicians and providers of particular diagnostic technologies. This could adversely impact the medical properties that house these physicians and medical technology providers.

In addition, on July 31, 2020, CMS announced a final rule that projects increased aggregate Medicare payments to SNF by 2.2 percent for fiscal year 2021. If payments under Medicare to our tenants do not continue or increase, our tenants may have difficulty making rent payments to us.

Under a program facilitated by the CMS known as the Skilled Nursing Facility Value-Based Purchasing Program, CMS began withholding 2% of SNF Medicare payments beginning October 1, 2018, to fund an incentive payment pool. CMS then redistributes 50-70% of the withheld payments back to high performing SNFs. The lowest ranked 40% of facilities receive payments that are less than what they otherwise would have received without the program. As a result, certain of our tenants could receive less in Medicare reimbursement payments, which could adversely affect their ability to make rent payments to us.

Effective October 1, 2019, CMS finalized a new case-mix classification system, the Patient-Driven Payment Model (“PDPM”). PDPM classifies SNF patients in Medicare Part A-covered stays into payment groups based on clinically relevant factors using diagnosis codes, rather than by the volume of services. This shifts the focus from the amount of care provided to instead use the patient’s condition and resulting care needs to determine Medicare reimbursement. Future changes to payment rates or methodology under the PDPM system could reduce the reimbursement our tenants receive. For example, CMS has indicated that it is working toward a unified payment system for post-acute care services, including those provided by SNFs, home health agencies, and other long-term care providers.

Certain of our facilities are also subject to periodic pre- and post-payment reviews and other audits by governmental authorities, which could result in recoupments, denials, or delay of payments. Additionally, the introduction and explosion of new stakeholders competing with traditional providers in the health market, including companies such as Amazon.com Inc., JPMorgan Chase & Co., Apple Inc., CVS Health Corporation, as well as telemedicine, telehealth and mhealth, are disrupting the heath industry and could lead to new trends in payment. All of the factors discussed-recoupment of past payments or denial or delay of future payments-could adversely affect an operator’s ability to satisfy its contractual obligations, including making rental payments under, and otherwise complying with the terms of its leases and other agreements with us. Assisted and independent living services generally are not reimbursable under government reimbursement programs, such as Medicare and Medicaid. Most of the resident fee revenues generated by our SHOPs, therefore, are derived from private pay sources consisting of the income or assets of residents or their family members. The rates for these residents are set by the facilities based on local market conditions and operating costs.

We regularly assess the financial implications of reimbursement rule changes on our tenants, but we cannot assure you that current rules or future updates will not materially adversely affect our operators and tenants, which, in turn, could have a material adverse effect on their ability to pay rent and other obligations to us. See Item 1A. “Risk Factors — Risks Related to the Healthcare Industry — Reductions or changes in reimbursement from third-party payors, including Medicare and Medicaid, or delays in receiving these reimbursements could adversely affect the profitability of our tenants and hinder their ability to make rent payments to us” and “— A reduction in Medicare payment rates for skilled nursing facilities may have an adverse effect on the Medicare reimbursements received by certain of our tenants.”

Other Regulations

Our investments are subject to various federal, state and local laws, ordinances and regulations, including, among other things, the Americans with Disabilities Act of 1990, zoning regulations, land use controls, environmental controls relating to air and water quality, noise pollution and indirect environmental impacts such as increased motor vehicle activity. We believe that we have all permits and approvals necessary under current law to operate our investments.

Environmental Regulations

As an owner of real property, we are subject to various federal, state and local laws and regulations regarding environmental, health and safety matters. These laws and regulations address, among other things, asbestos, polychlorinated biphenyls, fuel, oil management, wastewater discharges, air emissions, radioactive materials, medical wastes, and hazardous wastes, and in certain cases, the costs of complying with these laws and regulations and the penalties for non-compliance can be substantial. Even with respect to properties that we do not operate or manage, we may be held primarily or jointly and severally liable for costs relating to the investigation and clean-up of any property from which there is or has been an actual or threatened release of a regulated material and any other affected properties, regardless of whether we knew of or caused the release. Such costs typically are not limited by law or regulation and could exceed the property’s value. In addition, we may be liable for certain other costs, such as governmental fines and injuries to persons, property or natural resources, as a result of any such actual or threatened release.

Under the terms of our lease and management agreements, we generally have a right to indemnification by the tenants, operators and managers of our properties for any contamination caused by them. However, we cannot assure you that our tenants, operators and managers will have the financial capability or willingness to satisfy their respective indemnification obligations to us, and any such inability or unwillingness to do so may require us to satisfy the underlying environmental claims.

We did not make any material capital expenditures in connection with environmental, health, and safety laws, ordinances and regulations in 2020 and do not expect that we will be required to make any such material capital expenditures during 2021.

Human Capital Resources

We are an externally managed company and thus have no employees. We have retained the Advisor pursuant to a long-term advisory contract to manage our affairs on a day-to-day basis. We have also entered into agreements with our Property Manager to manage and lease our properties. The employees of the Advisor, Property Manager, and their respective affiliates perform a full range of services for us, including acquisitions, property management, accounting, legal, asset management, investor relations and all general administrative services. We depend on the Advisor and the Property Manager for services that are essential to us. If the Advisor and the Property Manager were unable to provide these services to us, we would be required to provide these services ourselves or obtain them from other sources.

Estimate of Net Asset Value

On April 3, 2020, we published a new estimate of per share asset value (“Estimated Per-Share NAV”) equal to $15.75 as of December 31, 2019. Our previous Estimated Per-Share NAV was equal to $17.50 as of December 31, 2018. Unlike the per share amounts in this Annual Report on Form 10-K, the Estimated Per-Share NAV has not been retroactively adjusted to reflect the payment of dividends in the form of common stock and will not be adjusted for stock dividends paid or that may be paid in the future until the Board determines a new Estimated Per-Share NAV which is expected in early April 2021. Dividends paid in the form of additional shares of common stock will, all things equal, cause the value of each share of common stock to decline because the number of shares outstanding will increase when dividends paid in stock are issued; however, each stockholder will receive the same number of new shares, the total value of our common stockholder’s investment, all things equal, will not change assuming no sales or other transfers. We intend to publish Estimated Per-Share NAV periodically at the discretion of board of directors (the “Board”), provided that such estimates will be made at least once annually.

Available Information

We electronically file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and all amendments to those filings with the Securities and Exchange Commission (“SEC”). You may read and copy any materials we file with the SEC at the SEC’s Internet address located at http://www.sec.gov. The website contains reports, proxy statements and information statements, and other information, which you may obtain free of charge. In addition, copies of our filings with the SEC may be obtained from our website www.healthcaretrustinc.com. Access to these filings is free of charge. We are not incorporating our website or any information from these websites into this Annual Report on Form 10-K.

Item 1A. Risk Factors

Set forth below are the risk factors that we believe are material to our investors and a summary thereof. The occurrence of any of the risks discussed in this Annual Report on Form 10-K could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends and they may also impact other distributions and the value of an investment in our common and preferred stock.

Summary Risk Factors

•	Our operating results are affected by economic and regulatory changes that have an adverse impact on the real estate market in general.

•	Our property portfolio has a high concentration of properties located in Pennsylvania and Florida. Our properties may be adversely affected by economic cycles and risks inherent to those states.

•	Our Credit Facility restricts us from paying cash distributions on or repurchasing our common stock until at least the fiscal quarter ending June 30, 2021, and there can be no assurance we will be able to resume paying distributions on our common stock, and at what rate, or continue paying dividends on our 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”) at the current rate.

•	Our Credit Facility restricts our ability to use cash that would otherwise be available to us, and there can be no assurance our available liquidity will be sufficient to meet our capital needs.

•	We are subject to risks associated with a pandemic, epidemic or outbreak of a contagious disease, such as the ongoing global COVID-19 pandemic, including negative impacts on our tenants and operators and their respective businesses.

•	No public market currently exists, or may ever exist, for shares of our common stock and our shares are, and may continue to be, illiquid.

•	In owning properties we may experience, among other things, unforeseen costs associated with complying with laws and regulations and other costs, potential difficulties selling properties and potential damages or losses resulting from climate change.

•	We focus on acquiring and owning a diversified portfolio of healthcare-related assets located in the United States and are subject to risks inherent in concentrating investments in the healthcare industry.

•	The healthcare industry is heavily regulated, and new laws or regulations, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could result in the inability of tenants to make lease payments to us.

•	We depend on tenants for our rental revenue and, accordingly, our rental revenue is dependent upon the success and economic viability of our tenants. If a tenant or lease guarantor declares bankruptcy or becomes insolvent, we may be unable to collect balances due under relevant leases.

•	We assume additional operational risks and are subject to additional regulation and liability because we depend on eligible independent contractors to manage some of our facilities.

•	We have substantial indebtedness and may be unable to repay, refinance, restructure or extend our indebtedness as it becomes due. Increases in interest rates could increase the amount of our debt payments. We may incur additional indebtedness in the future.

•	We depend on the Advisor and Property Manager to provide us with executive officers, key personnel and all services required for us to conduct our operations.

•	All of our executive officers face conflicts of interest, such as conflicts created by the terms of our agreements with the Advisor and compensation payable thereunder, conflicts allocating investment opportunities to us, and conflicts in allocating their time and attention to our matters. Conflicts that arise may not be resolved in our favor and could result in actions that are adverse to us.

•	We have long-term agreements with our Advisor and its affiliates that may be terminated only in limited circumstances and may require us to pay a termination fee in some cases.

•	Estimated Per-Share NAV may not accurately reflect the value of our assets and may not represent what a stockholder may receive on a sale of the shares, what they may receive upon a liquidation of our assets and distribution of the net proceeds or what a third party may pay to acquire us.

•	The stockholder rights plan adopted by our board of directors, our classified board and other aspects of our corporate structure and Maryland law may discourage a third party from acquiring us in a manner that might result in a premium price to our stockholders.

•	Restrictions on share ownership contained in our charter may inhibit market activity in shares of our stock and restrict our business combination opportunities.

•	We may fail to continue to qualify as a REIT.

Risks Related to Our Properties and Operations

Our property portfolio has a high concentration of properties located in two states. Our properties may be adversely affected by economic cycles and risks inherent to those states.

The following two states represented 10% or more of our consolidated annualized rental income on a straight-line basis for the fiscal year ended December 31, 2020:

State	Percentage of Straight-Line Rental Income
Florida (1)	20.6%
Pennsylvania	10.4%

(1)	During the fourth quarter of 2020, we completed the sale of our skilled nursing facility (“SNF”) in Lutz, Florida and we expect to sell the recently completed development project in Jupiter, Florida, in late March or second quarter 2021. In addition, in August 2020 we entered into an agreement to sell our skilled nursing facility in Wellington, Florida, which is expected to close later in 2021.

Any adverse situation that disproportionately affects the states listed above may have a magnified adverse effect on our portfolio. Real estate markets are subject to economic downturns, as they have been in the past, and we cannot predict how economic conditions will impact this market in both the short and long-term. Declines in the economy or a decline in the real estate market in these states could hurt our financial performance and the value of our properties. Factors that may negatively affect economic conditions include:

•	business layoffs or downsizing;

•	industry slowdowns;

•	relocations of businesses;

•	climate change;

•	changing demographics;

•	increased telecommuting and use of alternative workplaces;

•	infrastructure quality;

•	any oversupply of, or reduced demand for, real estate;

•	concessions or reduced rental rates under new leases for properties where tenants defaulted;

•	increased insurance premiums;

•	state budgets and payment to providers under Medicaid or other state healthcare programs; and

•	changes in reimbursement for healthcare services from commercial insurers.

We may be unable to enter into contracts for and complete property acquisitions on advantageous terms or our property acquisitions may not perform as we expect.

One of our goals is to grow through acquiring additional properties, and pursuing this investment objective exposes us to numerous risks, including:

•	competition from other real estate investors with significant capital resources;

•	we may acquire properties that are not accretive;

•	we may not successfully manage and lease the properties we acquire to meet our expectations or market conditions may result in future vacancies and lower-than expected rental rates;

•	we expect to finance future acquisitions primarily with additional borrowings under our Revolving Credit Facility, and there can be no assurance as to how much borrowing capacity will be available for this purpose

•	we may be unable to obtain property-level debt financing or raise equity required to fund acquisitions from other sources on favorable terms, or at all;

•	we may need to spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

•	agreements for the acquisition of properties are typically subject to customary conditions to closing that may or may not be completed, and we may spend significant time and money on potential acquisitions that we do not consummate;

•	the process of acquiring or pursuing the acquisition of a new property may divert the attention of our management team from our existing business operations; and

•	we may acquire properties without recourse, or with only limited recourse, for liabilities, whether known or unknown.

We rely upon our Advisor and the real estate professionals employed by affiliates of our Advisor to identify suitable investments, but there can be no assurance that our Advisor will be successful in doing so on financially attractive terms or that our objectives will be achieved

We have not paid our distributions on our common stock in cash since 2020, and there can be no assurance we will pay distributions on our common stock in cash in the future.

All distributions or dividends on our common stock are paid in the discretion of our board of directors. In August 2020, our board approved a change in our common stock distribution policy, pursuant to which, unless later revised, any future distributions authorized by our board on our shares of common stock, if and when declared, will be paid on a quarterly basis in arrears in shares of our common stock valued at the Estimated Per-Share NAV in effect on the applicable date. We issued a stock dividends on our common stock in October 2020 and January 2021 but there is no assurance we will continue to do so. The Estimated Per-Share NAV has not been adjusted to reflect the stock dividends we have paid and will not be adjusted for stock dividends paid or that may be paid in the future until our board determines a new Estimated Per-Share NAV. Dividends paid in the form of additional shares of common stock will, all things equal, cause the value of each share of common stock to decline because the number of shares outstanding will increase when dividends paid in stock are issued; however, because each common stockholder will receive the same number of new shares, the total value of our common stockholders' investment, all things equal, will not change assuming no sales or other transfers. We will not be able to pay cash distributions on our common stock until we have a combination of cash, cash equivalents and availability for future borrowings under the Revolving Credit Facility totaling at least $100.0 million (giving effect to the aggregate amount of distributions projected to be paid by us during the quarter in which we have elected to commence paying cash distributions on common stock) and our ratio of consolidated total indebtedness to consolidated total asset value (expressed as a percentage) is less than 62.5%. As of December 31, 2020, our ratio of consolidated total indebtedness to consolidated total asset value for these purposes was 61.7%.Thus, our ability to make future cash distributions on our common stock will depend on our future cash flows and indebtedness and may further depend on our ability to obtain additional liquidity, which may not be available on favorable terms, or at all. Further, if we do not pay dividends on our Series A Preferred Stock, any accrued and unpaid dividends payable with respect to the Series A Preferred Stock become part of the liquidation preference thereof, and, whenever dividends on the Series A Preferred Stock are in arrears, whether or not authorized or declared, for six or more quarterly periods, holders of Series A Preferred Stock will have the right to elect two additional directors to serve on our board.

We are subject to risks associated with a pandemic, epidemic or outbreak of a contagious disease, such as the ongoing global COVID-19 pandemic.

The COVID-19 pandemic has had, and another pandemic in the future could have, repercussions across many sectors and areas of the global economy and financial markets, leading to significant adverse impacts on economic activity as well as significant volatility and downward pressure in financial markets. The impact of the COVID-19 pandemic has evolved rapidly. In many states and cities where our properties are located, measures including “shelter-in-place” or “stay-at-home” orders issued by local, state and federal authorities and social distancing measures have resulted in closure and limitations on the operations of many businesses and organizations. Our tenants must interact with their patients and residents. Concern regarding the transmission of COVID-19 has impacted these interactions and has, and will likely continue to impact, the willingness of persons to has and may continue to live in or use facilities at our properties, and impact the revenues generated by our tenants which may further impact the ability of our tenants to pay their rent obligations to us when due.

The COVID-19 pandemic has triggered a slowdown in economic activity. Our ability to lease space and negotiate and maintain favorable rents and the results of operations at our SHOPs could also continue to be negatively impacted by a prolonged recession in the U.S. economy as could the rates charged to residents at our SHOPs. Moreover, the demand for leasing space at our MOB properties could decline further negatively impacting occupancy percentage, revenue and net income. Additionally, downturns or stagnation the U.S. housing market as a result of an economic downturn could adversely affect the ability, or perceived ability, of seniors to afford the resident fees and services at our seniors housing properties.

Starting in March 2020, the COVID-19 pandemic and measures to prevent its spread began to affect us in a number of ways. In our SHOP portfolio, occupancy trended lower as government policies and implementation of infection control best practices materially limited or closed communities to new resident move-ins which has affected and could continue to affect our ability to fill vacancies. We have also continued to experience lower inquiry volumes and reduced in-person tours during the pandemic. SHOP occupancy declined from 84.1% as of March 31, 2020, to 75.4% as of December 31, 2020. We could also incur more significant re-leasing costs and the re-leasing process with respect to both anticipated and unanticipated vacancies could take longer. In addition, starting in mid-March 2020, operating costs began to rise materially including for services, labor and personal protective equipment and other supplies, as our operators took actions to protect residents and caregivers. At our SHOP facilities, we bear these cost increases. These trends accelerated during the second, third and fourth quarters of 2020 and into the beginning of the first quarter of 2021 as the surge of new COVID-19 cases that started in late 2020 crested, and may continue to impact us in the future and have a material adverse effect on our revenues and income in the other quarters thereafter.

COVID-19 has proven to be particularly harmful to seniors and persons with other pre-existing health conditions. The pandemic raises the risk of an elevated level of resident illness and move-outs at our SHOPs, which has also adversely impacted occupancy and revenues as well as increase costs and could continue to do so. There have been some incidences of COVID-19 among the residents and staff at certain of our SHOPs. Further incidences, or the perception of that outbreaks may occur, could materially and adversely affect our revenues and net income, as well as cause significant reputational harm to us and our tenants, managers and operators. Due to the contagious nature of COVID-19, residents at our SHOPSs may determine to leave the community and the workforce at these facilities may similarly shrink. The operators may be required, or may otherwise determine that it would be prudent, to impose a quarantine of an indeterminate duration. During any quarantine, new residents would not be permitted to move in and the risk of infection and death for their residents or members of the workforce could increase. We may also be required to incur additional costs to identify, contain and remedy the direct or indirect impacts of the COVID-19 pandemic, including costs related to implementing quarantines and vaccinations.Moreover, if seniors housing properties across the U.S. continue to experience high levels of residents infected with COVID-19 and related deaths, and news accounts emphasize these experiences, seniors may increasingly delay or forego moving into seniors housing properties. These trends could be realized across the senior living industry and not discriminate among owners and operators that have higher or lower levels of residents experiencing COVID-19 infections and related deaths. As a result, our operating results from our SHOPs, and the value of these properties, may be materially adversely affected.

Within our MOB portfolio, many physician practices temporarily discontinued nonessential surgeries and procedures due to “shelter-in-place” and other health and safety measures, which has negatively impacted their cash flows. Even now that prohibitions against performing elective procedures are generally no longer in place concern regarding the transmission of COVID-19 has impacted, and will likely continue to impact, the willingness of persons to seek medical care at healthcare facilities for non-urgent issues. Further, the COVID-19 pandemic might adversely impact the business of our MOB tenants by causing a decline in the number of patients seeking treatment, by disrupting or delaying production and delivery of medical supplies such as necessary pharmaceuticals (including due to a diversion of resources and priorities toward the treatment of COVID-19) or by causing staffing shortages, which would disrupt property operations. The complete or partial closures of, or other operational issues at, one or more of our properties resulting from government action or directives may intensify the risk of rent deferrals or non-payment of contractual obligations by our tenants or operators.

Further, certain of our tenants or our third-party operators may not be eligible for or may not be successful in securing stimulus funds under government stimulus programs which may impact their ability to pay their obligations including any obligations to us. We received $3.6 million under a government program during the year ended December 31, 2020 related to four of our properties. Subsequent to December 31, 2020, we received an additional $5.1 million in funding through the CARES Act. There can be no assurance that we will be able to qualify for, or receive, funds under this or any other governmental program established in response to COVID-19.

As a result of these and other factors, tenants or operators that experience deteriorating financial conditions as a result of the outbreak of COVID-19 have been, or may, in the future be, unwilling or unable to pay us in full or on a timely basis due to bankruptcy, lack of liquidity, lack of funding, operational failures, or for other reasons. We reported cash collections of nearly 100% for the MOB and triple-net leased healthcare facilities segments, respectively, for the year ended December 31, 2020 as of February 15, 2021. However, the impact of the COVID-19 pandemic on our tenants and operators and thus our ability to collect rents in future periods cannot be determined as present and the amount of cash rent collected during 2020 may not be indicative of any future period. In addition, there is no assurance that we will be able to collect the cash rent that is due in the future months including the deferred 2020 rent amounts due in 2021 under the deferral agreements we have entered into with our tenants.

The impact on our tenants and operators in our SHOP segment cannot be determined at present. We may face defaults and additional requests for rent deferrals or abatements or other allowances particularly if our tenants continue to experience financial distress and increased operating costs or if healthcare facilities and SHOPs continue to experience downward pressures on occupancy and increased costs. Furthermore, if we declare any tenants in default for non-payment of rent or other potential breaches of their leases with us, we might not be able to recover and may experience delays and additional costs in enforcing our rights as landlord to recover amounts due to us. Our ability to recover amounts under the terms of our leases may also be restricted or delayed as a result of any federal, state or local restrictions on tenant evictions for failure to make contractual rent payments, which may result in higher reserves for bad debt. If any of our tenants, any guarantor of a tenant’s lease obligations or an operator, files for bankruptcy, we could be further adversely affected due to loss of revenue and a decline in income produced by the property or properties operated by the third-party operator.

In addition to the impacts on us, our tenants and operators described above, the COVID-19 pandemic has also impacted us in other ways and enhanced certain risks that could have a significant adverse effect on our business, financial condition and results of operations and our ability to pay distributions (including dividends on our Series A Preferred Stock) and other distributions to our stockholders including:

•	difficulty accessing debt and equity capital on favorable terms, or at all, if global financial markets become disrupted or unstable or credit conditions deteriorate;

•	disruption and instability in financial markets or deteriorations in credit and financing conditions could have an impact on the overall amount of capital being invested in real estate and could result in price or value decreases for real estate assets, which could negatively impact the value of our assets and may result in future acquisitions generating lower overall economic returns;

•	the volatility in stock markets caused by the COVID-19 pandemic and its effects on the trading price of our Series A Preferred Stock and the value of our common stock and which could dilute our stockholders’ interest in us if we sell additional equity securities at prices less than the prices our stockholders paid for their shares;

•	limiting the number of properties we may seek to acquire due to capital availability;

•	that planned dispositions may not occur within the expected timeframe or at all because of buyer terminations or withdrawals related to the pandemic, capital constraints or other factors relating to the pandemic, including closing conditions that are dependent on the occurrence of events linked to the pandemic;

•	following an amendment to our Credit Facility in August 2020 as part of our efforts to continue addressing the adverse impacts of the COVID-19 pandemic, until at least the fiscal quarter ending June 30, 2021, our Credit Facility restricts us from paying cash distributions on, or repurchasing, shares of our common stock, and we must use all of the net cash proceeds from any capital event (such as an asset sale, financing or equity issuance) to prepay amounts outstanding under the revolving portion of the Credit Facility;

•	our ability to maintain sufficient availability under our Credit Facility to fund the purchase of properties and meet other capital requirements which may be adversely affected to the extent the decreases in cash rent collected from our tenants and income from our operators cause a decrease in availability of future borrowings under our Credit Facility;

•	if we are unable to comply with financial covenants and other obligations under our Credit Facility and other debt agreements we could default under those agreements which could potentially result in an acceleration of our indebtedness and foreclosure on our properties and could otherwise negatively impact our liquidity;

•	we have recognized impairment charges on our assets;

•	one or more counterparties to our derivative financial instruments could default on their obligations to us increasing the risk that we may not realize the benefits of utilizing these instruments;

•	we may be required to record reserves on previously accrued amounts in cases where it is subsequently concluded that collection is not probable

•	tenants and operators may be subject to lawsuits related to COVID-19 outbreaks that may occur at our properties and insurance coverage may not be sufficient to cover any potential losses further straining their financial condition;

•	difficulty in repositioning properties where we or our tenants or operators have terminated or do not renew the leases or management agreements with another tenant or operator may be exacerbated by the COVID-19 pandemic, as new operators or tenants may not be willing to take on the increased exposure, especially while active cases are occurring;

•	difficulties completing capital improvements at our properties on a timely basis, on budget or at all, could affect the value of our properties;

•	difficulty insuring business continuity in the event our Advisor’s continuity of operations plan is not effective or is improperly implemented or deployed during a disruption;

•	increased operating risks resulting from changes to our Advisor’s operations and remote work arrangements, including the potential effects on our financial reporting systems and internal controls and procedures, cybersecurity risks and increased vulnerability to security breaches, information technology disruptions and other similar events;

•	increased operating risks resulting from changes to operations of our third-party operators, including their personnel, which may adversely impact the service provided by our third-party operators with respect to our SHOPs; and

•	complying with REIT requirements during a period of reduced cash flow could cause us to liquidate otherwise attractive investments or borrow funds on unfavorable conditions.

The extent to which the COVID-19 pandemic, or a future pandemic, impacts our operations and those of our third-party operators will depend on future developments, including the scope, severity and duration of the pandemic, one or more resurgences of the virus which could result in further government restrictions, the efficacy of available vaccines or other remedies developed, the efficacy of on-going efforts to distribute and administer available vaccines, the actions taken to contain the pandemic or mitigate its impact and the direct and indirect economic effects of the pandemic and containment measures, among others, which are highly uncertain and cannot be predicted with confidence but could be material. The situation is rapidly changing and additional impacts to the business may arise that we are not aware of currently. The rapid development and fluidity of this situation precludes any prediction as to the full adverse impact of the COVID-19 pandemic, but a prolonged or resurgent outbreak as well as related mitigation efforts could continue to have a material impact on our revenues and could materially and adversely affect our business, results of operations and financial condition. Moreover, many risk factors set forth in this Annual Report on Form 10-K should be interpreted as heightened risks as a result of the COVID-19 pandemic.

If a tenant or lease guarantor declares bankruptcy or becomes insolvent, we may be unable to collect balances due under relevant leases.

Any of our tenants, or any guarantor of a tenant’s lease obligations, could become insolvent or be subject to a bankruptcy proceeding pursuant to Title 11 of the United States Code. For example, during 2019, a guarantor of certain of the lease obligations of prior tenants (collectively, the “LaSalle Tenant”) at four triple-net leased properties in Texas (collectively, the “LaSalle Properties”) filed for chapter 11 bankruptcy. As of December 31, 2020, the prior tenants at the LaSalle Properties remain in default of the forbearance agreement and owes us $12.7 million of rent, property taxes, late fees, and interest receivable thereunder. We have the entire receivable balance, including any monetary damages, and related income from the LaSalle Properties fully reserved as of December 31, 2020 and 2019. A bankruptcy filing of our tenants or any guarantor of a tenant’s lease obligations would result in a stay of all efforts by us to collect pre-bankruptcy debts from these entities or their assets, unless we receive an enabling order from the bankruptcy court. Post-bankruptcy debts would be required to be paid currently. If a lease is assumed by the tenant, all pre-bankruptcy balances owing under it must be paid in full. If a lease is rejected by a tenant in bankruptcy, we would only have a general unsecured claim for damages. If a lease is rejected, it is unlikely we would receive any payments from the tenant because our claim is capped at the rent reserved under the lease, without acceleration, for the greater of one year or 15% of the remaining term of the lease, but not greater than three years, plus rent already due but unpaid as of the date of the bankruptcy filing (post-bankruptcy rent would be payable in full). This claim could be paid only if funds were available, and then only in the same percentage as that realized on other unsecured claims.

A tenant or lease guarantor bankruptcy could delay efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. A tenant or lease guarantor bankruptcy could cause a decrease or cessation of rental payments that would mean a reduction in our cash flow and the amount available for dividends and other distributions to our stockholders. In the event of a bankruptcy, there is no assurance that the debtor in possession or the bankruptcy trustee will assume the lease.

A sale-leaseback transaction may be recharacterized in a tenant’s bankruptcy proceeding.

We may enter into sale-leaseback transactions, where we purchase a property and then lease the same property back to the seller, who becomes our tenant as part of the transaction. In the event of the bankruptcy of a tenant, a transaction structured as a sale-leaseback may be recharacterized as either a financing or a joint venture, and either type of recharacterization could adversely affect our business. If the sale-leaseback were recharacterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the tenant for the amounts owed under the lease. The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance. If this plan were confirmed by the bankruptcy court, we would be bound by the new terms. If the sale-leaseback were recharacterized as a joint venture, our lessee and we could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee relating to the property. Either of these outcomes could adversely affect our cash flow.

Our results of operations have been, and may continue to be, adversely impacted by our inability to collect rent from tenants.

Tenants at certain properties in our triple-net leased healthcare facilities segment have been in default under their leases to us, and our results of operations have been adversely impacted by our inability to collect rent from these tenants. There can be no assurance that we will be able to collect rent from these or other tenants in the future. Further, we incurred $2.7 million of bad debt expense, including straight-line rent write-offs, related to tenants in default under their leases to us during the year ended December 31, 2020. These amounts primarily relate to former tenants at two of our properties in Florida (collectively the “NuVista Tenant” and the “LaSalle Tenant”).

Further, even if we replace tenants in default to us in a manner that will allow us to transition the properties leased to those tenants to our SHOP segment, there can be no assurance this strategy will be successful and we may be more exposed to changes in property operating expenses. There also can be no assurance that we will be able to replace these tenants on a timely basis, or at all, and our results of operations may therefore continue to be adversely impacted by bad debt expenses related to our inability to collect rent from defaulting tenants. Transitions will also increase our exposure to risks associated with operating in this structure.

Our tenants or operators that experience deteriorating financial conditions as a result of the outbreak of COVID-19 have been, or may, in the future be, unwilling or unable to pay us in full or on a timely basis due to bankruptcy, lack of liquidity, lack of funding, operational failures, or for other reasons. There is no assurance we will continue to collect at the current rates. The impact of the COVID-19 pandemic on our tenants and operators and thus our ability to collect rents in future periods cannot be determined as present and the amount of cash rent collected during 2020 may not be indicative of any future period. In addition, there is no assurance that we will be able to collect the cash rent that is due in the future months including the deferred 2020 rent amounts due in 2021 under the deferral agreements we have entered into with our tenants.

Our operating results are affected by economic and regulatory changes that have an adverse impact on the real estate market.

Our operating results and the value of our properties are subject to risks, including:

•	changes in national and market-specific economic conditions;

•	changes in supply of or demand for competing properties in the relevant market area;

•	changes in interest rates and availability of financing on favorable terms;

•	changes in tax, real estate, environmental and zoning laws;

•	periods of high interest rates and tight money supply; and

•	the possibility that one or more of our tenants will not pay their rental obligations

Properties may have vacancies for a significant period of time.

A property may have vacancies either due to the continued default of tenants under their leases or the expiration of leases. If vacancies continue for a long period of time, our revenues and net income will be adversely impacted. In addition, the value of a property depends principally upon the value of the cash flow generated by the properties. Prolonged vacancies reduce our cash flow.

We obtain only limited warranties when we purchase a property and therefore have only limited recourse if our due diligence did not identify any issues that lower the value of our property.

We have acquired and may continue to acquire properties in “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of properties with limited warranties increases the risk that we may lose some or all our invested capital in the property as well as the loss of rental income from that property if a situation or loss occurs after the fact for which we have limited or no remedy.

Our properties and tenants may be unable to compete successfully.

The properties we have acquired and will acquire may face competition from nearby hospitals, senior housing properties and other medical office buildings and medical facilities that provide comparable services. Some of those competing facilities are owned by governmental agencies and supported by tax revenues, and others are owned by nonprofit corporations and may be supported to a large extent by endowments and charitable contributions. These types of support are not available to our properties. Similarly, our tenants face competition from other medical practices in nearby hospitals and other medical facilities. Additionally, the introduction and explosion of new stakeholders competing with traditional providers in the healthcare market, including companies such as telemedicine, telehealth and mhealth, are disrupting the healthcare industry. Our tenants’ failure to compete successfully with these other practices and providers could adversely affect their ability to make rental payments, which could adversely affect our rental revenues.

Further, from time to time and for reasons beyond our control, referral sources, including physicians and managed care organizations, may change their lists of hospitals or physicians to which they refer patients. This could adversely affect the ability of our tenants to make rental payments.

We may be unable to secure funds for future tenant improvements or capital needs.

To attract new replacement tenants, or in some cases to secure renewal of a lease, we may expend substantial funds for tenant improvements and refurbishments. In addition, we are typically responsible for any major structural repairs, such as repairs to the foundation, exterior walls and rooftops, even if our leases with tenants may require tenants to pay routine property maintenance costs. If we need additional capital in the future to improve or maintain our properties or for any other reason, we may have to obtain financing from sources beyond our cash flow from operations, such as borrowings, property sales or future equity offerings to fund these capital requirements. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, we may not be able to lease or re-lease space on attractive terms, if at all.

We have acquired or financed, and may continue to acquire or finance, properties with lock-out provisions which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.

Lock-out provisions, such as the provisions contained in certain mortgage loans we have entered into, could materially restrict our ability to sell or otherwise dispose of properties or refinance indebtedness, including by requiring the payment of a yield maintenance premium in connection with the required prepayment of principal upon a sale, disposition, or refinancing. Lock-out provisions may also prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness with respect to such properties. Lock-out provisions could also impair our ability to take other actions during the lock-out period that may otherwise be in the best interests of our stockholders. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control.

Rising expenses could reduce cash flow.

The properties that we own or may acquire are subject to operating risks, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, we could be required to expend funds with respect to that property for operating expenses. Properties may be subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses. We may not be able to negotiate leases on a triple-net basis or on a basis requiring the tenants to pay all or some of such expenses, in which event we may have to pay those costs. If we are unable to lease properties on a triple-net basis or on a basis requiring the tenants to pay all or some of such expenses, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs.

Damage from catastrophic weather and other natural events and climate change could result in losses to us.

Certain of our properties are located in areas that may experience catastrophic weather and other natural events from time to time, including hurricanes or other severe weather, flooding, fires, snow or ice storms, windstorms or, earthquakes. These adverse weather and natural events could cause substantial damages or losses to our properties which could exceed our insurance coverage. In the event of a loss in excess of insured limits, we could lose our capital invested in the affected property, as well as anticipated future revenue from that property. We could also continue to be obligated to repay any mortgage indebtedness or other obligations related to the property.

To the extent that significant changes in the climate occur, we may experience extreme weather and changes in precipitation and temperature and rising sea levels, all of which may result in physical damage to or a decrease in demand for properties located in these areas or affected by these conditions. The impact of climate change may be material in nature, including destruction of our properties, or occur for lengthy periods of time.

In addition, changes in federal and state legislation and regulation on climate change could result in increased capital expenditures to improve the energy efficiency of our existing properties or to protect them from the consequence of climate change.

We may suffer uninsured losses relating to real property or have to pay expensive premiums for insurance coverage.

Our general liability coverage, property insurance coverage and umbrella liability coverage on all our properties may not be adequate to insure against liability claims and provide for the costs of defense. Similarly, we may not have adequate coverage against the risk of direct physical damage or to reimburse us on a replacement cost basis for costs incurred to repair or rebuild each property. Moreover, there are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with such catastrophic events could sharply increase the premiums we pay for coverage against property and casualty claims.

This risk is particularly relevant with respect to potential acts of terrorism. The Terrorism Risk Insurance Act of 2002 (the “TRIA”), under which the U.S. federal government bears a significant portion of insured losses caused by terrorism, will expire on December 31, 2027, and there can be no assurance that Congress will act to renew or replace the TRIA following its expiration. In the event that the TRIA is not renewed or replaced, terrorism insurance may become difficult or impossible to obtain at reasonable costs or at all, which may result in adverse impacts and additional costs to us.

Changes in the cost or availability of insurance due to the non-renewal of the TRIA or for other reasons could expose us to uninsured casualty losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any uninsured loss. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in less cash flow.

Additionally, mortgage lenders insist in some cases that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Accordingly, to the extent terrorism risk insurance policies are not available at reasonable costs, if at all, our ability to finance or refinance indebtedness secured by our properties could be impaired. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate, or any, coverage for the losses.

Terrorist attacks and other acts of violence, civilian unrest or war may affect the markets in which we operate our business and our profitability.

We own properties in densely populated areas that are susceptible to terrorist attack. Because our properties are generally open to the public, they are exposed to a number of incidents that may take place within their premises and that are beyond our control or ability to prevent, which may harm our tenants, operators or visitors. If an act of terror, a mass shooting or other violence were to occur, we may lose tenants or be forced to close one or more of our properties for some time. If any of these incidents were to occur, the relevant property could face material damage to its image and the revenue generated therefrom. In addition, we may be exposed to civil liability and be required to indemnify the victims, and our insurance premiums could rise, any of which could adversely affect us.

In addition, any kind of terrorist activity or violent criminal acts, including terrorist acts against public institutions or buildings or modes of public transportation (including airlines, trains or buses) could have a negative effect on our business and the value of our properties. More generally, any terrorist attack, other act of violence or war, including armed conflicts, could result in increased volatility in, or damage to, the worldwide financial markets and economy, including demand for properties and availability of financing. Increased economic volatility could adversely affect our tenants’ abilities to conduct their operations profitably or our ability to borrow money or issue capital stock at acceptable prices.

Real estate-related taxes may increase and these increases may not be passed on to tenants.

From time to time our property taxes increase as property values or assessment rates change or for other reasons. An increase in the assessed valuation of a property for real estate tax purposes will result in an increase in the related real estate taxes on that property. There is no assurance that leases will be negotiated on a basis that passes such taxes on to the tenant.

Properties may be subject to restrictions on their use that affect our ability to operate a property.

Some of our properties are contiguous to other parcels of real property, comprising part of the same commercial center. In connection with such properties, there are significant covenants, conditions and restrictions restricting the operation of such properties and any improvements on such properties, and related to granting easements on such properties. Moreover, the operation and management of the contiguous properties may impact such properties. Compliance with covenants, conditions and restrictions may adversely affect our operating costs and reduce the amount of cash flow that we generate.

Our operating results may be negatively affected by potential development and construction delays and resultant increased costs and risks.

We have acquired and developed, and may in the future acquire and develop, properties upon which we will construct improvements. In connection with our development activities, we are subject to uncertainties associated with re-zoning for development, environmental concerns of governmental entities or community groups and our builder or partner’s ability to build in conformity with plans, specifications, budgeted costs, and timetables. Performance also may be affected or delayed by conditions beyond our control. For example, we experienced substantial delays and incurred significant additional costs associated with our development property in Jupiter, Florida and would be exposed to the risks in connection with any other properties we develop. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. If a builder or development partner fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance, but there can be no assurance any legal action would be successful. These and other factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and our return on our investment could suffer.

We compete with third parties in acquiring properties and other investments and attracting credit worthy tenants.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, private investment funds, bank and insurance company investment accounts, other REITs, real estate limited partnerships, and other entities engaged in real estate investment activities, many of which have greater resources than we do. These entities may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Increased demand for assets will likely increase acquisition prices.

We also compete with other comparable properties for tenants, which impacts our ability to rent space and the amount of rent charged. We could be adversely affected if additional competitive properties are built in locations near our properties, causing increased competition for creditworthy tenants. This could result in decreased cash flow from our properties and may require us to make capital improvements to properties that we would not have otherwise made, further impacting property cash flows.

Discovery of previously undetected environmentally hazardous conditions may adversely affect our operating results.

We are subject to various federal, state and local laws and regulations that (a) regulate certain activities and operations that may have environmental or health and safety effects, such as the management, generation, release or disposal of regulated materials, substances or wastes, (b) impose liability for the costs of cleaning up, and damages to natural resources from, past spills, waste disposals on and off-site, or other releases of hazardous materials or regulated substances, and (c) regulate workplace safety. Compliance with these laws and regulations could increase our operational costs. Violation of these laws may subject us to significant fines, penalties or disposal costs, which could negatively impact our results of operations, financial position and cash flows. Under various federal, state and local environmental laws (including those of foreign jurisdictions), a current or previous owner or operator of currently or formerly owned, leased or operated real property may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. The costs of removing or remediating could be substantial. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Certain environmental laws and common law principles could be used to impose liability for release of, and exposure to, hazardous substances, including asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. In addition, when excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing, as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property or development project. Accordingly, we may incur significant costs to defend against claims of liability, to comply with environmental regulatory requirements, to remediate any contaminated property, or to pay personal injury claims.

Moreover, environmental laws also may impose liens on property or other restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us or our Property Manager and its assignees from operating such properties. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations or the discovery of currently unknown conditions or non-compliances may impose material liability under environmental laws.

If we sell properties by providing financing to purchasers, defaults by the purchasers would adversely affect our cash flows.

In some instances, we may sell our properties by providing financing to purchasers. If we do so, we will bear the risk that the purchaser may default on its debt, requiring us to seek remedies, a process which may be time-consuming and costly. Further, the borrower may have defenses that could limit or eliminate our remedies. In addition, even in the absence of a purchaser default, the distribution of the proceeds of sales to our stockholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon the sale are actually paid, sold, refinanced or otherwise disposed of. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years.

We assume additional operational risks and are subject to additional regulation and liability because we depend on eligible independent contractors to manage some of our facilities.

In our SHOP segment, we invest in SHOPs using the RIDEA structure which permits REITs such as us to lease certain types of healthcare facilities that we own or partially own to a TRS, provided that our TRS hires an independent qualifying management company to operate the facility. Under this structure, the independent qualifying management company, which we also refer to as an operator, receives a management fee from our TRS for operating the facility as an independent contractor. As the owner of the facility, we assume most of the operational risk because we lease our facility to our own partially- or wholly-owned subsidiary rather than a third-party operator. We are therefore responsible for any operating deficits incurred by the facility. As of December 31, 2020, we had seven eligible independent contractors operating 59 SHOPs (not including two land parcels). Some of these properties were recently transitioned from our triple-net leased facilities segment to our SHOP segment. We may in the future, transition other triple-net leased facilities, which may or may not be experiencing declining performance, to third-party managed facilities under this structure, in connection with which they would also transition from our triple-net leased healthcare facilities segment to our SHOP segment. There can be no assurance these transitions will improve performance of the properties, and they will also increase our exposure to risks associated with operating in this structure.

The income we generate from SHOPs is subject to a number of operational risks including fluctuations in occupancy levels and resident fee levels, increases in the cost of food, materials, energy, labor (as a result of unionization or otherwise) or other services, rent control regulations, national and regional economic conditions, the imposition of new or increased taxes, capital expenditure requirements, professional and general liability claims, and the availability and cost of professional and general liability insurance. As noted herein, we have experienced declines in occupancy at our SHOPs during 2020 that may continue in 2021. Although we have various rights as the property owner under our management agreements, we rely on the personnel, expertise, technical resources and information systems, proprietary information, good faith and judgment of our operators to set appropriate resident fees, provide accurate property-level financial results for our properties in a timely manner and to otherwise operate our SHOPs in compliance with the terms of our management agreements and all applicable laws and regulations. We also depend on our operators to attract and retain skilled management personnel who are responsible for the day-to-day operations of our SHOPs. A shortage of nurses or other trained personnel or general inflationary pressures may force the operator to enhance pay and benefit packages to compete effectively for personnel, but it may not be able to offset these added costs by increasing the rates charged to residents. Any increase in labor costs and other property operating expenses, any failure to attract and retain qualified personnel, or significant changes in the operator’s senior management or equity ownership could adversely affect the income we receive from our SHOPs.

The operator, which is our TRS when we use this type of lease structure, of a healthcare facility is generally required to be the holder of the applicable healthcare license. Any delay in obtaining the license, or failure to obtain one at all, could result in a delay or an inability to collect a significant portion of our revenue on the applicable property. Furthermore, this licensing requirement subjects us (through our ownership interest in our TRS) to various regulatory laws, including those described herein. Most states regulate and inspect healthcare facility operations, patient care, construction and the safety of the physical environment. If one or more of our healthcare real estate facilities fails to comply with applicable laws, our TRS, if it holds the healthcare license and is the entity enrolled in government health care programs, would be subject to penalties including loss or suspension of license, certification or accreditation, exclusion from government healthcare programs (i.e., Medicare, Medicaid), administrative sanctions, civil monetary penalties, and in certain instances, criminal penalties. Additionally, when we receive individually identifiable health information relating to residents of our TRS-operated healthcare facilities, we are subject to federal and state data privacy and confidentiality laws and rules, and could be subject to liability in the event of an audit, complaint, or data breach. Furthermore, to the extent our TRS holds the healthcare license, it could have exposure to professional liability claims arising out of an alleged breach of the applicable standard of care rules.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on the financial condition of co-venturers and disputes between us and our co-venturers.

We have made investments in certain assets through joint ventures and may continue to enter into joint ventures, partnerships and other co-ownership arrangements (including preferred equity investments) in the future. In such event, we may not be in a position to exercise sole decision-making authority regarding the joint venture. Investments in joint ventures may, under certain circumstances, involve risks not present were a third-party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their required capital contributions. Co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. These investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the co-venturer would have full control over the joint venture. Disputes between us and co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers or directors from focusing their time and effort on our business. Consequently, actions by or disputes with co-venturers might result in subjecting properties owned by the joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our co-venturers.

We may incur costs associated with complying with the Americans with Disabilities Act.

Our properties are subject to the Americans with Disabilities Act of 1990 (the “Disabilities Act”). Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services, including restaurants and retail stores, be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties, or, in some cases, an award of damages. A determination that our properties do not comply with the Disabilities Act could result in liability for both governmental fines and damages. If we are required to make unanticipated major modifications to any of our properties to comply with the Disabilities Act which are determined not to be the responsibility of our tenants, we could incur unanticipated expenses that could have an adverse impact upon our cash flow.

Net leases may not result in fair market lease rates over time.

Some of our rental income is generated by net leases, which generally provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to freely sublease the property, to make alterations in the leased premises and to terminate the lease prior to its expiration under specified circumstances. Furthermore, net leases typically have longer lease terms and, thus, there is an increased risk that contractual rental increases in future years will fail to result in fair market rental rates during those years. Moreover, inflation could erode the value of long-term leases that do not contain indexed escalation provisions.

We may be unable to renew leases or re-lease space as leases expire.

We may be unable to renew expiring leases on terms and conditions that are as, or more, favorable as the terms and conditions of the expiring leases. In addition, vacancies may occur at one or more of our properties due to a default by a tenant on its lease or expiration of a lease. Healthcare facilities in general and MOBs in particular tend to be specifically suited for the particular needs of their tenants and major renovations and expenditures may be required in order for us to re-lease vacant space. Vacancies may reduce the value of a property as a result of reduced cash flow generated by the property.

Our properties have been and may continue to be subject to impairment charges.

We periodically evaluate our real estate investments for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, tenant performance and legal structure. For example, the early termination of, or default under, a lease by a major tenant may lead to an impairment charge. If we determine that an impairment has occurred, we would be required to make a downward adjustment to the net carrying value of the property. Impairment charges also indicate a potential permanent adverse change in the fundamental operating characteristics of the impaired property. There is no assurance that these adverse changes will be reversed in the future and the decline in the impaired property’s value could be permanent. We have incurred impairment charges, which have an immediate direct impact on our earnings, including $36.4 million, during the year ended December 31, 2020. There can be no assurance that we will not take additional charges in the future. Any future impairment could have a material adverse effect on our results in the period in which the charge is taken.

Our real estate investments are relatively illiquid, and therefore we may not be able to dispose of properties when we desire to do so or on favorable terms.

Investments in real properties are relatively illiquid. We may not be able to quickly alter our portfolio or generate capital by selling properties. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. If we need or desire to sell a property or properties, we cannot predict whether we will be able to do so at a price or on the terms and conditions acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. Further, we may be required to invest monies to correct defects or to make improvements before a property can be sold. We can make no assurance that we will have funds available to correct these defects or to make these improvements. Moreover, in acquiring a property or incurring debt securing a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These types of provisions restrict our ability to sell a property.

In addition, applicable provisions of the Code impose restrictions on the ability of a REIT to dispose of properties that are not applicable to other types of real estate companies. Thus, we may be unable to realize our investment objectives by selling or otherwise disposing of a property, or refinancing debt secured by the property, at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy.

Risks Related to the Healthcare Industry

Our real estate investments are concentrated in healthcare-related facilities, and we may be negatively impacted by adverse trends in the healthcare industry.

We own and seek to acquire a diversified portfolio of healthcare-related assets including MOBs, SHOPs and other healthcare-related facilities. We are subject to risks inherent in concentrating investments in real estate and, in particular, healthcare-related assets. A downturn in the commercial real estate industry generally could significantly adversely affect the value of our properties. A downturn in the healthcare industry could particularly negatively affect our lessees’ ability to make lease payments to us and our ability to pay dividends and other distributions to our stockholders. These adverse effects could be more pronounced than if we diversified our investments outside of real estate or if our portfolio did not include a concentration in healthcare-related assets.

Furthermore, the healthcare industry currently is experiencing rapid regulatory changes and uncertainty; changes in the demand for and methods of delivering healthcare services; changes in third-party reimbursement policies; significant unused capacity in certain areas, which has created substantial competition for patients among healthcare providers in those areas; expansion of insurance providers into patient care; continuing pressure by private and governmental payors to reduce payments to providers of services; and increased scrutiny of billing, referral and other practices by federal and state authorities. These factors may adversely affect the economic performance of some or all of our tenants and, in turn, our revenues and cash flows.

Certain of our properties may not have efficient alternative uses, so the loss of a tenant may cause us to not be able to find a replacement or cause us to spend considerable capital to adapt the property to an alternative use.

Some of our properties and the properties we will seek to acquire are healthcare-related assets that may only be suitable for similar healthcare-related tenants. If we or our tenants terminate the leases for these properties or our tenants lose their regulatory authority to operate such properties, we may not be able to locate suitable replacement tenants to lease the properties for their specialized uses. Alternatively, we may be required to spend substantial amounts to adapt the properties to other uses.

The healthcare industry is heavily regulated, and new laws or regulations, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could result in the inability of our tenants to make rent payments to us.

The healthcare industry is heavily regulated by federal, state and local governmental bodies. Our tenants generally are subject to laws and regulations covering, among other things, licensure, certification for participation in government programs, relationships with physicians and other referral sources, and the privacy and security of patient health information. Changes in these laws and regulations could negatively affect the ability of our tenants to make lease payments to us. In some states, healthcare facilities are subject to various state CON laws requiring governmental approval prior to the development or expansion of healthcare facilities and services. The approval process in these states generally requires a facility to demonstrate the need for additional or expanded healthcare facilities or services. CONs, where applicable, can also be conditions to regulatory approval of changes in ownership or control of licensed facilities, addition of beds, investment in major capital equipment, introduction of new services, termination of services previously approved through the CON process and other control or operational changes. Many of our medical facilities and their tenants may require a license or CON to operate. Failure to obtain a license or CON, or loss of a required license or CON, would prevent a facility from operating in the manner intended by the tenant and may restrict an operator’s ability to expand properties and grow the operator’s business in certain circumstances, which could have an adverse effect on the operator’s or tenant’s revenues, and in turn, negatively impact their ability to make rental payments under, and otherwise comply with the terms of their leases with us. State CON laws are not uniform throughout the United States and are subject to change. We cannot predict the impact of state CON laws on our improvement of medical facilities or the operations of our tenants. In addition, state CON laws often materially impact the ability of competitors to enter into the marketplace of our facilities. The repeal of CON laws could allow competitors to freely operate in previously closed markets. This could negatively affect the ability of our tenants’ to make rental payments to us. In limited circumstances, loss of state licensure or certification or closure of a facility could ultimately result in loss of authority to operate the facility and require new CON authorization to re-institute operations.

Furthermore, uncertainty surrounding the implementation of the Affordable Care Act may adversely affect our operators. As the primary vehicle for comprehensive healthcare reform in the United States, the Affordable Care Act was designed to reduce the number of individuals in the United States without health insurance and change the ways in which healthcare is organized, delivered and reimbursed. The Affordable Care Act has faced ongoing legal challenges, including litigation seeking to invalidate some or all of the law or the manner in which it has been interpreted. The legal challenges and legislative initiatives to roll back the Affordable Care Act continues and the outcomes are uncertain. On March 2, 2020, the Supreme Court granted a petition of certiorari and heard arguments in November 2020. If an injunction or a final judgment is made which declares the Affordable Care Act unconstitutional, states may not have to comply with its requirements, which could impact health insurance coverage for individuals. The regulatory uncertainty and the potential impact on our tenants and operators could have an adverse material effect on their ability to satisfy their contractual obligations. Further, we are unable to predict the scope of future federal, state and local regulations and legislation, including Medicare and Medicaid statutes and regulations or judicial decisions, or the intensity of enforcement efforts with respect to such regulations and legislation, and any changes in the regulatory or judicial framework may have a material adverse effect on our tenants, which, in turn, could have a material adverse effect on us.

The expansion in health insurance coverage under the Affordable Care Act is likely going to continue to erode in 2020 as cuts in advertising and outreach during the marketplace open-enrollment periods, shorter open enrollment periods, and other changes have left many Americans uncertain about their ability to access and be eligible for coverage. Additionally, the repeal of the individual mandate penalty included in the TCJA, recent actions to increase the availability of insurance policies that do not include Affordable Care Act minimum benefit standards, and support for Medicaid work requirements will likely impact the market. Accordingly, current and future payments under federal and state healthcare programs may not be sufficient to sustain a facility’s operations, which could adversely affect its ability to satisfy its contractual obligations, including making rental payments under, and otherwise complying with the terms of, the facility’s leases and other agreements with us.

The Affordable Care Act includes program integrity provisions that both create new authorities and expand existing authorities for federal and state governments to address fraud, waste and abuse in federal health programs. In addition, the Affordable Care Act expands reporting requirements and responsibilities related to facility ownership and management, patient safety and care quality. In the ordinary course of their businesses, our operators may be regularly subjected to inquiries, investigations and audits by federal and state agencies that oversee these laws and regulations. If they do not comply with the additional reporting requirements and responsibilities, the ability of our operators’ to participate in federal health programs may be adversely affected. Moreover, there may be other aspects of the comprehensive healthcare reform legislation for which regulations have not yet been adopted, which, depending on how they are implemented, could materially and adversely affect our operators.

The Affordable Care Act also requires the reporting and return of overpayments. Healthcare providers that fail to report and return an overpayment could face potential liability under the FCA and the CMPL and exclusion from federal healthcare programs. Accordingly, if our operators fail to comply with the Affordable Care Act’s requirements, they may be subject to significant monetary penalties and excluded from participation in Medicare and Medicaid, which could materially and adversely affect their ability to pay rent and satisfy other financial obligations to us.

Reductions or changes in reimbursement from third-party payors, including Medicare and Medicaid, or delays in receiving these reimbursements, could adversely affect the profitability of our tenants and hinder their ability to make rent payments to us.

Our tenants may receive payments from the federal Medicare program, state Medicaid programs, private insurance carriers and health maintenance organizations, among others. Efforts by such payors to reduce healthcare costs have intensified in recent years and will likely continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of our tenants. The Medicare and Medicaid programs have adopted a variety of initiatives which have been incorporated and expanded by private insurance carriers, including health maintenance organizations and other health plans, to extract greater discounts and impose more stringent cost controls upon healthcare provider operations. Examples include, but are not limited to, changes in reimbursement rates and methodologies, such as bundled payments, capitation payments and discounted fee structures. As a result, our tenants and operators may face significant limits on the reimbursed and on reimbursement rates and fees. All of these changes could impact the ability our operators and tenants’ ability to pay rent or other obligations to us. In addition, operators and tenants in certain states have experienced delays; some of which are, have been, and may be late in receiving reimbursements, which have adversely affected their ability to make rent payments to us.Further, failure of any of our operators or tenants to comply with various laws and regulations could jeopardize their ability to continue participating in Medicare, Medicaid and other government-sponsored payment programs.

The healthcare industry continues to face various challenges, including increased government and private payor pressure on healthcare providers to control or reduce costs. Coverage expansions under the Affordable Care Act through the Medicaid expansion and health insurance exchanges may be scaled back or eliminated in the future due to ongoing legal challenges and the future status of the Affordable Care Act is unknown. We cannot ensure that of our operators or tenants who currently depend on governmental or private payer reimbursement will be adequately reimbursed for the services they provide.

Any slowdown in the United States economy can negatively affect state budgets, thereby putting pressure on states to decrease spending on state programs including Medicaid. The need to control Medicaid expenditures may be exacerbated by the potential for increased enrollment in state Medicaid programs due to unemployment and declines in family incomes. Historically, some states have attempted to reduce Medicaid spending by limiting benefits and tightening Medicaid eligibility requirements. Potential reductions to Medicaid program spending in response to state budgetary pressures could negatively impact the ability of our tenants and operators to successfully operate their businesses.

Our tenants and operators may continue to experience a shift in payor mix away from fee-for-service payors, resulting in an increase in the percentage of revenues attributable to managed care payors, and general industry trends that include pressures to control healthcare costs. In addition, some of our tenants may be subject to value-based purchasing programs, which base reimbursement on the quality and efficiency of care provided by facilities and require the public reporting of quality data and preventable adverse events to receive full reimbursement. Pressures to control healthcare costs and a shift away from traditional health insurance reimbursement to managed care plans have resulted in an increase in the number of patients whose healthcare coverage is provided under managed care plans, such as health maintenance organizations and preferred provider organizations. Medicare Access and CHIP Reauthorization Act (“MACRA”) has also established a new payment framework, which modified certain Medicare payments to eligible clinicians, representing a fundamental change to physician reimbursement. These changes could have a material adverse effect on the financial condition of some or all of our tenants in our properties. The financial impact on our tenants and operators could restrict their ability to make rent payments to us.

Required regulatory approvals can delay or prohibit transfers of our healthcare facilities.

Transfers of healthcare facilities to successor tenants or operators are typically subject to regulatory approvals or ratifications, including, but not limited to, change of ownership approvals, zoning approvals, and Medicare and Medicaid provider arrangements that are either not required, or enjoy reduced requirements, in connection with transfers of other types of commercial operations and other types of real estate. The replacement of any tenant or operator could be delayed by the regulatory approval process of any federal, state or local government agency necessary for the transfer of the facility or the replacement of the operator licensed to manage the facility. If we are unable to find a suitable replacement tenant or operator upon favorable terms, or at all, we may take possession of a facility, which could expose us to successor liability, require us to indemnify subsequent operators to whom we transfer the operating rights and licenses, or require us to spend substantial time and funds to preserve the value of the property and adapt the facility to other use. Furthermore, transitioning to a new tenant or operator could cause disruptions at the operations of the properties and, if there is a delay in the new tenant or operator obtaining its Medicare license, delays in our ability to receive reimbursements from Medicare.

A reduction in Medicare payment rates for skilled nursing facilities may have an adverse effect on the Medicare reimbursements received by certain of our tenants.

Several government initiatives have resulted in reductions in funding of the Medicare and Medicaid programs and additional changes in reimbursement regulations by the Centers for Medicare & Medicaid Services (“CMS”), contributing to enhanced pressure to contain healthcare costs and additional operational requirements, which has impacted the ability of our tenants’ and operators’ ability to make rent payments to us. The Medicare and Medicaid programs have adopted a variety of initiatives which have been incorporated and expanded by private insurance carriers, including health maintenance organizations and other health plans, to extract greater discounts and impose more stringent cost controls upon healthcare provider operations. As a result, our tenants and operators may face reductions in reimbursement rates and fees. Operators in certain states have experienced delays in receiving reimbursements, which has adversely affected their ability to make rent payments to us. Similar delays, or reductions in reimbursements, may continue to impose financial and operational challenges for our tenants and operators, which may affect their ability to make contractual payments to us.

There have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. We may own and acquire skilled nursing facility assets that rely on revenue from Medicaid or Medicare. Our tenants have and may experience limited increases or reductions in Medicare payments and aspects of certain of these government initiatives, such as further reductions in funding of the Medicare and Medicaid programs, additional changes in reimbursement regulations by CMS, enhanced pressure to contain healthcare costs by Medicare, Medicaid and other payors, and additional operational requirements may adversely affect their ability to make rental payments. For example, CMS is focused on reducing what it considers to be payment errors by identifying, reporting, and implementing actions to reduce payment error vulnerabilities.

In addition, CMS is currently in the midst of transitioning Medicare from traditional fee for service reimbursement models to a capitated system, which means medical providers are given a set fee per patient regardless of treatment required, and value-based and bundled payment approaches, where the government pays a set amount for each beneficiary for a defined period of time, based on that person’s underlying medical needs, rather than based on the actual services provided. Providers and facilities are increasing responsible to care for and be financially responsible for certain populations of patients under the population health models and this shift in patient management paradigm is creating and will continue to create unprecedented challenges for providers and impact their ability to pay rent to us.

Certain of our facilities may be subject to pre- and post-payment reviews and audits by governmental authorities, which could result in recoupments, denials or delay of payments and could adversely affect the profitability of our tenants.

Certain of our facilities may be subject to periodic pre- and post-payment reviews and audits by governmental authorities. If the review or audit shows a facility is not in compliance with federal and state requirements, previous payments to the facility may be recouped and future payments may be denied or delayed. Recoupments, denials or delay of payments could adversely affect the profitability of our tenants and hinder their ability to make rent payments to us.

Events that adversely affect the ability of seniors and their families to afford daily resident fees at our SHOPs could cause our occupancy rates and resident fee revenues to decline.

Assisted and independent living services generally are not reimbursable under government reimbursement programs, such as Medicare and Medicaid. Most of the resident fee revenues generated by our SHOPs, therefore, are derived from private pay sources consisting of the income or assets of residents or their family members. The rates for these residents are set by the facilities based on local market conditions and operating costs. In light of the significant expense associated with building new properties and staffing and other costs of providing services, typically only seniors with income or assets that meet or exceed the comparable region median can afford the daily resident and care fees at our SHOPs. A weak economy, depressed housing market or changes in demographics could adversely affect their continued ability to do so. If the operators of our SHOPs are unable to attract and retain seniors that have sufficient income, assets or other resources to pay the fees associated with assisted and independent living services, the occupancy rates, resident fee revenues and results of operations of our SHOPs could decline.

Residents in our SHOPs may terminate leases.

State regulations generally require assisted living communities to have a written lease agreement with each resident that permits the resident to terminate his or her lease for any reason on reasonable notice, unlike typical apartment lease agreements that have initial terms of one year or longer. Due to these lease termination rights and the advanced age of the residents, the resident turnover rate in our SHOPs may be difficult to predict. A large number of resident lease agreements may terminate at or around the same time, and the affected units may remain unoccupied.

Some tenants of our healthcare-related assets must comply with fraud and abuse laws, the violation of which by a tenant may jeopardize the tenant’s ability to make rent payments to us.

There are various federal and state laws prohibiting fraudulent and abusive business practices by healthcare providers who participate in, receive payments from or are in a position to make referrals in connection with government-sponsored healthcare programs, including the Medicare and Medicaid programs.

Our lease arrangements with certain tenants may also be subject to these fraud and abuse laws. These laws include the Federal Anti-Kickback Statute, which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, the referral of any item or service reimbursed by Medicare or Medicaid; the Federal Physician Self-Referral Prohibition (commonly referred to as the “Stark Law”), which, subject to specific exceptions, restricts physicians from making referrals for specifically designated health services for which payment may be made under Medicare or Medicaid programs to an entity with which the physician, or an immediate family member, has a financial relationship; the FCA, which prohibits any person from knowingly presenting false or fraudulent claims for payment to the federal government, including claims paid by the Medicare and Medicaid programs; and the CMPL, which authorizes the U.S. Department of Health and Human Services to impose monetary penalties for certain fraudulent acts.

Each of these laws includes substantial criminal or civil penalties for violations that range from punitive sanctions, damage assessments, penalties, imprisonment, denial of Medicare and Medicaid payments or exclusion from the Medicare and Medicaid programs. Certain laws, such as the FCA, allow for individuals to bring whistleblower actions on behalf of the government for violations thereof. Individuals have tremendous potential financial gain in bringing whistleblower claims as the FCA statute provides that the individual will receive a portion of the money recouped. Additionally, violations of the FCA can result in treble damages. Significant enforcement activity has been the result of actions brought by these individuals. Additionally, certain states in which the facilities are located also have similar fraud and abuse laws. Federal and state adoption and enforcement of such laws increase the regulatory burden and costs, and potential liability, of healthcare providers. Investigation by a federal or state governmental body for violation of fraud and abuse laws, and these state laws have their own penalties which may be in additional to federal penalties.

Investigation by a federal or state governmental body for violation of fraud and abuse laws or imposition of any of these penalties upon one of our tenants could jeopardize that tenant’s business, its reputation, and its ability to operate or to make rent payments. Increased funding for investigation and enforcement efforts, accompanied by an increased pressure to eliminate government waste, has led to a significant increase in the number of investigations and enforcement actions over the past several years, a trend which is not anticipated to decrease considerably.

Tenants of our healthcare-related assets may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to pay their rent payments to us.

As is typical in the healthcare industry, certain types of tenants of our healthcare-related assets may often become subject to claims that their services have resulted in patient injury or other adverse effects. The insurance coverage maintained by these tenants may not cover all claims made against them or continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims or litigation may not, in certain cases, be available to these tenants due to state law prohibitions or limitations of availability. As a result, these types of tenants operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits. Recently, there has been an increase in governmental investigations of certain healthcare providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Insurance may not available to cover such losses. Any adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could have a material adverse effect on a tenant’s financial condition. If a tenant is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if a tenant is required to pay uninsured punitive damages, or if a tenant is subject to an uninsurable government enforcement action, the tenant could be exposed to substantial additional liabilities, which may affect the tenant’s business, operations and ability to pay rent to us.

We may experience adverse effects as a result of potential financial and operational challenges faced by the operators of any seniors housing facilities and skilled nursing facilities we own or acquire.

Operators of any seniors housing facilities and skilled nursing facilities may face operational challenges from potentially reduced revenue streams and increased demands on their existing financial resources. The resources of our skilled nursing operators’ likely are primarily derived from governmentally funded reimbursement programs, such as Medicare and Medicaid. Accordingly, our facility operators are subject to the potential negative effects of decreased reimbursement rates or other changes in reimbursement policy or programs offered through such reimbursement programs. Their revenue may also be adversely affected as a result of falling occupancy rates or slow lease-ups for assisted and independent living facilities due to various factors, including the ongoing COVID-19 pandemic and its effects and turmoil in the capital debt and real estate markets. In addition, our facility operators may incur additional demands on their existing financial resources as a result of increases in seniors housing facility operator liability, insurance premiums and other operational expenses. The economic deterioration of an operator could cause such operator to file for bankruptcy protection. The bankruptcy or insolvency of an operator may adversely affect the income produced by the property or properties it operates.

The performance and economic condition of our operators may be negatively affected if they fail to comply with various complex federal and state laws that govern a wide array of referrals, relationships and licensure requirements in the senior healthcare industry. The violation of any of these laws or regulations by a seniors housing facility operator may result in the imposition of fines or other penalties that could jeopardize that operator’s ability to make payment obligations to us or to continue operating its facility. In addition, legislative proposals are commonly being introduced or proposed in federal and state legislatures that could affect major changes in the seniors housing sector, either nationally or at the state level. Any such legislation could materially impact our operators in an adverse fashion.

We may change our targeted investments without stockholder consent.

We have acquired and expect to continue to acquire a diversified portfolio of healthcare-related assets including MOBs, SHOPs and other healthcare-related facilities. However, the board may change our investment policies in its sole discretion. We may change our targeted investments and investment guidelines at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, initially anticipated by among other things, increasing our exposure to interest rate risk, default risk and real estate market fluctuations.

If we internalize our management functions, we would be required to pay a transition fee and would not have the right to retain our management or personnel.

We may engage in an internalization transaction and become self-managed in the future. If we internalize our management functions, under the terms of our advisory agreement we would be required to pay a transition fee to our Advisor upon termination of the advisory agreement in connection with an internalization that could be up to 4.5 times the compensation paid to our Advisor in the previous year, plus expenses. We also would not have any right to retain our executive officers or other personnel of our Advisor who currently manage our day-to-day operations. An inability to manage an internalization transaction effectively could thus result in our incurring excess costs and suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting. These deficiencies could cause us to incur additional costs, and our management’s attention could be diverted from most effectively managing our investments, which could result in litigation and resulting associated costs in connection with the internalization transaction.

We may terminate our advisory agreement in only limited circumstances, which may require payment of a termination fee.

We have limited rights to terminate our Advisor. The initial term of our advisory agreement expires on February 16, 2027, but is automatically renewed upon expiration for consecutive ten-year terms unless notice of termination is provided by either party 365 days in advance of the expiration of the term. Further, we may terminate the agreement only under limited circumstances. In the event of a termination in connection with a change in control of us, we would be required to pay a termination fee that could be up to four times the compensation paid to our Advisor in the previous year, plus expenses. The limited termination rights will make it difficult for us to renegotiate the terms of the advisory agreement or replace our Advisor even if the terms of the advisory agreement are no longer consistent with the terms generally available to externally-managed REITs for similar services.

Our business and operations could suffer if our Advisor or any other party that provides us with services essential to our operations experiences system failures or cyber incidents or a deficiency in cybersecurity.

The internal information technology networks and related systems of our Advisor and other parties that provide us with services essential to our operations (including our tenant operators and other third-party operators of our healthcare facilities) are vulnerable to damage from any number of sources, including computer viruses, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Any system failure or accident that causes interruptions in our operations could result in a material disruption to our business. We may also incur additional costs to remedy damages caused by these disruptions.

As reliance on technology has increased, so have the risks posed to those systems. Our Advisor and other parties that provide us with services essential to our operations must continuously monitor and develop their networks and information technology to prevent, detect, address and mitigate the risk of unauthorized access, misuse, computer viruses, and social engineering, such as phishing. Our Advisor is continuously working, including with the aid of third-party service providers, to install new, and to upgrade existing, network and information technology systems, to create processes for risk assessment, testing, prioritization, remediation, risk acceptance, and reporting, and to provide awareness training around phishing, malware and other cyber risks to ensure that our Advisor and other parties that provide us with services essential to our operations are protected against cyber risks and security breaches and that we are also therefore so protected. However, these upgrades, processes, new technology and training may not be sufficient to protect us from all risks. Even the most well protected information, networks, systems and facilities remain potentially vulnerable because the techniques and technologies used in attempted attacks and intrusions evolve and generally are not recognized until launched against a target. In some cases, attempted attacks and intrusions are designed not to be detected and, in fact, may not be detected.

The remediation costs and lost revenues experienced by a subject of an intentional cyberattack or other event which results in unauthorized third-party access to systems to disrupt operations, corrupt data or steal confidential information may be significant and significant resources may be required to repair system damage, protect against the threat of future security breaches or to alleviate problems, including reputational harm, loss of revenues and litigation, caused by any breaches. Additionally, any failure to adequately protect against unauthorized or unlawful processing of personal data, or to take appropriate action in cases of infringement may result in significant penalties under privacy law.

Furthermore, a security breach or other significant disruption involving the information technology networks and related systems of our Advisor or any other party that provides us with services essential to our operations could:

•	result in misstated financial reports, violations of loan covenants, missed reporting deadlines or missed permitting deadlines;

•	affect our ability to properly monitor our compliance with the rules and regulations regarding our qualification as a REIT;

•	result in the unauthorized access to, and destruction, loss, theft, misappropriation or release of, proprietary, confidential, sensitive or otherwise valuable information (including information about our tenant operators and other third-party operators of our healthcare facilities, as well as the patients or residents at those facilities), which others could use to compete against us or for disruptive, destructive or otherwise harmful purposes and outcomes;

•	result in our inability to maintain the building systems relied upon by our tenants for the efficient use of their leased space;

•	require significant management attention and resources to remedy any damages that result;

•	subject us to claims for breach of contract, damages, credits, penalties or termination of leases or other agreements; or

•	adversely impact our reputation among our tenants, operators and investors generally.

Although our Advisor and other parties that provide us with services essential to our operations intend to continue to implement industry-standard security measures, there can be no assurance that those measures will be sufficient, and any material adverse effect experienced by our Advisor and other parties that provide us with services essential to our operations could, in turn, have an adverse impact on us.

We depend on our Advisor and Property Manager to provide us with executive officers, key personnel and all services required for us to conduct our operations and our operating performance may be impacted by any adverse changes in the financial health or reputation of our Advisor.

We have no employees. Personnel and services that we require are provided to us under contracts with our Advisor and its affiliates including our Property Manager. We depend on our Advisor and our Property Manager to manage our operations and acquire and manage certain of our real estate assets. Our Advisor makes all decisions with respect to the management of our company, subject to the supervision of, and any guidelines established by, the board.

Thus, our success depends to a significant degree upon the contributions of our executive officers and other key personnel of our Advisor and its affiliates, including Edward M. Weil, Jr., our chief executive officer. In February 2021 Katie P. Kurtz, resigned as our chief financial officer, treasurer and secretary effective April 9, 2021 and our board of directors unanimously elected Jason Doyle as assistant secretary, effective immediately, and as chief financial officer and secretary, effective upon Ms. Kurtz’s resignation. Neither our Advisor nor any of its affiliates has an employment agreement with these key personnel and we cannot guarantee that all, or any particular one, of these individuals will remain employed by our Advisor or one of its affiliates and otherwise available to continue to perform services for us. Further, we do not maintain key person life insurance on any person. We believe that our success depends, in large part, upon the ability of our Advisor to hire, retain or contract for services of highly skilled managerial, operational and marketing personnel. Competition for skilled personnel is intense, and there can be no assurance that our Advisor will be successful in attracting and retaining skilled personnel. If our Advisor loses or is unable to obtain the services of key personnel, our Advisor’s ability to manage our business and implement our investment strategies could be delayed or hindered.

Any adverse changes in the financial condition or financial health of, or our relationship with, our Advisor or Property Manager, including any change resulting from an adverse outcome in any litigation could hinder their ability to successfully manage our operations and our portfolio of investments. Additionally, changes in ownership or management practices, the occurrence of adverse events affecting our Advisor or its affiliates or other companies advised by our Advisor or its affiliates could create adverse publicity and adversely affect us and our relationship with lenders, tenants, operators or counterparties.

We may in the future acquire or originate real estate debt or invest in real estate-related securities issued by real estate market participants, which would expose us to additional risks.

We may in the future acquire or originate first mortgage debt loans, mezzanine loans, preferred equity or securitized loans, CMBS, preferred equity and other higher-yielding structured debt and equity investments. Doing so would expose us not only to the risks and uncertainties we are currently exposed to through our direct investments in real estate but also to additional risks and uncertainties attendant to investing in and holding these types of investments, such as:

•	risk of defaults by borrowers in paying debt service on outstanding indebtedness and to other impairments of our loans and investments;

•	increased competition from entities engaged in mortgage lending and, or investing in our target assets;

•	deterioration in the performance of properties securing our investments may cause deterioration in the performance of our investments and, potentially, principal losses to us;

•	fluctuations in interest rates and credit spreads could reduce our ability to generate income on our loans and other investments;

•	difficulty in redeploying the proceeds from repayments of our existing loans and investments;

•	the illiquidity of certain of these investments;

•	lack of control over certain of our loans and investments;

•	the potential need to foreclose on certain of the loans we originate or acquire, which could result in losses;

•	additional risks, including the risks of the securitization process, posed by investments in CMBS and other similar structured finance investments, as well as those we structure, sponsor or arrange; use of leverage may create a mismatch with the duration and interest rate of the investments that we financing;

•	risks related to the operating performance or trading price volatility of any publicly-traded and private companies primarily engaged in real estate businesses we invest in; and

•	the need to structure, select and more closely monitor our investments such that we continue to maintain our qualification as a REIT and our exemption from registration under the Investment Company Act of 1940, as amended.

Risks Related to our Indebtedness

Our level of indebtedness may increase our business risks.

As of December 31, 2020, we had total outstanding indebtedness of $1.2 billion. We may incur additional indebtedness in the future for various purposes. The amount of our indebtedness could have material adverse consequences for us, including:

•	hindering our ability to adjust to changing market, industry or economic conditions;

•	limiting our ability to access the capital markets to raise additional equity or debt on favorable terms or at all, whether to refinance maturing debt, to fund acquisitions, to fund dividends and other distributions or for other corporate purposes;

•	limiting the amount of free cash flow available for future operations, acquisitions, dividends and other distributions, stock repurchases or other uses; and

•	making us more vulnerable to economic or industry downturns, including interest rate increases.

In most instances, we acquire real properties by using either existing financing or borrowing new funds. In addition, we may incur mortgage debt and pledge the underlying property as security for that debt to obtain funds to acquire additional real properties or for other corporate purposes. We may also borrow if we need funds to satisfy the REIT tax qualification requirement that we generally distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. We also may borrow if we otherwise deem it necessary or advisable to assure that we maintain our qualification as a REIT.

If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on that property, especially if we acquire the property when it is being developed or under construction, we may use additional borrowings to fund the shortfall. Using debt increases the risk of loss because defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default. For U.S. federal income tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. In this event, we may be unable to pay the amount of distributions required in order to maintain our REIT status. We may give full or partial guarantees to lenders of mortgage debt to the entities that own our properties. In those cases, we will be responsible to the lender for repaying the debt if it is not paid by the entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties.

Our Credit Facility contains various covenants that may restrict our ability to take certain actions and may restrict our ability to use our cash and make investments.

Our Credit Facility contains various covenants that may restrict our ability to take certain actions for example, may not pay distributions to holders of common stock in cash or any other cash distributions (including repurchases of shares of our common stock) on our common stock until no earlier than the fiscal quarter ending June 30, 2021. We may, however, pay dividends on the Series A Preferred Stock, or any other preferred stock we may issue and any cash distributions necessary to maintain our status as a REIT. The restrictions on paying cash distributions will no longer apply starting in the quarter in which we make an election and, as of the day prior to the commencement of the applicable quarter, we have a combination of cash, cash equivalents and availability for future borrowings under the Revolving Credit Facility totaling at least $100.0 million, giving effect to the aggregate amount of distributions projected to be paid by us during the applicable quarter and our ratio of consolidated total indebtedness to consolidated total asset value (expressed as a percentage) is less than 62.5%. There can be no assurance as to if, or when, we will be able to satisfy these conditions. Moreover, we will only be permitted to pay cash distributions if the aggregate distributions (as defined in the Credit Facility and including dividends on Series A Preferred Stock) for any period of four fiscal quarters do not exceed 95% of Modified FFO (as defined in the Credit Facility) for the same period based only on fiscal quarters after we make the election and begin paying distributions.

Covenants in the Credit Facility which restrict payment of distributions to a threshold based on Modified FFO, require maintenance of a minimum ratio of consolidated total indebtedness to consolidated total asset value and a minimum ratio of adjusted consolidated EBITDA to consolidated fixed charges did not apply for the fiscal quarter ended June 30, 2020. In addition, the lenders waived any defaults or event of defaults under those covenants that may have occurred during the fiscal quarter ended June 30, 2020 as well as any additional default or event of default resulting therefrom prior to August 10, 2020. There can be no assurance our lenders will consent to any amendments or waivers that may become necessary to comply with our Credit Facility in the future.

Covenants in our Credit Facility also require us to maintain a combination of cash, cash equivalents and availability for future borrowings under our Revolving Credit Facility totaling at least $50.0 million. As of December 31, 2020, we had $72.4 million of cash and cash equivalents, and $48.3 million was available for future borrowings under our Revolving Credit Facility. Following the amendment in August 2020, our Credit Facility also restricts our sources of liquidity. Pursuant to an amendment to our Credit Facility in August 2020, certain restrictions and conditions will no longer apply starting in a quarter in which we make an election and, as of the day prior to the commencement of the applicable quarter we have a combination of cash, cash equivalents and availability for future borrowings under the Revolving Credit Facility totaling at least $100.0 million, giving effect to the aggregate amount of distributions projected to be paid by us during the applicable quarter, and our ratio of consolidated total indebtedness to consolidated total asset value (expressed as a percentage) is less than 62.5% (the “Commencement Quarter”). Until the first day of the Commencement Quarter, we must use all of the net cash proceeds from any capital event (such as an asset sale, financing or equity issuance) to prepay amounts outstanding under the Revolving Credit Facility. We may reborrow any amounts so repaid if all relevant conditions are met, including sufficient availability for future borrowings. There can be no assurance these conditions will be met.

Even if we are ultimately able to reborrow amounts generated by capital events that are required to be used to prepay the Revolving Credit Facility, there still can be no assurance as to the additional amount we will be able to generate from capital events and therefore availability under our Credit Facility giving effect to any required prepayment. Unencumbered real estate investments, at cost as of December 31, 2020 was $231.5 million, although our recently completed development property in Jupiter, Florida - representing $53.2 million in real estate investments, at cost is currently subject to a PSA. There can be no assurance as to the amount of liquidity we would be able to generate from adding any of the unencumbered assets we own to the borrowing base of our Credit Facility or pledging them as security for a new mortgage loan. Two of our assets, our recently completed development property in Jupiter, Florida and our skilled nursing facility in Wellington, Florida are under PSA to be sold, for an aggregate contract purchase price of $98.0 million, but these dispositions are subject to conditions. Due to the persistence of the COVID-19 pandemic and other factors beyond our control, there can be no assurance that we will be able to meet these conditions and that these dispositions will be completed on their contemplated terms, or at all. With respect to the our skilled nursing facility in Wellington, Florida to be sold for $33.0 million, closing may not occur unless, among other conditions, certain occupancy and revenue levels have been maintained at each property for a period of time. In addition, any capital-raising transaction, to the extent we are able to access the debt or equity capital markets (which is not assured) could be on terms that would not be favorable to us or our stockholders, including high interest rates, in the case of debt, and substantial dilution, in the case of issuing equity or convertible debt securities. This includes any capital we may raise under our “Preferred Stock Equity Line” with B. Riley Principal Capital, LLC (“B. Riley”), pursuant to which we have right from time to time to sell up to an aggregate $15 million of shares of our Series A Preferred Stock to B. Riley until December 31, 2023, on the terms and subject to the conditions set forth in the purchase agreement for the Preferred Stock Equity Line. Our ability to require purchaser under the Preferred Stock Equity Line to purchase shares of our Series A Preferred Stock and obtain funds when requested is limited by the terms and conditions of the preferred stock purchase agreement. There is no guarantee that we will receive all or any portion of the $15.0 million that is available to us under the Preferred Stock Equity Line.

The availability for future borrowings under the Credit Facility is calculated using the adjusted net operating income of the real estate assets comprising the borrowing base, and availability has been, and may continue to be, adversely affected by the decreases income from our operators that have resulted from the effects of the COVID-19 pandemic and may persist for some time. Our ability to increase the amount of cash we generate from property operations depends on a variety of factors, including the duration and scope of the COVID-19 pandemic and its impact on our tenants and properties, our ability to complete acquisitions of new properties on favorable terms and our ability to improve operations at our existing properties. There can be no assurance that we will complete acquisitions on a timely basis or on favorable terms and conditions, if at all, particularly if we do not have a source of capital available that will allow us to do so. Our ability to improve operations at our existing properties is also subject to a variety of risks and uncertainties, many of which are beyond our control, and there can be no assurance we will be successful in achieving this objective. Because shares of common stock are only offered and sold pursuant to the our distribution reinvestment plan (“DRIP”) in connection with the reinvestment of distributions paid in cash, participants in the DRIP will not be able to reinvest in shares thereunder for so long as we pay distributions in stock instead of cash, so this source of capital will not be available unless and until we are able to resume paying cash distributions on our common stock. There is also no assurance that participation in the DRIP will be maintained at current or higher levels if the DRIP becomes a source of capital in the future.

Other financing arrangements have restrictive covenants.

Other financing arrangements contain provisions that affect or restrict our policies regarding dividends and other distributions and our operations, require us to satisfy financial coverage ratios, and may restrict our ability to, among other things, incur additional indebtedness, make certain investments, replace our Advisor, discontinue insurance coverage, merge with another company, and create, incur or assume liens. These or other limitations may adversely affect our flexibility and our ability to achieve our investment and operating objectives.

Changes in the debt markets could have a material adverse impact on our earnings and financial condition.

The commercial real estate debt markets are subject to volatility, resulting in, from time to time, the tightening of underwriting standards by lenders and credit rating agencies and reductions in the availability of financing. For example, the COVID-19 pandemic has adversely affected credit and capital market conditions resulting in volatility and a tightening of credit standards from time to time. This may impact our ability to access capital on favorable terms, in a timely manner, or at all, which could make obtaining funding for our capital needs more challenging or expensive.

If our overall cost of borrowings increases, either due to increases in the index rates or due to increases in lender spreads, we will need to factor such increases into the economics of future acquisitions. This may result in future acquisitions generating lower overall economic returns. Disruption or tightening of credit standards in the debt markets, may negatively impact our ability to borrow monies to finance the purchase of, or other activities related to, our real estate assets may be negatively impacted. If we are unable to borrow monies on terms and conditions that we find acceptable, our ability to purchase properties and meet other capital requirements may be limited, and the return on the properties we do purchase may be lower. In addition, we may find it difficult, costly or impossible to refinance maturing indebtedness.

Furthermore, the state of the debt markets could have an impact on the overall amount of capital being invested in real estate, which may result in price or value decreases of real estate assets and could negatively impact the value of our assets.

Increases in mortgage rates may make it difficult for us to finance or refinance indebtedness secured by our properties.

We have incurred, and may continue to incur, mortgage debt. We run the risk of being unable to refinance our mortgage loans when they come due or we otherwise desire to do so on favorable terms, or at all. If interest rates are higher when the indebtedness is refinanced, we may not be able to refinance indebtedness secured by the properties and we may be required to obtain equity to repay the mortgage or to increase the collateral for the loan.

Increasing interest rates could increase the amount of our debt payments and we may be adversely affected by uncertainty surrounding the LIBOR.

We have incurred, and may continue to incur, variable-rate debt. Increases in interest rates on our variable-rate debt would increase our interest cost.

If we need to repay existing debt during periods of rising interest rates, we may need to sell one or more of our investments in properties even though we would not otherwise choose to do so.

We have mortgages, credit facilities and derivative agreements that have terms that are based on the London Interbank Offered Rate (“LIBOR”). As of December 31, 2020, we have nine designated interest rate swaps with a notional amount of $578.5 million, which effectively fixes a portion of our variable-rate debt. In July 2017, the Financial Conduct Authority (the authority that regulates LIBOR) announced it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. As a result, the Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee which identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative to LIBOR in derivatives and other financial contracts. On March 5, 2021, the Financial Conduct Authority confirmed a partial extension of this deadline, announcing that it will cease the publication of the one-week and two-month USD LIBOR settings immediately following December 31, 2021. The remaining USD LIBOR settings will continue to be published through June 30, 2023. We are not able to predict when there will be sufficient liquidity in the SOFR market. We are monitoring and evaluating the risks related to changes in LIBOR availability, which include potential changes in interest paid on debt and amounts received and paid on interest rate swaps. In addition, the value of debt or derivative instruments tied to LIBOR will also be impacted as LIBOR is limited and discontinued and contracts must be transitioned to a new alternative rate. In some instances, transitioning to an alternative rate may require negotiation with lenders and other counterparties and could present challenges. Certain of our agreements that have terms that are based on LIBOR have alternative rates already contained in the agreements while others do not. We anticipate that we will either utilize the alternative rates contained in the agreements or negotiate a replacement reference rate for LIBOR with the lenders and derivative counterparties. The consequences of these developments cannot be entirely predicted and could include an increase in the cost of our variable rate debt.

The consequences of these developments cannot be entirely predicted and could include an increase in the cost of our variable rate indebtedness. While we expect LIBOR to be available in substantially its current form until at least the end of 2021, it is possible that LIBOR will become unavailable prior to that time. This could occur, for example, if a sufficient number of banks decline to make submissions to the LIBOR administrator. In that case, the risks associated with the transition to an alternative reference rate would be accelerated or magnified. Any of these events, as well as the other uncertainty surrounding the transition to LIBOR, could adversely affect us.

Any hedging strategies we utilize may not be successful in mitigating our risks.

We have and may continue to enter into hedging transactions to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or own real estate assets. To the extent that we use derivative financial instruments in connection with these risks, we will be exposed to credit, basis and legal enforceability risks. Derivative financial instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Finally, legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract.

Risks Related to Conflicts of Interest

Our Advisor faces conflicts of interest relating to the purchase and leasing of properties and these conflicts may not be resolved in our favor, which could adversely affect our investment opportunities.

We rely on our Advisor and its executive officers and other key real estate professionals at our Advisor and our Property Manager to identify suitable investment opportunities for us. Several of these individuals are also executive officers or key real estate professionals at AR Global and other entities advised by affiliates of AR Global. Many investment opportunities that are suitable for us may also be suitable for other entities advised by affiliates of AR Global. We do not have any agreements with any of these entities that govern the allocation of investment opportunities. Thus, the executive officers and real estate professionals at our Advisor could direct attractive investment opportunities to other entities advised by affiliates of AR Global.

We and other entities advised by affiliates of AR Global also rely on these executive officers and other key real estate professionals to supervise the property management and leasing of properties. These individuals, as well as AR Global, as an entity are not prohibited from engaging, directly or indirectly, in any business or from possessing interests in other businesses and ventures, including businesses and ventures involved in the acquisition, development, ownership, leasing or sale of real estate investments.

In addition, we may acquire properties in geographic areas where other entities advised by affiliates of AR Global own properties, and if we may acquire properties from, or sell properties to, other entities advised by affiliates of AR Global. If one of the other entities advised by affiliates of AR Global attracts a tenant that we are competing for, we could suffer a loss of revenue due to delays in locating another suitable tenant.

Our Advisor faces conflicts of interest relating to joint ventures, which could result in a disproportionate benefit to the other venture partners at our expense.

We may enter into joint ventures with other entities advised by affiliates of AR Global for the acquisition, development or improvement of properties. Our Advisor may have conflicts of interest in determining which entities advised by affiliates of AR Global should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. In addition, our Advisor may face a conflict in structuring the terms of the relationship between our interests and the interest of the affiliated co-venturer and in managing the joint venture. Due to the role of our Advisor and its affiliates, agreements and transactions between the co-venturers with respect to any joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers, which may result in the co-venturer receiving benefits greater than the benefits that we receive. In addition, we may assume liabilities related to the joint venture that exceeds the percentage of our investment in the joint venture.

Our Advisor, AR Global and their officers and employees and certain of our executive officers and other key personnel face competing demands relating to their time, and this may cause our operating results to suffer.

Our Advisor, AR Global and their officers and employees and certain of our executive officers and other key personnel and their respective affiliates are key personnel, general partners, sponsors, managers, owners and advisors of other real estate investment programs, including entities advised by affiliates of AR Global, some of which have investment objectives and legal and financial obligations similar to ours and may have other business interests as well. Because these entities and individuals have competing demands on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities.

All of our executive officers, some of our directors and the key real estate and other professionals assembled by our Advisor and our Property Manager face conflicts of interest related to their positions or interests in entities related to AR Global, which could hinder our ability to implement our business strategy.

All of our executive officers, and the key real estate and other professionals assembled by our Advisor and Property Manager are also executive officers, directors, managers, key professionals or holders of a direct or indirect interests in our Advisor, our Property Manager or other AR Global-affiliated entities. Through AR Global’s affiliates, some of these persons work on behalf of entities advised by affiliates of AR Global. In addition, all of our executive officers and some of our directors serve in similar capacities for other entities advised by affiliates of our Advisor. As a result, they have duties to each of these entities, which duties could conflict with the duties they owe to us and could result in action or inaction detrimental to our business. Conflicts with our business and interests are most likely to arise from (a) allocation of investments and management time and services between us and the other entities; (b) compensation to our Advisor or Property Manager (c) our purchase of properties from, or sale of properties to, entities advised by affiliates of our Advisor; and (d) investments with entities advised by affiliates of our Advisor. Conflicts of interest may hinder our ability to implement our business strategy, and, if we do not successfully implement our business strategy.

Our Advisor faces conflicts of interest relating to the structure of the compensation it may receive.

Under our advisory agreement, the Advisor is entitled to substantial minimum compensation regardless of performance as well as incentive compensation. The variable base management fee payable to the Advisor under the advisory agreement increases proportionately with the cumulative net proceeds of any equity (including convertible equity and certain convertible debt but excluding proceeds from the DRIP) raised by us. In addition, the limited partnership agreement of our OP requires it to pay a subordinated incentive listing distribution to the “Special Limited Partner,” an affiliate of our Advisor, in connection with a listing or other liquidity event, such as the sale of all or substantially all of our assets, or if we terminate the advisory agreement, even for “cause.” The Special Limited Partner is also entitled to participate in the distribution of net sales proceeds. These arrangements, coupled with the fact that the Advisor does not maintain a significant equity interest in us, may result in the Advisor taking actions or recommending investments that are riskier or more speculative than an advisor with a more significant investment in us might take or recommend. In addition, these fees reduce the cash available for investment or other corporate purposes.

Risks Related to our Corporate Structure

Our common stock is not traded on a national securities exchange, and our SRP, which provides for repurchases only in the event of death or disability of a stockholder, is suspended. Stockholders may have to hold their shares for an indefinite period of time.

Our common stock is not listed on a national securities exchange and there is otherwise no active trading market for the shares and our SRP is suspended. Even if not suspended, our SRP includes numerous restrictions that limit a stockholder’s ability to sell shares of common stock to us, including limiting repurchases only to stockholders that have died or become disabled, limiting the total value of repurchases pursuant to our SRP to the amount of proceeds received from issuances of common stock pursuant to the DRIP and limiting repurchases in any fiscal semester to 2.5% of the average number of shares outstanding during the previous fiscal year. These limits are subject to the authority of the board to identify another source of funds for repurchases under the SRP. The board may also reject any request for repurchase of shares at its discretion or amend, suspend or terminate our SRP upon notice in its discretion. Shares that are repurchased will be repurchased at a price equal to the applicable Estimated Per-Share NAV and may be at a substantial discount to the price the stockholder paid for the shares. We are also restricted from making any share repurchases until the Commencement Quarter and, after that, to the extent they would be aggregated with dividends and other distributions to our stockholders under the covenant in our Credit Facility.

The Estimated Per-Share NAV of our common stock is based upon subjective judgments, assumptions and opinions about future events, and may not reflect the amount that our stockholders might receive for their shares.

We intend to publish an updated Estimated Per-Share NAV as of December 31, 2020 shortly after filing this Annual Report on Form 10-K. Our Advisor has engaged an independent valuer to perform appraisals of our real estate assets in accordance with valuation guidelines established by the board. As with any methodology used to estimate value, the valuation methodologies that will be used by any independent valuer to value our properties involve subjective judgments concerning factors such as comparable sales, rental and operating expense data, capitalization or discount rate, and projections of future rent and expenses.

Under our valuation guidelines, our independent valuer estimates the market value of our principal real estate and real estate-related assets, and our Advisor makes a recommendation as to the net value of our real estate and real estate-related assets and liabilities taking into consideration such estimate provided by the independent valuer. Our Advisor reviews the valuation provided by the independent valuer for consistency with our valuation guidelines and the reasonableness of the independent valuer’s conclusions. The independent directors of the board oversee and review the appraisals and valuations and make a final determination of the Estimated Per-Share NAV. The independent directors of the board rely on our Advisor’s input, including its view of the estimate and the appraisals performed by the independent valuer, but the independent directors of the board may, in their discretion, consider other factors. Although the valuations of our real estate assets by the independent valuer are reviewed by our Advisor and approved by the independent directors of the board, neither our Advisor nor the independent directors of the board will independently verify the appraised value of our properties and valuations do not necessarily represent the price at which we would be able to sell any asset. As a result, the appraised value of a particular property may be greater or less than its potential realizable value, which would cause our estimated per-share NAV to be greater or less than the potential realizable value of our assets.

The price at which shares of our common stock may be sold under the DRIP and the price at which shares of our common stock may be repurchased by us pursuant to the SRP are based on Estimated Per-Share NAV and may not reflect the price that our stockholders would receive for their shares in a market transaction, the proceeds that would be received upon our liquidation or the price that a third-party would pay to acquire us.

Because Estimated Per-Share NAV is only determined annually, it may differ significantly from our actual per-share net asset value at any given time.

Our board estimates the per-share net asset value of our common stock only on an annual basis. In connection with any valuation, the board estimate of the value of our real estate and real estate-related assets will be partly based on appraisals of our properties. Because the process of making this estimate is conducted annually, this process may not account for material events that occur after the estimate has been completed for that year. Material events could include the appraised value of our properties substantially changing actual property operating results differing from what we originally budgeted or dividends and other distributions to stockholders exceeding cash flow generated by us. Any such material event could cause a change in the Estimated Per-Share NAV that would not be reflected until the next valuation. Also, dividends and other distributions in excess of our cash flows provided by operations could decrease our Estimated Per-Share NAV. Estimated Per-Share NAV will not be adjusted for stock dividends paid or that may be paid in the future until the board determines a new Estimated Per-Share NAV. Dividends paid in the form of additional shares of common stock will, all things equal, cause the value of each share of common stock to decline because the number of shares outstanding will increase when dividends paid in stock are issued; however, each common stockholder will receive the same number of new shares, the total value of our common stockholders’ investment, all things equal, will not change assuming no sales or other transfers. As a result, the Estimated Per-Share NAV may not reflect the value of shares of our common stock at any given time, and our estimated per-share NAV may differ significantly from our actual per-share net asset value at any given time.

The trading price of our Series A Preferred Stock may fluctuate significantly.

The trading price of our Series A Preferred Stock may be volatile and subject to significant price and volume fluctuations in response to market and other factors, and is impacted by a number of factors, many of which are outside our control. Among the factors that could affect the trading price are:

•	our financial condition and performance;

•	our ability to grow through property acquisitions, the terms and pace of any acquisitions we may make and the availability and terms of financing for those acquisitions;

•	the financial condition of our tenants, including tenant bankruptcies or defaults;

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	the amount and frequency of our payment of dividends and other distributions;

•	additional sales of equity securities, including Series A Preferred Stock, common stock or any other equity interests, or the perception that additional sales may occur;

•	the reputation of REITs and real estate investments generally and the attractiveness of REIT equity securities in comparison to other equity securities, and fixed income debt securities;

•	our reputation and the reputation of AR Global and its affiliates or other entities advised by AR Global and its affiliates;

•	uncertainty and volatility in the equity and credit markets;

•	fluctuations in interest rates and exchange rates;

•	changes in revenue or earnings estimates, if any, or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other REITs;

•	failure to meet analyst revenue or earnings estimates;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	the extent of investment in our Series A Preferred Stock by institutional investors;

•	the extent of short-selling of our Series A Preferred Stock;

•	general financial and economic market conditions and, in particular, developments related to market conditions for REITs and other real estate related companies;

•	failure to maintain our REIT status;

•	changes in tax laws;

•	domestic and international economic factors unrelated to our performance; and

•	all other risk factors addressed elsewhere in this Annual Report on Form 10-K.

Moreover, although shares of Series A Preferred Stock are listed on The Nasdaq Global Market, there can be no assurance that the trading volume for shares will provide sufficient liquidity for holders to sell their shares at the time of their choosing or that the trading price for shares will equal or exceed the price paid for the shares. Because the shares of Series A Preferred Stock carry a fixed dividend rate, the trading price in the secondary market will be influenced by changes in interest rates and will tend to move inversely to changes in interest rates. In particular, an increase in market interest rates may result in higher yields on other financial instruments and may lead purchasers of shares of Series A Preferred Stock to demand a higher yield on their purchase price, which could adversely affect the market price of those shares.

The limit on the number of shares a person may own may discourage a third-party from acquiring us in a manner that might result in a premium price to our stockholders.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted (prospectively or retroactively) by the board, no person may own more than 9.8% in value of the aggregate of our outstanding shares of our capital stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our capital stock. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all our assets) that might provide a premium price for holders of our common stock.

The terms of our Series A Preferred Stock, and the terms of other preferred stock we may issue, may discourage a third- party from acquiring us in a manner that might result in a premium price to stockholders.

The change of control conversion and redemption features of the Series A Preferred Stock may make it more difficult for a party to acquire us or discourage a party from seeking to acquire us. Upon the occurrence of a change of control, holders of Series A Preferred Stock will, under certain circumstances, have the right to convert some of or all their shares of Series A Preferred Stock into shares of our common stock (or equivalent value of alternative consideration) and under these circumstances we will also have a change of control redemption right to redeem shares of Series A Preferred Stock. Upon exercise of this conversion right, the holders will be limited to a maximum number of shares of our common stock pursuant to a predetermined ratio. These features of the Series A Preferred Stock may have the effect of discouraging a third-party from seeking to acquire us or of delaying, deferring or preventing a change of control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-current market price or that stockholders may otherwise believe is in their best interests. We may also issue other classes or series of preferred stock that could also have the same effect.

We may issue additional equity securities in the future.

Our stockholders do not have preemptive rights to any shares issued by us in the future. Our charter authorizes us to issue up to 350,000,000 shares of stock, consisting of 300,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of December 31, 2020, we had the following stock issued and outstanding: (i) 93,775,746 shares of common stock; and (ii) 1,610,000 shares of Series A Preferred Stock. Subject to the approval rights of holders of our Series A Preferred Stock regarding authorization or issuance of equity securities ranking senior to the Series A Preferred Stock, the board, without approval of our common stockholders, may amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock, or the number of authorized shares of any class or series of stock or may classify or reclassify any unissued shares into other classes or series of stock without obtaining stockholder approval and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the stock.

All of our authorized but unissued shares of stock may be issued in the discretion of the board. The issuance of additional shares of our common stock could dilute the interests of the holders of our common stock, and any issuance of shares of preferred stock senior to our common stock, such as our Series A Preferred Stock, or any incurrence of additional indebtedness, could affect our ability to pay distributions on our common stock. The issuance of additional shares of preferred stock ranking equal or senior to our Series A Preferred Stock, including preferred stock convertible into shares of our common stock, could dilute the interests of the holders of common stock, Series A Preferred Stock and any issuance of shares of preferred stock senior to our Series A Preferred Stock or incurrence of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Series A Preferred Stock. These issuances could also adversely affect our Estimated Per-Share NAV or the trading price of our Series A Preferred Stock.

We may issue shares in public or private offerings in the future, including shares of our common stock issued as awards to our officers, directors and other eligible persons, pursuant to the advisory agreement in payment of fees thereunder and pursuant to the DRIP. We may also issue OP Units to sellers of properties we acquire which, subject to satisfying certain requirements, would give the holder of OP Units the option to redeem OP Units for shares of our common stock or cash at our option. We also may issue securities that are convertible into shares of our common stock.

Because our decision to issue equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. The issuance of additional equity securities could adversely affect stockholders.

We have a classified board, which may discourage a third-party from acquiring us in a manner that might result in a premium price to our stockholders.

The board is divided into three classes of directors. At each annual meeting, directors of one class are elected to serve until the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify. The classification of our directors may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all our assets) that might result in a premium price for our stockholders.

Maryland law prohibits certain business combinations, which may make it more difficult for us to be acquired and may discourage a third-party from acquiring us in a manner that might result in a premium price to our stockholders.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of, directly or indirectly, 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The business combination statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, the board has exempted any business combination involving our Advisor or any affiliate of our Advisor. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and our Advisor or any affiliate of our Advisor. As a result, our Advisor and any affiliate of our Advisor may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute. The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Our bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain actions and proceedings that may be initiated by our stockholders.

Our bylaws provide that, unless we consent to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, is the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, other than actions arising under federal securities laws; (b) any Internal Corporate Claim, as such term is defined in the Maryland General Corporation (the “MGCL”), or any successor provision thereof, including, without limitation, (i) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders or (ii) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL, our charter or our bylaws; or (c) any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. Our bylaws also provide that unless we consent in writing, none of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland and the federal district courts are, to the fullest extent permitted by law, the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable. Alternatively, if a court were to find these provisions of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving these matters in other jurisdictions.

Maryland law limits the ability of a third-party to buy a large stake in us and exercise voting power in electing directors, which may discourage a third-party from acquiring us in a manner that might result in a premium price to our stockholders.

The Maryland Control Share Acquisition Act provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all shares of stock owned by the acquirer, by officers or by employees who are directors of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer can exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within specified ranges of voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares. The Maryland Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions of our stock by any person. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

If our stockholders do not agree with the decisions of the board, our stockholders only have limited control over changes in our policies and operations and may not be able to change our policies and operations.

The board determines our major policies, including our policies regarding investments, financing, growth, debt capitalization, REIT qualification and dividends and other distributions. The board may amend or revise these and other policies without a vote of the stockholders except to the extent that the policies are set forth in our charter. Under Maryland General Corporation Law and our charter, our common stockholders have a right to vote only on the following:

•	the election or removal of directors;

•	amendment of our charter, except that the board may amend our charter without stockholder approval to (a) increase or decrease the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have the authority to issue, (b) effect certain reverse stock splits, and (c) change our name or the name or other designation or the par value of any class or series of our stock and the aggregate par value of our stock;

•	our liquidation or dissolution;

•	certain reorganizations of our company; and

•	certain mergers, consolidations or sales or other dispositions of all or substantially all our assets

All other matters are subject to the discretion of the board. Holders of our Series A Preferred Stock have extremely limited voting rights.

The stockholder rights plan adopted by our board of directors may discourage a third-party from acquiring us in a manner that might result in a premium price to our stockholders.

In May 2020, our board of directors adopted a stockholder rights plan that will expire in May 2023 or sooner under certain circumstances. In connection with the rights plan, in December 2020, we paid a dividend of one common share purchase right for each share of our common stock outstanding as authorized by our board in its discretion. If a person or entity, together with its affiliates and associates, acquires beneficial ownership of 2.0% or more of our then outstanding common stock, subject to certain exceptions, each right would entitle its holder (other than the acquirer, its affiliates and associates) to purchase additional shares of our common stock at a substantial discount to the then current per share estimated net asset value. In addition, under certain circumstances, we may exchange the rights (other than rights beneficially owned by the acquirer, its affiliates and associates), in whole or in part, for shares of common stock on a one-for-one basis. The stockholder rights plan could make it more difficult for a third-party to acquire the Company or a large block of our common stock without the approval of our board or directors, which may discourage a third-party from acquiring us in a manner that might result in a premium price to our stockholders.

We depend on our OP and its subsidiaries for cash flow and are structurally subordinated in right of payment to the obligations of our OP and its subsidiaries.

We conduct, and intend to continue conducting, all of our business operations through our OP, and, accordingly, we rely on distributions from our OP and its subsidiaries to provide cash to pay our obligations. There is no assurance that our OP or its subsidiaries will be able to, or be permitted to, pay distributions to us that will enable us to pay dividends and other distributions to our stockholders and meet our other obligations. Each of our OP’s subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from these entities. In addition, any claims we may have will be structurally subordinated to all existing and future liabilities and obligations of our OP and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our OP and its subsidiaries will be available to satisfy the claims of our creditors or to pay dividends and other distributions to our stockholders only after all the liabilities and obligations of our OP and its subsidiaries have been paid in full.

We indemnify our officers, directors, our Advisor and its affiliates against claims or liability they may become subject to due to their service to us, and our rights and the rights of our stockholders to recover claims against our officers, directors, our Advisor and its affiliates are limited.

Maryland law provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, subject to certain limitations set forth therein or under Maryland law, our charter provides that no director or officer will be liable to us or our stockholders for monetary damages and permits us to indemnify our directors and officers from liability and advance certain expenses to them in connection with claims or liability they may become subject to due to their service to us, and we are not restricted from indemnifying our Advisor or its affiliates on a similar basis. We have entered into indemnification agreements consistent with Maryland law and our charter with our directors and officers, certain former directors and officers, our Advisor and AR Global. We and our stockholders may have more limited rights against our directors, officers, employees and agents, and our Advisor and its affiliates, than might otherwise exist under common law, which could reduce the recovery of our stockholders and our recovery against them. In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and agents or our Advisor and its affiliates in some cases. Subject to conditions and exceptions, we also indemnify our Advisor and its affiliates from losses arising in the performance of their duties under the advisory agreement and have agreed to advance certain expenses to them in connection with claims or liability they may become subject to due to their service to us.

U.S. Federal Income Tax Risks

Our failure to remain qualified as a REIT would subject us to U.S. federal income tax and potentially state and local tax.

We elected to be taxed as a REIT, commencing with our taxable year ended December 31, 2013 and intend to operate in a manner that would allow us to continue to qualify as a REIT for U.S. federal income tax purposes. However, we may terminate our REIT qualification inadvertently, or if the Board determines that doing so is in our best interests. Our qualification as a REIT depends upon our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. We have structured and intend to continue structuring our activities in a manner designed to satisfy all the requirements to qualify as a REIT. However, the REIT qualification requirements are extremely complex and interpretation of the U.S. federal income tax laws governing qualification as a REIT is limited. Furthermore, any opinion of our counsel, including tax counsel, as to our eligibility to remain qualified as a REIT is not binding on the Internal Revenue Service (the “IRS”) and is not a guarantee that we will continue to qualify, as a REIT. Accordingly, we cannot be certain that we will be successful in operating so we can remain qualified as a REIT. Our ability to satisfy the asset tests depends on our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income or quarterly asset requirements also depends on our ability to successfully manage the composition of our income and assets on an ongoing basis. Accordingly, if certain of our operations were to be recharacterized by the IRS, such recharacterization would jeopardize our ability to satisfy all requirements for qualification as a REIT. Furthermore, future legislative, judicial or administrative changes to the U.S. federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to continue to qualify as a REIT for any taxable year, and we do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax on our taxable income at the corporate rate. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT qualification. Losing our REIT qualification would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, amounts paid to stockholders that are treated as dividends for U.S. federal income tax purposes would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Even as a REIT, in certain circumstances, we may incur tax liabilities that would reduce our cash available for distribution to our stockholders.

Even as a REIT, we may be subject to U.S. federal, state and local income taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT and that do not meet a safe harbor available under the Code (a “prohibited transaction” under the Code) will be subject to a 100% tax. We may not make sufficient distributions to avoid excise taxes applicable to REITs. Similarly, if we were to fail an income test (and did not lose our REIT status because such failure was due to reasonable cause and not willful neglect) we would be subject to tax on the income that does not meet the income test requirements. We also may decide to retain net capital gains we earn from the sale or other disposition of our property and pay U.S. federal income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and seek a refund of such tax. We also will be subject to corporate tax on any undistributed REIT taxable income. We also may be subject to state and local taxes on our income or property, including franchise, payroll and transfer taxes, either directly or at the level of the OP or at the level of the other companies through which we indirectly own our assets, such as any TRSs, which are subject to full U.S. federal, state, local and foreign corporate-level income tax. Any taxes we pay directly or indirectly will reduce our cash flow.

To qualify as a REIT, we must meet annual distribution requirements, which may force us to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder our ability to meet our investment objectives and reduce our stockholders’ overall return.

In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. We will be subject to U.S. federal income tax on our undistributed REIT taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we make with respect to any calendar year are less than the sum of (a) 85% of our ordinary income, (b) 95% of our capital gain net income and (c) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on investments in real estate assets and it is possible that we might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these distributions. Although we intend to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings while we qualify as a REIT, it is possible that we might not always be able to do so.

Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.

We will use commercially reasonable efforts to structure any sale-leaseback transaction we enter into so that the lease will be characterized as a “true lease” for U.S. federal income tax purposes, thereby allowing us to be treated as the owner of the property for U.S. federal income tax purposes. However, the IRS may challenge this characterization. In the event that any sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to the property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to continue to satisfy the REIT qualification “asset tests” or “income tests” and, consequently, lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year.

Certain of our business activities are potentially subject to the prohibited transaction tax.

For so long as we qualify as a REIT, our ability to dispose of property during the first few years following acquisition may be restricted to a substantial extent as a result of our REIT qualification. Under applicable provisions of the Code regarding prohibited transactions by REITs, while we qualify as a REIT and provided we do not meet a safe harbor available under the Code, we will be subject to a 100% penalty tax on the net income from the sale or other disposition of any property (other than foreclosure property) that we own, directly or indirectly through any subsidiary entity, including the OP, but generally excluding TRSs, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of a trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. We intend to avoid the 100% prohibited transaction tax by (a) conducting activities that may otherwise be considered prohibited transactions through a TRS (but such TRS will incur corporate rate income taxes with respect to any income or gain recognized by it), (b) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or indirectly through any subsidiary, will be treated as a prohibited transaction, or (c) structuring certain dispositions of our properties to comply with the requirements of the prohibited transaction safe harbor available under the Code for properties that, among other requirements, have been held for at least two years. Despite our present intention, no assurance can be given that any particular property we own, directly or through any subsidiary entity, including the OP, but generally excluding TRSs, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

TRSs are subject to corporate-level taxes and our dealings with TRSs may be subject to a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% (25% for our taxable years beginning prior to January 1, 2018) of the gross value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT, including gross income from operations pursuant to management contracts. We may lease some of our seniors housing properties that are qualified health care properties to one or more TRSs which, in turn, contract with independent third-party management companies to operate those “qualified health care properties” on behalf of those TRSs. In addition, we may use one or more TRSs generally to hold properties for sale in the ordinary course of a trade or business or to hold assets or conduct activities that we cannot conduct directly as a REIT. A TRS is subject to applicable U.S. federal, state, local and foreign income tax on its taxable income, as well as limitations on the deductibility of its interest expenses. In addition, the Code imposes a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

If the OP failed to qualify as a partnership or is not otherwise disregarded for U.S. federal income tax purposes, we would cease to qualify as a REIT.

If the IRS were to successfully challenge the status of the OP as a partnership or disregarded entity for U.S. federal income tax purposes, the OP would be taxable as a corporation. In such event, this would reduce the amount of distributions that the OP could make to us. This also would result in our failing to qualify as a REIT, and becoming subject to a corporate-level tax on our income. This substantially would reduce our cash available to pay dividends and other distributions to our stockholders. In addition, if any of the partnerships or limited liability companies through which the OP owns its properties, in whole or in part, loses its characterization as a partnership and is otherwise not disregarded for U.S. federal income tax purposes, the partnership or limited liability company would be subject to taxation as a corporation, thereby reducing distributions to the OP. Such a recharacterization of an underlying property owner could also threaten our ability to maintain our REIT qualification.

If our “qualified health care properties” are not properly leased to a TRS or the managers of those “qualified health care properties” do not qualify as “eligible independent contractors,” we could fail to qualify as a REIT.

In general, under the REIT rules, we cannot directly operate any of our seniors housing properties that are “qualified health care properties” and can only indirectly participate in the operation of qualified health care properties on an after-tax basis by leasing those properties to independent health care facility operators or to TRSs. A qualified health care property is any real property, (and any personal property incident to that real property), which is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facilities, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and is operated by a provider of those services that is eligible for participation in the Medicare program with respect to that facility. Furthermore, rent paid by a lessee of a qualified health care property that is a “related party tenant” of ours will not be qualifying income for purposes of the two gross income tests applicable to REITs. However, a TRS that leases qualified health care properties from us will not be treated as a “related party tenant” with respect to our “qualified health care properties” that are managed by an “eligible independent contractor.”

An “eligible independent contractor” is an independent contractor that, at the time such contractor enters into a management or other agreement with a TRS to operate a “qualified health care property,” is actively engaged in the trade or business of operating “qualified health care properties” for any person not related to us or the TRS. Among other requirements to qualify as an independent contractor, a manager must not own, directly or applying attribution provisions of the Code, more than 35% of the shares of our outstanding stock (by value), and no person or group of persons can own more than 35% of the shares of our outstanding stock and 35% of the ownership interests of the manager (taking into account only owners of more than 5% of our shares and, with respect to ownership interest in such managers that are publicly traded, only holders of more than 5% of such ownership interests). The ownership attribution rules that apply for purposes of the 35% thresholds are complex. There can be no assurance that the levels of ownership of our shares by our managers and their owners will not be exceeded.

If our leases with TRSs are not respected as true leases for U.S. federal income tax purposes, we likely would fail to qualify as a REIT.

To qualify as a REIT, we must satisfy two gross income tests, under which specified percentages of our gross income must be derived from certain sources, such as “rents from real property.” Rent paid by TRSs to the OP pursuant to the lease of our “qualified healthcare properties” will constitute a substantial portion of our gross income. For that rent to qualify as “rents from real property” for purposes of the REIT gross income tests, the leases must be respected as true leases for U.S. federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. If our leases are not respected as true leases for U.S. federal income tax purposes, we may fail to qualify as a REIT.

We may choose to make distributions in shares of our common stock, in which case our stockholders may be required to pay U.S. federal income taxes in excess of the cash portion of distributions they receive.

In connection with our qualification as a REIT, we are required to distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. In order to satisfy this requirement, we may make distributions with respect to our common stock that are payable in cash and/or shares of our common stock (which could account for up to 80% of the aggregate amount of such distributions) at the election of each stockholder. Taxable stockholders receiving such distributions will be required to include the full amount of such distributions as ordinary dividend income to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay U.S. federal income taxes with respect to such distributions in excess of the cash portion of the distribution received.

Accordingly, U.S. stockholders receiving a distribution of shares of our common stock may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder sells the shares it receives as part of the distribution in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the distribution, depending on the value of the shares at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such distribution, including in respect of all or a portion of such distribution that is payable in stock, by withholding or disposing of part of the shares included in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. Because there is no established trading market for shares of our common stock, stockholders may not be able to sell shares of our common stock to pay taxes owed on dividend income.

The taxation of distributions can be complex; however, distributions to stockholders that are treated as dividends for U.S. federal income tax purposes generally will be taxable as ordinary income, which may reduce our stockholders’ after-tax anticipated return from an investment in us.

Amounts that we pay to our taxable stockholders out of current and accumulated earnings and profits (and not designated as capital gain dividends or qualified dividend income) generally will be treated as dividends for U.S. federal income tax purposes and will be taxable as ordinary income. Noncorporate stockholders are entitled to a 20% deduction with respect to these ordinary REIT dividends which would, if allowed in full, result in a maximum effective federal income tax rate on these ordinary REIT dividends of 29.6% (or 33.4% including the 3.8% surtax on net investment income); however, the 20% deduction will end after December 31, 2025.

However, a portion of the amounts that we pay to our stockholders generally may (a) be designated by us as capital gain dividends taxable as long-term capital gain to the extent that they are attributable to net capital gain recognized by us, (b) be designated by us as qualified dividend income, taxable at capital gains rates, to the extent they are attributable to dividends we receive from TRSs, or (c) constitute a return of capital to the extent that they exceed our accumulated earnings and profits as determined for U.S. federal income tax purposes. A return of capital is not taxable, but has the effect of reducing the tax basis of a stockholder’s investment in shares of our stock. Amounts paid to our stockholders that exceed our current and accumulated earnings and profits and a stockholder’s tax basis in shares of our stock generally will be taxable as capital gain.

Our stockholders may have tax liability on distributions that they elect to reinvest in shares of our common stock, but they would not receive the cash from such distributions to pay such tax liability.

Stockholders who participate in the DRIP will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the distributions reinvested in shares of our common stock to the extent the distributions were not a tax-free return of capital. In addition, our stockholders will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value. As a result, unless a stockholder is a tax-exempt entity, it may have to use funds from other sources to pay its tax liability on the distributions reinvested in shares of our common stock pursuant to the DRIP.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.

Currently, the maximum tax rate applicable to qualified dividend income payable to U.S. stockholders that are individuals, trusts and estates is 23.8%, including the 3.8% surtax on net investment income. Dividends payable by REITs, however, generally are not eligible for this reduced rate and, as described above, through December 31, 2025, will be subject to an effective rate of 33.4%, including the 3.8% surtax on net investment income. Although this does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stock of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including shares of our stock. Tax rates could be changed in future legislation.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets, or in certain cases to hedge previously acquired hedges entered into to manage risks associated with property that has been disposed of or liabilities that have been extinguished, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because the TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS generally will not provide any tax benefit, except for being carried forward against future taxable income of the TRS.

Complying with REIT requirements may force us to forgo or liquidate otherwise attractive investment opportunities.

To maintain our qualification as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-related securities. The remainder of our investment in securities (other than securities that qualify for the 75% asset test and securities of qualified REIT subsidiaries and TRSs) generally cannot exceed 10% of the outstanding voting securities of any one issuer, 10% of the total value of the outstanding securities of any one issuer, or 5% of the value of our assets as to any one issuer. In addition, no more than 20% of the value of our total assets may consist of stock or securities of one or more TRSs and no more than 25% of our assets may consist of publicly offered REIT debt instruments that do not otherwise qualify under the 75% asset test. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate assets from our portfolio or not make otherwise attractive investments in order to maintain our qualification as a REIT.

The ability of the Board to revoke our REIT qualification without stockholder approval may subject us to U.S. federal income tax and reduce distributions to our stockholders.

Our charter provides that the Board may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT. While we intend to maintain our qualification as a REIT, we may terminate our REIT election if we determine that qualifying as a REIT is no longer in our best interests. If we cease to be a REIT, we would become subject to corporate-level U.S. federal income tax on our taxable income (as well as any applicable state and local corporate tax) and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders and on the value of our stock.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility, and reduce the value of shares of our stock.

Changes to the tax laws may occur, and any such changes could have an adverse effect on an investment in shares of our stock or on the market value or the resale potential of our assets. Our stockholders are urged to consult with an independent tax advisor with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares of our stock.

Although REITs generally receive better tax treatment than entities taxed as non-REIT “C corporations,” it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a non-REIT “C corporation.” As a result, our charter provides the Board with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a non-REIT “C corporation”, without the vote of our stockholders. The Board has duties to us and could only cause such changes in our tax treatment if it determines that such changes are in our best interests.

The share ownership restrictions for REITs and the 9.8% share ownership limit in our charter may inhibit market activity in shares of our stock and restrict our business combination opportunities.

In order to qualify as a REIT, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of the issued and outstanding shares of our stock at any time during the last half of each taxable year, other than the first year for which a REIT election is made. Attribution rules in the Code determine if any individual or entity actually or constructively owns shares of our stock under this requirement. Additionally, at least 100 persons must beneficially own shares of our stock during at least 335 days of a taxable year for each taxable year, other than the first year for which a REIT election is made. To help ensure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of shares of our stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT while we so qualify. Unless exempted by the Board, for so long as we qualify as a REIT, our charter prohibits, among other limitations on ownership and transfer of shares of our stock, any person from beneficially or constructively owning (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate outstanding shares of our stock and more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of the outstanding shares of our stock. The Board may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of the 9.8% ownership limit would result in the termination of our qualification as a REIT. These restrictions on transferability and ownership will not apply, however, if the Board determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with the restrictions is no longer required in order for us to continue to so qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for shares of our stock or otherwise be in the best interests of the stockholders.

Non-U.S. stockholders will be subject to U.S. federal withholding tax and may be subject to U.S. federal income tax on dividends and other distributions received from us and upon the disposition of shares of our stock.

Subject to certain exceptions, amounts paid to non-U.S. stockholders will be treated as dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. Such dividends ordinarily will be subject to U.S. withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as “effectively connected” with the conduct by the non-U.S. stockholder of a U.S. trade or business. Capital gain distributions attributable to sales or exchanges of “U.S. real property interests” (“USRPIs”), generally will be taxed to a non-U.S. stockholder (other than a “qualified foreign pension fund”, certain entities wholly owned by a “qualified foreign pension fund” and certain foreign publicly-traded entities) as if such gain were effectively connected with a U.S. trade or business. However, a capital gain distribution will not be treated as effectively connected income if (a) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the U.S. and (b) the non-U.S. stockholder does not own more than 10% of any class of our stock at any time during the one-year period ending on the date the distribution is received.

Gain recognized by a non-U.S. stockholder upon the sale or exchange of shares of our stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a USRPI . Shares of our stock will not constitute a USRPI so long as we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such REIT’s stock is held directly or indirectly by non-U.S. stockholders. We believe, but there can be no assurance, that we will be a domestically-controlled qualified investment entity.

Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells or exchanges shares of our stock, gain arising from such a sale or exchange would not be subject to U.S. taxation as a sale of a USRPI if: (a) the shares are of a class of our stock that is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (b) such non-U.S. stockholder owned, actually and constructively, 10% or less of the outstanding shares of our stock of that class at any time during the five-year period ending on the date of the sale.

Potential characterization of dividends and other distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.

If (a) we are a “pension-held REIT,” (b) a tax-exempt stockholder has incurred (or is deemed to have incurred) debt to purchase or hold shares of our stock, or (c) a holder of shares of our stock is a certain type of tax-exempt stockholder, dividends on, and gains recognized on the sale of shares of our stock by such tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income under the Code.

Item 1B. Unresolved Staff Comments.

None.

Item 2. Properties

The following table presents certain additional information about the properties we owned as of December 31, 2020:

Portfolio	Number of Properties	Rentable Square Feet	Percent Leased (1)		Weighted Average Remaining Lease Term (2)	Gross Asset Value (3)
						(In thousands)
Medical Office Buildings	117	3,911,937	91.6%		4.9	$1,087,266
Triple-Net Leased Healthcare Facilities:
Hospitals	6	514,962	90.7%		6.2	133,580
Post-Acute / Skilled Nursing (4)	8	354,016	100.0%		6.8	86,574
Total Triple-Net Leased Healthcare Facilities	14	868,978	94.5	%(6)	6.5	220,154
Seniors Housing — Operating Properties(4)(7)	59	4,367,124	75.1	%(5)	N/A	1,229,288
Jupiter Property — Recently Developed	1	235,445	10.0	%(6)	9.9	59,330
Land	2	N/A	N/A		N/A	3,665
Total Portfolio	193	9,383,484				$2,599,703

(1)	Inclusive of leases signed but not yet commenced as of December 31, 2020.

(2)	Weighted-average remaining lease term in years is calculated based on square feet as of December 31, 2020.

(3)	Gross asset value represents total real estate investments, at cost ($2.6 billion total as of December 31, 2020) and assets held for sale at carrying value ($0.1 million total as of December 31, 2020), net of gross market lease intangible liabilities ($22.1 million total as of December 31, 2020). Impairment charges are already reflected within gross asset value.

(4)	Four properties were transitioned from Post-Acute / Skilled Nursing within our triple-net leased healthcare facilities segment to our SHOP segment during the period from January 1, 2020 through December 31, 2020 (the “Transition Properties”). The Transition Properties are presented within the SHOP segment as of December 31, 2020. See Results of Operations for more information on these properties.

(5)	Weighted by unit count as of December 31, 2020.

(6)	Our development property in Jupiter, Florida was substantially completed in the fourth quarter of 2019. See Note 3 — Real Estate Investments - “Development Property” to our consolidated financial statements included in this Annual Report on Form 10-K for additional information. Although a portion of the property has been leased as of December 31, 2020, the property is separately shown and excluded from combined occupancy numbers. Occupancy in the triple-net leased healthcare facilities segment would have been 76.5% had the development property been included. This property is expected to be sold in late March or second quarter of 2021.

(7)	One skilled nursing facility in Wellington, Florida is expected to be sold in 2021. Subsequent to December 31, 2020, four MI SHOPs were transferred to their buyer pursuant to their sale in November, 2020. See Note 18 — Subsequent Events for more information.

N/A	Not applicable.

The following table details the geographic distribution, by state, of our portfolio as of December 31, 2020:

State	Number of Properties	Annualized Rental Income (1)	Annualized Rental Income as a Percentage of the Total Portfolio	Rentable Square Feet	Percentage of Portfolio Rentable Square Feet
		(In thousands)
Alabama	1	$159	—%	5,564	0.1%
Arizona	14	8,289	2.6%	509,642	5.4%
Arkansas	3	13,655	4.2%	248,783	2.7%
California	8	16,532	5.1%	446,723	4.8%
Colorado	2	1,477	0.5%	59,366	0.6%
Florida	23	66,601	20.6%	1,439,315	15.3%
Georgia	15	29,104	9.0%	792,191	8.4%
Idaho	1	3,104	1.0%	55,846	0.6%
Illinois	21	25,504	7.9%	857,836	9.1%
Indiana	5	3,613	1.1%	163,035	1.7%
Iowa	14	31,842	9.8%	585,667	6.2%
Kansas	1	4,286	1.3%	49,360	0.5%
Kentucky	2	3,218	1.0%	92,875	1.0%
Louisiana	1	621	0.2%	17,830	0.2%
Maryland	1	944	0.3%	36,260	0.4%
Massachusetts	3	890	0.3%	36,563	0.4%
Michigan	14	22,885	7.1%	504,362	5.4%
Minnesota	1	1,096	0.3%	36,375	0.4%
Mississippi	3	1,644	0.5%	73,859	0.8%
Missouri	2	7,151	2.2%	96,016	1.0%
Nevada	2	3,260	1.0%	86,342	0.9%
North Carolina	2	743	0.2%	68,122	0.7%
Ohio	3	1,190	0.4%	69,882	0.7%
Oregon	2	9,011	2.8%	267,748	2.9%
Pennsylvania	16	33,535	10.4%	1,429,414	15.2%
South Carolina	2	983	0.3%	52,527	0.6%
Tennessee	3	3,397	1.0%	177,489	1.9%
Texas	11	12,871	4.0%	464,101	4.9%
Virginia	3	4,236	1.1%	234,090	2.5%
Washington	1	2,024	0.6%	52,900	0.6%
Wisconsin	13	10,028	3.1%	373,401	4.0%
Total	193	$323,893	100%	9,383,484	100%

(1)	Annualized rental income on a straight-line basis for the leases in place in the property portfolio as of December 31, 2020, which includes tenant concessions such as free rent, as applicable, as well as annualized gross revenue from our SHOPs for the fourth quarter of 2020.

Future Minimum Lease Payments

The following table presents future minimum base rental cash payments due to us (excluding the SHOP segment) over the next ten years and thereafter as of December 31, 2020. The SHOP segment is excluded as the leases of units with residents are generally for annual periods or month to month. These amounts exclude contingent rent payments, as applicable, that may be collected from certain tenants based on provisions related to performance thresholds and increases in annual rent based on exceeding certain economic indexes, among other items.

(In thousands)	Future Minimum Base Rent Payments
2021	$94,144
2022	87,762
2023	75,205
2024	68,210
2025	58,757
2026	51,909
2027	36,276
2028	22,468
2029	16,994
2030	14,172
Thereafter	23,823
$549,720

Future Lease Expirations Table

The following is a summary of lease expirations for the next ten years at the properties we owned (excluding the SHOP segment) as of December 31, 2020:

Year of Expiration	Number of Leases Expiring	Annualized Rental Income (1)	Annualized Rental Income as a Percentage of the Total Portfolio	Leased Rentable Square Feet	Percent of Portfolio Rentable Square Feet Expiring
		(In thousands)
2021	79	$8,943	10.6%	403.111	10.0%
2022	76	14,889	17.6%	610.95	15.2%
2023	63	7,352	8.7%	309.079	7.7%
2024	89	11,294	13.3%	536.423	13.3%
2025	43	5,741	6.8%	229.614	5.7%
2026	44	14,484	17.1%	867.029	21.4%
2027	61	12,071	14.2%	654.836	16.3%
2028	17	5,121	6.0%	205.147	5.1%
2029	11	2,365	2.8%	100.513	2.5%
2030	16	2,499	2.9%	111.269	2.8%
Total	499	$84,759	100.0%	4,027.971	100.0%

(1)	Annualized rental income on a straight-line basis for the leases in place in the property portfolio as of December 31, 2020, excluding SHOPs, which includes tenant concessions such as free rent, as applicable.

Tenant Concentration

As of December 31, 2020, we did not have any tenants (including for this purpose, all affiliates of such tenants) whose annualized rental income on a straight-line basis represented 10% or more of total annualized rental income on a straight-line basis for our portfolio.

Significant Portfolio Properties

As of December 31, 2020, the rentable square feet or annualized rental income on a straight-line basis of one property represented 5% or more of our total portfolio’s rentable square feet or annualized rental income on a straight-line basis:

Wellington at Hershey’s Mill - West Chester, PA

In December 2014, we purchased Wellington at Hershey’s Mill, a seniors housing property located in West Chester, Pennsylvania. Wellington at Hershey’s Mill, which is leased to our TRS and operated and managed on our behalf by a third-party operator in our SHOP segment, contains 491,710 rentable square feet and consists of 193 units dedicated to independent living patients, 64 units dedicated to assisted living patients and 36 units for patients requiring skilled nursing services. As of December 31, 2020, this property represented 5.2% of our total rentable square feet and 5.3% of our total annualized rental income on a straight-line basis.

Property Financings

See Note 4 — Mortgage Notes Payable, Net and Note 5 — Credit Facilities to our consolidated financial statements in this Annual Report on Form 10-K for property financings as of December 31, 2020 and 2019.

Item 3. Legal Proceedings.

We are not a party to, and none of our properties are subject to, any material pending legal proceedings.

Item 4. Mine Safety Disclosures.

Not applicable.

PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Market Information

No established public market currently exists for our shares of common stock. Until our shares are listed on a national exchange, if ever, our stockholders may not sell their shares unless the buyer meets the applicable suitability and minimum purchase requirements.

Our charter prohibits the ownership of more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock by a single investor, unless exempted by the Board. Consequently, there is the risk that our stockholders may not be able to sell their shares at a time or price acceptable to them.

On April 3, 2020, we published an Estimated Per-Share NAV equal to $15.75 as of December 31, 2019. We intend to publish an Estimated Per-Share NAV as of December 31, 2020 shortly after filing this Annual Report on Form 10-K for the year ended December 31, 2020.

Consistent with our valuation guidelines, we engaged Duff & Phelps, LLC (“Duff & Phelps”), an independent third-party real estate advisory firm, to perform appraisals of our real estate assets as of December 31, 2019 and provide a valuation range for each real estate asset. In addition, Duff & Phelps was engaged to review, and incorporate in its report our market value estimate regarding other assets, liabilities, and the liquidation value of our outstanding shares of Series A Preferred Stock as of December 31, 2019.

Duff & Phelps has extensive experience estimating the fair value of commercial real estate. The method used by Duff & Phelps to appraise our real estate assets in the report furnished to the Advisor and the Board by Duff & Phelps (the “Duff & Phelps Report”) complies with the Institute of Portfolio Alternatives (formerly known as the Investment Program Association) Practice Guideline 2013-01 titled “Valuations of Publicly Registered Non-Listed REITs,” issued April 29, 2013. Also, Duff & Phelps advised that the scope of work performed was conducted in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. Other than its engagement as described above and its engagements to provide certain purchase price allocation and other real estate valuation services, Duff & Phelps does not have any direct interests in any transaction with us.

Potential conflicts of interest between Duff & Phelps, on one hand and us or the Advisor, on the other hand, may arise as a result of (1) the impact of the findings of Duff & Phelps in relation to our real estate assets, or the assets of real estate investment programs sponsored by affiliates of the Advisor, on the value of ownership interests owned by, or incentive compensation payable to, our directors, officers or affiliates and those of the Advisor, or (2) Duff & Phelps performing valuation services for other programs sponsored by affiliates of the Advisor, as well as other services for us.

Duff & Phelps performed a full valuation of our real estate assets utilizing an income capitalization approach consisting of the Direct Capitalization Method or the Discounted Cash Flow Method and certain other approaches, including the acquisition price, disposition price, and sales comparison approach. These approaches are commonly used in the commercial real estate industry.

The Estimated Per-Share NAV is comprised of (i) the sum of (A) the estimated value of our real estate assets and (B) the estimated value of our other assets, minus (ii) the sum of (C) the estimated value of our debt and other liabilities, (D) the estimate of the aggregate incentive fees, participations and limited partnership interests held by or allocable to the Advisor, our management or any of their respective affiliates based on our aggregate net asset value based on Estimated Per-Share NAV and payable in our hypothetical liquidation as of December 31, 2019 (which was zero), divided by (iii) our number of shares of common stock outstanding on a fully-diluted basis as of December 31, 2019, which was 92,762,662 (this amount is not adjusted for dividends paid in the form of additional shares of common stock). Common shares outstanding on a fully-diluted basis is defined as the sum of shares of common stock, including vested and unvested restricted shares of common stock, (“restricted shares”) and OP Units outstanding, while excluding Class B units.

The Estimated Per-Share NAV does not represent: (i) the price that our shares may trade for on a national securities exchange or a third party may pay for us, (ii) the amount a stockholder would obtain if he or she tried to sell his or her shares of common stock, or (iii) the amount a stockholder would realize in per share distributions if we sold all of our assets and settled all of our liabilities in a plan of liquidation. Further, there is no assurance that the methodology used to establish the Estimated Per-Share NAV would be acceptable to the Financial Industry Regulatory Authority for use on customer account statements, or that the Estimated Per-Share NAV will satisfy the applicable annual valuation requirements under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code with respect to employee benefit plans subject to ERISA and other retirement plans or accounts subject to Section 4975 of the Code.

The Estimated Per-Share NAV as of December 31, 2019 of $15.75, a value within the range determined by Duff & Phelps, was unanimously adopted by the independent directors of the Board, who comprise a majority of the Board, with Mr. Weil abstaining, on March 31, 2020. The independent directors of the Board based their determination on the Advisor’s recommendation, which was based on the Advisor’s review of the Duff & Phelps Report and on the Advisor’s own analysis, estimates and calculations and the fundamentals of the real estate assets. As part of their determination to approve an Estimated Per-Share NAV, the independent directors considered the fundamentals of the real estate assets including geographic location, stabilization and credit quality of tenants. The Board is ultimately and solely responsible for the Estimated Per-Share NAV. Estimated Per-Share NAV was determined at a moment in time and will likely change over time as a result of changes to the value of individual assets as well as changes and developments in the real estate and capital markets, including changes in interest rates. As such, stockholders should not rely on the Estimated Per-Share NAV in making a decision to buy or sell shares of common stock pursuant to our DRIP or our SRP, respectively.

In connection with the independent directors of the Board’s determination of Estimated Per-Share NAV, the Advisor concluded that, in a hypothetical liquidation at such Estimated Per-Share NAV, it would not be entitled to any incentive fees or performance-based restricted partnership units of our operating partnership designated as “Class B Units.” The Advisor determined the Estimated Per-Share NAV in a manner consistent with the definition of fair value under GAAP set forth in FASB’s Topic ASC 820, Fair Value Measurements and Disclosures.

Holders

As of March 23, 2021 we had 95,040,732 shares of common stock outstanding held by a total of 44,089 stockholders of record.

Dividends and Other Distributions

We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2013. As a REIT, we are required to distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard for the deduction for dividends paid and excluding net capital gains.

The amount of dividends and other distributions payable to our stockholders is determined by the Board and is dependent on a number of factors, including funds available for dividends and other distribution, financial condition, provisions in our Credit Facility or other agreements that may restrict our ability to pay dividends and other distributions, capital expenditure requirements, as applicable, and annual dividends and other distribution requirements needed to maintain our status as a REIT under the Code. Under our Credit Facility, we will not be able to pay cash distributions on our common stock until we have a combination of cash, cash equivalents and availability for future borrowings under the Revolving Credit Facility totaling at least $100.0 million (giving effect to the aggregate amount of distributions projected to be paid by us during the quarter in which we have elected to commence paying cash distributions on common stock) and our ratio of consolidated total indebtedness to consolidated total asset value (expressed as a percentage) is less than 62.5%. As of December 31, 2020, our ratio of consolidated total indebtedness to consolidated total asset value for these purposes was 61.7%. Thus, our ability to make future cash distributions on our common stock will depend on our future cash flows and indebtedness and may further depend on our ability to obtain additional liquidity, which may not be available on favorable terms, or at all. The Board may reduce the amount of dividends or other distributions paid or suspend dividends or other distribution payments at any time prior to declaration. Therefore, dividends and other distribution payments are not assured. Any accrued and unpaid dividends payable with respect to our Series A Preferred Stock must be paid upon redemption of those shares. For further information on provisions in our Credit Facility that restrict the payment of dividends and other distributions, see Note 5 — Credit Facility, Net to our consolidated financial statements included in this Annual Report on Form 10-K and Item 1A “Risk Factors. - We have not paid our distributions on our common stock in cash since 2020, and there can be no assurance we will pay distributions on our common stock in cash in the future.”

The following table details the tax treatment of the dividends and other distributions paid during the years ended December 31, 2020, 2019 and 2018, respectively, retroactively adjusted for the effects of the stock dividends:

	Year Ended December 31,
	2020		2019		2018
Return of capital(1)	100%	$0.42	100%	$0.83	100%	$0.92
Capital gain dividend income	—%	—	—%	—	—%	—
Ordinary dividend income	—%	—	—%	—	—%	—
Total	100.0%	$0.42	100.0%	$0.83	100.0%	$0.92

(1)	Amount for December 31, 2020 represents actual cash distributions paid to common shareholders during the year ended 2020, but excludes the stock dividends which do not represent taxable dividends to our shareholders for U.S. federal income tax purposes.

Distributions to Common Stockholders

From March 1, 2018 until June 30, 2020, we generally paid distributions on our common stock on a monthly basis at a rate equivalent of $0.85 per annum, per share of common stock. Distributions were generally paid by the 5th day following each month end to stockholders of record at the close of business each day during the prior month.

On August 13, 2020, the Board changed our common stock distribution policy in order to preserve our liquidity and maintain additional financial flexibility in light of the continued COVID-19 pandemic and to comply with an amendment to the Credit Facility. Under the new policy, distributions authorized by the Board on our shares of common stock, if and when declared, are now paid on a quarterly basis in arrears in shares of our common stock valued at our estimated per share net asset value of common stock in effect on the applicable date, based on a single record date to be specified at the beginning of each quarter. On October 1, 2020 and January 4, 2021, we declared a dividend payable entirely in stock equal to 0.01349 shares of our common stock on each share of our outstanding common stock. This amount was based on our prior cash distribution rate of $0.85 per share per annum. The Board may further change our common stock distribution policy at any time, further reduce the amount of distributions paid or suspend distribution payments at any time, and therefore distribution payments are not assured.

Dividends to Series A Preferred Stockholders

Dividends on our Series A Preferred Stock accrue in an amount equal to $1.84 per share each year ($0.46 per share per quarter) to Series A Preferred Stockholders, which is equivalent to 7.375% per annum on the $25.00 liquidation preference per share of Series A Preferred Stock. Dividends on the Series A Preferred Stock are cumulative and payable quarterly in arrears on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day to holders of record on the close of business on the record date set by our board of directors and declared by us.

Sales of Unregistered Securities

None.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

In order to provide common stockholders with interim liquidity, the Board has adopted the SRP, which enables our common stockholders to sell their shares back to us after they have been held for at least one year, subject to significant conditions and limitations. For additional information on the SRP, see Note 8 — Stockholders’ Equity to our consolidated financial statements included in this Annual Report on Form 10-K.

In light of the amendment to the Credit Facility on August 10, 2020 which provides that we may not repurchase shares of our common stock until the Commencement Quarter, the Board suspended repurchases under the SRP effective August 14, 2020. The Board has also rejected all repurchase requests made during the period from January 1, 2020 until the effectiveness of the suspension of the SRP. No further repurchase requests under the SRP may be made unless and until the SRP is reactivated.

The following table summarizes our SRP activity for the periods presented. The cost of the repurchased common shares did not exceed DRIP proceeds during the periods presented. We funded common share repurchases from proceeds received from common stock issued under the DRIP. Repurchases are currently consummated using the most recently published Estimated Per-Share NAV at the time of the repurchase.

	Number of Common Shares Repurchased	Average Price per Share
Cumulative repurchases as of December 31, 2019	4,391,519	$20.95
Year ended December 31, 2020 (1)	505,101	17.50
Cumulative repurchases as of December 31, 2020	4,896,620	20.60

(1)	Consists of 505,101 shares of common stock repurchased on February 26, 2020 with respect to requests received during the period commencing July 1, 2019 up to and including December 31, 2019 for $8.8 million at an average price per share of $17.50.

Item 6. Selected Financial Data.

The following selected financial data as of and for the years ended December 31, 2020, 2019, 2018, 2017 and 2016 should be read in conjunction with the accompanying consolidated financial statements and related notes thereto and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” below:

Balance sheet data (In thousands)	December 31,
	2020	2019	2018	2017	2016
Total real estate investments, at cost	$2,621,723	$2,481,067	$2,553,079	$2,486,052	$2,355,262
Total assets	2,286,895	2,325,303	2,377,446	2,371,861	2,193,705
Mortgage notes payable, net	542,698	528,284	462,839	406,630	142,754
Credit facilities	674,551	605,269	602,622	534,869	481,500
Total liabilities	1,325,523	1,218,559	1,136,512	1,015,802	689,379
Total equity	961,372	1,106,744	1,240,934	1,356,059	1,504,326

	Year Ended December 31,
Operating data (In thousands, except for share and per share data)	2020	2019	2018	2017	2016
Revenue from tenants	$381,612	$374,914	$362,406	$311,173	$302,566
Total operating expenses	(406,714)	(415,492)	(365,512)	(323,827)	(307,203)
Gain (loss) on dispositions of real estate investments	5,230	8,790	(70)	438	1,330
Operating loss	(19,872)	(31,788)	(3,176)	(12,216)	(3,307)
Total other expenses	(51,577)	(56,120)	(49,605)	(29,849)	(19,747)
Loss before income taxes	(71,449)	(87,908)	(52,781)	(42,065)	(23,054)
Income tax (expense) benefit	(4,061)	(399)	(197)	(647)	2,084
Net loss	(75,510)	(88,307)	(52,978)	(42,712)	(20,970)
Net (income) loss attributable to non-controlling interests	(303)	393	216	164	96
Allocation for preferred stock	(2,968)	(173)	—	—	—
Net loss attributable to common stockholders	$(78,781)	$(88,087)	$(52,762)	$(42,548)	$(20,874)
Other data:
Cash flows provided by operations	$41,807	$47,404	$54,151	$63,967	$78,725
Cash flows used in investing activities	(82,491)	(46,249)	(115,063)	(194,409)	(19,092)
Cash flows provided by (used in) financing activities	19,431	19,086	49,682	199,843	(55,567)
Per share data:
Distributions declared in cash per common share (1) (2)	$0.42	$0.83	$0.92	$1.47	$1.66
Preferred stock dividends declared per share	$1.84	$0.11	$—	$—	$—
Net loss per share attributable to common stockholders - Basic and Diluted (1)	$(0.83)	$(0.93)	$(0.56)	$(0.46)	$(0.23)
Weighted-average number of common shares outstanding:
Weighted-average shares outstanding - Basic and Diluted (1)	94,639,833	94,433,640	93,593,719	92,241,201	90,265,698

(1)	Retroactively adjusted for the effects of the stock dividends.

(2)	In addition to the distributions declared in cash, distributions declared on common stock were paid in the form of additional shares of common stock equivalent to $0.42 per share for the year ended December 31, 2020 based on our most recent Estimated Per-Share NAV as of December 31, 2019.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the accompanying consolidated financial statements. The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. Please see “Forward-Looking Statements” elsewhere in this Annual Report on Form 10-K for a description of these risks and uncertainties.

Overview

We are an externally managed REIT that focuses on acquiring and managing a diversified portfolio of healthcare-related real estate focused on MOBs, NNN properties, and SHOPs. As of December 31, 2020, we owned 193 properties located in 31 states and comprised of 9.4 million rentable square feet.

Substantially all of our business is conducted through the OP, a Delaware limited partnership, and its wholly owned subsidiaries. Our Advisor manages our day-to-day business with the assistance of our Property Manager. Our Advisor and Property Manager are under common control with AR Global and these related parties receive compensation and fees for providing services to us. We also reimburse these entities for certain expenses they incur in providing these services to us. The Special Limited Partner, which is also under common control with AR Global, also has an interest in us through ownership of interests in our OP.

We have declared quarterly dividends entirely in shares of our common stock equal to 0.01349 shares of our common stock on each share of our outstanding common stock on October 1, 2020 and January 4, 2021. These stock dividends were issued on October 15, 2020 and January 15, 2021 to holders of record of our common stock at the close of business on October 8, 2020 and January 11, 2021, respectively. Dividends payable entirely in shares of our common stock are treated in a fashion similar to a stock split for accounting purposes specifically related to per-share calculations for the current and prior periods. The aggregate impact of these stock dividends was an increase of 0.02716 shares, cumulatively, for every one share of common stock. No additional shares, except for the dividends paid in the form of additional shares of common stock, were issued during the three months ended December 31, 2020. Additionally, other references to weighted-average shares outstanding and per-share amounts have been retroactively adjusted for the stock dividends and are noted as such throughout the accompanying financial statements and footnotes.

On April 3, 2020, we published a new Estimated Per-Share NAV equal to $15.75 as of December 31, 2019. Our previous Estimated Per-Share NAV was equal to $17.50 as of December 31, 2018. Unlike the per share amounts in this Annual Report on Form 10-K, the Estimated Per-Share NAV has not been retroactively adjusted to reflect the payment of dividends in the form of common stock and will not be adjusted for stock dividends paid or that may be paid in the future until the Board determines a new Estimated Per-Share NAV. Dividends paid in the form of additional shares of common stock will, all things equal, cause the value of each share of common stock to decline because the number of shares outstanding will increase when dividends paid in stock are issued; however, each stockholder will receive the same number of new shares, the total value of our common stockholder’s investment, all things equal, will not change assuming no sales or other transfers. We intend to publish Estimated Per-Share NAV periodically at the discretion of the Board, provided that such estimates will be made at least once annually.

Management Update on the Impacts of the COVID-19 Pandemic

The economic uncertainty created by the COVID-19 global pandemic has created several risks and uncertainties that may impact our business, including our future results of operations and our liquidity. A pandemic, epidemic or outbreak of a contagious disease, such as the ongoing global pandemic of COVID-19 affecting states or regions in which we or our tenants operate could have material and adverse effects on our business, financial condition, results of operations and cash flows. The ultimate impact on our results of operations, our liquidity and the ability of our tenants to continue to pay us rent will depend on numerous factors including the overall length and severity of the COVID-19 pandemic. Management is unable to predict the nature and scope of any of these factors. These factors include the following, among others:

•	The negative impacts of the COVID-19 pandemic has caused and may continue to cause certain of our tenants to be unable to make rent payments to us timely, or at all. However, we have taken proactive steps with regard to rent collections to mitigate the impact on our business (see “—Management Actions” below).

•	There may be a decline in the demand for tenants to lease real estate, as well as a negative impact on rental rates. As of December 31, 2020, our MOB segment had an occupancy of 91.6% with a weighted-average remaining lease term of 4.9 years, (based on annualized straight-line rent as of December 31, 2020) and our triple-net leased healthcare facilities segment had an occupancy of 94.5% with a weighted average remaining lease term of 6.5 years (based on annualized straight-line rent as of December 31, 2020) and our SHOP segment had an occupancy of 75.1%. During the year ended December 31, 2020, we experienced a decline in occupancy and an increase in costs at our SHOP portfolio, however, we received grants under the CARES Act of $3.6 million that helped offset the COVID-19 related operating costs. Subsequent to December 31, 2020, we received an additional $5.1 million in funding through the CARES Act. For additional information on our SHOP portfolio, see the “Management Actions - Seniors Housing Properties” section below.

•	Capital market volatility and a tightening of credit standards could negatively impact our ability to obtain debt financing. We do not have any significant debt principal repayments due until 2024.

•	The volatility in the financial market could negatively impact our ability to raise capital through equity offerings, which as a result, could impact our decisions as to when and if we will seek additional equity funding.

•	The negative impact of the pandemic on our results of operations and cash flows could impact our ability to comply with covenants in our senior “Credit Facility” and the amount available for future borrowings thereunder.

•	The potential negative impact on the health of personnel of our Advisor and operators of our SHOP facilities, particularly if a significant number of the Advisor’s employees or operator’s employees are impacted, could result in a deterioration in our ability to ensure business continuity.

For additional information on the risks and uncertainties associated with the COVID-19 pandemic, please see Item 1A. “Risk Factors — We are subject to risks associated with a pandemic, epidemic or outbreak of a contagious disease, such as the ongoing global COVID-19 pandemic” included in this Annual Report on Form 10-K for the year ended December 31, 2020.

The Advisor has responded to the challenges resulting from the COVID-19 pandemic. Beginning in early March, the Advisor took proactive steps to prepare for and actively mitigate the inevitable disruption COVID-19 would cause, such as enacting safety measures, both required or recommended by local and federal authorities, including remote working policies, cooperation with localized closure or curfew directives, and social distancing measures at all of our properties. Additionally, there has been no material adverse impact on our financial reporting systems or internal controls and procedures and the Advisor’s ability to perform services for us. In light of the current COVID-19 pandemic, we are supplementing the historical discussion of our results of operations for the year ended December 31, 2020 with a current update on the measures we have taken to mitigate the negative impacts of the pandemic on our business and future results of operations.

Management’s Actions

Rent Collections

We have taken several steps to mitigate the impact of the pandemic on our business. For rent collections, we have been in direct contact with our tenants and operators since the crisis began, cultivating open dialogue and deepening the fundamental relationships that we have carefully developed through prior transactions and historic operations. Based on this approach and the overall financial strength and creditworthiness of our tenants, we believe that we have had positive results in our cash rent collections during this pandemic.

We have collected approximately 100% of the original cash rent due for the fourth quarter of 2020 in our MOB segment and 100% in our triple-net leased healthcare facilities segment. Cash rental payments for our 59 SHOPs is primarily paid for by the residents through private payer insurance or directly, and to a lesser extent, by government reimbursement programs such as Medicaid and Medicare. These cash rental payments are subject to timing differences, therefore we have not provided the amount of second, third or fourth quarter 2020 cash rent collected for our SHOP segment.

Rent collections in January and February 2021 were materially consistent with the fourth quarter 2020, and we expect this trend to continue. We have also granted rent concessions which serve to reduce revenue in our SHOP segment. The impact of the COVID-19 pandemic on our tenants and operators thus our ability to collect rents in future periods cannot be determined at present.

Seniors Housing Properties

In early March 2020, we implemented preventative actions at all our seniors housing properties in our SHOP segment, including restrictions on visitation except in very limited and controlled circumstances, social distancing measures, and the screening of all persons entering these facilities. Some of the additional steps we have taken to address the COVID-19 pandemic include, enhanced training for staff members, the implementation of Telehealth to help residents be safe while keeping appointments with important, but non-emergency, health providers, virtual tours for potential new residents, and agreements between some of our facilities and local lab partners to provide testing services.

Starting in March 2020, the COVID-19 pandemic and measures to prevent its spread began to affect us in a number of ways. In our SHOP portfolio, occupancy has trended lower since the second half of March 2020 as government policies and implementation of infection control best practices and prospective residents’ concerns about communal-setting COVID-19 spread and prospective residents’ concerns about communal-setting COVID-19 spread limited resident move-ins. These and other impacts of the COVID-19 pandemic have affected and could continue to affect our ability to fill vacancies. We have also continued to experience lower inquiry volumes and reduced in-person tours during the pandemic. SHOP occupancy has continued to decline from 84.1% as of March 31, 2020, to 79.5% as of June 30, 2020, to 77.9%, as of September 30, 2020 and 75.1% as of December 31, 2020. The declines in revenue we experienced during the fourth quarter were primarily attributable to this decline in occupancy which also represented a decline from December 31, 2019, when SHOP occupancy was 85.7%. In addition, starting in mid-March, operating costs began to rise materially, including for services, labor and personal protective equipment and other supplies, as our operators took appropriate actions to protect residents and caregivers. At our SHOP facilities, we bear these cost increases. These trends accelerated during the second, third and fourth quarters of 2020 and into the beginning of the first quarter of 2021 as the surge of new COVID-19 cases that started in late 2020 crested, and may continue to impact us in the and have a material adverse effect on our revenues and income in the other quarters thereafter. We believe that, as infections decline and more vaccinations are administered during 2021, our occupancy will stop declining, and may start to increase, but there can be no assurance as to when or if we will be able to approach pre-pandemic levels of occupancy.

The pandemic raises the risk of an elevated level of resident exposure to illness and restrictions on move-ins at our SHOPs, which has and could also continue to adversely impact occupancy and revenues as well as increase costs. We believe that the actions we have taken help reduce the incidences of COVID-19 at our properties, but there can be no assurance in this regard. There have been some incidences of COVID-19 among the residents and staff at certain of our seniors housing properties. Further incidences, or the perception that outbreaks may occur, could materially and adversely affect our revenues and income, as well as cause reputational harm to us and our tenants, managers and operators.

The extent to which the ongoing global COVID-19 pandemic, including the outbreaks that have occurred and may occur in markets where we own properties, impacts our operations and those of our tenants and third-party operators, will continue to depend on future developments, including the scope, severity and duration of the pandemic, and the actions taken to contain the COVID-19 or treat its impact, among others, which are highly uncertain and cannot be predicted with confidence, but could be material.

On March 27, 2020, Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law and it provides funding to Medicare providers in order to provide financial relief during the COVID-19 pandemic. Funds provided under the program were to be used for the preparation, prevention, and medical response to COVID-19, and were designated to reimburse providers for healthcare related expenses and lost revenues attributable to COVID-19. As of December 31, 2020 we received $3.6 million in these funds related to four of our SHOPs and we considered the funds to be a grant contribution from the government. The full amount was recognized as a reduction of property operating expenses in our consolidated statement of operations for the year ended December 31, 2020 to offset the incurred COVID-19 expenses. Subsequent to December 31, 2020, we received an additional $5.1 million in CARES Act funding which will reduce property operating expenses incurred due to COVID-19 during the first quarter of 2021. There can be no assurance that the program will be extended or any further amounts received under currently effective or potential future government programs.

Significant Accounting Estimates and Critical Accounting Policies

Set forth below is a summary of the significant accounting estimates and critical accounting policies that management believes are important to the preparation of our consolidated financial statements. Certain of our accounting estimates are particularly important for an understanding of our financial position and results of operations and require the application of significant judgment by our management. As a result, these estimates are subject to a degree of uncertainty. These significant accounting estimates and critical accounting policies include:

Impacts of the COVID-19 Pandemic

As discussed above we have taken a proactive approach to achieve mutually agreeable solutions with its tenants and in some cases, in the second, third and fourth quarters of 2020, we executed lease amendments providing for deferral of rent.

For accounting purposes, in accordance with ASC 842: Leases, normally a company would be required to assess a lease modification to determine if the lease modification should be treated as a separate lease and if not, modification accounting would be applied which would require a company to reassess the classification of the lease (including leases for which the prior classification under ASC 840 was retained as part of the election to apply the package of practical expedients allowed upon the adoption of ASC 842, which doesn’t apply to leases subsequently modified). However, in light of the COVID-19 pandemic in which many leases are being modified, the FASB and SEC have provided relief that allows companies to make a policy election as to whether they treat COVID-19 related lease amendments as a provision included in the pre-concession arrangement, and therefore, not a lease modification, or to treat the lease amendment as a modification. In order to be considered COVID-19 related, cash flows must be substantially the same or less than those prior to the concession. For COVID-19 relief qualified changes, there are two methods to potentially account for such rent deferrals or abatements under the relief, (1) as if the changes were originally contemplated in the lease contract or (2) as if the deferred payments are variable lease payments contained in the lease contract.

For all other lease changes that did not qualify for FASB relief, we would be required to apply modification accounting including assessing classification under ASC 842. Some, but not all of our lease modifications qualify for the FASB relief. In accordance with the relief provisions, instead of treating these qualifying leases as modifications, we elected to treat the modifications as if previously contained in the lease and recast rents receivable prospectively (if necessary). Under that accounting, for modifications that were deferrals only, there would be no impact on overall rental revenue and for any abatement amounts that reduced total rent to be received, the impact would be recognized ratably over the remaining life of the lease. For leases not qualifying for this relief, we applied modification accounting and determined that there were no changes in the current classification of its leases impacted by negotiations with its tenants.

Revenue Recognition

Our revenues, which are derived primarily from lease contracts, include rent received from tenants in MOBs and triple-net leased healthcare facilities. As of December 31, 2020 and 2019, these leases had a weighted average remaining lease term of 4.9 years and 6.5 years, respectively. Rent from tenants in our MOB and triple-net leased healthcare facilities operating segments (as discussed below) is recorded in accordance with the terms of each lease on a straight-line basis over the initial term of the lease. Because many of the leases provide for rental increases at specified intervals, straight-line basis accounting requires us to record a receivable for, and include in revenue from tenants on a straight-line basis, unbilled rent receivables that we will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. When we acquire a property, the acquisition date is considered to be the commencement date for purposes of this calculation. For new leases after acquisition, the commencement date is considered to be the date the tenant takes control of the space. For lease modifications, the commencement date is considered to be the date the lease modification is executed. We defer the revenue related to lease payments received from tenants in advance of their due dates. Pursuant to certain of our lease agreements, tenants are required to reimburse us for certain property operating expenses, in addition to paying base rent, whereas under certain other lease agreements, the tenants are directly responsible for all operating costs of the respective properties. Under ASC 842, we have elected to report combined lease and non-lease components in a single line “Revenue from tenants.” For comparative purposes, we have also elected to reflect prior revenue and reimbursements reported under ASC 842 also on a single line. For expenses paid directly by the tenant, under both ASC 842 and 840, we have reflected them on a net basis.

Our revenues also include resident services and fee income primarily related to rent derived from lease contracts with residents in the Company’s SHOPs held using a structure permitted by RIDEA and to fees for ancillary services performed for SHOP residents, which are generally variable in nature. Rental income from residents in our SHOP segment is recognized as earned. Residents pay monthly rent that covers occupancy of their unit and basic services, including utilities, meals and some housekeeping services. The terms of the rent are short term in nature, primarily month-to-month. Fees for ancillary services are recorded in the period in which the services are performed.

We defer the revenue related to lease payments received from tenants and residents in advance of their due dates. Pursuant to certain of our lease agreements, tenants are required to reimburse us for certain property operating expenses related to non-SHOP assets (recorded in revenue from tenants), in addition to paying base rent, whereas under certain other lease agreements, the tenants are directly responsible for all operating costs of the respective properties.

Under ASC 842, we have elected to report combined lease and non-lease components in a single line “Revenue from tenants.” For expenses paid directly by the tenant, under both ASC 842 and 840, we have reflected them on a net basis.

We continually review receivables related to rent and unbilled rents receivable and determine collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. Under leasing standards, we are required to assess, based on credit risk only, if it is probable that we will collect virtually all of the lease payments at lease commencement date and it must continue to reassess collectability periodically thereafter based on new facts and circumstances affecting the credit risk of the tenant. Partial reserves, or the ability to assume partial recovery are no longer permitted. If we determine that it is probable it will collect virtually all of the lease payments (rent and common area maintenance), the lease will continue to be accounted for on an accrual basis (i.e. straight-line). However, if we determine it is not probable that we will collect virtually all of the lease payments, the lease will be accounted for on a cash basis and a full reserve would be recorded on previously accrued amounts in cases where it was subsequently concluded that collection was not probable. Cost recoveries from tenants are included in operating revenue from tenants beginning on January 1, 2019, in accordance with accounting rules adopted after that date, on the accompanying consolidated statements of operations and comprehensive income (loss) in the period the related costs are incurred, as applicable.

Under ASC 842, which was adopted effective on January 1, 2019, uncollectable amounts are reflected as reductions in revenue. Under ASC 840, we recorded such amounts as bad debt expense as part of property operating expenses. During the years ended December 31, 2020, 2019 and 2018 such amounts were $2.7 million, $6.5 million and $14.8 million, respectively, which include bad debt expense related to the NuVista and LaSalle Tenants (see Note 3 — Real Estate Investment, Net to the consolidated financial statements included in this Annual Report on Form 10-K for additional information).

Investments in Real Estate

Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life or improve the productive capacity of the asset. Costs of repairs and maintenance are expensed as incurred.

At the time an asset is acquired, we evaluate the inputs, processes and outputs of the asset acquired to determine if the transaction is a business combination or asset acquisition. If an acquisition qualifies as a business combination, the related transaction costs are recorded as an expense in the consolidated statements of operations and comprehensive loss. If an acquisition qualifies as an asset acquisition, the related transaction costs are generally capitalized and subsequently amortized over the useful life of the acquired assets. See the “Purchase Price Allocation” section below for a discussion of the initial accounting for investments in real estate.

Disposal of real estate investments that represent a strategic shift in operations that will have a major effect on our operations and financial results are required to be presented as discontinued operations in the consolidated statements of operations. No properties were presented as discontinued operations during the years ended December 31, 2020, 2019 or 2018. Properties that are intended to be sold are to be designated as “held for sale” on the consolidated balance sheets at the lesser of carrying amount or fair value less estimated selling costs when they meet specific criteria to be presented as held for sale, most significantly that the sale is probable within one year. We evaluate probability of sale based on specific facts including whether a sales agreement is in place and the buyer has made significant non-refundable deposits. Properties are no longer depreciated when they are classified as held for sale. There were $0.1 million and $70.8 million in real estate investments held for sale as of December 31, 2020 and 2019, respectively (see Note 3 — Real Estate Investments, Net to the consolidated financial statements included in this Annual Report on Form 10-K for additional information).

All of our leases as lessor prior to the adoption of new lease accounting rules on January 1, 2019, were accounted for as operating leases and they continue to be accounted for as operating leases under the transition guidance. We evaluate new leases originated after the adoption date (by us or by a predecessor lessor/owner) pursuant to the new guidance where a lease for some or all of a building is classified by a lessor as a sales-type lease if the significant risks and rewards of ownership reside with the tenant. This situation is met if, among other things, there is an automatic transfer of title during the lease, a bargain purchase option, the non-cancelable lease term is for more than major part of remaining economic useful life of the asset (e.g., equal to or greater than 75%), if the present value of the minimum lease payments represents substantially all (e.g., equal to or greater than 90%) of the leased property’s fair value at lease inception, or if the asset so specialized in nature that it provides no alternative use to the lessor (and therefore would not provide any future value to the lessor) after the lease term. Further, such new leases would be evaluated to consider whether they would be failed sale-leaseback transactions and accounted for as financing transactions by the lessor. For the three-year period ended December 31, 2020, we have no leases as a lessor that would be considered as sales-type leases or financings under sale-leaseback rules.

We are also the lessee under certain land leases which were previously classified prior to adoption of lease accounting and will continue to be classified as operating leases under transition elections unless subsequently modified. These leases are reflected on the balance sheet and the rent expense is reflected on a straight-line basis over the lease term.

We generally determine the value of construction in progress based upon the replacement cost. During the construction period, we capitalize interest, insurance and real estate taxes until the development has reached substantial completion.

Purchase Price Allocation

In both a business combination and an asset acquisition, we allocate the purchase price of acquired properties to tangible and identifiable intangible assets or liabilities based on their respective fair values. Tangible assets may include land, land improvements, buildings, fixtures and tenant improvements on an as if vacant basis. Intangible assets may include the value of in-place leases and above-and below-market leases and other identifiable assets or liabilities based on lease or property specific characteristics. In addition, any assumed mortgages receivable or payable and any assumed or issued non-controlling interests (in a business combination) are recorded at their estimated fair values. In allocating the fair value to assumed mortgages, amounts are recorded to debt premiums or discounts based on the present value of the estimated cash flows, which is calculated to account for either above or below-market interest rates. In a business combination, the difference between the purchase price and the fair value of identifiable net assets acquired is either recorded as goodwill or as a bargain purchase gain. In an asset acquisition, the difference between the acquisition price (including capitalized transaction costs) and the fair value of identifiable net assets acquired is allocated to the non-current assets. All acquisitions during the years ended December 31, 2020, 2019 and 2018 were accounted for as asset acquisitions.

For acquired properties with leases classified as operating leases, we allocate the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed, based on their respective fair values. In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We also consider information obtained about each property as a result of our pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. We utilize various estimates, processes and information to determine the as-if vacant property value. We estimate fair value using data from appraisals, comparable sales, discounted cash flow analysis and other methods. Fair value estimates are also made using significant assumptions such as capitalization rates, fair market lease rates and land values per square foot.

Identifiable intangible assets include amounts allocated to acquired leases for above- and below-market lease rates and the value of in-place leases. Factors considered in the analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at contract rates during the expected lease-up period, which typically ranges from six to 24 months. We also estimate costs to execute similar leases including leasing commissions, legal and other related expenses.

Above-market and below-market lease values for acquired properties are initially recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining initial term of the lease for above-market leases and the remaining initial term plus the term of any below-market fixed rate renewal options for below-market leases.

The aggregate value of intangible assets related to customer relationship, as applicable, is measured based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the tenant. Characteristics considered by us in determining these values include the nature and extent of its existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors. We did not record any intangible asset amounts related to customer relationships during the years ended December 31, 2020 and 2019.

Impairment of Long-Lived Assets

When circumstances indicate the carrying value of a property may not be recoverable, we review the property for impairment. This review is based on an estimate of the future undiscounted cash flows expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If an impairment exists, due to the inability to recover the carrying value of a property, we would recognize an impairment loss in the consolidated statement of operations and comprehensive (loss) to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss recorded would equal the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net earnings.

Depreciation and Amortization

Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, 7 to 10 years for fixtures and improvements, and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

Construction in progress, including capitalized interest, insurance and real estate taxes, is not depreciated until the development has reached substantial completion. The value of certain other intangibles such as certificates of need in certain jurisdictions are amortized over the expected period of benefit (generally the life of the related building).

The value of in-place leases, exclusive of the value of above-market and below-market in-place leases, is amortized to expense over the remaining periods of the respective leases.

The value of customer relationship intangibles, if any, is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

Assumed mortgage premiums or discounts are amortized as an increase or reduction to interest expense over the remaining terms of the respective mortgages.

Above-and Below-Market Lease Amortization

Capitalized above-market lease values are amortized as a reduction of revenue from tenants over the remaining terms of the respective leases and the capitalized below-market lease values are amortized as an increase to revenue from tenants over the remaining initial terms plus the terms of any below-market fixed rate renewal options of the respective leases. If a tenant with a below-market rent renewal does not renew, any remaining unamortized amount will be taken into income at that time.

Capitalized above-market ground lease values are amortized as a reduction of property operating expense over the remaining terms of the respective leases. Capitalized below-market ground lease values are amortized as an increase to property operating expense over the remaining terms of the respective leases and expected below-market renewal option periods.

Equity-Based Compensation

The Company has a stock-based incentive award program for its directors, which is accounted for under the guidance of share based payments. The cost of services received in exchange for these stock awards is measured at the grant date fair value of the award and the expense for such awards is included in general and administrative expenses and is recognized over the service period (i.e., vesting) required or when the requirements for exercise of the award have been met.

CARES Act Grants

On March 27, 2020, Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law and it provides funding to Medicare providers in order to provide financial relief during the COVID-19 pandemic. Funds provided under the program were to be used for the preparation, prevention, and medical response to COVID-19, and were designated to reimburse providers for healthcare related expenses and lost revenues attributable to COVID-19. We received $3.6 million in these funds during the year ended December 31, 2020, related to four of our SHOPs and we considered the funds to be a grant contribution from the government. The full amounts received were recognized as a reduction of property operating expenses in our consolidated statement of operations for the year ended December 31, 2020 to offset the incurred COVID-19 expenses. Subsequent to December 31, 2020, we received an additional $5.1 million in funding through the CARES Act which will reduce property operating expenses incurred due to COVID-19 during the first quarter of 2021. There can be no assurance that the program will be extended or any further amounts received.

Recently Issued Accounting Pronouncements

See Note 2 — Summary of Significant Accounting Policies - Recently Issued Accounting Pronouncements to the consolidated financial statements included in this Annual Report on Form 10-K for further discussion.

Results of Operations

We operate in three reportable business segments for management and internal financial reporting purposes: MOBs, triple-net leased healthcare facilities, and SHOPs. In our MOB operating segment, we own, manage and lease single and multi-tenant MOBs where tenants are required to pay their pro rata share of property operating expenses, which may be subject to expense exclusions and floors, in addition to base rent. In our triple-net leased healthcare facilities operating segment, we own, manage and lease seniors housing properties, hospitals, post-acute care and skilled nursing facilities throughout the United States under long-term triple-net leases, and tenants are generally directly responsible for all operating costs of the respective properties.Our Property Manager or third party managers manage our MOBs and our triple-net leased healthcare facilities. In our SHOP segment, we invest in seniors housing properties using the RIDEA structure. As of December 31, 2020, we had seven eligible independent contractors operating 59 SHOPs (not including two land parcels). All of our properties across all three business segments are located throughout the United States.

Same Store Properties

Information based on Same Store, Acquisitions and Dispositions (as each are defined below) allows us to evaluate the performance of our portfolio based on a consistent population of properties owned for the entire period of time covered. As of December 31, 2020, we owned 193 properties. There were 175 properties (our “Same Store” properties) owned for the entire years ended December 31, 2020 and 2019, including two vacant land parcels and one development property that was substantially completed in the fourth quarter of 2019. Since January 1, 2019 and through December 31, 2020, we acquired 18 properties (our “Acquisitions”) and disposed of 16 properties (our “Dispositions”). As described in more detail under “Results of Operations— Comparison of the Years Ended December 31, 2020 and 2019 — Transition Properties” below, our Same Store properties include four Transition Properties that were transitioned from Senior Housing - Triple Net Leased to our SHOP segment effective July 1, 2020, and another Transition Property which transitioned from our Triple Net Leased segment effective April 1, 2019. These five Transition Properties were owned for the entirety of 2019 and 2020 and merely moved between segments. We retroactively adjusted our Same Store reporting for those segments to include the Transition Properties as part of the Same Store reporting in our SHOP segment and excluded them from the Same Store reporting in our triple-net leased healthcare facilities segment (each segment as so retroactively adjusted, the “Segment Same Store”). See Note 3 — Real Estate Investments, Net to our consolidated financial statements included in this Annual Report on Form 10-K for further information about the Transition Properties and the transition.

The following table presents a roll-forward of our properties owned from January 1, 2019 to December 31, 2020:

Number of Properties
Number of properties, December 31, 2018	191
Acquisition activity during the year ended December 31, 2019	9
Disposition activity during the year ended December 31, 2019	(7)
Number of properties, December 31, 2019	193
Acquisition activity during the year ended December 31, 2020	9
Disposition activity during the year ended December 31, 2020	(9)
Number of properties, December 31, 2020	193

Number of Same Store Properties (1)	175

(1)	Includes the acquisition of a land parcel adjacent to an existing property which is not considered an Acquisition.

In addition to the comparative period-over-period discussions below, please see the “Overview — Management Update on the Impacts of the COVID-19 Pandemic” section above for additional information on the risks and uncertainties associated with the COVID-19 pandemic and management’s responses.

Below is a discussion of our results of operations for the years ended December 31, 2020 and 2019. Please see the “Results of Operations” section located in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2019 for a comparison of our results of operations for the year ended December 31, 2019 and 2018.

Comparison of the Years Ended December 31, 2020 and 2019

Net loss attributable to common stockholders was $78.8 million and $88.1 million for the years ended December 31, 2020 and 2019, respectively. The following table shows our results of operations for the years ended December 31, 2020 and 2019 and the year to year change by line item of the consolidated statements of operations:

	Year Ended December 31,		Increase (Decrease)
(Dollar amounts in thousands)	2020	2019	$	%
Revenue from tenants	$381,612	$374,914	$6,698	1.8%

Operating expenses:
Property operating and maintenance	243,548	234,185	9,363	4.0%
Impairment charges	36,446	55,969	(19,523)	(34.9)%
Operating fees to related parties	23,922	23,414	508	2.2%
Acquisition and transaction related	173	362	(189)	(52.2)%
General and administrative	21,572	20,530	1,042	5.1%
Depreciation and amortization	81,053	81,032	21	—%
Total expenses	406,714	415,492	(8,778)	(2.1)%
Operating loss before gain (loss) on sale of real estate investments	(25,102)	(40,578)	15,476	38.1%
Gain on sale of real estate investments	5,230	8,790	(3,560)	NM
Operating loss	(19,872)	(31,788)	11,916	37.5%
Other income (expense):
Interest expense	(51,519)	(56,059)	4,540	8.1%
Interest and other income	44	7	37	528.6%
Loss on non-designated derivatives	(102)	(68)	(34)	(50.0)%
Total other expenses	(51,577)	(56,120)	4,543	8.1%
Loss before income taxes	(71,449)	(87,908)	16,459	18.7%
Income tax expense	(4,061)	(399)	(3,662)	NM
Net loss	(75,510)	(88,307)	12,797	14.5%
Net income attributable to non-controlling interests	(303)	393	(696)	(177.1)%
Allocation for preferred stock	(2,968)	(173)	(2,795)	NM
Net loss attributable to common stockholders	$(78,781)	$(88,087)	$9,306	10.6%

NM — Not Meaningful

Transition Properties

Some of our properties move between our operating segments, for example if they are converted from being triple-net leased to third parties in our triple-net leased healthcare facilities segment to being leased to our TRS and operated and managed on our behalf by a third-party operator in our SHOP segment. When transfers between segments occur, we reclassify the operating results of the transferred properties to their current segment for both the current and all historical periods in order to present a consistent group of property results. See Note 3 — Real Estate Investments, Net - “Impairments” and “Held for Use Assets” and Note 15 — Segment Reporting to our consolidated financial statements included in this Annual Report on Form 10-K for additional information.

Over the last three years, we have had properties transfer between operating segments. Upon such transfers the Company retroactively restates the historical operating results for the segment for all periods presented in that filing and, thereafter, the Company will restate other later prior periods when they are subsequently reported in later filings for comparative purposes. As a result, the Company provides transition disclosure adjustments only for properties that have transitioned since the prior numbers were previously reported. The Company had the following: (i) 2020 Transition Properties – the four LaSalle Properties (Effective July 1, 2020, reporting for the quarter ended September 30, 2020) – (ii) 2019 Transition Property – the Wellington Property (Effective in April, 2019, reporting for the quarter ended June 30, 2019). Collectively, these are referred generically as the “Transition Properties.”

During the year ended December 31, 2020, as shown in more detail in the table below, the Transition Properties contributed approximately $(0.1) million of net operating income (“NOI”). The results of operations of the Transition Properties are included in Segment Same Store with respect to the SHOP segment. The bad debt expense relating to the Transition Properties is included as a reduction to revenue from tenants on the consolidated statement of operations.

The previously reported Same Store results had already been retroactively adjusted to reflect the impact of Transition Properties during the applicable periods and require no further adjustments thereto.

The following table presents by segment Same Store properties’ NOI before and after adjusting for the 2020 Transition Properties as described above, to arrive at “Segment Same Store” results. Our MOB segment was not affected by the Transition Properties.

	Year Ended December 31, 2020			Year Ended December 31, 2019			Increase (Decrease)
(Dollar amounts in thousands)	Same Store Properties	Transition Property	Segment Same Store	Same Store Properties	Transition Property	Segment Same Store	Same Store Properties	Transition Property	Segment Same Store
NNN Segment
Revenue from tenants	$35,452	$(19,841)	$15,611	$32,509	$(17,945)	$14,564	$2,943	$(1,896)	$1,047
Less: Property operating and maintenance	21,853	(19,892)	1,961	18,180	(15,870)	2,310	3,673	(4,022)	(349)
NOI	$13,599	$51	$13,650	$14,329	$(2,075)	$12,254	$(730)	$2,126	$1,396

SHOP Segment
Revenue from tenants	$198,864	$19,841	$218,705	$209,579	$17,945	$227,524	$(10,715)	$1,896	$(8,819)
Less: Property operating and maintenance	154,022	19,892	173,914	154,351	15,870	170,221	(329)	4,022	3,693
NOI	$44,842	$(51)	$44,791	$55,228	$2,075	$57,303	$(10,386)	$(2,126)	$(12,512)

Net Operating Income

NOI is a non-GAAP financial measure used by us to evaluate the operating performance of our real estate portfolio. NOI is equal to revenue from tenants less property operating and maintenance expenses. NOI excludes all other financial statement amounts included in net income (loss) attributable to common stockholders. We believe NOI provides useful and relevant information because it reflects only those income and expense items that are incurred at the property level and presents such items on an unlevered basis. See Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures included in this Annual Report on Form 10-K for additional disclosure and a reconciliation to our net income (loss) attributable to common stockholders.

Segment Results — Medical Office Buildings

The following table presents the components of NOI and the period to period change within our MOB segment for the years ended December 31, 2020 and 2019:

	Segment Same Store(1)			Acquisitions(2)			Dispositions(3)			Segment Total(4)
	Year Ended December 31,		Increase (Decrease)	Year Ended December 31,		Increase (Decrease)	Year Ended December 31,		Increase (Decrease)	Year Ended December 31,		Increase (Decrease)
(Dollar amounts in thousands)	2020	2019		$2020	2019		$2020	2019		$2020	2019	$
Revenue from tenants	$95,500	$93,651	$1,849	$8,341	$5,372	$2,969	$372	$1,356	$(984)	$104,213	$100,379	$3,834
Less: Property operating and maintenance	28,380	29,218	(838)	2,436	1,986	450	35	609	(574)	30,851	31,813	(962)
NOI	$67,120	$64,433	$2,687	$5,905	$3,386	$2,519	$337	$747	$(410)	$73,362	$68,566	$4,796

(1)	Our MOB segment included 104 Same Store properties.

(2)	Our MOB segment included 13 Acquisition properties.

(3)	Our MOB segment included seven Disposition properties.

(4)	Our MOB segment consisted of 117 properties.

NM — Not Meaningful

Revenue from tenants is primarily related to contractual rent received from tenants in our MOBs. It also includes operating expense reimbursements which generally increase in proportion with the increase in property operating and maintenance expenses in our MOB segment. Pursuant to many of our lease agreements in our MOBs, tenants are required to pay their pro rata share of property operating and maintenance expenses, which may be subject to expense exclusions and floors, in addition to base rent.

Property operating and maintenance relates to the costs associated with our properties, including real estate taxes, utilities, repairs, maintenance, and unaffiliated third party property management fees.

During the year ended December 31, 2020, the MOB segment contributed a $4.8 million increase in NOI as compared to the year ended December 31, 2019. Of our 18 Acquisitions, during the period from January 1, 2019 through December 31, 2020, 13 were MOBs which contributed a $2.5 million increase in NOI, and our Disposition properties contributed a $0.4 million decrease in NOI, while NOI from our Same Store properties contributed a $2.7 million increase in NOI as compared to the year ended December 31, 2019.

Segment Results — Triple Net Leased Healthcare Facilities

The following table presents the revenue and property operating and maintenance expense and the period to period change within our triple net leased healthcare facilities segment for the years ended December 31, 2020 and 2019:

	Segment Same Store (1)			Acquisitions (2)			Dispositions (3)			Segment Total(4)
	Year Ended December 31,		Increase (Decrease)	Year Ended December 31,		Increase (Decrease)	Year Ended December 31,		Increase (Decrease)	Year Ended December 31,		Increase (Decrease)
(Dollar amounts in thousands)	2020	2019		$2020	2019		$2020	2019		$2020	2019	$
Revenue from tenants	$15,611	$14,564	$1,047	$—	$—	$—	$—	$—	$—	$15,611	$14,564	$1,047
Less: Property operating and maintenance	1,961	2,310	(349)	—	—	—	—	—	—	1,961	2,310	(349)
NOI	$13,650	$12,254	$1,396	$—	$—	$—	$—	$—	$—	$13,650	$12,254	$1,396

(1)	Our triple-net leased healthcare facilities segment included 15 Same Store properties.

(2)	Our triple-net leased healthcare facilities segment did not have any Acquisitions properties.

(3)	Our triple-net leased healthcare facilities segment did not have any Dispositions properties.

(4)	Our triple-net leased healthcare facilities segment included 15 properties.

NM - Not Meaningful

Revenue from tenants for our triple-net leased healthcare facilities generally consist of fixed rental amounts (which may be subject to annual contractual escalations) received from our tenants in accordance with the applicable lease terms. These revenues are contractual rent received from tenants that does not vary based on the underlying operating performance of the properties. In addition, revenue from tenants also includes operating expense reimbursements in our triple-net leased healthcare facilities segment, which generally include reimbursement for property operating expenses that we pay on behalf of tenants in this segment. However, pursuant to many of our lease agreements in this segment, tenants are generally directly responsible for all operating costs of the respective properties in addition to base rent. Property operating and maintenance expense should typically include minimal activity in our triple-net leased healthcare facilities segment except for real estate taxes and insurance. Real estate taxes are typically paid directly by the tenants; however, they may be paid by us and reimbursed by the tenants.

During the year ended December 31, 2020, revenue from tenants in our triple-net leased healthcare facilities segment increased $1.0 million as compared to the year ended December 31, 2019. Property operating and maintenance expenses decreased $0.3 million during the year ended December 31, 2020 and December 31, 2019, respectively, primarily related to lower property taxes and operating expenses.

Segment Results — Seniors Housing Operating Properties

The following table presents the revenue and property operating and maintenance expense and the period to period change within our SHOP segment for the years ended December 31, 2020 and 2019:

	Segment Same Store (1)			Acquisitions (2)			Dispositions (3)			Segment Total
	Year Ended December 31,		Increase (Decrease)	Year Ended December 31,		Increase (Decrease)	Year Ended December 31,		Increase (Decrease)	Year Ended December 31,		Increase (Decrease)
(Dollar amounts in thousands)	2020	2019		$2020	2019		$2020	2019		$2020	2019	$
Revenue from tenants	$218,705	$227,524	$(8,819)	$18,534	$2,052	$16,482	$24,549	$30,395	$(5,846)	$261,788	$259,971	$1,817
Less: Property operating and maintenance	173,914	170,221	3,693	15,330	1,760	13,570	21,492	28,081	(6,589)	210,736	200,062	10,674
NOI	$44,791	$57,303	$(12,512)	$3,204	$292	$2,912	$3,057	$2,314	$743	$51,052	$59,909	$(8,857)

(1)	Our SHOP segment included 56 Same Store properties, including two land parcels.

(2)	Our SHOP segment included five Acquisitions properties.

(3)	Our SHOP segment included nine Dispositions properties.

(4)	Our SHOP segment included 61 properties, including two land parcels.

NM — Not Meaningful

Revenues from tenants within our SHOP segment are generated in connection with rent and services offered to residents in our SHOPs depending on the level of care required, as well as fees associated with other ancillary services. Property operating and maintenance expenses relates to the costs associated with staffing to provide care for the residents in our SHOPs, as well as food, marketing, real estate taxes, management fees paid to our third party operators, and costs associated with maintaining the physical site

During the year ended December 31, 2020, revenue from tenants increased by $1.8 million in our SHOP segment as compared to the year ended December 31, 2019 which was primarily driven by an increase in revenue of $16.5 million due to our Acquisition properties, offset by decreases of $5.8 million due to our Disposition properties and $8.8 million due to our Same Store properties, which includes our Transition Properties.

Revenues declined in our Same Store SHOPs primarily due to a decrease in occupancy as a result of the impact of COVID-19 as discussed above. SHOP occupancy has declined from 84.1% as of March 31, 2020 to 79.5% as of June 30, 2020, to 77.9% as of September 30, 2020 and 75.1% as of December 31, 2020. This decline in occupancy trend is also represented in a decline from December 31, 2019, when SHOP occupancy was 85.7%. Regulatory and government-imposed restrictions and infectious disease protocols have hindered, and continue to hinder, our ability to accommodate and conduct in-person tours, process and attract new move-ins at our SHOPs and these and other impacts of the COVID-19 pandemic have affected, and could continue to affect, our ability to fill vacancies.

In addition, we also generated a portion of our SHOP revenue from skilled nursing facilities (which include ancillary revenue from non-residents) at four of our Same Store SHOPs. This revenue declined $2.1 million from $15.4 million during the year ended December 31, 2019 to $13.3 million during the year ended December 31, 2020 as a result of us limiting the services we offer at our skilled nursing facilities, during the COVID-19 pandemic, to protect our residents and on-site staff. We also offered COVID-related rent concessions of $0.4 million for the year ended December 31, 2020. These revenue decreases were partially offset by $1.3 million in COVID-19 surcharges we began billing residents for Personal Protective Equipment (“PPE”) during the quarter ended September 30, 2020, and less bad debt expense of $3.1 million relating to the LaSalle tenant, as described further below.

During the year ended December 31, 2020, property operating and maintenance expenses increased $10.7 million in our SHOP segment as compared to the year ended December 31, 2019, primarily due to an increase of $13.6 million due to our SHOP Acquisition properties and an increase of $3.7 million in our Same Store properties, which includes our Transition Properties. These increases were partially offset by a decrease in property operating and maintenance expenses from our Dispositions of $6.6 million.

The total increase in Same Store operating costs mainly related to costs incurred from the ongoing COVID-19 pandemic which totaled $7.6 million for the year ended December 31, 2020, which was partially offset by $3.6 million of funds received through the CARES Act. The full amount of the CARES Act funds was recognized as a reduction to our Same Store property operating expenses in the table above for the year ended December 31, 2020. As a result we experienced an increase in Same Store operating costs of $3.7 million year over year. Subsequent to December 31, 2020, we received an additional $5.1 million in funding through the CARES Act which will be recognized as a reduction to our Same Store property operating expenses in the quarter ending March 31, 2021. There can be no assurance that the program will be extended or any further amounts received. See the “Overview - Management Update on the Impacts of the COVID-19 Pandemic” section above for additional information on the risks and uncertainties associated with the COVID-19 pandemic and management’s actions taken in response.

The LaSalle Properties

On July 1, 2020, we transitioned the LaSalle Properties from our triple-net leased healthcare facilities segment to our SHOP segment, and the LaSalle Properties are now leased to our TRS and operated and managed on our behalf by a third-party operator. Beginning with our reporting for the period ended December 31, 2020 these properties are part of the “Transition Properties” and the resultant change has been applied retrospectively to historical periods.

As of December 31, 2020, the prior tenants at the LaSalle Properties remain in default of a forbearance agreement as described in more detail under “Note 3 — Real Estate Investment, Net - The LaSalle Tenant” and owe us $12.7 million of rent, property taxes, late fees, and interest receivable thereunder.

We have the entire receivable balance, including any monetary damages, and related income from the LaSalle Properties fully reserved as of December 31, 2020 and 2019. We incurred bad debt expense, including straight-line rent write-offs of $0.4 million and $3.5 million, related to the LaSalle Properties during the years ended December 31, 2020 and 2019, respectively, which is included as a reduction in revenue from tenants on the consolidated statement of operations.

Now that the transition is complete, we have gained more control over the operations of the LaSalle Properties, and we believe this will allow us to improve performance and the cash flows generated by the LaSalle Properties. There can be no assurance, however, that completing this transition will result in us achieving our operational objectives.

Other Results of Operations

Impairment Charges

We incurred $36.4 million of impairment charges for the year ended December 31, 2020. We recorded $19.6 million of impairment charges related to the 11 Michigan SHOPs, which was recognized after an amendment to the PSA for the sale of these properties in April 2020 which reduced the number of properties under consideration as well as the contract purchase price. We recorded $16.9 million of impairment charges related to the two Florida properties in Jupiter and Wellington as a result of our marketing efforts during the COVID-19 pandemic which concluded with a PSA in August 2020, for which the contract purchase was less than the carrying values of the properties, as well as expected closing costs that were not previously anticipated, which reduced the net amount expected to be realized on the sale of properties.

We incurred $56.0 million of impairment charges for the year ended December 31, 2019. During the fourth quarter of 2019, we began to evaluate the properties in Lutz, Florida, Wellington, Florida and our recently completed development property in Jupiter, Florida for potential sale. As a result, we concluded these held for use assets were impaired and recognized impairment charges in the aggregate of $33.3 million. The other impairment charges for 2019 relate to the 14 Michigan SHOPs that were under contract to be sold.

See Note 3 — Real Estate Investments to our consolidated financial statements in this Annual Report on Form 10-K for additional information on impairment charges.

Operating Fees to Related Parties

Operating fees to related parties increased $0.5 million to $23.9 million for the year ended December 31, 2020 from $23.4 million for the year ended December 31, 2019.

Our Advisor and Property Manager are paid for asset management and property management services for managing our properties on a day-to-day basis. The fixed portion of the base management fee we pay for asset management services is equal to $1.6 million per month, while the variable portion of the base management fee is equal, per month, to one twelfth per month of 1.25% of the cumulative net proceeds of any equity the we raise. Asset management fees increased $0.5 million to $20.0 million for the year ended December 31, 2020, due to the increase in the variable portion of the base management fee related to the issuance and sale of Series A Preferred Stock in December 2019.

Property management fees increased $0.3 million to $4.2 million, inclusive of $0.3 million of leasing commissions paid, during the year ended December 31, 2020 from $3.9 million during the year ended December 31, 2019. Property management fees increase or decrease in direct correlation with gross revenues of the properties managed.

See Note 9 — Related Party Transactions and Arrangements to our consolidated financial statements found in this Annual Report on Form 10-K which provides detail on our fees and expense reimbursements.

Acquisition and Transaction Related Expenses

Acquisition and transaction related expenses were $0.2 million for the year ended December 31, 2020 and $0.4 million for the year ended December 31, 2019. The expenses in both periods primarily related to indirect costs associated with potential acquisitions.

General and Administrative Expenses

General and administrative expenses increased $1.0 million to $21.6 million for the year ended December 31, 2020 compared to $20.5 million for the year ended December 31, 2019, which includes a $0.8 million increase in expense reimbursements to related parties. The increase in expense reimbursements to related parties was primarily due to $2.2 million of severance payments and related to legal costs incurred by the Advisor relating to the termination in 2018 of our former chief executive officer, partially offset by a $1.2 million reduction in expenses as a result of revisions to previously accrued bonuses to reflect the ultimate amount paid (see Note 9 – Related Party Transactions and Arrangements to our consolidated financial statements included in this Annual Report on Form 10-K).

Depreciation and Amortization Expenses

Depreciation and amortization expense increased marginally to $81.1 million for the year ended December 31, 2020 from $81.0 million for the year ended December 31, 2019.

Gain on Sale of Real Estate Investments

During the year ended December 31, 2020, we disposed of nine properties. The properties were sold for an aggregate contract price of $40.4 million, which resulted in an aggregate gain on sale of $5.2 million. See Note 3 — Real Estate Investments, Net to our consolidated financial statements in this Annual Report on Form 10-K for additional information.

Interest Expense

Interest expense decreased by $4.6 million to $51.5 million for the year ended December 31, 2020 from $56.1 million for the year ended December 31, 2019. The decrease in interest expense resulted from lower interest rates, partially offset by the increase on average outstanding debt in 2020 compared to 2019, as well as $3.0 million of interest expense recorded in the year ended December 31, 2019 resulting from the write off of unamortized deferred financing costs from the refinancing of a $250.0 million mortgage loan originally entered into in 2017. As of December 31, 2020 our outstanding debt obligations were $1.2 billion at a weighted average interest rate of 3.58% per year. As of December 31, 2019, we had total borrowings of $1.1 billion, at a weighted average interest rate of 4.03% per year.

Our interest expense in future periods will vary based on our level of future borrowings, the cost of borrowings among other factors.

Interest and Other Income

Interest and other income includes income from our investment securities and interest income earned on cash and cash equivalents held during the period. Interest and other income was approximately $44,000 for the year ended December 31, 2020. Interest and other income was approximately $7,000 for the year ended December 31, 2019.

Loss on Non-Designated Derivatives

Loss on non-designated derivative instruments for the years ended December 31, 2020 and 2019 related to interest rate caps that are designed to protect us from adverse interest rate changes in connection with our Fannie Mae Master Credit Facilities, which have floating interest rates. Loss on derivative instruments for the years ended December 31, 2020, 2019 and 2018 were $0.1 million, $0.1 million and $0.2 million, respectively.

Income Tax Benefit (Expense)

We recorded income tax expense of $4.1 million and $0.4 million for the years ended December 31, 2020 and 2019, respectively, related to deferred tax assets generated by temporary differences and current period net operating income associated with our TRS. During the year ended December 31, 2020, we recorded a $4.6 million valuation allowance against our deferred tax asset. Income taxes generally relate to our SHOPs, which are leased by our TRS.

Because of our TRS recent operating history of losses and the on-going impacts of the COVID-19 pandemic on the results of operations of our SHOP assets, we are not able to conclude that it is more likely than not we will realize the future benefit of our deferred tax assets; thus we have recorded a 100% valuation allowance as of December 31, 2020 of $4.6 million. If and when we believe it is more likely than not that we will recover our deferred tax assets, we will reverse the valuation allowance as an income tax benefit in our consolidated statements of comprehensive income (loss). As of December 31, 2020, our consolidated TRS had net operating loss carryforwards for federal income tax purposes of approximately $14 million at December 31, 2020 (of which $7.6 million were incurred prior to January 1, 2018). For losses incurred prior to January 1, 2018, if unused, these will begin to expire in 2035. For net operating losses incurred subsequent to December 31, 2017, there is no expiration date.

Net Income/Loss Attributable to Non-Controlling Interests

Net income attributable to non-controlling interests was approximately $0.3 million and net loss to non-controlling interests was $0.4 million for the years ended December 31, 2020 and 2019, respectively. These amounts represent the portion of our net loss that is related to the OP Units and non-controlling interest holders in our subsidiaries that own certain properties.

Cash Flows from Operating Activities

During the year ended December 31, 2020, net cash provided by operating activities was $41.8 million. The level of cash flows used in or provided by operating activities is affected by, among other things, the number of properties owned, the performance of those properties, the timing of interest payments and the amount of borrowings outstanding during the period, as well as the receipt of scheduled rent payments and the level of operating expenses. Cash inflows include non-cash items of $45.8 million (net loss of $75.5 million adjusted for non-cash items including depreciation and amortization of tangible and identifiable intangible real estate assets, deferred financing costs and mortgage premiums and discounts, bad debt expense, equity-based compensation, gain on non-designated derivatives and impairment charges). In addition, cash provided by operating activities was impacted by an increase in accounts payable and accrued expenses of $4.6 million related to higher accrued real estate taxes, property operating expenses and professional and legal fees. These cash inflows were partially offset by a net increase in prepaid expenses and other assets of $0.1 million and a net increase in unbilled receivables recorded in accordance with straight-line basis accounting of $2.4 million.

During the year ended December 31, 2019, net cash provided by operating activities was $47.4 million. The level of cash flows used in or provided by operating activities is affected by, among other things, the number of properties owned, the performance of those properties, the timing of interest payments and the amount of borrowings outstanding during the period, as well as the receipt of scheduled rent payments and the level of operating expenses. Cash inflows include non-cash items of $56.8 million (net loss of $88.3 million adjusted for non-cash items including depreciation and amortization of tangible and identifiable intangible real estate assets, deferred financing costs and mortgage premiums and discounts, bad debt expense, equity-based compensation, gain on non-designated derivatives and impairment charges) and an increase in accounts payable and accrued expenses of $2.6 million related to higher accrued real estate taxes, property operating expenses and professional and legal fees. These cash inflows were partially offset by a net increase in prepaid expenses and other assets of $9.7 million and a net increase in unbilled receivables recorded in accordance with straight-line basis accounting of $3.8 million.

Cash Flows from Investing Activities

Net cash used in investing activities during the year ended December 31, 2020 was $82.5 million. The cash used in investing activities included $95.0 million for the acquisition of nine properties and $21.9 million in capital expenditures. These cash outflows were partially offset by proceeds from the sale of real estate of $34.4 million.

Net cash used in investing activities during the year ended December 31, 2019 was $46.2 million. The cash used in investing activities included $92.0 million for the acquisition of nine properties and to fund the cost of our ongoing development property in Jupiter, Florida during the period and $16.7 million in capital expenditures. These cash outflows were partially offset by proceeds from the sale of real estate of $62.5 million.

Cash Flows from Financing Activities

Net cash provided by financing activities of $19.4 million during the year ended December 31, 2020 included proceeds of $95.0 million from our Revolving Credit Facility. These cash inflows were partially offset by distributions to stockholders of $31.4 million, common stock repurchases of $10.5 million, payments for deferred financing costs of $2.2 million, the buyout of a non-controlling interest of $0.6 million and dividends paid to preferred stockholders $2.4 million.

Net cash provided by financing activities of $19.1 million during the year ended December 31, 2019 related to proceeds of $225.6 million from our Revolving Credit Facility, $150.0 million from our Term Loan, $136.5 million from the Multi-Property CMBS Loan and $37.6 million of net proceeds from the issuance of Series A Preferred Stock. These cash inflows were partially offset by payments on our Revolving Credit Facility of $368.3 million, mortgage principal repayments of $67.8 million, distributions to stockholders of $51.4 million, common stock repurchases of $21.1 million, payments for deferred financing costs of $19.5 million, and distributions to non-controlling interest holders of $0.3 million.

Liquidity and Capital Resources

The negative impacts of the COVID-19 pandemic has caused and may continue to cause certain of our tenants to be unable to make rent payments to us timely, or at all, which has, and could continue to have, an adverse effect on the amount of cash we receive from our operations. In addition to the discussion below, please see the “Overview — Management Update on the Impacts of the COVID-19 Pandemic” section above for additional information on the risks and uncertainties associated with the COVID-19 pandemic and management’s actions taken in response.

As of December 31, 2020, we had $72.4 million of cash and cash equivalents. Our ability to use this cash on hand is restricted. Under our Credit Facility, as amended on August 2020, we are required to maintain a combination of cash, cash equivalents and availability for future borrowings under our revolving credit facility under our Credit Facility (our “Revolving Credit Facility”) totaling at least $50.0 million. As of December 31, 2020, $48.3 million was available for future borrowings under our Revolving Credit Facility. Pursuant to an amendment to our Credit Facility in August 2020, certain other restrictions and conditions described below will no longer apply starting in the “Commencement Quarter” which is a quarter in which we make an election and, as of the day prior to the commencement of the applicable quarter we have a combination of cash, cash equivalents and availability for future borrowings under the Revolving Credit Facility totaling at least $100.0 million, giving effect to the aggregate amount of distributions projected to be paid by us during the applicable quarter, and our ratio of consolidated total indebtedness to consolidated total asset value (expressed as a percentage) is less than 62.5%. As of December 31, 2020, our ratio of consolidated total indebtedness to consolidated total asset value for these purposes was 61.7%. The Commencement Quarter may be no earlier than the fiscal quarter ending June 30, 2021. There can be no assurance as to if, or when, we will be able to satisfy these conditions. We, for example, may not pay distributions to holders of common stock in cash or any other cash distributions (including repurchases of shares of our common stock) on our common stock until the Commencement Quarter. Moreover, beginning in the Commencement Quarter, we may only pay cash distributions provided that the aggregate distributions (as defined in the Credit Facility and including dividends on Series A Preferred Stock) for any period of four fiscal quarters do not exceed 95% of Modified FFO (as defined in the Credit Facility) for the same period based only on fiscal quarters after the Commencement Quarter.

Following the amendment in August 2020, our Credit Facility also restricts our sources of liquidity. Until the first day of the Commencement Quarter, we must use all of the net cash proceeds from any capital event (such as an asset sale, financing or equity issuance) to prepay amounts outstanding under the Revolving Credit Facility. We may reborrow any amounts so repaid if all relevant conditions are met, including sufficient availability for future borrowings. There can be no assurance these conditions will be met. The availability for future borrowings under the Credit Facility is calculated using the adjusted net operating income of the real estate assets comprising the borrowing base, and availability has been, and may continue to be, adversely affected by the decreases in cash rent collected from our tenants and income from our operators that have resulted from the effects of the COVID-19 pandemic and may persist for some time. See “Item 1A. Risk Factors. Our Credit Facility restricts our ability to use cash that would otherwise be available to us, and there can be no assurance our available liquidity will be sufficient to meet our capital needs.”

We expect to fund our future short-term operating liquidity requirements, including dividends to holders of Series A Preferred Stock, through a combination of current cash on hand, net cash provided by our property operations and proceeds from the Revolving Credit Facility. Our principal demands for cash are for acquisitions, capital expenditures, the payment of our operating and administrative expenses, debt service obligations (including principal repayment), and dividends to holders of our Series A Preferred Stock. We closely monitor our current and anticipated liquidity position relative to our current and anticipated demands for cash and believe that we have sufficient current liquidity and access to additional liquidity to meet our financial obligations for at least the next 12 months. Our future liquidity requirements, and available liquidity, however, depend on many factors, such as the on-going impact of COVID-19 on our tenants and operators and our ability to complete our pending dispositions on their contemplated terms, or at all.

Preferred Stock Equity Line with B. Riley Principal Capital, LLC

On September 15, 2020, we entered into a preferred stock purchase agreement and registration rights agreement with B. Riley Principal Capital, LLC (“B. Riley”), pursuant to which we have the right from time to time to sell up to an aggregate of $15 million of shares of our Series A Preferred Stock to B. Riley until December 31, 2023, on the terms and subject to the conditions set forth in the purchase agreement. This arrangement is also referred to as the “Preferred Stock Equity Line.” We control the timing and amount of any sales to B. Riley under the Preferred Stock Equity Line, and B. Riley is obligated to make purchases of up to 3,500 shares of Series A Preferred Stock each time (as may be increased by mutual agreement by the parties) in accordance with the purchase agreement, upon certain terms and conditions being met. We did not sell any shares under the Preferred Stock Equity Line during the year ended December 31, 2020.

Financings

As of December 31, 2020, our total debt leverage ratio (net debt divided by gross asset value) was approximately 44.5%. Net debt totaled $1.2 billion, which represents gross debt ($1.2 billion) less cash and cash equivalents ($72.4 million). Gross asset value totaled $2.6 billion, which represents total real estate investments, at cost ($2.6 billion) and assets held for sale at carrying value ($0.1 million), net of gross market lease intangible liabilities ($22.1 million). Impairment charges are already reflected within gross asset value.

As of December 31, 2020, we had total gross borrowings of $1.2 billion, at a weighted average interest rate of 3.6%. As of December 31, 2019, we had total gross borrowings of $1.1 billion at a weighted average interest rate of 4.0%. As of December 31, 2020, the carrying value of our real estate investments, at cost was $2.6 billion, with $0.9 billion of this amount pledged as collateral for mortgage notes payable, $0.6 billion of this amount pledged to secure advances under the Fannie Mae Master Credit Facilities and $0.9 billion of this amount comprising the borrowing base of the Credit Facility. These real estate assets are not available to satisfy other debts and obligations, or to serve as collateral with respect to new indebtedness, as applicable unless the existing indebtedness associated with the property is satisfied or the property is removed from the borrowing base of the Credit Facility, which would impact availability thereunder.

We expect to utilize proceeds from our Credit Facility to fund future property acquisitions, as well as, subject to the terms of our Credit Facility, other sources of funds that may be available to us. These actions may require us to add some or all of our unencumbered properties as security for that debt or add them to the borrowing base under our Credit Facility. Unencumbered real estate investments, at cost as of December 31, 2020 was $0.2 billion. There can be no assurance as to the amount of liquidity we would be able to generate from adding any of the unencumbered assets we own to the borrowing base of our Credit Facility. Pursuant to the Credit Facility, any resulting net proceeds from these dispositions prior to the Commencement Quarter must be used to prepay amounts outstanding under the Revolving Credit Facility.

Mortgage Notes Payable

As of December 31, 2020, we had $550.4 million in gross mortgage notes payable outstanding. During the first quarter of 2020, we assumed one mortgage for $13.9 million in connection with one of our SHOP acquisitions.

Credit Facility

Our Credit Facility consists of two components, the Revolving Credit Facility and our Term Loan. The Revolving Credit Facility is interest-only and matures on March 13, 2023, subject to one one-year extension at our option. Our Term Loan is interest-only and matures on March 13, 2024. Loans under our Credit Facility may be prepaid at any time, in whole or in part, without premium or penalty, subject to customary breakage costs. Any amounts repaid under our Term Loan may not be re-borrowed.

In March 2020, we borrowed an additional $95.0 million under the Revolving Credit Facility a portion of which was used for general corporate purposes. Subsequently, we have not borrowed additional amount under the Revolving Credit Facility.

In the fourth quarter of 2020, we repaid $4.4 million of the Revolving Credit Facility from the proceeds of the Michigan SHOP disposition and $17.6 million from the disposition of the skilled nursing facility in Lutz, Florida. These amounts represented all the cash proceeds from these dispositions.

The total commitments under the Credit Facility are $630.0 million including $480.0 million under the Revolving Credit Facility. The Credit Facility includes an uncommitted “accordion feature” that may be used to increase the commitments under either component of the Credit Facility by up to an additional $370.0 million to a total of $1.0 billion. As of December 31, 2020, $323.7 million was outstanding under the Credit Facility and the unused borrowing availability under the Credit Facility was $48.3 million. The amount available for future borrowings under the Credit Facility is based on either the value of the pool of eligible unencumbered real estate assets comprising the borrowing base, or a minimum debt service coverage ratio with respect to the borrowing base. Both of these amounts are calculated using the adjusted net operating income of the real estate assets comprising the borrowing base, and, therefore, availability under our Credit Facility has been adversely affected by the decreases in cash rent collected from our tenants and income from our operators due to the effects of the COVID-19 pandemic, and may continue to be adversely affected.

As of December 31, 2020, $150.0 million was outstanding under our Term Loan, and $173.7 million was outstanding under the Revolving Credit Facility. The equity interests and related rights in our wholly owned subsidiaries that directly own or lease the eligible unencumbered real estate assets comprising the borrowing base of the Revolving Credit Facility are pledged for the benefit of the lenders thereunder. The Credit Facility also contains a subfacility for letters of credit of up to $25.0 million. The applicable margin used to determine the interest rate under both the Term Loan and Revolving Credit Facility components of the Credit Facility varies based on our leverage. As of December 31, 2020, the Revolving Credit Facility and the Term Loan had an effective interest rate per annum equal to 3.21% and 4.95%, respectively. The Credit Facility prohibits us from exceeding a maximum ratio of consolidated total indebtedness to consolidated total asset value, and requires us to maintain a minimum ratio of adjusted consolidated EBITDA to consolidated fixed charges on a quarterly basis and a minimum consolidated tangible net worth. As of December 31, 2020, we were in compliance with the financial covenants under the Credit Facility. Based upon our current expectations, we believe our operating results during the next 12 months will allow us to comply with these covenants. Please see “Item 1A. Risk Factors. Risks Related to our Indebtedness.”

Fannie Mae Master Credit Facilities

As of December 31, 2020, $355.2 million was outstanding under the Fannie Mae Master Credit Facilities. We may request future advances under the Fannie Mae Master Credit Facilities by adding eligible properties to the collateral pool or by borrowing-up against the increased value of the collateral pool, subject to customary conditions, including satisfaction of minimum debt service coverage and maximum loan-to-value tests. Future advances based on the increased value of the collateral pool may only occur until November 2021 and not more than once annually for each of the Fannie Mae Master Credit Facilities. Borrowings under the Fannie Mae Master Credit facilities bear annual interest at a rate that varies on a monthly basis and is equal to the sum of the current LIBOR for one month U.S. dollar-denominated deposits and 2.62%, with a combined floor of 2.62%. The Fannie Mae Master Credit Facilities mature on November 1, 2026.

Capital Expenditures

During the year ended December 31, 2020, our capital expenditures were $21.9 million, of which approximately $4.6 million related our MOB segment, $4.0 million related to our NNN segment and $12.8 million related to our SHOP segment. All other capital expenditures were typical in nature for the other properties in our portfolio. We anticipate this rate of capital expenditures will be similar for the MOB, NNN and SHOP segments throughout 2021, however, the recent economic uncertainty created by the COVID-19 global pandemic will continue to impact our decisions on the amount and timing of future capital expenditures. Our capital expenditures in 2021 were funded using cash on hand, and we also expect to fund future capital expenditures using cash on hand.

Acquisitions — Year Ended December 31, 2020

During the year ended December 31, 2020, we completed the acquisitions of two multi-tenant MOBs, three single tenant MOBs and four SHOP for an aggregate contract purchase price of $109.6 million. The acquisition of one multi-tenant MOB for a contract purchase price of $5.7 million, was completed during the three months ended December 31, 2020. The properties acquired during the year ended December 31, 2020 are located in Illinois, Pennsylvania, Ohio and Florida and comprise approximately 340,783 square feet and were funded with proceeds from financings (including amounts borrowed under our Credit Facility), the assumption of the $13.9 million mortgage in an acquisition, and cash on hand.

Acquisitions — Subsequent to December 31, 2020 and Pending Transactions

We acquired one property subsequent to December 31, 2020 for $6.6 million. We have signed two PSAs to acquire two MOBs located in Ohio and Oklahoma for an aggregate contract purchase price of approximately $10.1 million. We anticipate using cash on hand to fund the consideration required to complete these acquisitions. The PSAs are subject to conditions and there can be no assurance we will complete any of these acquisitions, or any future acquisitions or other investments, on a timely basis or on acceptable terms and conditions, if at all.

Acquisition of Non-Controlling Interest

In November 2020, we purchased all of the outstanding membership interests in the joint venture that owns the UnityPoint Clinics in Muscatine, Iowa and Moline, Illinois for approximately $0.6 million, funded with cash on hand. Following this transaction, the properties were wholly owned by us and added to the borrowing base under our Credit Facility.

Dispositions — Year Ended December 31, 2020

During the year ended December 31, 2020, we sold nine properties (one MOB, seven SHOPs and one skilled nursing facility in Lutz Florida) for an aggregate contract price of $40.4 million, which resulted in an aggregate gain on sale of $5.2 million. Eight of these properties (seven SHOPs in Michigan and one skilled nursing facility in Lutz Florida) were sold in the fourth quarter of 2020 and had an aggregate purchase price of $31.8 million, which resulted in an aggregate gain on sale of $2.9 million There were no mortgages on these properties, however the property in Lutz, Florida was part of the borrowing base under the Credit Facility, as well as four Michigan properties, and one of the Michigan properties was part of the Capital One Fannie Mae Credit Facility.

Which respect to the sale of the Michigan SHOPs, in November 2020, we received payment of the full $11.8 million sales price for all 11 of the Michigan SHOPs, less $0.8 million held in escrow, and transferred seven of the properties to the buyer. The remaining four properties were transferred to the buyer at a second closing in January 2021 when the $0.8 million held in escrow was released to the buyer. Of the properties transferred at the initial closing, four were part of the borrowing base under the Credit Facility, one was part of the collateral pool under the Fannie Mae Master Credit Facility with Capital One and two were unencumbered. Of the properties transferred at the second closing, three were part of the borrowing base under the Credit Facility until the initial closing and one was unencumbered. At the initial closing, $4.2 million of the net proceeds was used to repay amounts outstanding under the Fannie Mae Master Credit Facility with Capital One, $4.4 million of the net proceeds were used to repay amounts outstanding under the Revolving Credit Facility, with the remainder used for closing costs. Following the sale of the SHOP in Lutz, Florida, all $17.6 million of the net proceeds were used to repay amounts outstanding under the Credit Facility.

Dispositions — Subsequent to December 31, 2020

Subsequent to December 31, 2020, we did not dispose of any properties.

We have entered into two definitive PSAs to sell the property in Jupiter Florida for $65.0 million and a skilled nursing facility in Wellington, Florida for $33.0 million. The sales of these assets are subject to conditions, and, due to the persistence of the COVID-19 pandemic and other factors beyond our control, there can be no assurance that we will be able to meet these conditions and that these dispositions will be completed on their contemplated terms, or at all. With respect to the skilled nursing facility in Wellington, Florida, closing may not occur unless, among other conditions, certain occupancy and revenue levels have been maintained at the property for a period of time. The property in Jupiter, Florida is not currently encumbered by any mortgage debt or part of the borrowing base under our Credit Facility. The skilled nursing facility in Wellington Florida is part of the borrowing base under our Credit Facility. Pursuant to the terms of the amendment to our Credit Facility in August 2020, the net cash proceeds from any completed dispositions must be used to prepay amounts outstanding under the Revolving Credit Facility and will therefore not be available to us for any other purpose. We may reborrow any amounts so repaid if all relevant conditions are met, including sufficient availability for future borrowings. There can be no assurance these conditions will be met.

Share Repurchase Program

Our Board has adopted the SRP, which enables our common stockholders to sell their shares of common stock to us under limited circumstances. At the time a common stockholder requests a repurchase, we may, subject to certain conditions, repurchase the shares presented for repurchase for cash. There are limits on the number of shares we may repurchase under this program during any calendar year. We are only authorized to repurchase shares using the proceeds secured from our DRIP in any given period, although the Board has the power, in its sole discretion, to determine the number of shares repurchased during any period as well as the amount of funds to be used for that purpose.

Under the currently effective amended and restated SRP, subject to certain conditions, only repurchase requests made following the death or qualifying disability of stockholders that purchased shares of our common stock or received their shares from us (directly or indirectly) through one or more non-cash transactions would be considered for repurchase. Additionally, pursuant to the SRP, the repurchase price per share equals 100% of the Estimated Per-Share NAV in effect on the last day of the fiscal semester, or the six-month period ending June 30 or December 31.

The amendment to the Credit Facility on August 10, 2020 provides that we may not repurchase shares of our common stock until the Commencement Quarter. In light of this amendment, the Board suspended repurchases under the SRP effective August 14, 2020. The Board has also rejected all repurchase requests made during the period from January 1, 2020 until the effectiveness of the suspension of the SRP. No further repurchase requests under the SRP may be made unless and until the SRP is reactivated. Prior to the Commencement Quarter, we may not repurchase shares of our common stock. Beginning in the Commencement Quarter, we will be permitted to repurchase up to $50.0 million of shares of our common stock (including amounts previously repurchased during the term of the Revolving Credit Facility) if, after giving effect to the repurchases, we maintain cash and cash equivalents of at least $30.0 million and our ratio of consolidated total indebtedness to consolidated total asset value (expressed as a percentage) is less than 55.0%.

No assurances can be made as to when or if our SRP will be reactivated.

Non-GAAP Financial Measures

This section discusses the non-GAAP financial measures we use to evaluate our performance including Funds from Operations (“FFO”), Modified Funds from Operations (“MFFO”) and NOI. While NOI is a property-level measure, MFFO is based on our total performance as a company and therefore reflects the impact of other items not specifically associated with NOI such as, interest expense, general and administrative expenses and operating fees to related parties. Additionally, NOI as defined here, includes straight-line rent which is excluded from MFFO. A description of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP measure, which is net income, are provided below:

Funds from Operations and Modified Funds from Operations

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings, improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time. We believe that, because real estate values historically rise and fall with market conditions, including, but not limited to, inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using the historical accounting convention for depreciation and certain other items may be less informative.

Because of these factors, the National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, has published a standardized measure of performance known as FFO, which is used in the REIT industry as a supplemental performance measure. We believe FFO, which excludes certain items such as real estate-related depreciation and amortization, is an appropriate supplemental measure of a REIT’s operating performance. FFO is not equivalent to our net income or loss as determined under GAAP.

We calculate FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper approved by the Board of Governors of NAREIT effective in December 2018 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s definition.

We believe that the use of FFO provides a more complete understanding of our operating performance to investors and to management, and reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.

Changes in the accounting and reporting promulgations under GAAP that were put into effect in 2009 subsequent to the establishment of NAREIT’s definition of FFO, such as the change to expense as incurred rather than capitalize and depreciate acquisition fees and expenses incurred for business combinations, have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses, as items that are expensed under GAAP across all industries. These changes had a particularly significant impact on publicly registered, non-listed REITs, which typically have a significant amount of acquisition activity in the early part of their existence, particularly during the period when they are raising capital through ongoing initial public offerings.

Because of these factors, the Institute of Portfolio Alternatives (“IPA”), an industry trade group, has published a standardized measure of performance known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered, non-listed REITs. MFFO is designed to be reflective of the ongoing operating performance of publicly registered, non-listed REITs by adjusting for those costs that are more reflective of acquisitions and investment activity, along with other items the IPA believes are not indicative of the ongoing operating performance of a publicly registered, non-listed REIT, such as straight-lining of rents as required by GAAP. We believe it is appropriate to use MFFO as a supplemental measure of operating performance because we believe that, when compared year-over-year, both before and after we have deployed all of our offering proceeds and are no longer incurring a significant amount of acquisition fees or other related costs, it reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. MFFO is not equivalent to our net income or loss as determined under GAAP.

We calculate MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations (the “Practice Guideline”) issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for acquisition fees and expenses and other items. In calculating MFFO, we follow the Practice Guideline and exclude acquisition fees and expenses, amortization of above and below market and other intangible lease assets and liabilities, amounts relating to straight-line rent adjustments (in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the lease and rental payments), contingent purchase price consideration, accretion of discounts and amortization of premiums on debt investments, mark-to-market adjustments included in net income, gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and adjustments for unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. We also exclude other non-operating items in calculating MFFO, such as transaction-related fees and expenses and capitalized interest.

We believe that, because MFFO excludes costs that we consider more reflective of acquisition activities and other non-operating items, MFFO can provide, on a going-forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance once our portfolio is stabilized. Our Modified FFO (as defined in our Credit Facility) is similar but not identical to MFFO as discussed in this Quarterly Report on Form 10-Q. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry and allows for an evaluation of our performance against other publicly registered, non-listed REITs.

Not all REITs, including publicly registered, non-listed REITs, calculate FFO and MFFO the same way. Accordingly, comparisons with other REITs, including publicly registered, non-listed REITs, may not be meaningful. Furthermore, FFO and MFFO are not indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as determined under GAAP as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to pay dividends and other distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with GAAP measurements as an indication of our performance. The methods utilized to evaluate the performance of a publicly registered, non-listed REIT under GAAP should be construed as more relevant measures of operational performance and considered more prominently than the non-GAAP measures, FFO and MFFO, and the adjustments to GAAP in calculating FFO and MFFO.

Neither the SEC, NAREIT, the IPA nor any other regulatory body or industry trade group has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, updates to the White Paper or the Practice Guideline may be published or the SEC or another regulatory body could standardize the allowable adjustments across the publicly registered, non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO accordingly.

Accounting Treatment of Rent Deferrals

All of the concessions granted to our tenants as a result of the COVID-19 pandemic are rent deferrals with the original lease term unchanged and collection of deferred rent deemed probable (see the “Overview - Management Update on the Impacts of the COVID-19 Pandemic” section of this Management’s Discussion and Analysis of Financial Condition and Results of Operations for additional information). As a result of relief granted by the FASB and SEC related to lease modification accounting, rental revenue used to calculate Net Income and NAREIT FFO has not been, and we do not expect it to be, significantly impacted by these types of deferrals. In addition, since we currently believe that these deferral amounts are collectable, we have excluded from the increase in straight-line rent for MFFO purposes the amounts recognized under GAAP relating to these types of rent deferrals. For a detailed discussion of our revenue recognition policy, including details related to the relief granted by the FASB and SEC, see Note 2 — Significant Accounting Polices to our consolidated financial statements included in the Annual Report on Form 10-K.

The table below reflects the items deducted from or added to net loss attributable to stockholders in our calculation of FFO and MFFO for the periods indicated. In calculating our FFO and MFFO, we exclude the impact of amounts attributable to our non-controlling interests.

	Year Ended December 31,
(In thousands)	2020	2019	2018
Net loss attributable to common stockholders (in accordance with GAAP)	$(78,781)	$(88,087)	$(52,762)
Depreciation and amortization (1)	79,643	79,744	82,226
Impairment charges	36,446	55,969	20,655
(Gain) loss on sale of real estate investment	(5,230)	(8,790)	70
Adjustments for non-controlling interests (2)	(526)	(595)	(484)
FFO (as defined by NAREIT) attributable to common stockholders	31,552	38,241	49,705
Acquisition and transaction related	173	362	302
(Accretion) amortization of market lease and other lease intangibles, net	(80)	(4)	255
Straight-line rent adjustments	(2,405)	(3,561)	(1,863)
Straight-line rent (rent deferral agreements) (3)	280	—	—
Amortization of mortgage premiums and discounts, net	60	(162)	(263)
Loss on non-designated derivatives	102	68	157
Capitalized construction interest costs	—	(2,756)	(3,198)
Deferred tax asset valuation allowance (4)	4,641	—	—
Adjustments for non-controlling interests (2)	(9)	31	24
MFFO attributable to common stockholders	$34,314	$32,219	$45,119

(1)	Net of non-real estate depreciation and amortization.

(2)	Represents the portion of the adjustments allocable to non-controlling interests.

(3)	Represents the amount of deferred rent pursuant to lease negotiations which qualify for FASB relief for which rent was deferred but not reduced. These amounts are included in the straight-line rent receivable on our consolidated balance sheet but are considered to be earned revenue attributed to the current period for purposes of MFFO as they are expected to be collected.

(4)	This is a non-cash item and is added back as it is not considered a part of operating performance.

Net Operating Income

NOI is a non-GAAP financial measure used by us to evaluate the operating performance of our real estate portfolio. NOI is equal to revenue from tenants less property operating and maintenance. NOI excludes all other items of expense and income included in the financial statements in calculating net income (loss).

We believe NOI provides useful and relevant information because it reflects only those income and expense items that are incurred at the property level and presents such items on an unlevered basis. We use NOI to assess and compare property level performance and to make decisions concerning the operation of the properties. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating expenses and acquisition activity on an unleveraged basis, providing perspective not immediately apparent from net income (loss).

NOI excludes certain components from net income (loss) in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or ability to pay distributions.

The following table reflects the items deducted from or added to net loss attributable to common stockholders in our calculation of NOI for the year ended December 31, 2020:

(In thousands)	Same Store	Acquisitions	Dispositions	Non-Property Specific	Total
Net income (loss) attributable to common stockholders (in accordance with GAAP)	$36,862	$2,492	$(15,690)	$(102,445)	$(78,781)
Impairment charges	12,551	—	23,895	—	36,446
Operating fees to related parties	—	—	—	23,922	23,922
Acquisition and transaction related	—	—	—	173	173
General and administrative	95	—	—	21,477	21,572
Depreciation and amortization	74,017	6,617	419	—	81,053
Interest expense	2,036	—	—	49,483	51,519
Interest and other income	—	—	—	(44)	(44)
Loss on non-designated derivative instruments	—	—	—	102	102
Loss on sale of real estate investments	—	—	(5,230)	—	(5,230)
Income tax expense	—	—	—	4,061	4,061
Net income attributable to non-controlling interests	—	—	—	303	303
Allocation for preferred stock	—	—	—	2,968	2,968
NOI	$125,561	$9,109	$3,394	$—	$138,064

The following table reflects the items deducted from or added to net loss attributable to stockholders in our calculation of NOI for the year ended December 31, 2019:

(In thousands)	Same Store	Acquisitions	Dispositions	Non-Property Specific	Total
Net income (loss) attributable to common stockholders (in accordance with GAAP)	$14,097	$1,552	$(3,519)	$(100,217)	$(88,087)
Impairment charges	43,125	—	12,844	—	55,969
Operating fees to related parties	—	—	—	23,414	23,414
Acquisition and transaction related	7	28	—	327	362
General and administrative	93	11	11	20,415	20,530
Depreciation and amortization	76,430	2,087	2,515	—	81,032
Interest expense	213	—	—	55,846	56,059
Interest and other income	2	—	—	(9)	(7)
Loss on non-designated derivative instruments	—	—	—	68	68
Gain on sale of real estate investments	—	—	(8,790)	—	(8,790)
Income tax expense	—	—	—	399	399
Net income (loss) attributable to non-controlling interests	23	—	—	(416)	(393)
Allocation for preferred stock	—	—	—	173	173
NOI	$133,990	$3,678	$3,061	$—	$140,729

Refer to Note 15 — Segment Reporting to our consolidated financial statements found in this Annual Report on Form 10-K for a reconciliation of NOI to net loss attributable to stockholders by reportable segment.

Dividends and Other Distributions

Dividends on our Series A Preferred Stock accrue in an amount equal to $1.84375 per share each year ($0.460938 per share per quarter) to Series A Preferred Stock holders, which is equivalent to 7.375% per annum on the $25.00 liquidation preference per share of Series A Preferred Stock. Dividends on the Series A Preferred Stock are cumulative and payable quarterly in arrears on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day to holders of record on the close of business on the record date set by our board of directors and declared by us.

From March 1, 2018 until June 20, 2020, we paid distributions to our common stockholders, at a rate equivalent to $0.85 per annum, per share of common stock. Distributions were payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month.

On June 29, 2020, the Board approved a change in our common stock distribution policy whereby we would no longer declare distributions based on daily record dates. Instead, any future distributions authorized by the Board on shares of our common stock were to be paid on a monthly basis in arrears based on a single record date during the applicable month.

As noted herein under our Credit Facility we may not pay distributions to holders of common stock in cash or any other cash distributions (including repurchases of shares of the Company’s common stock), subject to certain exceptions. These exceptions include paying cash dividends on the Series A Preferred Stock or any other preferred stock we may issue and paying any cash distributions necessary to maintain our status as a REIT. We may not pay any cash distributions (including dividends on Series A Preferred Stock) if a default or event of default exists or would result therefrom. Beginning in the Commencement Quarter we will be able to pay cash distributions to holders of common stock, subject to the restrictions described below. There can be no assurance as to if, or when, we will be able to satisfy these conditions. We may only pay cash distributions beginning in the Commencement Quarter and the aggregate distributions (as defined in the Credit Facility and including dividends on Series A Preferred Stock) for any period of four fiscal quarters do not exceed 95% of Modified FFO (as defined in the Credit Facility) for the same period based only on fiscal quarters after the Commencement Quarter. Until four full fiscal quarters have elapsed after the commencement of Commencement Quarter, the aggregate amount of permitted distributions and Modified FFO will be determined by using only the fiscal quarters that have elapsed from and after the Commencement Quarter and annualizing those amounts.

On August 13, 2020, the Board changed our common stock distribution policy in order to preserve our liquidity and maintain additional financial flexibility in light of the continued COVID-19 pandemic and to comply with an amendment to the Credit Facility described above. Under the new policy, distributions authorized by the Board on shares of our common stock, if and when declared, are now paid on a quarterly basis in arrears in shares of our common stock valued at the Estimated Per-Share NAV in effect on the applicable date, based on a single record date to be specified at the beginning of each quarter. On October 1, 2020 and January 4, 2021, we declared dividends payable in 0.01349 shares of our common stock on each share of our outstanding common stock. This amount was based on our prior cash distribution rate of $0.85 per share per annum. The stock dividends were paid on October 15, 2020 and January 15, 2021 to holders of record of our common stock at the close of business on October 8, 2020 and January 11, 2021. See “— Overview” for additional information on the impact of the stock dividends.

Subject to the restrictions in our Credit Facility, the amount of dividends and other distributions payable to our stockholders is determined by the Board and is dependent on a number of factors, including funds available for distribution, our financial condition, capital expenditure requirements, as applicable, requirements of Maryland law and annual distribution requirements needed to maintain our status as a REIT under the Code. Distribution payments are dependent on the availability of funds. The Board may reduce the amount of dividends or distributions paid or suspend dividend or distribution payments at any time and therefore dividend and distribution payments are not assured. Any accrued and unpaid dividends payable with respect to the Series A Preferred Stock become part of the liquidation preference thereof.

The following table shows the sources for the payment of distributions to common stockholders preferred stockholders, including distributions on unvested restricted shares and OP Units, but excluding distributions related to Class B Units as these distributions are recorded as an expense in our consolidated statement of operations and comprehensive loss, for the periods indicated:

	Three Months Ended								Year Ended
	March 31, 2020		June 30, 2020		September 30, 2020		December 31, 2020		December 31, 2020
(In thousands)		Percentage of Distributions		Percentage of Distributions		Percentage of Distributions		Percentage of Distributions			Percentage of Distributions
Distributions:
Distributions to common stockholders not reinvested in common stock issued under the DRIP	$13,225		$13,729		$4,400		$—		$31,354
Distributions reinvested in common stock issued under the DRIP	6,322		6,267		2,015		—		14,604
Dividends to preferred stockholders	173		742		742		742		2,399
Distributions on OP Units	86		87		28		—		201
Total distributions (1)	$19,806		$20,825		$7,185		$742		$48,558

Source of distribution coverage:
Cash flows provided by operations (2)	$18,952	95.7%	$12,294	59.0%	$7,185	100.0%	$24	3.2%	$41,807		86.1%
Proceeds received from common stock issued under the DRIP (2)	854	4.3%	6,267	30.1%	—	—%	718	96.8%	6,751	(3)	13.9%
Available cash on hand	—	—%	2,264	10.9%	—	—%	—	—%	—	(3)	—%
Total source of distribution coverage	$19,806	100.0%	$20,825	100.0%	$7,185	100.0%	$742	100.0%	$48,558		100.0%

Cash flows provided by operations (in accordance with GAAP)	$18,952		$12,294		$10,537		$24		$41,807
Net loss attributable to stockholders (in accordance with GAAP)	$(24,744)		$(22.811)		$(10,500)		$(43,514)		$(78,781)

(1)	Excludes distributions related to Class B Units and distributions to non-controlling interest holders other than those paid on our OP Units.The decrease in total distributions was due to the change in the timing of our distributions to common stockholders and the change to declaring distributions in common stock (as opposed to cash) beginning in October 2020 (see disclosure above).

(2)	Assumes the use of available cash flows from operations before any other sources.

(3)	Year-to-date total does not equal the sum of the quarters. Each quarter and year-to-date period is evaluated separately for purposes of this table.

For the year ended December 31, 2020, cash flows provided by operations were $41.8 million. We had not historically generated sufficient cash flow from operations to fund the payment of dividends and other distributions at the current rate prior to switching from paying cash dividends to stock dividends on our common stock. As shown in the table above, we funded distributions with cash flows provided by operations, proceeds received from common stock issued under our DRIP and available cash on hand, comprised of proceeds from financings and dispositions. Because shares of common stock are only offered and sold pursuant to the DRIP in connection with the reinvestment of distributions paid in cash, participants in the DRIP will not be able to reinvest in shares thereunder for so long as we pay distributions in stock instead of cash.

Our ability to pay dividends on our Series A Preferred Stock and starting with the Commencement Quarter, other distributions and maintain compliance with the restrictions on the payment of distributions in our Credit Facility depends on our ability to increase the amount of cash we generate from property operations which in turn depends on a variety of factors, including the duration and scope of the COVID-19 pandemic and its impact on our tenants and properties, our ability to complete acquisitions of new properties and our ability to improve operations at our existing properties. There can be no assurance that we will complete acquisitions on a timely basis or on acceptable terms and conditions, if at all. Our ability to improve operations at our existing properties is also subject to a variety of risks and uncertainties, many of which are beyond our control, and there can be no assurance we will be successful in achieving this objective.

We may still pay any cash distributions necessary to maintain its status as a REIT and may not pay any cash distributions (including dividends on Series A Preferred Stock) if a default or event of default exists or would result therefrom under the Credit Facility. The amendment provided that the covenants restricting payment of distributions to a threshold based on Modified FFO and requiring maintenance of a minimum ratio of consolidated total indebtedness to consolidated total asset value and a minimum ratio of adjusted consolidated EBITDA to consolidated fixed charges did not apply for the fiscal quarter ended June 30, 2020. In addition, the lenders waived any defaults or event of defaults under those covenants that may have occurred during the fiscal quarter ended June 30, 2020 as well as any additional default or event of default resulting therefrom prior to August 10, 2020. There can be no assurance our lenders will consent to any amendments or waivers that may become necessary to comply with our Credit Facility in the future.

Loan Obligations

The payment terms of our mortgage notes payable generally require principal and interest amounts payable monthly with all unpaid principal and interest due at maturity. The payment terms of our Credit Facility require interest only amounts payable monthly with all unpaid principal and interest due at maturity. The payment terms of our Fannie Mae Master Credit Facilities require interest only payments through November 2021 and principal and interest payments thereafter. Our loan agreements require us to comply with specific reporting covenants. As of December 31, 2020, we were in compliance with the financial and reporting covenants under our loan agreements.

Following the amendment to our Credit Facility in August 2020, until the first day of the Commencement Quarter, we must use all the net cash proceeds from any capital event (such as an asset sale, financing or equity issuance) to prepay amounts outstanding under the Revolving Credit Facility. We may reborrow any amounts so repaid if all relevant conditions are met, including sufficient availability for future borrowings. There can be no assurance these conditions will be met.

Contractual Obligations

The following table reflects contractual debt obligations under our mortgage notes payable, Revolving Credit Facility and Fannie Mae Master Credit Facilities and minimum base rental cash payments due for leasehold interests over the next five years and thereafter as of December 31, 2020. The minimum base rental cash payments due for leasehold interests amounts exclude contingent rent payments, as applicable, that may be payable based on provisions related to increases in annual rent based on exceeding certain economic indexes, among other items. As of December 31, 2020, the outstanding mortgage notes payable and loans under the Revolving Credit Facility and Fannie Mae Master Credit Facilities had weighted-average effective interest rates of 3.9%, 3.2% and 2.6%, respectively.

		Years Ended December 31,
(In thousands)	Total	2021	2022 - 2023	2024 -2025	Thereafter
Principal on mortgage notes payable	$550,361	$1,191	$7,625	$2,237	$539,308
Interest on mortgage notes payable	108,961	15,971	45,387	47,603	—
Principal on Revolving Credit Facility	173,674	—	—	173,674	—
Interest on Revolving Credit Facility	27,875	5,575	11,150	11,150	—
Principal on Term Loan	150,000	—	—	150,000	—
Interest on Term Loan	37,125	7,425	14,850	14,850	—
Fannie Mae Master Credit Facilities	355,175	130	7,316	8,993	338,736
Interest on Fannie Mae Master Credit Facilities	53,913	9,314	18,464	18,031	8,104
Lease rental payments due (1)	39,944	747	1,540	1,560	36,097
Total	$1,497,028	$40,353	$106,332	$428,098	$922,245

(1)	Includes all payments due on both operating leases and direct financing leases. See Note 16 — Commitments and Contingencies to our consolidated financial statements included in this Form 10-K for additional information.

Election as a REIT

We elected to be taxed as a REIT under Sections 856 through 860 of the Code, effective for our taxable year ended December 31, 2013. Commencing with that taxable year, we have been organized and operated in a manner so that we qualify as a REIT under the Code. We intend to continue to operate in such a manner but can provide no assurances that we will operate in a manner so as to remain qualified for taxation as a REIT. To continue to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP) determined without regard to the deduction for dividends paid and excluding net capital gains, and comply with a number of other organizational and operational requirements. If we continue to qualify as a REIT, we generally will not be subject to U.S. federal corporate income tax on the portion of our REIT taxable income that we distribute to our stockholders. Even if we continue to qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and properties as well as U.S. federal income and excise taxes on our undistributed income.

Inflation

We may be adversely impacted by inflation on any leases that do not contain indexed escalation provisions. In addition, we may be required to pay costs for maintenance and operation of properties, which may adversely impact our results of operations due to potential increases in costs and operating expenses resulting from inflation.

Related-Party Transactions and Agreements

Please see Note 9 — Related Party Transactions and Arrangements to our consolidated financial statements included in this Annual Report on Form 10-K for a discussion of the various related party transactions, agreements and fees.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

The market risk associated with financial instruments and derivative financial instruments is the risk of loss from adverse changes in market prices or interest rates. Our long-term debt, which consists of secured financings, our Credit Facility (which includes a Revolving Credit Facility and a Term Loan) and the Fannie Mae Master Credit Facilities, bear interest at fixed rates and variable rates. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, collars, and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. We will not hold or issue these derivative contracts for trading or speculative purposes. As of December 31, 2020, we had entered into six non-designated interest rate caps with a notional amount of approximately $359.3 million and nine designated interest rate swaps with a notional amount of $578.5 million. We do not have any foreign operations and thus we are generally not directly exposed to foreign currency fluctuations.

Mortgage Notes Payable

As of December 31, 2020, all of our mortgages are either fixed-rate ($171.9 million) or variable-rate ($378.5 million), before consideration of interest rate swaps. Our mortgages had a gross aggregate carrying value of $550.4 million and a fair value of $549.6 million as of December 31, 2020.

Credit Facilities

Our Credit Facilities are variable-rate, before consideration of interest rate swaps, and are comprised of our Revolving Credit Facility, our Term Loan and our Fannie Mae Master Credit Facilities. Our Credit Facilities had a gross aggregate carrying amount of $678.8 million and a fair value of $673.6 million as of December 31, 2020.

Sensitivity Analysis - Interest Expense

Interest rate volatility associated with all of our variable-rate borrowings, which totaled $1.1 billion as of December 31, 2020, affects interest expense incurred and cash flow to the extent they are not fixed via interest rate swap. As noted above, we have nine designated interest rate swaps with a notional amount of $578.5 million, which effectively creates a fixed interest rate for a portion of our variable-rate debt. We also have six non-designated interest rate cap contracts, which are substantially out of the money and, therefore do not currently affect our near-term interest rate sensitivity. The sensitivity analysis related to the portion of our variable-rate debt that is not fixed via designated interest rate swaps assumes an immediate 100 basis point move in interest rates from their December 31, 2020 levels, with all other variables held constant. A 100 basis point increase and decrease in variable interest rates on the portion of our variable-rate debt that is not fixed via designated interest rate swaps would increase and decrease our interest expense by $4.8 million.

Sensitivity Analysis - Fair Value of Debt

Changes in market interest rates on our debt instruments impacts their fair value, even if it has no impact on interest due on them. For instance, if interest rates rise 100 basis points and the balances on our debt instruments remain constant, we expect the fair value of our obligations to decrease, the same way the price of a bond declines as interest rates rise. The sensitivity analysis related to our debt assumes an immediate 100 basis point move in interest rates from their December 31, 2020 levels, with all other variables held constant. A 100 basis point increase in market interest rates would result in a decrease in the fair value of our debt by $37.2 million. A 100 basis point decrease in market interest rates would result in an increase in the fair value of our debt by $35.2 million. A 100 basis point increase in market interest rates would result in an increase in the fair value of our nine designated interest rate swaps by $28.5 million. A 100 basis point decrease in market interest rates would result in a decrease in the fair value of our nine designated interest rate swaps by $30.2 million.

These amounts were determined by considering the impact of hypothetical interest rate changes on our borrowing costs, and assuming no other changes in our capital structure. The information presented above includes only those exposures that existed as of December 31, 2020 and does not consider exposures or positions arising after that date. The information represented herein has limited predictive value. Future actual realized gains or losses with respect to interest rate fluctuations will depend on cumulative exposures, hedging strategies employed and the magnitude of the fluctuations.

Item 8. Financial Statements and Supplementary Data.

The information required by this Item 8 is hereby incorporated by reference to our Consolidated Financial Statements beginning on page F-1 of this Annual Report on Form 10-K.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 9A. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

In accordance with Rules 13a-15(b) and 15d-15(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our disclosure controls and procedures include internal controls and other procedures designed to provide reasonable assurance that information required to be disclosed in this and other reports filed under the Exchange Act is recorded, processed, summarized and reported within the required time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosures. It should be noted that no system of controls can provide complete assurance of achieving a company’s objectives and that future events may impact the effectiveness of a system of controls.

Our Chief Executive Officer and Chief Financial Officer, carried out an evaluation, together with other members of our management, of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as of the end of the period covered by this Annual Report on Form 10-K. Based on such evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures are effective as of December 31, 2020 at a reasonable level of assurance.

Management’s Annual Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) or 15d-15(f) promulgated under the Exchange Act. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

Our internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2020. In making that assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework (2013). Based on its assessment, our management concluded that, as of December 31, 2020, our internal control over financial reporting was effective based on those criteria.

This Annual Report on Form 10-K does not include an attestation report of our independent registered public accounting firm regarding internal control over financial reporting. The effectiveness of our internal control over financial reporting has not been audited by our independent registered public accounting firm because we are a “non-accelerated filer” as defined under SEC rules.

Changes in Internal Control Over Financial Reporting

During the three months ended December 31, 2020, there were no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. Other Information.

None.

PART III

Item 10. Directors, Executive Officers and Corporate Governance.

We have adopted a Code of Business Conduct and Ethics that applies to all of our executive officers and directors, including but not limited to, our principal executive officer and principal financial officer. A copy of our code of ethics may be obtained, free of charge, by sending a written request to our executive office: 650 Fifth Avenue - 30th Floor, New York, NY 10019, Attention: Chief Financial Officer. Our Code of Business Conduct and Ethics is also publicly available on our website at www.healthcaretrustinc.com. If we make any substantive amendments to the code of ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics to our chief executive officer, chief financial officer, chief accounting officer or controller or persons performing similar functions, we will disclose the nature of the amendment or waiver on that website or in a report on Form 8-K.

The information required by this Item will be set forth in our definitive proxy statement with respect to our 2021 annual meeting of stockholders to be filed not later than 120 days after the end of the 2020 fiscal year, and is incorporated herein by reference.

Item 11. Executive Compensation.

The information required by this Item will be set forth in our definitive proxy statement with respect to our 2021 annual meeting of stockholders to be filed not later than 120 days after the end of the 2020 fiscal year, and is incorporated herein by reference.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Securities Authorized for Issuance Under Equity Compensation Plans

Restricted Share Plan

We have an employee and director incentive restricted share plan (as amended from time to time, the “RSP”), which provides us with the ability to grant awards of restricted shares to our directors, officers and employees (if we ever have employees), and, among other eligible persons, employees of the Advisor and its affiliates who provide services to us. For additional information, see Note 11 — Equity-Based Compensation to our consolidated financial statements included in this Annual Report on Form 10-K.

The following table sets forth information regarding securities authorized for issuance under the RSP as of December 31, 2020:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) )
	(a)	(b)	(c)
Equity Compensation Plans approved by security holders	—	—	3,027,609	(1)
Equity Compensation Plans not approved by security holders	—	—	—
Total	—	—	3,027,609	(1)

(1)	The total number of shares of common stock that may be subject to awards granted under the RSP may not exceed 5.0% of our outstanding shares of common stock on a fully diluted basis at any time and in any event will not exceed 3,445,866 shares (as such number may be further adjusted for stock splits, stock dividends, combinations and similar events). As of December 31, 2020, we had 93,775,746 shares of common stock issued and outstanding and 421,135 shares of common stock that were subject to awards granted under the RSP. For additional information on the RSP, please see Note 11 — Equity-Based Compensation to our consolidated financial statements included in this Annual Report on Form 10-K.

The other information required by this Item will be set forth in our definitive proxy statement with respect to our 2021 annual meeting of stockholders to be filed not later than 120 days after the end of the 2020 fiscal year, and is incorporated herein by reference.

Item 13. Certain Relationships and Related Transactions, and Director Independence.

The information required by this Item will be set forth in our definitive proxy statement with respect to our 2021 annual meeting of stockholders to be filed not later than 120 days after the end of the 2020 fiscal year, and is incorporated herein by reference.

Item 14. Principal Accounting Fees and Services.

The information required by this Item will be set forth in our definitive proxy statement with respect to our 2021 annual meeting of stockholders to be filed not later than 120 days after the end of the 2020 fiscal year, and is incorporated herein by reference.

PART IV

Item 15. Exhibits and Financial Statement Schedules.

(a) Financial Statements and Financial Statement Schedules

1.	Financial Statements:

See the Index to Consolidated Financial Statements at page F-1 of this Annual Report on Form 10-K.

2.	Financial Statement Schedules:

The following financial statement schedule is included herein at page F-42 of this Annual Report on Form 10-K: Schedule III — Real Estate and Accumulated Depreciation

(b) Exhibits

See Exhibit Index below.

EXHIBIT INDEX

The following exhibits are included, or incorporated by reference, in this Annual Report on Form 10-K for the year ended December 31, 2020 (and are numbered in accordance with Item 601 of Regulation S-K):

Exhibit No.	Description
3.1 (1)	Articles of Amendment and Restatement for Healthcare Trust, Inc.
3.2 (2)	Articles Supplementary of Healthcare Trust, Inc. relating to election to be subject to Section 3-803 of the Maryland General Corporation Law, dated November 9, 2017.
3.3 (3)	Articles Supplementary relating to the designation of shares of 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, dated December 6, 2019.
3.4 (4)	Amended and Restated Bylaws of Healthcare Trust, Inc.
3.5 (5)	Amendment to Amended and Restated Bylaws of Healthcare Trust, Inc.
3.6 (6)	Articles Supplementary designating additional shares of 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock
4.1 (7)	Agreement of Limited Partnership of Healthcare Trust Operating Partnership, L.P. (f/k/a American Realty Capital Healthcare Trust II Operating Partnership, L.P.), dated as of February 14, 2013
4.2 (8)	First Amendment to the Agreement of Limited Partnership of American Realty Capital Healthcare Trust II, L.P., dated as of December 31, 2013
4.3 (9)	Second Amendment to the Agreement of Limited Partnership of American Realty Capital Healthcare Trust II, L.P., dated as of April 15, 2015
4.4 (10)	Third Amendment, dated December 6, 2019, to the Agreement of Limited Partnership of Healthcare Trust Operating Partnership, L.P., dated February 14, 2013
4.5 *	Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934
4.6 (11)	Rights Agreement, dated May 18, 2020, between Healthcare Trust, Inc.,and Computershare Trust Company, N.A., as Rights Agent.
10.1 (9)	Second Amended and Restated Advisory Agreement, dated as of February 17, 2017, by and among the Company, Healthcare Trust Operating Partnership, L.P. and Healthcare Trust Advisors, LLC
10.2 (12)	Amendment No. 1, dated as of July 25, 2019, to the Second Amended and Restated Advisory Agreement, by and among Healthcare Trust, Inc., Healthcare Trust Operating Partnership, L.P. and Healthcare Trust Advisors, LLC
10.3 (9)	Amended and Restated Property Management and Leasing Agreement, dated as of February 17, 2017, by and among the Company, Healthcare Trust Operating Partnership, L.P. and Healthcare Trust Properties, LLC
10.4 (13)	First Amendment, dated as of April 9, 2018, to Amended and Restated Property Management and Leasing Agreement, by and among Healthcare Trust, Inc., Healthcare Trust Operating Partnership, L.P., and Healthcare Trust Properties, LLC
10.5 (14)	Indemnification Agreement, dated as of December 31, 2014, with Directors, Officers, Advisor and Dealer Manager
10.6 (14)	Indemnification Agreement, dated April 14, 2015, with Mr. Randolph C. Read
10.7 (15)	Form of Restricted Stock Award Agreement Pursuant to the Employee and Director Incentive Restricted Share Plan of Healthcare Trust, Inc.
10.8 (16)	Master Credit Facility Agreement, dated as of October 31, 2016, by and among the borrowers party thereto and KeyBank National Association.
10.9 (4)	First Amendment to Master Credit Facility, dated April 26, 2017, by among the borrowers party thereto and KeyBank National Association
10.10 (4)	Reaffirmation, Joinder and Second Amendment to Master Credit Facility, dated October 26, 2017, by among the borrowers party thereto and KeyBank National Association
10.11 (16)	Master Credit Facility Agreement, dated as of October 31, 2016, by and among the borrowers party thereto and Capital One Multifamily Finance, LLC.
10.12 (4)	Reaffirmation, Joinder and First Amendment to Master Credit Facility, dated March 30, 2017, by among the borrowers party thereto and Capital One Multifamily Finance, LLC
10.13 (4)	Second Amendment to Master Credit Facility, dated October 26, 2017, by among the borrowers party thereto and Capital One Multifamily Finance, LLC
10.14 (4)	Third Amendment to Master Credit Facility, dated March 2, 2018, by among the borrowers party thereto and Capital One Multifamily Finance, LLC
10.15 (17)	Amended and Restated Loan Agreement, dated as of December 20, 2019, by and among the borrower entities party thereto, Capital One, National Association and the other lenders party thereto
10.16 (17)	Amended and Restated Guaranty of Recourse Obligations, dated as of December 20, 2019, by Healthcare Trust Operating Partnership, L.P. in favor of Capital One, National Association

Exhibit No.	Description
10.17 (17)	Amended and Restated Hazardous Materials Indemnity Agreement, dated as of December 20, 2019, by Healthcare Trust Operating Partnership, L.P. and the borrower entities party thereto, for the benefit of Capital One, National Association
10.18 (2)	Amended and Restated Employee and Director Incentive Restricted Share Plan of Healthcare Trust, Inc., effective as of August 31, 2017.
10.19 (2)	Form of Restricted Stock Award Agreement Pursuant to the Amended and Restated Employee and Director Incentive Restricted Share Plan of Healthcare Trust, Inc.
10.20 (18)	Loan Agreement, dated as of December 28, 2017, among the borrower entities party thereto and Capital One, National Association.
10.21 (18)	Guaranty of Recourse Obligation, dated as of December 28, 2017, by Healthcare Trust Operating Partnership, L.P. in favor of Capital One, National Association.
10.22 (18)	Hazardous Materials Indemnity Agreement, dated as of December 28, 2017, by Healthcare Trust Operating Partnership, L.P. and the borrower entities party thereto, for the benefit of Capital One, National Association.
10.23 (13)	Loan Agreement, dated as of April 10, 2018, by and among the borrowers party thereto, and KeyBank National Association, as lender
10.24 (13)	Promissory Note A -1, dated as of April 10, 2018, by the borrowers party thereto in favor of KeyBank National Association, as lender
10.25 (13)	Promissory Note A-2, dated as of April 10, 2018, by the borrowers party thereto in favor of KeyBank National Association, as lender
10.26 (13)	Guarantee Agreement, dated as of April 10, 2018, by Healthcare Trust Operating Partnership, L.P. in favor of KeyBank National Association, as lender
10.27 (13)	Environmental Indemnity Agreement, dated as of April 10, 2018, by the borrowers party thereto and Healthcare Trust Operating Partnership, L.P. in favor of KeyBank National Association, as indemnitee
10.28 (19)	Form of Indemnification Agreement
10.29 (20)	Amended and Restated Senior Secured Revolving Credit Agreement dated as of March 13, 2019 by and among Healthcare Trust Operating Partnership, L.P., KeyBank National Association and the other lender parties thereto
10.30 (21)	First Amendment, dated March 24, 2020, to Amended and Restated Senior Secured Revolving Credit Agreement dated as of March 13, 2019 by and among Healthcare Trust Operating Partnership, L.P., KeyBank National Association and the other lender parties thereto
10.31 (22)	Second Amendment to First Amended and Restated Senior Secured Credit Agreement, entered into as of August 10, 2020, among Healthcare Trust Operating Partnership, L.P., Healthcare Trust, Inc., the other guarantor parties thereto, Keybank National Association and the other lenders party thereto.
16.1 (23)	Letter from KPMG LLP to the Securities and Exchange Commission dated March 18, 2019
21.1 *	List of Subsidiaries of Healthcare Trust, Inc.
23.1 *	Consent of PricewaterhouseCoopers LLP
23.2 *	Consent of KPMG LLP
31.1 *	Certification of the Principal Executive Officer of the Company pursuant to Securities Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2 *	Certification of the Principal Financial Officer of the Company pursuant to Securities Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32 *	Written statements of the Principal Executive Officer and Principal Financial Officer of the Company pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
99.1 (24)	Second Amended and Restated Share Repurchase Program of Healthcare Trust, Inc.
99.2 (25)	Amendment to Second Amended and Restated Share Repurchase Program of Healthcare Trust, Inc.
99.3 (26)	Second Amendment to Second Amended and Restated Share Repurchase Program
99.4 (27)	Third Amendment to Second Amended and Restated Share Repurchase Program
99.5 (28)	Fourth Amendment to Second Amended and Restated Share Repurchase Program
99.6 (29)	Fifth Amendment to Second Amended and Restated Share Repurchase Program
101.INS *	XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH *	XBRL Taxonomy Extension Schema Document.
101.CAL *	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF *	XBRL Taxonomy Extension Definition Linkbase Document.

Exhibit No.	Description
101.LAB *	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE *	XBRL Taxonomy Extension Presentation Linkbase Document.
104 *	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

*	Filed herewith

(1)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2016.

(2)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed with the Securities and Exchange Commission on November 14, 2017.

(3)	Filed as an exhibit to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 6, 2019.

(4)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 20, 2018.

(5)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on May 19, 2020.

(6)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on September 15, 2020.

(7)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the Securities and Exchange Commission on May 13, 2013.

(8)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission on March 7, 2014.

(9)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2017.

(10)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2019.

(11)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2020.

(12)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 25, 2019.

(13)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2018.

(14)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on April 15, 2015.

(15)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the Securities and Exchange Commission on August 15, 2016.

(16)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the Securities and Exchange Commission on November 10, 2016.

(17)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 27, 2019.

(18)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 4, 2018.

(19)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2018 filed with the Securities and Exchange Commission on August 3, 2018.

(20)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 14, 2019.

(21)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on March 24, 2020.

(22)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2020.

(23)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2019.

(24)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2017.

(25)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2019.

(26)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 27, 2019.

(27)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2019.

(28)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 21, 2019.

(29)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 9, 2020.

Item 16. Form 10-K Summary.

Not applicable.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized this 29th day of March, 2021.

HEALTHCARE TRUST, INC.

By	/s/ Edward M. Weil, Jr.
Edward M. Weil, Jr.
Chief Executive Officer and President (Principal Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Leslie D. Michelson	Non-Executive Chairman of the Board of Directors, Independent Director	March 29, 2021
Leslie D. Michelson

/s/ Katie P. Kurtz	Chief Financial Officer, Treasurer and Secretary	March 29, 2021
Katie P. Kurtz	(Principal Financial Officer and Principal Accounting Officer)

/s/ Edward M. Weil, Jr.	Chief Executive Officer, President and Director	March 29, 2021
Edward M. Weil, Jr.	(Principal Executive Officer)

/s/ Elizabeth K. Tuppeny	Independent Director	March 29, 2021
Elizabeth K. Tuppeny

/s/ Edward G. Rendell	Independent Director	March 29, 2021
Edward G. Rendell

/s/ Lee M. Elman	Independent Director	March 29, 2021
Lee M. Elman

/s/ B.J. Penn	Independent Director	March 29, 2021
B.J. Penn

 HEALTHCARE TRUST, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Healthcare Trust, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Healthcare Trust, Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, of changes in equity and of cash flows for the years then ended, including the related notes and financial statement schedule as of December 31, 2020 and for the years ended December 31, 2020 and 2019 listed in the accompanying index (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

We also have audited the adjustments to the 2018 consolidated financial statements to retrospectively apply the stock dividends as described in Note 1. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2018 consolidated financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2018 consolidated financial statements taken as a whole.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Report of Independent Registered Public Accounting Firm

Purchase Price Allocations for Property Acquisitions

As described in Notes 2 and 3 to the consolidated financial statements, during the year ended December 31, 2020, the Company completed real estate acquisitions of $110.7 million. For acquired properties with leases classified as operating leases, management allocated the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. Management utilizes various estimates, processes and information to determine the as-if vacant property value. Management estimates fair value using data from appraisals, comparable sales, discounted cash flow analysis and other methods. Fair value estimates are also made using significant assumptions such as capitalization rates, fair market lease rates, discount rates and land values per square foot. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates and the value of in-place leases. Above-market and below-market lease values for acquired properties are initially recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining initial term of the lease for above-market leases and the remaining initial term plus the term of any below-market fixed rate renewal options for below-market leases.

The principal considerations for our determination that performing procedures relating to purchase price allocations for property acquisitions is a critical audit matter are (i) the significant judgment by management when developing the fair value estimates of tangible and intangible assets acquired and liabilities assumed; (ii) a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating management’s significant assumptions related to capitalization rates, fair market lease rates, discount rates and land values per square foot; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others (i) reading the purchase agreements and lease documents; (ii) testing the completeness and accuracy of underlying data used by management in the fair value estimates, and (iii) testing management’s process for estimating the fair value of tangible and intangible assets acquired and liabilities assumed, including testing management’s projected cash flows and evaluating the accuracy of valuation outputs. Testing management’s process included evaluating the appropriateness of the valuation methods and reasonableness of the significant assumptions related to capitalization rates, fair market lease rates, discount rates and land values per square foot. Evaluating the reasonableness of the significant assumptions included considering whether these assumptions were consistent with external market data, comparable transactions, and evidence obtained in other areas of the audit. In conjunction with certain purchase price allocations, professionals with specialized skill and knowledge were used to assist in evaluating the reasonableness of certain assumptions utilized by management related to capitalization rates, fair market lease rates, discount rates and land values per square foot.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 29, 2021

We have served as the Company’s auditor since 2019.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Healthcare Trust, Inc.:

Opinion on the Consolidated Financial Statements

We have audited, before the effects of the adjustments to retrospectively apply the effects of the stock dividend described in Note 1, the consolidated statements of operations and comprehensive loss, changes in equity, and cash flows of Healthcare Trust, Inc. and subsidiaries (the Company) for the year ended December 31, 2018, and the related notes and financial statement schedule III (collectively, the consolidated financial statements). The 2018 consolidated financial statements before the effects of the adjustments described in Note 1 are not presented herein. In our opinion, the consolidated financial statements, before the effects of the adjustments to retrospectively apply the effects of the stock dividend described in Note 1, present fairly, in all material respects, the results of the Company’s operations and its cash flows for the year ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the effects of the stock dividend described in Note 1 and affecting per share amounts in the consolidated statements of operations and comprehensive loss, changes in equity, Note 2, Note 8 and Note 14, and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We served as the Company’s auditor from 2014 to 2019.

Chicago, Illinois

March 13, 2019

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2020	2019
ASSETS
Real estate investments, at cost:
Land	$212,651	$207,335
Buildings, fixtures and improvements	2,133,057	2,004,116
Acquired intangible assets	276,015	269,616
Total real estate investments, at cost	2,621,723	2,481,067
Less: accumulated depreciation and amortization	(512,775)	(427,476)
Total real estate investments, net	2,108,948	2,053,591
Assets held for sale	90	70,839
Cash and cash equivalents	72,357	95,691
Restricted cash	17,989	15,908
Derivative assets, at fair value	13	392
Straight-line rent receivable, net	23,322	21,182
Operating lease right-of-use assets	13,912	14,351
Prepaid expenses and other assets (including $1,278 and $394 due from related parties as of December 31, 2020 and 2019, respectively)	34,932	39,707
Deferred costs, net	15,332	13,642
Total assets	$2,286,895	$2,325,303
LIABILITIES AND EQUITY
Mortgage notes payable, net	$542,698	$528,284
Credit facilities, net	674,551	605,269
Market lease intangible liabilities, net	10,803	12,052
Derivative liabilities, at fair value	38,389	5,305
Accounts payable and accrued expenses (including $299 due to related parties as of December 31, 2020)	42,271	43,094
Operating lease liabilities	9,155	9,133
Deferred rent	6,914	8,521
Distributions payable	742	6,901
Total liabilities	1,325,523	1,218,559

Stockholders’ Equity
7.375% Series A cumulative redeemable perpetual preferred stock, $0.01 par value, 2,210,000 and 1,610,000 authorized as of December 31, 2020 and 2019, respectively; 1,610,000 issued and outstanding as of December 31, 2020 and 2019	16	16
Common stock, $0.01 par value, 300,000,000 shares authorized, 95,040,783 (including 1,265,037 shares paid as a stock dividend on January 15, 2021) and 92,356,664 shares of common stock issued and outstanding as of December 31, 2020 and 2019, respectively	938	923
Additional paid-in capital	2,104,261	2,078,628
Accumulated other comprehensive loss	(39,673)	(7,043)
Distributions in excess of accumulated earnings	(1,108,557)	(971,190)
Total stockholders’ equity	956,985	1,101,334
Non-controlling interests	4,387	5,410
Total equity	961,372	1,106,744
Total liabilities and equity	$2,286,895	$2,325,303

The accompanying notes are an integral part of these consolidated financial statements.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	Year Ended December 31,
	2020	2019	2018
Revenue from tenants	$381,612	$374,914	$362,406

Operating expenses:
Property operating and maintenance	243,548	234,185	220,997
Impairment charges	36,446	55,969	20,655
Operating fees to related parties	23,922	23,414	23,071
Acquisition and transaction related	173	362	302
General and administrative	21,572	20,530	17,275
Depreciation and amortization	81,053	81,032	83,212
Total expenses	406,714	415,492	365,512
Operating loss before gain (loss) on sale of real estate investments	(25,102)	(40,578)	(3,106)
Gain (loss) on sale of real estate investments	5,230	8,790	(70)
Operating loss	(19,872)	(31,788)	(3,176)
Other income (expense):
Interest expense	(51,519)	(56,059)	(49,471)
Interest and other income	44	7	23
Loss on non-designated derivatives	(102)	(68)	(157)
Total other expenses	(51,577)	(56,120)	(49,605)
Loss before income taxes	(71,449)	(87,908)	(52,781)
Income tax expense	(4,061)	(399)	(197)
Net loss	(75,510)	(88,307)	(52,978)
Net (income) loss attributable to non-controlling interests	(303)	393	216
Allocation for preferred stock	(2,968)	(173)	—
Net loss attributable to common stockholders	(78,781)	(88,087)	(52,762)
Other comprehensive income (loss):
Unrealized (loss) gain on designated derivatives	(32,630)	(11,625)	2,109
Comprehensive loss attributable to common stockholders	$(111,411)	$(99,712)	$(50,653)

Weighted-average common shares outstanding — Basic and Diluted (1)	94,639,833	94,433,640	93,593,719
Net loss per common share attributable to common stockholders — Basic and Diluted (1)	$(0.83)	$(0.93)	$(0.56)

(1)	Retroactively adjusted for the effects of the Stock Dividends (see Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Years Ended December 31, 2020, 2019 and 2018

(In thousands, except share data)

	Preferred Stock		Common Stock		Additional	Accumulated Other	Distributions in Excess of
	Number of Shares	Par Value	Number of Shares	Par Value	Paid-in Capital	Comprehensive Income	Accumulated Earnings	Total Stockholders’ Equity	Non-controlling Interests	Total Equity
Balance, December 31, 2017	—	$—	91,002,766	$910	$2,009,197	$2,473	$(665,026)	$1,347,554	$8,505	$1,356,059
Common stock issued through distribution reinvestment plan	—	—	1,720,633	17	35,720	—	—	35,737	—	35,737
Common stock repurchases	—	—	(759,867)	(8)	(14,194)	—	—	(14,202)	—	(14,202)
Share-based compensation, net	—	—	—	—	1,244	—	—	1,244	—	1,244
Distributions declared on common stock, $0.92 per share (1)	—	—	—	—	—	—	(86,543)	(86,543)	—	(86,543)
Distributions to non-controlling interest holders	—	—	—	—	—	—	—	—	(492)	(492)
Unrealized gain on designated derivative	—	—	—	—	—	2,109	—	2,109	—	2,109
Net loss	—	—	—	—	—	—	(52,762)	(52,762)	(216)	(52,978)
Balance, December 31, 2018	—	—	91,963,532	919	2,031,967	4,582	(804,331)	1,233,137	7,797	1,240,934
Impact of adoption of ASC 842	—	—	—	—	—	—	(87)	(87)	—	(87)
Issuance of Preferred Stock, net	1,610,000	16	—	—	37,601	—	—	37,617	—	37,617
Common stock issued through distribution reinvestment plan	—	—	1,481,395	15	27,195	—	—	27,210	—	27,210
Common stock repurchases	—	—	(1,103,263)	(11)	(21,102)	—	—	(21,113)	—	(21,113)
Share-based compensation, net	—	—	15,000	—	1,319	—	—	1,319	—	1,319
Distributions declared on common stock, $0.83 per share (1)	—	—	—	—	—	—	(78,685)	(78,685)	—	(78,685)
Preferred stock dividends declared, $0.11 per share	—	—	—	—	—	—	(173)	(173)	—	(173)
Distributions to non-controlling interest holders	—	—	—	—	—	—	—	—	(346)	(346)
Unrealized loss on designated derivative	—	—	—	—	—	(11,625)	—	(11,625)	—	(11,625)
Net loss	—	—	—	—	—	—	(87,914)	(87,914)	(393)	(88,307)
Rebalancing of ownership percentage	—	—	—	—	1,648	—	—	1,648	(1,648)
Balance, December 31, 2019	1,610,000	16	92,356,664	923	2,078,628	(7,043)	(971,190)	1,101,334	5,410	1,106,744
Issuance of Preferred Stock, net	—	—	—	—	(59)	—	—	(59)	—	(59)
Common stock issued through distribution reinvestment plan	—	—	875,986	9	14,595	—	—	14,604	—	14,604
Common stock repurchases	—	—	(705,101)	(7)	(10,539)	—	—	(10,546)	—	(10,546)
Share-based compensation, net	—	—	—	—	1,345	—	—	1,345	—	1,345
Distributions declared in common stock, $0.21 per share (1)	—	—	1,248,197	13	19,646	—	(19,659)	—	—	—
Distributions declared in cash on common stock, $0.42 per share (1)	—	—	—	—	—	—	(38,839)	(38,839)	—	(38,839)
Preferred stock dividends declared, $1.84 per share	—	—	—	—	—	—	(2,968)	(2,968)	—	(2,968)
Distributions to non-controlling interest holders	—	—	—	—	—	—	—	—	(201)	(201)
Unrealized loss on designated derivative	—	—	—	—	—	(32,615)	—	(32,615)	—	(32,615)
Buyout of NCI	—	—	—	—		—	(88)	(88)	(495)	(583)
Net loss	—	—	—	—	—	—	(75,813)	(75,813)	303	(75,510)
Rebalancing of ownership percentage	—	—	—	—	645	(15)		630	(630)	—
Balance, December 31, 2020	1,610,000	$16	93,775,746	$938	$2,104,261	$(39,673)	$(1,108,557)	$956,985	$4,387	$961,372

(1)	Per share amounts retroactively adjusted for the effects of the Stock Dividends.

The accompanying notes are an integral part of these consolidated financial statements.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net loss	$(75,510)	$(88,307)	$(52,978)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	81,053	81,032	83,212
Amortization (including write-offs) of deferred financing costs	4,059	9,171	8,633
Amortization of terminated swap	846	—	—
Amortization of mortgage premiums and discounts, net	60	(162)	(263)
(Accretion) amortization of market lease and other intangibles, net	(80)	(4)	255
Bad debt expense	2,708	6,464	14,797
Equity-based compensation	1,345	1,319	1,244
Loss (gain) on non-designated derivative instruments	102	68	157
(Gain) loss on sales of real estate investments, net	(5,230)	(8,790)	70
Impairment charges	36,446	55,969	20,655
Deferred tax valuation allowance	4,641	—	—
Changes in assets and liabilities:
Straight-line rent receivable	(2,409)	(3,831)	(7,744)
Prepaid expenses and other assets	(63)	(9,667)	(16,888)
Accounts payable, accrued expenses and other liabilities	(4,554)	2,632	2,191
Deferred rent	(1,607)	1,510	810
Net cash provided by operating activities	41,807	47,404	54,151
Cash flows from investing activities:
Property acquisitions and development costs	(94,984)	(91,998)	(128,056)
Capital expenditures and other assets acquired	(21,892)	(16,719)	(12,910)
Proceeds from sales of real estate investments	34,385	62,468	25,903
Net cash used in investing activities	(82,491)	(46,249)	(115,063)
Cash flows from financing activities:
Payments on credit facilities	(26,091)	(368,300)	(80,000)
Proceeds from credit facilities	95,000	225,618	147,753
Proceeds from term loan	—	150,000	—
Proceeds from mortgage notes payable	—	136,513	118,700
Payments on mortgage notes payable	(1,048)	(67,797)	(63,263)
Payments for derivative instruments	(97)	(2,147)	(131)
Payments of deferred financing costs	(2,241)	(19,532)	(3,354)
Proceeds from issuance of preferred stock, net	(1,016)	37,617	—
Common stock repurchases	(10,539)	(21,113)	(14,202)
Distributions paid on common stock	(31,354)	(51,427)	(55,329)
Dividends paid on preferred stock	(2,399)	—	—
Buyout of non-controlling interest holders	(583)	—	—
Distributions to non-controlling interest holders	(201)	(346)	(492)
Net cash, provided by financing activities	19,431	19,086	49,682
Net change in cash, cash equivalents and restricted cash	(21,253)	20,241	(11,230)
Cash, cash equivalents and restricted cash, beginning of year	111,599	91,358	102,588
Cash, cash equivalents and restricted cash, end of year	$90,346	$111,599	$91,358

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2020	2019	2018
Cash, cash equivalents, end of period	$72,357	$95,691	$77,264
Restricted cash, end of period	17,989	15,908	14,094
Cash, cash equivalents and restricted cash, end of period	$90,346	$111,599	$91,358

Supplemental disclosures of cash flow information:
Cash paid for interest	$47,878	$47,621	$43,266
Cash paid for income taxes	315	447	407

Non-cash investing and financing activities:
Common stock issued through distribution reinvestment plan	$14,604	$27,210	$35,737
Common stock issued through stock dividends	19,659	—	—
Accrued capital expenditures (payable)	1,287	—	—
Mortgage assumed in acquisition	13,883	—	—

The accompanying notes are an integral part of these consolidated financial statements.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Note 1 — Organization

The Company is an externally managed real estate investment trust for U.S. federal income tax purposes (“REIT”) that focuses on acquiring and managing a diversified portfolio of healthcare-related real estate, focused on medical office buildings (“MOBs”), healthcare properties leased on a triple-net basis (“NNN properties”) and senior housing operating properties (“SHOPs”). As of December 31, 2020, the Company owned 193 properties located in 31 states and comprised of 9.4 million rentable square feet.

Substantially all of the Company’s business is conducted through Healthcare Trust Operating Partnership, L.P. (the “OP”), a Delaware limited partnership, and its wholly owned subsidiaries. The Company’s advisor, Healthcare Trust Advisors, LLC (the “Advisor”) manages our day-to-day business with the assistance of our property manager, Healthcare Trust Properties, LLC (the “Property Manager”). The Company’s Advisor and Property Manager are under common control with AR Global Investments, LLC (“AR Global”), and these related parties receive compensation and fees for providing services to us. The Company also reimburses these entities for certain expenses they incur in providing these services to the Company. Healthcare Trust Special Limited Partnership, LLC (the “Special Limited Partner”), which is also under common control with AR Global, also has an interest in the Company through ownership of interests in the OP.

The Company has declared quarterly dividends entirely in shares of its common stock equal to 0.01349 shares of common stock on each share of outstanding common stock (“Stock Dividends”) on October 1, 2020 and January 4, 2021. These Stock Dividends were issued on October 15, 2020 and January 15, 2021 to holders of record of common stock at the close of business on October 8, 2020 and January 11, 2021, respectively. Dividends payable entirely in shares of common stock are treated in a fashion similar to a stock split for accounting purposes specifically related to per-share calculations for the current and prior periods. The aggregate impact of these Stock Dividends on the Company’s weighted-average share amounts used in its per-share calculations was an increase of 0.02716 shares, cumulatively, for every one share of common stock. No additional shares, except for the Stock Dividends, were issued during the three months ended December 31, 2020. References made to weighted-average shares and per-share amounts in the accompanying consolidated statements of operations and comprehensive income have been retroactively adjusted to reflect the increase of 0.02716 shares for every share outstanding due to the Stock Dividends. Additionally, other references to weighted-average shares outstanding and per-share amounts have been retroactively adjusted for the Stock Dividends and are noted as such throughout the accompanying financial statements and footnotes.

On April 3, 2020, the Company published a new estimate of per-share net asset value (“Estimated Per-Share NAV”) as of December 31, 2019. The Company’s previous Estimated Per-Share NAV was as of December 31, 2018. Unlike the per share amounts in this Annual Report on Form 10-K, the Estimated Per-Share NAV has not been retroactively adjusted to reflect the payment of dividends in the form of common stock and will not be adjusted for Stock Dividends the Company pays in the future until the Board determines a new Estimated Per-Share NAV. Paying dividends in additional shares of common stock will, all things equal, cause the value of each share to decline because the number of shares outstanding will increase when Stock Dividends are paid; however, because each stockholder will receive the same number of new shares, the total value of our common stockholders’ investment, all things equal, will not change assuming no sales or other transfers. We intend to publish Estimated Per-Share NAV periodically at the discretion of the board of directors (the “Board”), provided that such estimates will be made at least once annually.

Note 2 — Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”).

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company, the OP and its subsidiaries. All inter-company accounts and transactions are eliminated in consolidation. In determining whether the Company has a controlling financial interest in a joint venture and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, authority to make decisions and contractual and substantive participating rights of the other partners or members as well as whether the entity is a variable interest entity (“VIE”) for which the Company is the primary beneficiary. The Company has determined the OP is a VIE of which the Company is the primary beneficiary. Substantially all of the Company’s assets and liabilities are held by the OP.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, purchase price allocations to record investments in real estate, impairments, fair value measurements and income taxes, as applicable.

Out-of-Period Adjustments

During the year ended December 31, 2019, the Company identified certain historical errors in its tax provision and its net deferred taxes asset as well as its statements of operations and comprehensive income (loss), consolidated statements of changes in equity, and statements of cash flows since 2014, which impacted the quarterly financial statements and annual periods previously issued. Specifically, the Company had overstated intercompany rent on certain leases with the taxable REIT subsidiary (“TRS”) and reflected a portion of depreciation on REIT assets in the TRS’s tax provision, thereby overstating previously recorded tax benefits, deferred tax assets and net income by $0.8 million, $0.3 million and $0.2 million for the years ended December 31, 2018, 2017 and for Pre-2017 periods, respectively. The intercompany rent and allocation of depreciation only affected the tax provision and did not affect the pre-tax consolidated financial results. The Company concluded that the errors noted above were not material for the period ended December 31, 2019 or any prior periods and has adjusted the amounts on a cumulative basis in 2019.

During the year ended December 31, 2019, the Company did not record quarterly interest expense related to borrowings under the Revolving Credit Facility (as defined below) that were borrowed and repaid during the fourth quarter of 2019. The amount of interest expense and related payable that should have been recorded was $0.3 million. In 2020, the Company identified that the cumulative interest payable balance was understated, and as a result a true up entry was recorded to record the payable and related expense, resulting in an out of period adjustment. The Company concluded that the errors noted above were not material for the period ended December 31, 2019 or any prior periods and has adjusted the amounts on a cumulative basis in 2020.

Impacts of the COVID-19 Pandemic

During the first quarter of 2020, the global COVID-19 pandemic that has spread around the world and to every state in the United States commenced. The pandemic has had and could continue to have an adverse impact on economic and market conditions, including a global economic slowdown and recession that may continue for some time. The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact of COVID-19 on economic and market conditions. The Company believes the estimates and assumptions underlying its consolidated financial statements are reasonable and supportable based on the information available as of December 31, 2020, however uncertainty over the ultimate impact COVID-19 will have on the global economy generally, and the Company’s business in particular, makes any estimates and assumptions as of December 31, 2020 inherently less certain than they would be absent the current and potential impacts of COVID-19. Actual results may ultimately differ from those estimates.

Starting in March 2020, the COVID-19 pandemic and measures to prevent its spread began to affect the Company in a number of ways. In the Company’s SHOP portfolio, occupancy has trended lower since the second half of March as government policies and implementation of infection control best practices have materially limited or closed communities to new resident move-ins which affects the Company’s ability to fill vacancies. The Company has also continued to experience lower inquiry volumes and reduced in-person tours during the pandemic. In addition, starting in mid-March 2020, operating costs began to rise materially, including for services, labor and personal protective equipment and other supplies, as the Company’s operators took appropriate actions to protect residents and caregivers. At the SHOP facilities, the Company bears these cost increases. These trends accelerated during the second, third, and fourth quarters of 2020 and into the beginning of the first quarter of 2021 as the surge of new COVID-19 cases that started in late 2020 crested, and may continue to impact the Company in the future and have a material adverse effect on the Company’s revenues and income in the other quarters thereafter.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

The financial stability and overall health of the Company’s tenants is critical to its business. The negative effects that the global pandemic has had on the economy includes the closure or reduction in activity of some of the Company’s MOBs and other healthcare-related facilities as well as restrictions on activity and access for many of the Company’s seniors housing properties. The economic impact of the pandemic has impacted the ability of some of the Company’s tenants to pay their monthly rent either temporarily or in the long term. The Company experienced delays in rent collections in the second, third and fourth quarters of 2020 although collections have been approximately 100%. The Company has taken a proactive approach to achieve mutually agreeable solutions with its tenants and in some cases, during the year ended December 31, 2020, the Company executed lease amendments providing for deferral of rent.

For accounting purposes, in accordance with ASC 842: Leases, normally a company would be required to assess a lease modification to determine if the lease modification should be treated as a separate lease and if not, modification accounting would be applied which would require a company to reassess the classification of the lease (including leases for which the prior classification under ASC 840 was retained as part of the election to apply the package of practical expedients allowed upon the adoption of ASC 842, which doesn’t apply to leases subsequently modified). However, in light of the COVID-19 pandemic in which many leases are being modified, the FASB and SEC have provided relief that allows companies to make a policy election as to whether they treat COVID-19 related lease amendments as a provision included in the pre-concession arrangement, and therefore, not a lease modification, or to treat the lease amendment as a modification. In order to be considered COVID-19 related, cash flows must be substantially the same or less than those prior to the concession. For COVID-19 relief qualified changes, there are two methods to potentially account for such rent deferrals or abatements under the relief, (1) as if the changes were originally contemplated in the lease contract or (2) as if the deferred payments are variable lease payments contained in the lease contract.

For all other lease changes that did not qualify for FASB relief, the Company is required to apply modification accounting including assessing classification under ASC 842. Some, but not all of the Company’s lease modifications qualify for the FASB relief. In accordance with the relief provisions, instead of treating these qualifying leases as modifications, the Company has elected to treat the modifications as if previously contained in the lease and recast rents receivable prospectively (if necessary). Under that accounting, for modifications that were deferrals only, there would be no impact on overall rental revenue and for any abatement amounts that reduced total rent to be received, the impact would be recognized ratably over the remaining life of the lease. For leases not qualifying for this relief, the Company has applied modification accounting and determined that there were no changes in the current classification of its leases impacted by negotiations with its tenants.

The Company has taken precautionary steps to increase liquidity and preserve financial flexibility in light of the uncertainty resulting from the COVID-19 pandemic. These steps include borrowing an additional $95.0 million under the Credit Facility (as defined below) in March 2020 to provide more cash on the Company’s balance sheet. A portion of the $95.0 million in borrowings was used for general corporate purposes and for acquisitions. The Company has not borrowed additional amounts subsequently. In August 2020, the Company amended the Credit Facility as part of its efforts to continue addressing the adverse impacts of the COVID-19 pandemic. For additional information on the Credit Facility amendment see Note 5 — Credit Facilities.

Revenue Recognition

The Company’s revenues, which are derived primarily from lease contracts, include rent received from tenants in MOBs and triple-net leased healthcare facilities. As of December 31, 2020, these leases had a weighted average remaining lease term of 6.5 years. Rent from tenants in the Company’s MOB and triple-net leased healthcare facilities operating segments (as discussed below) is recorded in accordance with the terms of each lease on a straight-line basis over the initial term of the lease. Because many of the leases provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable for, and include in revenue from tenants on a straight-line basis, unbilled rent receivables that the Company will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. When the Company acquires a property, the acquisition date is considered to be the commencement date for purposes of this calculation. For new leases after acquisition, the commencement date is considered to be the date the tenant takes control of the space. For lease modifications, the commencement date is considered to be the date the lease modification is executed. The Company defers the revenue related to lease payments received from tenants in advance of their due dates. Pursuant to certain of the Company’s lease agreements, tenants are required to reimburse the Company for certain property operating expenses, in addition to paying base rent, whereas under certain other lease agreements, the tenants are directly responsible for all operating costs of the respective properties. Under ASC 842, the Company has elected to report combined lease and non-lease components in a single line “Revenue from tenants.” For expenses paid directly by the tenant, under both ASC 842 and 840, the Company has reflected them on a net basis.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

The Company’s revenues also include resident services and fee income primarily related to rent derived from lease contracts with residents in the Company’s SHOPs held using a structure permitted under the REIT Investment and Diversification and Empowerment Act of 2007 and to fees for ancillary services performed for SHOP residents, which are generally variable in nature. Rental income from residents in the Company’s SHOP segment is recognized as earned. Residents pay monthly rent that covers occupancy of their unit and basic services, including utilities, meals and some housekeeping services. The terms of the rent are short term in nature, primarily month-to-month. Also included in revenue from tenants is fees for ancillary revenue from non-residents of $13.3 million, $15.4 million and $8.1 million for the years ended December 31, 2020, 2019, and 2018, respectively. Fees for ancillary services are recorded in the period in which the services are performed.

The Company defers the revenue related to lease payments received from tenants and residents in advance of their due dates. Pursuant to certain of the Company’s lease agreements, tenants are required to reimburse the Company for certain property operating expenses related to non-SHOP assets (recorded in revenue from tenants), in addition to paying base rent, whereas under certain other lease agreements, the tenants are directly responsible for all operating costs of the respective properties.

The following table presents future base rent payments on a cash basis due to the Company as of December 31, 2020 over the next five years and thereafter. These amounts exclude tenant reimbursements and contingent rent payments, as applicable, that may be collected from certain tenants based on provisions related to sales thresholds and increases in annual rent based on exceeding certain economic indexes, among other items. These amounts also exclude SHOP leases which are short-term in nature.

(In thousands)	Future Base Rent Payments
2021	$94,144
2022	87,762
2023	75,205
2024	68,210
2025	58,757
Thereafter	165,642
Total	$549,720

The Company continually reviews receivables related to rent and unbilled rents receivable and determines collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. Under the leasing standards (see the “Recently Issued Accounting Pronouncements” section below), the Company is required to assess, based on credit risk only, if it is probable that the Company will collect virtually all of the lease payments at lease commencement date and it must continue to reassess collectability periodically thereafter based on new facts and circumstances affecting the credit risk of the tenant. Partial reserves, or the ability to assume partial recovery are no longer permitted. If the Company determines that it is probable it will collect virtually all of the lease payments (rent and common area maintenance), the lease will continue to be accounted for on an accrual basis (i.e., straight-line). However, if the Company determines it is not probable that it will collect virtually all of the lease payments, the lease will be accounted for on a cash basis and a full reserve would be recorded on previously accrued amounts in cases where it was subsequently concluded that collection was not probable. Cost recoveries from tenants are included in operating revenue from tenants beginning on January 1, 2019, in accordance with new accounting rules, on the accompanying consolidated statements of operations and comprehensive income (loss) in the period the related costs are incurred, as applicable.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Under ASC 842, which was adopted effective on January 1, 2019, uncollectable amounts are reflected as reductions in revenue. Under ASC 840, the Company recorded such amounts as bad debt expense as part of property operating expenses. During the years ended December 31, 2020, 2019 and 2018 such amounts were $2.7 million, $6.5 million and $14.8 million, respectively, which include bad debt expense related to the NuVista and LaSalle Tenants (see Note 3 — Real Estate Investment, Net to the consolidated financial statements included in this Annual Report on Form 10-K for additional information).

Investments in Real Estate

Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life or improve the productive capacity of the asset. Costs of repairs and maintenance are expensed as incurred.

At the time an asset is acquired, the Company evaluates the inputs, processes and outputs of the asset acquired to determine if the transaction is a business combination or asset acquisition. If an acquisition qualifies as a business combination, the related transaction costs are recorded as an expense in the consolidated statements of operations and comprehensive loss. If an acquisition qualifies as an asset acquisition, the related transaction costs are generally capitalized and subsequently amortized over the useful life of the acquired assets. See the “Purchase Price Allocation” section in this Note for a discussion of the initial accounting for investments in real estate.

Disposal of real estate investments that represent a strategic shift in operations that will have a major effect on the Company’s operations and financial results are required to be presented as discontinued operations in the consolidated statements of operations. No properties were presented as discontinued operations during the years ended December 31, 2020, 2019 and 2018. Properties that are intended to be sold are to be designated as “held for sale” on the consolidated balance sheets at the lesser of carrying amount or fair value less estimated selling costs when they meet specific criteria to be presented as held for sale, most significantly that the sale is probable within one year. The Company evaluates probability of sale based on specific facts including whether a sales agreement is in place and the buyer has made significant non-refundable deposits. Properties are no longer depreciated when they are classified as held for sale. There were $0.1 million and $70.8 million in real estate investments held for sale as of December 31, 2020 and 2019, respectively (see Note 3 — Real Estate Investments, Net to the consolidated financial statements included in this Annual Report on Form 10-K for additional information).

As more fully discussed in this Note under Recently Issued Accounting Pronouncements - ASU No. 2016-02 Leases, all of the Company’s leases as lessor prior to adoption were accounted for as operating leases and they continue to be accounted for as operating leases under the transition guidance. The Company evaluates new leases originated after the adoption date (by the Company or by a predecessor lessor/owner) pursuant to the new guidance where a lease for some or all of a building is classified by a lessor as a sales-type lease if the significant risks and rewards of ownership reside with the tenant. This situation is met if, among other things, there is an automatic transfer of title during the lease, a bargain purchase option, the non-cancelable lease term is for more than major part of remaining economic useful life of the asset (e.g., equal to or greater than 75%), if the present value of the minimum lease payments represents substantially all (e.g., equal to or greater than 90%) of the leased property’s fair value at lease inception, or if the asset so specialized in nature that it provides no alternative use to the lessor (and therefore would not provide any future value to the lessor) after the lease term. Further, such new leases would be evaluated to consider whether they would be failed sale-leaseback transactions and accounted for as financing transactions by the lessor. For the three-year period ended December 31, 2019, the Company has no leases as a lessor that would be considered as sales-type leases or financings under sale-leaseback rules.

The Company is also the lessee under certain land leases which were previously classified prior to adoption of lease accounting and will continue to be classified as operating leases under transition elections unless subsequently modified. These leases are reflected on the balance sheet as of December 31, 2020 and 2019, and the rent expense is reflected on a straight-line basis over the lease term in the consolidated statements of operations for the years ended December 31, 2020, 2019, and 2018.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

The Company generally determines the value of construction in progress based upon the replacement cost. During the construction period, the Company capitalizes interest, insurance and real estate taxes until the development has reached substantial completion.

Purchase Price Allocation

In both a business combination and an asset acquisition, the Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets or liabilities based on their respective fair values. Tangible assets may include land, land improvements, buildings, fixtures and tenant improvements on an as if vacant basis. Intangible assets may include the value of in-place leases and above- and below-market leases and other identifiable assets or liabilities based on lease or property specific characteristics. In addition, any assumed mortgages receivable or payable and any assumed or issued non-controlling interests (in a business combination) are recorded at their estimated fair values. In allocating the fair value to assumed mortgages, amounts are recorded to debt premiums or discounts based on the present value of the estimated cash flows, which is calculated to account for either above or below-market interest rates. In a business combination, the difference between the purchase price and the fair value of identifiable net assets acquired is either recorded as goodwill or as a bargain purchase gain. In an asset acquisition, the difference between the acquisition price (including capitalized transaction costs) and the fair value of identifiable net assets acquired is allocated to the non-current assets. All acquisitions during the years ended December 31, 2020, 2019 and 2018 were accounted for as asset acquisitions.

For acquired properties with leases classified as operating leases, the Company allocates the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed, based on their respective fair values. In making estimates of fair values for purposes of allocating purchase price, the Company utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company also considers information obtained about each property as a result of the Company’s pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. The Company utilizes various estimates, processes and information to determine the as-if vacant property value. The Company estimates fair value using data from appraisals, comparable sales, discounted cash flow analysis and other methods. Fair value estimates are also made using significant assumptions such as capitalization rates, fair market lease rates, discount rates and land values per square foot.

Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates and the value of in-place leases. Factors considered in the analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at contract rates during the expected lease-up period, which typically ranges from six to 24 months. The Company also estimates costs to execute similar leases including leasing commissions, legal and other related expenses.

Above-market and below-market lease values for acquired properties are initially recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining initial term of the lease for above-market leases and the remaining initial term plus the term of any below-market fixed rate renewal options for below-market leases.

The aggregate value of intangible assets related to customer relationship, as applicable, is measured based on the Company’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with the tenant. Characteristics considered by the Company in determining these values include the nature and extent of its existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors. The Company did not record any intangible asset amounts related to customer relationships during the years ended December 31, 2020 and 2019.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Gain on Dispositions of Real Estate Investments

Gains on sales of rental real estate after January 1, 2018 are not considered sales to customers and will generally be recognized pursuant to the provisions included in ASC 610-20, Gains and Losses from the Derecognition of Nonfinancial Assets (“ASC 610-20”).

Gain on sales of real estate prior to January 1, 2018 are recognized pursuant to the provisions included in ASC 360-20, Real Estate Sales (“ASC 360-20”). The specific timing of a sale was measured against various criteria in and ASC 360-20 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the properties. If the sales criteria for the full accrual method are not met, depending on the circumstances, the Company may not record a sale or it may record a sale but may defer some or all of the gain recognition. If the criteria for full accrual are not met, the Company may account for the transaction by applying the finance, leasing, profit sharing, deposit, installment or cost recovery methods, as appropriate, until the sales criteria for the full accrual method are met.

Impairment of Long-Lived Assets

When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the property for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If an impairment exists, due to the inability to recover the carrying value of a property, the Company would recognize an impairment loss in the consolidated statement of operations and comprehensive (loss) to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss recorded would equal the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net earnings.

Reportable Segments

The Company has determined that it has three reportable segments, with activities related to investing in MOBs, triple-net leased healthcare facilities, and seniors housing properties. Management evaluates the operating performance of the Company’s investments in real estate and seniors housing properties on an individual property level.

Depreciation and Amortization

Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, 7 to 10 years for fixtures and improvements, and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

Construction in progress, including capitalized interest, insurance and real estate taxes, is not depreciated until the development has reached substantial completion. The value of certain other intangibles such as certificates of need in certain jurisdictions are amortized over the expected period of benefit (generally the life of the related building).

The value of in-place leases, exclusive of the value of above-market and below-market in-place leases, is amortized to expense over the remaining periods of the respective leases.

The value of customer relationship intangibles, if any, is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

Assumed mortgage premiums or discounts are amortized as an increase or reduction to interest expense over the remaining terms of the respective mortgages.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Above and Below-Market Lease Amortization

Capitalized above-market lease values are amortized as a reduction of revenue from tenants over the remaining terms of the respective leases and the capitalized below-market lease values are amortized as an increase to revenue from tenants over the remaining initial terms plus the terms of any below-market fixed rate renewal options of the respective leases. If a tenant with a below-market rent renewal does not renew, any remaining unamortized amount will be taken into income at that time.

Capitalized above-market ground lease values are amortized as a reduction of property operating expense over the remaining terms of the respective leases. Capitalized below-market ground lease values are amortized as an increase to property operating expense over the remaining terms of the respective leases and expected below-market renewal option periods.

Derivative Instruments

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions.

The Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply, or the Company elects not to apply hedge accounting.

The accounting for subsequent changes in the fair value of these derivatives depends on whether each has been designated and qualifies for hedge accounting treatment. If the Company elects not to apply hedge accounting treatment, any change in the fair value of these derivative instruments is recognized immediately in gains (losses) on derivative instruments in the accompanying consolidated statements of operations and comprehensive loss prior to the adoption of ASU 2017-2 on January 1, 2019. If the derivative is designated and qualifies for hedge accounting treatment, the change in the estimated fair value of the derivative is recorded in other comprehensive income (loss) to the extent that it is effective, with any ineffective portion of a derivative’s change in fair value immediately recognized in earnings. After the adoption of ASU 2017-2, if the derivative qualifies for hedge accounting, all of the change in value is recorded in other comprehensive income (loss).

Non-controlling Interests

The non-controlling interests represent the portion of the equity in the OP that is not owned by the Company as well as certain investment arrangements with other unaffiliated third parties whereby such investors receive an ownership interest in certain of the Company’s property-owning subsidiaries and are entitled to receive a proportionate share of the net operating cash flow derived from the subsidiaries’ property. Non-controlling interests are presented as a separate component of equity on the consolidated balance sheets and presented as net loss attributable to non-controlling interests on the consolidated statements of operations and comprehensive loss. Non-controlling interests are allocated a share of net loss based on their share of equity ownership. See Note 13 — Non-Controlling Interests for additional information.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Cash and Cash Equivalents

Cash and cash equivalents includes cash in bank accounts as well as investments in highly-liquid money market funds with original maturities of three months or less. The Company did not have any cash invested in money market funds at December 31, 2020 or 2019.

The Company deposits cash with high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) up to an insurance limit. At December 31, 2020 and 2019, the Company had deposits of $72.4 million and $95.7 million, of which $57.0 million and $73.2 million, respectively, were in excess of the amount insured by the FDIC. Although the Company bears risk to amounts in excess of those insured by the FDIC, it does not anticipate any losses as a result.

Deferred Financing and Leasing Costs, Net

Deferred costs, net, consists of deferred financing costs related to the Credit Facility (as defined in Note 5 — Credit Facilities) Fannie Mae Master Credit Facilities (as defined in Note 5 — Credit Facilities), and deferred leasing costs. Deferred financing costs relating to the mortgage notes payable (see Note 4 — Mortgage Notes Payable, Net) are reflected net of the related financing on our balance sheet.

Deferred financing costs associated with the Credit Facility and Fannie Mae Master Credit Facilities and mortgage notes payable represent commitment fees, legal fees, and other costs associated with obtaining commitments for financing. These costs are amortized over the term of the financing agreement using the effective interest method for the Credit Facility and Fannie Mae Master Credit Facilities and using the effective interest method over the expected term for the mortgage notes payable.

Unamortized deferred financing costs are expensed if the associated debt is refinanced or paid down before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not close.

Deferred leasing costs, consisting primarily of lease commissions and professional fees incurred in connection with new leases, are deferred and amortized over the term of the lease.

Equity-Based Compensation

The Company has a stock-based incentive award program for its directors, which is accounted for under the guidance of share- based payments. The cost of services received in exchange for these stock awards is measured at the grant date fair value of the award and the expense for such awards is included in general and administrative expenses and is recognized over the service period (i.e., vesting) required or when the requirements for exercise of the award have been met (See Note 11 — Equity-Based Compensation).

Income Taxes

The Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986 (the “Code”), as amended, commencing with the taxable year ended December 31, 2013. If the Company continues to qualify for taxation as a REIT, it generally will not be subject to U.S. federal corporate income tax to the extent it distributes all of its REIT taxable income (which does not equal net income as calculated in accordance with GAAP) to its stockholders. REITs are subject to a number of organizational and operational requirements, including a requirement that the Company distribute annually at least 90% of the Company’s REIT taxable income to the Company’s stockholders.

If the Company fails to continue to qualify as a REIT in any taxable year and does not qualify for certain statutory relief provisions, the Company will be subject to U.S. federal, state and income taxes at regular corporate rates beginning with the year in which it fails to qualify and may be precluded from being able to elect to be treated as a REIT for the Company’s four subsequent taxable years. The Company distributed to its stockholders 100% of its REIT taxable income for each of the years ended December 31, 2020, 2019 and 2018. Accordingly, no provision for U.S. federal or state income taxes related to such REIT taxable income was recorded in the Company’s financial statements. Even if the Company continues to qualify as a REIT, it may be subject to certain state and local taxes on its income and property, and U.S. federal income and excise taxes on its undistributed income.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Certain limitations are imposed on REITs with respect to the ownership and operation of seniors housing properties. Generally, to qualify as a REIT, the Company cannot directly or indirectly operate seniors housing properties. Instead, such facilities may be either leased to a third-party operator or leased to a TRS and operated by a third party on behalf of the TRS. Accordingly, the Company has formed a TRS that is wholly-owned by the OP to lease its SHOPs and the TRS has entered into management contracts with unaffiliated third-party operators to operate the facilities on its behalf.

As of December 31, 2020, the Company, owned 59 seniors housing properties which are leased and operated through its TRS. The TRS is a wholly-owned subsidiary of the OP. A TRS is subject to U.S. federal, state and local income taxes. The Company records net deferred tax assets to the extent the Company believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies (including modifying intercompany leases with the TRS) and recent financial operations. In the event the Company determines that it would not be able to realize the deferred income tax assets in the future in excess of the net recorded amount, the Company establishes a valuation allowance which offsets the previously recognized income tax asset. Deferred income taxes result from temporary differences between the carrying amounts of the TRS’s assets and liabilities used for financial reporting purposes and the amounts used for income tax purposes as well as net operating loss carryforwards. Significant components of the deferred tax assets and liabilities as of December 31, 2020 consisted of deferred rent and net operating loss carryforwards. During the year ended December 31, 2020, the Company modified 25 intercompany leases with the TRS which abated intercompany rent due to the ongoing COVID-19 pandemic.

Because of the Company’s TRS’s recent operating history of losses and the on-going impacts of the COVID-19 pandemic on the results of operations of the Company’s SHOP assets, the Company is not able to conclude that it is more likely than not it will realize the future benefit of its deferred tax assets; thus the Company has provided a 100% valuation allowance of $4.6 million as of December 31, 2020. If and when the Company believes it is more likely than not that it will recover its deferred tax assets, the Company will reverse the valuation allowance as an income tax benefit in its consolidated statements of comprehensive income (loss). As of December 31, 2020, the Company’s consolidated TRS had net operating loss carryforwards for federal income tax purposes of approximately $14 million at December 31, 2020 (of which $7.6 million were incurred prior to January 1, 2018). For losses incurred prior to January 1, 2018, if unused, these will begin to expire in 2035. For net operating losses incurred subsequent to December 31, 2017, there is no expiration date. During the year ended December 31, 2020 the Company recorded a tax loss of $3.1 million. As of December 31, 2020, the Company had a deferred tax asset of $4.6 million with a full valuation allowance. As of December 31, 2019, the Company had a deferred tax asset of $3.9 million with no valuation allowance.

The following table details the composition of the Company’s tax (expense) benefit for the years ended December 31, 2020, 2019 and 2018, which includes U.S. federal and state income taxes incurred by the Company’s TRS. The Company estimated its income tax (expense) benefit relating to its TRS using a combined federal and state rate of approximately (105.8)% and 26.4% for the years ended December 31, 2020 and 2019, respectively. These income taxes are reflected in income tax (expense) benefit on the accompanying consolidated statements of operations and comprehensive loss.

	Year Ended December 31,
	2020		2019		2018
(In thousands)	Current	Deferred	Current	Deferred	Current	Deferred
Federal (expense) benefit	$726	$—	$—	$(155)	$(272)	$399
State (expense) benefit	(196)	50	(176)	(68)	(353)	29
Deferred tax asset valuation allowance	—	(4,641)	—	—	—	—
Total income tax benefit (expense)	$530	$(4,591)	$(176)	$(223)	$(625)	$428

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

As of December 31, 2020 and 2019, the Company had no material uncertain income tax positions. The tax years subsequent to and including the fiscal year ended December 31, 2013 remain open to examination by the major taxing jurisdictions to which the Company is subject.

Per Share Data

Net income (loss) per basic share of common stock is calculated by dividing net income (loss) by the weighted-average number of shares (retroactively adjusted for the Stock Dividends) of common stock issued and outstanding during such period. Diluted net income (loss) per share of common stock considers the effect of potentially dilutive shares of common stock outstanding during the period.

CARES Act Grants

On March 27, 2020, Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law and it provides funding to Medicare providers in order to provide financial relief during the COVID-19 pandemic. Funds provided under the program were to be used for the preparation, prevention, and medical response to COVID-19, and were designated to reimburse providers for healthcare related expenses and lost revenues attributable to COVID-19. The Company received $3.6 million in these funds during the year ended December 31, 2020, related to four of its SHOPs and considered the funds to be a grant contribution from the government. The full amounts received were recognized as a reduction of property operating expenses in the Company’s consolidated statement of operations for the year ended December 31, 2020 to offset the incurred COVID-19 expenses. Subsequent to December 31, 2020, the Company received an additional $5.1 million in funding from CARES Act grants. There can be no assurance that the program will be extended or any further amounts received.

Recently Issued Accounting Pronouncements

Adopted as of January 1, 2018

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), and has since issued several additional amendments thereto (collectively referred to herein as “ASC 606”). ASC 606 establishes a comprehensive model for entities to use in accounting for revenue arising from contracts with customers. Under ASC 606, an entity is required to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASC 606 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. A reporting entity may apply the amendments in ASC 606 using either a modified retrospective approach, by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption or a full retrospective approach. The Company adopted this guidance effective January 1, 2018 under the modified retrospective approach and it did not have an impact on the Company’s consolidated financial statements. See above for further information on the Company’s Revenue Recognition Accounting Policies under ASC 606.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The revised guidance amends the recognition and measurement of financial instruments. The new guidance significantly revises an entity’s accounting related to equity investments and the presentation of certain fair value changes for financial liabilities measured at fair value. Among other things, it also amends the presentation and disclosure requirements associated with the fair value of financial instruments. The Company adopted this guidance effective January 1, 2018, using the modified retrospective transition method, and there was no impact to the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which provides guidance on how certain transactions should be classified and presented in the statement of cash flows as either operating, investing or financing activities. Among other things, the update provides specific guidance on where to classify debt prepayment and extinguishment costs, payments for contingent consideration made after a business combination and distributions received from equity method investments. The Company adopted the new guidance on January 1, 2018 and it did not have an impact on its consolidated statement of cash flows.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”), which revises the definition of a business. This new guidance is applicable when evaluating whether an acquisition should be treated as either a business acquisition or an asset acquisition. Under the revised guidance, when substantially all of the fair value of gross assets acquired is concentrated in a single asset or group of similar assets, the assets acquired would not be considered a business. The Company adopted this guidance effective January 1, 2018, and will apply the new rules prospectively. The Company expects, based on historical property acquisitions, that in most cases, a future property acquired after adoption will be treated as an asset acquisition rather than a business acquisition, which will result in the capitalization of related transaction costs. The Company has evaluated the impact of this new guidance beginning in the first quarter of 2018, and determined that it did not have a material impact on the Company’s consolidated financial statements. All acquisition costs incurred during the years ended December 31, 2020 and 2019 were capitalized since our acquisitions during the years were all classified as asset acquisitions.

In February 2017, the FASB issued ASU 2017-05, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Assets Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets, which provides guidance related to partial sales of non-financial assets, eliminates rules specifically addressing the sales of real estate, clarifies the definition of in substance non-financial assets, removes the exception to the financial asset derecognition model and clarifies the accounting for contributions of non-financial assets to joint ventures. The Company adopted this guidance effective January 1, 2018 using the modified transition method and it did not have an impact on its financial statements. The Company expects that any future sales of real estate in which the Company retains a non-controlling interest in the property would result in the full gain amount being recognized at the time of the partial sale. Historically, the Company has not retained any interest in properties it has sold.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting, which provides guidance that clarifies which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. The update states that modification accounting should be used unless the fair value of the award, the vesting terms of the award, and the classification of the award as either equity or liability, all do not change as a result of the modification. The Company adopted this guidance effective January 1, 2018 using the modified retrospective transition method and it did not have an impact on its consolidated financial statements. The Company expects that any future modifications to the Company’s issued share-based awards will be accounted for using modification accounting, unless the modification meets all of the exception criteria noted above. As a result, the modification would be treated as an exchange of the original award for a new award, with any incremental fair value being treated as additional compensation cost.

Adopted as of January 1, 2019

ASU No. 2016-02 - Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”) which provides guidance related to the accounting for leases, as well as the related disclosures. For lessors of real estate, leases are accounted for using an approach substantially the same as previous accounting guidance for operating leases and direct financing leases. For lessees, the new standard requires the application of a dual lease classification approach, classifying leases as either operating or finance leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. Lease expense for operating leases is recognized on a straight-line basis over the term of the lease, while lease expense for finance leases is recognized based on an effective interest method over the term of the lease. Also, lessees must recognize a right-of-use asset (“ROU”) and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Further, certain transactions where at inception of the lease the buyer-lessor accounted for the transaction as a purchase of real estate and a new lease, may now be required to have symmetrical accounting to the seller-lessee if the transaction was not a qualified sale-leaseback and accounted for as a financing transaction.

Upon adoption, lessors were allowed a practical expedient, which the Company has elected, by class of underlying assets to account for lease and non-lease components (such as tenant reimbursements of property operating expenses) as a single lease component as an operating lease because (a) the non-lease components have the same timing and pattern of transfer as the associated lease component; and (b) the lease component, if accounted for separately, would be classified as an operating lease. Additionally, only incremental direct leasing costs may be capitalized under this new guidance, which is consistent with the Company’s existing policies. Also, upon adoption, companies were allowed a practical expedient package, which the Company has elected, that allowed the Company: (a) to not reassess whether any expired or existing contracts entered into prior to January 1, 2019 are or contain leases; (b) to not reassess the lease classification for any expired or existing leases entered into prior to January 1, 2019 (including assessing sale-leaseback transactions); and (c) to not reassess initial direct costs for any expired or existing leases entered into prior to January 1, 2019. As a result, all of the Company’s existing leases will continue to be classified as operating leases under the new standard. Further, any existing leases for which the property is the leased to a tenant in a transaction that at inception was a sale-leaseback transaction will continue to be treated (absent a modification) as operating leases. The Company did not have any leases that would be considered financing leases as of January 1, 2019.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

The Company assessed the impact of adoption from both a lessor and lessee perspective, which is discussed in more detail below, and adopted the new guidance prospectively on January 1, 2019, using a prospective transition approach under which the Company elected to apply the guidance effective January 1, 2019 and not adjust prior comparative reporting periods (except for the Company’s presentation of lease revenue discussed below).

Lessor Accounting

As discussed above, the Company was not required to re-assess the classification of its leases, which are considered operating leases under ASU 2016-02. The following is a summary of the most significant impacts to the Company of the new accounting guidance, as lessor:

•	Since the Company elected the practical expedient noted above to not separate non-lease component revenue from the associated lease component, the Company has aggregated revenue from its lease components and non-lease components (tenant operating expense reimbursements) into one line. The prior periods have been conformed to this new presentation.

•	Changes in the Company’s assessment of receivables that result in bad debt expense is now required to be recorded as an adjustment to revenue, rather than a charge to bad debt expense. This new classification applies for the first quarter of 2019 and reclassification of prior period amounts is not permitted. At transition on January 1, 2019, after assessing its reserve balances at December 31, 2018 under the new guidance, the Company wrote off accounts receivable of $0.1 million and straight-line rents receivable of $0.1 million as an adjustment to the opening balance of accumulated deficit, and accordingly rent for these tenants is currently recorded on a cash basis.

•	Indirect leasing costs in connection with new or extended tenant leases, if any, are being expensed. Under prior accounting guidance, the recognition would have been deferred.

Lessee Accounting

The Company was a lessee under leases for 17 properties including capital leases of land and building as of January 1, 2019 and because the Company has elected the practical expedients described above, it determined that 11 of these leases would continue to be classified as operating leases under the new standard. The following is a summary of the most significant impacts to the Company of the new accounting guidance, as lessee:

•	Upon adoption of the new standard, the Company recorded ROU assets and lease liabilities equal to $10.2 million for the present value of the lease payments related to its ground leases. These amounts are included in operating lease right-of-use assets and operating lease liabilities on the Company’s consolidated balance sheet as of December 31, 2019.

•	The Company also reclassified $0.5 million related to amounts previously reported as a straight-line rent liability and $4.8 million, net related to amounts previously reported as above and below market ground lease intangibles to the ROU assets. For additional information and disclosures related to these operating leases, see Note 16 — Commitments and Contingencies.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Other Accounting Pronouncements

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities, to better align cash flow and fair value hedge accounting with the corresponding risk management activities. Among other things, the amendments expand which hedging strategies are eligible for hedge accounting, align the timing of recognition of hedge results with the earnings effect of the hedged item and allow companies to include the change in fair value of the derivative in the same income statement line item as the earnings effect of the hedged item. Additionally, for cash flow hedges that are highly effective, the update allows for all changes in fair value of the derivative to be recorded in other comprehensive income. The Company has adopted ASU 2017-12 on January 1, 2019, as required under the guidance, using a modified retrospective transition method and the adoption did not have a material impact on its consolidated financial statements.

Adopted as of January 1, 2020:

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. The objective of ASU 2018-13 is to improve the effectiveness of disclosures in the notes to the financial statements by removing, modifying, and adding certain fair value disclosure requirements to facilitate clear communication of the information required by generally accepted accounting principles. The amended guidance is effective for the Company beginning on January 1, 2020. The Company adopted the new guidance on January 1, 2020 and determined it did not have a material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes how entities measure credit losses for financial assets carried at amortized cost. The update eliminates the requirement that a credit loss must be probable before it can be recognized and instead requires an entity to recognize the current estimate of all expected credit losses. Additionally, the amended standard requires credit losses on available-for-sale debt securities to be carried as an allowance rather than as a direct write-down of the asset. On July 25, 2018, the FASB proposed an amendment to ASU 2016-13 to clarify that operating lease receivables recorded by lessors (including unbilled straight-line rent) are explicitly excluded from the scope of ASU 2016-13. The new guidance is effective for the Company beginning on January 1, 2020. The Company adopted the new guidance on January 1, 2020 and determined it did not have a material impact on its consolidated financial statements.

Not yet Adopted as of December 31, 2020

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Topic 470) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Topic 815). The new standard reduces the number of accounting models for convertible debt instruments and convertible preferred stock, and amends the guidance for the derivatives scope exception for contracts in an entity’s own equity. The standard also amends and makes targeted improvements to the related earnings per share guidance. The ASU is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The standard allows for either modified or full retrospective transition methods. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848). Topic 848 contains practical expedients for reference rate reform related activities that impact debt, leases, derivatives and other contracts. The guidance in Topic 848 is optional and may be elected over the period March 12, 2020 through December 31, 2022 as reference rate reform activities occur. During the year ended December 31, 2020, the Company elected to apply the hedge accounting expedients related to (i) the assertion that our hedged forecasted transactions remain probable and (ii) the assessments of effectiveness for future LIBOR-indexed cash flows to assume that the index upon which future hedged transactions will be based matches the index on the corresponding derivatives. Application of these expedients preserves the presentation of our derivatives, which will be consistent with our past presentation. The Company will continue to evaluate the impact of the guidance and may apply other elections, as applicable, as additional changes in the market occur.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Note 3 — Real Estate Investments, Net

Property Acquisitions and Development Costs

The Company invests in MOBs, seniors housing properties and other healthcare-related facilities primarily to expand and diversify its portfolio and revenue base. The Company owned 193 properties as of December 31, 2020. During the year ended December 31, 2020, the Company, through wholly-owned subsidiaries of the OP, completed its acquisitions of two multi-tenant MOBs, three single tenant MOBs and four SHOPs for an aggregate contract purchase price of $110.7 million, which includes other assets acquired as part of the acquisitions of $1.8 million and capitalized transaction costs. All acquisitions in 2020, 2019 and 2018 were considered asset acquisitions for accounting purposes.

The following table presents the allocation of the assets acquired and liabilities assumed, as well as capitalized construction in progress during the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
(In thousands)	2020	2019	2018
Real estate investments, at cost:
Land	$7,665	$6,356	$14,417
Buildings, fixtures and improvements	90,699	68,903	98,236
Development costs	—	5,721	8,591
Total tangible assets	98,364	80,980	121,244
Acquired intangibles:
In-place leases and other intangible assets (1)	10,369	11,777	6,823
Market lease and other intangible assets (1)	496	724	275
Market lease liabilities (1)	(362)	(1,483)	(286)
Total intangible assets and liabilities	10,503	11,018	6,812
Mortgage notes payable, net	(13,883)	—	—
Cash paid for real estate investments, including acquisitions	$94,984	$91,998	$128,056
Number of properties purchased	9	9	14

(1)	Weighted-average remaining amortization periods for in-place leases, above-market leases and below market leases acquired were 1.7 years, 7.7 years and 7.4 years, respectively, as of December 31, 2020. Weighted-average remaining amortization periods for in-place leases and above-market leases acquired were 8.1 years and 7.0 years, respectively, as of December 31, 2019. There were no below market leases acquired in the year ended December 31, 2019.

Development Project

In August 2015, the Company entered into an asset purchase agreement and development agreement to acquire land and construction in progress, and subsequently fund the remaining construction, of a development property in Jupiter, Florida for $82.0 million. As of December 31, 2019, the Company had funded $97.8 million, including $10.0 million for the land and $87.8 million for construction in progress.

The Company had been working for some time to obtain a certificate of occupancy for the facility (“CO”), which was ultimately obtained in December 2019. Historically, all construction costs, including capitalized interest, insurance and real estate taxes were capitalized and classified in construction is progress on the Company’s consolidated balance sheet. In December 2019, when the development reached substantial completion and the Company reclassified the entire amount in construction in progress to its appropriate real estate investment components. During the years ended December 31, 2019, and 2018 the Company incurred an additional $5.7 million and $8.6 million in capitalized costs, including capitalized interest, related to this development project. No development costs were capitalized during the year ended December 31, 2020 as the property was considered substantially complete.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Obtaining the CO was a necessary condition to leasing the property to any tenant other than a tenant associated with the developer of the property, which had been, and remains in, default under its agreements with the Company. The Company entered into a lease for 10% of the rentable square feet at the property (a portion of the non-assisted living component of the property) , but the tenant was not required to pay the Company cash rent until May 2021. As of December 31, 2020 the Company had not yet begun operating the assisted living component of the property.

During the fourth quarter of 2019, in connection with the substantial completion of the development property, the Company began to evaluate it for a potential sale. As a result of this potential change in plans, the Company concluded this held for use asset was impaired and recognized an impairment charge to its respective operating real estate components in 2019 (see Assets Held For Use and Related Impairments in this note for additional information). Further, as a result of COVID-19 and it impact on the ability to show the property to potential new tenants/residents, the launch of operations of the assisted living component of the property has been delayed.

In August 2020, the Company entered into definitive purchase and sale agreements (“PSA”) to sell the Company’s recently completed development property in Jupiter, Florida for $65.0 million and the Company’s two skilled nursing facilities in Lutz, Florida and Wellington, Florida for $20.0 million and $33.0 million, respectively. The buyer paid the Company $2.9 million in non-refundable deposits, In November 2020, the Company completed the sale of its skilled nursing facility in Lutz, Florida resulting in a gain on sale of real estate investments of $3.8 million, recorded in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2020. See “Dispositions” below for more information. The sales of the properties in Wellington, Florida and Jupiter, Florida are expected to close later in 2021, but these dispositions are subject to conditions and there can be no assurance that they will be completed on their contemplated terms, or at all.

Significant Tenants

As of December 31, 2020, 2019 and 2018, the Company did not have any tenants (including for this purpose, all affiliates of such tenants) whose annualized rental income on a straight-line basis represented 10% or greater of total annualized rental income on a straight-line basis for the portfolio. The following table lists the states where the Company had concentrations of properties where annualized rental income on a straight-line basis represented 10% or more of consolidated annualized rental income on a straight-line basis for all properties as of December 31, 2020, 2019 and 2018:

	December 31,
State	2020	2019	2018
Florida (1)	20.6%	25.2%	16.6%
Georgia	*	*	10.1%
Michigan (2)	*	10.9%	13.1%
Pennsylvania	10.4%	*	10.2%

*	State’s annualized rental income on a straight-line basis was not greater than 10% of total annualized rental income for all portfolio properties as of the period specified.

(1)	During the fourth quarter of 2020, the Company completed the sale of its skilled nursing facility in Lutz, Florida. In addition, in August 2020 the Company entered into an agreement to sell our skilled nursing facility in Wellington, Florida, and our development property in Jupiter, Florida.

(2)	During the year ended December 31, 2020, the Company sold 11 SHOPs located in Michigan, seven of which were transferred to the buyer during the fourth quarter of 2020 and four of which remained classified as held for sale on the Company’s consolidated balance sheet as of December 31, 2020. The remaining four properties were transferred to the buyer in the first quarter of 2021.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Intangible Assets and Liabilities

Acquired intangible assets and liabilities consisted of the following as of the periods presented:

	December 31, 2020			December 31, 2019
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
In-place leases	$241,097	$172,648	$68,449	$229,300	$156,428	$72,872
Market lease assets	14,116	10,845	3,271	13,616	9,501	4,115
Other intangible assets	20,802	1,171	19,631	26,700	1,144	25,556
Total acquired intangible assets	$276,015	$184,664	$91,351	$269,616	$167,073	$102,543
Intangible liabilities:
Market lease liabilities	$22,109	$11,306	$10,803	$21,777	$9,725	$12,052

The following table discloses amounts recognized within the consolidated statements of operations and comprehensive loss related to amortization of in-place leases and other intangible assets, amortization and accretion of above-and below-market lease assets and liabilities, net and the amortization of above-and below-market ground leases, for the periods presented:

	Year Ended December 31,
(In thousands)	2020	2019	2018
Amortization of in-place leases and other intangible assets(1)	$15,121	$15,559	$18,851
Accretion of above-and below-market leases, net(2)	$(257)	$(247)	$(39)
Amortization of above-and below-market ground leases, net(3)	$178	$86	$147

(1)	Reflected within depreciation and amortization expense.

(2)	Reflected within revenue from tenants.

(3)	Reflected within property operating and maintenance expense. Upon adoption of ASC 842 effective January 1, 2019, intangible balances related to ground leases were reclassified to be included as part of the Operating lease right-of-use assets presented on the consolidated balance sheet with no change to placement of the amortization expense of such balances. Refer to Note 2 — Summary of Significant Accounting Policies for additional details.

The following table provides the projected amortization and adjustments to revenue from tenants for the next five years:

(In thousands)	2021	2022	2023	2024	2025
In-place lease assets	$10,904	$8,704	$6,830	$6,070	$4,896
Other intangible assets	613	613	613	613	588
Total to be added to amortization expense	$11,517	$9,317	$7,443	$6,683	$5,484

Above-market lease assets	$(1,299)	$(993)	$(645)	$(307)	$(260)
Below-market lease liabilities	1,388	1,326	1,213	1,062	955
Total to be added to revenue from tenants	$89	$333	$568	$755	$695

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Dispositions

The following table summarizes the properties sold during the years ended December 31, 2020, 2019, and 2018:

(In thousands)	Disposition Date	Contract Sale Price	Gain (Loss) on Sale, of Real Estate Investments
2020 Dispositions:
Lutz	December, 2020	$20,000	$3,832
Michigan SHOPs (11 properties) (1)	November 2, 2020	11,750	(908)
Cape Girardeau	March 19, 2020	8,600	2,306
Totals		$40,350	$5,230

2019 Dispositions:
New York Six MOBs (1 property)	August 22, 2019	$13,600	$2,883
Ocean Park (1)	August 1, 2019	3,600	(152)
New York Six MOBs (5 properties)	February 6, 2019	45,000	6,059
Totals		$62,200	$8,790

2018 Dispositions:
Missouri SNF Properties (1)	December 5, 2018	$27,500	$(70)

(1)	These properties were previously impaired. See “Impairments” section below. Represents contract sales price for all 11 properties. Loss on sale relates to the seven properties that were transferred to the buyer in the fourth quarter of 2020 (see below for additional information).

The sales of the properties noted above did not represent a strategic shift that has a major effect on the Company’s operations and financial results. Accordingly, the results of operations of these properties remain classified within continuing operations for all periods presented until the respective sale dates.

2020 Dispositions

On December 16 2020, the Company completed the sale of its skilled nursing facility in Lutz, Florida for a contract purchase price of $20.0 million, resulting in a gain on sale of real estate investments of $3.8 million recorded in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2020. At closing, $17.6 million of net proceeds were used to repay amounts outstanding under the Revolving Credit Facility.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

On November 2, 2020 the initial closing under the PSA pursuant to which the Company had agreed to sell 11 Michigan SHOPs occurred. The contract purchase price for the 11 Michigan SHOPs was $11.8 million, resulting in a loss on sale of $0.9 million on the consolidated statement of operations and comprehensive loss for the year ended December 31, 2020. At the initial closing, the Company received payment of the full $11.8 million sales price for all 11 of the Michigan SHOPs, less $0.8 million held in escrow, and transferred seven of the properties to the buyer. The remaining four properties were transferred to the buyer a second closing separate closings in the first quarter of 2021 when the $0.8 million held in escrow was released to the buyer. Of the properties transferred at the initial closing, four had been part of the borrowing base under the Credit Facility, one was part of the collateral pool under the Fannie Mae Master Credit Facility with Capital One and two were unencumbered. Of the properties transferred at the second closing, three were part of the borrowing base under the Credit Facility until the initial closing and one was unencumbered. At the initial closing, $4.2 million of the net proceeds was used to repay amounts outstanding under the Fannie Mae Master Credit Facility with Capital One, $4.4 million of the net proceeds were used to repay amounts outstanding under the Revolving Credit Facility, with the remainder used for closing costs. For the avoidance of any doubt, all impairments related to the disposal of the 11 Michigan SHOP assets were recognized in the year ended December 31, 2020.

On March 19, 2020 the Company disposed of one MOB property for a contract purchase price of $8.6 million, resulting in a gain on sale of $2.306 million.

2019 Dispositions

On February 6, 2019, the Company sold five of the MOB properties within the State of New York (the “New York Six MOBs”) for a contract sales price of $45.0 million, resulting in a gain on sale of real estate investments of $6.1 million which is included on the Consolidated Statement of Operations for the year ended December 31, 2019. The Company had reconsidered the intended holding period for all six of the New York Six MOBs due to various market conditions and the potential to reinvest in properties generating a higher yield. On July 26, 2018, the Company had originally entered into a PSA for the sale of the New York Six MOBs, for an aggregate contract sale price of approximately $68.0 million and subsequently, on September 25, 2018, the Company further amended the PSA to decrease the aggregate contract sale price to $58.8 million. The one remaining New York Six MOB was sold for a contract sales price of $13.6 million on August 22, 2019, resulting in a gain on sale of real estate investments of $2.9 million recorded in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2019.

During the first quarter of 2019, the Company reconsidered the intended holding period for one of its SHOPs located in Brookings, OR (“Ocean Park”) due to various market conditions and the potential to reinvest in properties generating a higher yield. On March 21, 2019, the Company entered into a PSA for the sale of Ocean Park, for an aggregate contract sale price of approximately $3.6 million. On April 1, 2019, the Company amended the purchase and sale agreement to decrease the aggregate contract sale price to $3.5 million. In connection with this amendment, the Company recognized an impairment charge of approximately $19,000 on Ocean Park during the second quarter of 2019, which is included on the consolidated statement of operations and comprehensive loss. On August 1, 2019, the Company closed its disposition of Ocean Park resulting in a loss on sale of real estate investments of $0.2 million recorded in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2019.

2018 Dispositions

On November 6, 2018, the Company entered into the final amendment to its January 2017 agreement (as amended to date, the “Amended Missouri SNF PSA”) to sell eight skilled nursing facility properties in Missouri (the “Missouri SNF Properties”) that were previously classified as held-for-sale, for an aggregate contract purchase price of $27.5 million. In connection with the Amended Missouri SNF PSA, the Company recognized an impairment charge of approximately $11.9 million on the Missouri SNF Properties in the third quarter of 2018 which is included on the consolidated statement of operations and comprehensive loss. The sale of these properties pursuant to the Amended Missouri SNF PSA, which occurred in the fourth quarter of 2018, resulted in a loss of $0.1 million for the year ended December 31, 2018, which is reflected within (loss) gain on sale of real estate investment in the consolidated statements of operations and comprehensive loss.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Impairments

The following is a summary of impairments taken during the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
(In thousands)	2020	2019	2018
Assets held for sale	$19,570	$22,634	$18,255
Assets held for use	16,876	33,335	2,400
Total	$36,446	$55,969	$20,655

For additional information on impairments related to assets held for sale and assets held for use, see the “Assets Held for Sale and Related Impairments” and “Assets Held for Use and Related Impairments” sections below.

Assets Held For Sale and Related Impairments

When assets are identified by management as held for sale, the Company reflects them separately on its balance sheet and stops recognizing depreciation and amortization expense on the identified assets and estimates the sales price, net of costs to sell, of those assets. If the carrying amount of the assets classified as held for sale exceeds the estimated net sales price, the Company records an impairment charge equal to the amount by which the carrying amount of the assets exceeds the Company’s estimate of the net sales price of the assets. For held-for-sale properties, the Company predominately uses the contract sale price as fair market value.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Balance Sheet Details - Assets Held for Sale

The following table details the major classes of assets associated with the properties that have been classified as held for sale as of December 31, 2020 and 2019:

	December 31,
(In thousands)	2020 (1)	2019 (2)
Land	$145	$4,051
Buildings, fixtures and improvements	(55)	66,788
Assets held for sale	$90	$70,839

(1)	Assets held for sale as of December 31, 2020 relates to four Michigan SHOPs.

(2)	Assets held for sale as of December 31, 2019 relates to the original 14 Michigan SHOPs under the PSA entered into in January 2020 (see below for additional information).

In January 2020, the Company entered into a PSA for the sale of a portfolio of 14 SHOPs located in Michigan (the “Michigan SHOPs”) as a single portfolio for $71.8 million. Accordingly, all 14 of these SHOPs were classified as held for sale as of December 31, 2019.

During April, 2020, the PSA was amended so that only 11 of the Michigan SHOPs were to be sold pursuant to this PSA for $11.8 million. As a result of the amended PSA from April 2020, the three remaining Michigan SHOPs at that time no longer qualified as held for sale and were reclassified to assets held for use at their original carrying values as of March 31, 2020 and an additional $0.7 million in catch-up depreciation was recorded in the third quarter of 2020. In addition, the original deposit made by the buyer was reduced from $1.0 million to $0.3 million.

In October 2020, the PSA was amended to provide that the full $11.8 million sales price for all 11 Michigan SHOPs would be paid at an initial closing which occurred in November 2020, when seven of the properties were transferred to the buyer with the remaining four properties scheduled to be transferred to the buyer at a second closing, which occurred in the first quarter of 2021 (see Note 18 — Subsequent Events). This amendment to the PSA also provided that $0.8 million of the sales price would be held in escrow and returned to the buyer at the second closing; provided that, if the PSA is terminated before the second closing closings due to a material default by the buyer, the Company will receive the escrowed amount. This amount was returned to the buyer at final closing. As a result, it represented an effective reduction in the sale price and the Company reflected an additional impairment loss to reflect this. The Company determined that the four Michigan SHOPs should be classified as held for sale as of December 31, 2020. As of December 31, 2020, for the four Michigan SHOPs that are classified as held for sale, three Michigan SHOPs were part of the borrowing base of the Credit Facility and one was unencumbered.

Held for Sale Impairments - 2020

As a result of the amendment to the PSA in April 2020, in which the number of properties under sale was reduced from 14 to 11, and in which the total consideration was reduced from $71.8 million to $11.8 million, the Company recorded an additional impairment charge of $19.6 million for the year ended December 31, 2020 related to the Michigan SHOP assets held for sale.

Held for Sale Impairments - 2019

During the year ended December 31, 2019 the Company recorded an impairment charge of $22.6 million related to assets held for sale, representing the amount by which the carrying amount of the Michigan SHOPs exceeded the Company’s estimate, at that time, of the net sales price of the Michigan SHOPs.

Held for Sale Impairments - 2018

During the year ended December 31, 2018, the Company recorded impairment charges of $18.3 million related to assets held for sale for the eight Missouri SNF Properties which were sold in 2018 and one of the New York Six MOBs which was sold in 2019.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Assets Held for Use and Related Impairments

When circumstances indicate the carrying value of a property classified as held for use may not be recoverable, the Company reviews the property for impairment. For the Company, the most common triggering events are (i) concerns regarding the tenant (i.e., credit or expirations) in the Company’s single tenant properties or significant vacancy in the Company’s multi-tenant properties and (ii) changes to the Company’s expected holding period as a result of business decisions or non-recourse debt maturities. If a triggering event is identified, the Company considers the projected cash flows due to various performance indicators, and where appropriate, the Company evaluates the impact on its ability to recover the carrying value of the properties based on the expected cash flows on an undiscounted basis over its intended holding period. The Company makes certain assumptions in this approach including, among others, the market and economic conditions, expected cash flow projections, intended holding periods and assessments of terminal values. Where more than one possible scenario exists, the Company uses a probability weighted approach in estimating cash flows. As these factors are difficult to predict and are subject to future events that may alter management’s assumptions, the future cash flows estimated by management in its impairment analysis may not be achieved, and actual losses for impairment may be realized in the future. If the undiscounted cash flows over the expected hold period are less than the carrying value, the Company reflects an impairment charge to write the asset down to its fair value.

The Company owns held for use properties for which the Company may from time to time reconsider the projected cash flows due to various performance indicators, and where appropriate, the Company evaluates the impact on its ability to recover the carrying value of such properties based on the expected cash flows over its intended holding period. The Company makes certain assumptions in this approach including, among others, the market and economic conditions, expected cash flow projections, intended holding periods and assessments of terminal values. Where more than one possible scenario exists, the Company uses a probability weighted approach. As these factors are difficult to predict and are subject to future events that may alter management’s assumptions, the future cash flows estimated by management in its impairment analysis may not be achieved, and actual losses for impairment may be realized in the future.

As of December 31, 2019, the Company was actively considering plans to sell three assets in Florida including the recently completed development project in Jupiter, Florida and the Company’s two skilled nursing facilities in Lutz, Florida and Wellington, Florida. The Company began marketing the properties in 2020 and, during the three months ended June 30, 2020, the Company received multiple bids and accepted a non-binding letter of intent from a prospective buyer to purchase the completed development project in Jupiter, Florida for $65.0 million and the Company’s two skilled nursing facilities in Lutz, Florida and Wellington, Florida for $20.0 million and $33.0 million, respectively. During August 2020, the Company entered into PSAs with the buyer on the terms generally set forth in the letter of intent. The property in Lutz, Florida was sold in December 2020 (see “Dispositions” above) and the property in Jupiter, Florida and the property in Wellington, Florida are expected to be sold later in 2021 however, there can be no assurance that such transactions will actually close. If closed, the Company is required to use the proceeds of the sales to repay amounts outstanding under its Revolving Credit Facility.

Held for Use Impairments — 2020

During the year ended December 31, 2020, as a result of the Company’s marketing efforts during the COVID-19 pandemic which concluded with a PSA in August 2020, the Company recorded an additional impairment charge of $16.9 million on its completed development project in Jupiter, Florida and its skilled nursing facility in Wellington, Florida. The impairment charge represents the amount by which the carrying amount of the properties exceeded the Company’s estimate of the net sales price set forth in the PSA described above.

Held for Use Impairments — 2019

During the year ended December 31, 2019, the Company began to evaluate the properties in Lutz, Florida, Wellington, Florida and its completed development property in Jupiter, Florida for potential sales. As a result of these potential changes in plans, the Company concluded these held for use assets were impaired and recognized impairment charges in the aggregate of $33.3 million to reduce their carrying value to estimated fair value. The Company obtained third-party appraisals of all three properties (Lutz, Wellington, and Jupiter) which estimated fair value primarily applying an income approach using stabilized cash flows and capitalization rates of 9.0%, 9.0% and 7.0%, respectively.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Held for Use Impairments — 2018

During the year ended December 31, 2018, as a result of its consideration of impairment, the Company determined that the carrying value of one held for use property exceeded its estimated fair value and recognized an aggregate impairment charge of $2.4 million.

The LaSalle Tenant

On July 1, 2020, the Company transitioned four triple-net leased properties in Texas (collectively, the “LaSalle Properties”) from the triple-net leased healthcare facilities segment to the SHOP segment, and the LaSalle Properties are now leased to the Company’s TRS and operated and managed on the Company’s behalf by a third-party operator. In January 2018, the Company entered into an agreement with the prior tenants at the LaSalle Properties (collectively, the “LaSalle Tenant”) in which the Company agreed to forbear from exercising legal remedies, including staying a lawsuit against the LaSalle Tenant, as long as the LaSalle Tenant paid the amounts due for rent and property taxes on an updated payment schedule pursuant to a forbearance agreement. As of December 31, 2020, the LaSalle Tenant remains in default of the forbearance agreement and owes the Company $12.7 million of rent, property taxes, late fees, and interest receivable thereunder and $7.7 million plus interest of unpaid monetary damages awarded to us by the court on our claims against the tenant.

The Company has the entire receivable balance, including any monetary damages, and related income from the LaSalle Tenant fully reserved as of December 31, 2020. The Company incurred $0.4 million, $3.5 million and $5.0 million of bad debt expense, including straight-line rent write-offs, related to the LaSalle Tenant during the years ended December 31, 2020, 2019 and 2018, respectively, which is included in revenue from tenants on the consolidated statement of operations.

On February 15, 2019, the Company filed an amended petition in Texas state court seeking the appointment of a receiver to manage the operations at these properties and for recovery of damages for the various breaches by the LaSalle Tenant. Subsequently, the LaSalle Group Inc., a guarantor of certain of the LaSalle Tenant’s lease obligations (the “LaSalle Guarantor”), filed for voluntarily relief under chapter 11 of the United States Bankruptcy Code. The Company severed its claims against the LaSalle Guarantor from the action against the LaSalle Tenant. On August 27, 2019, the court awarded the Company monetary damages on its claims against the LaSalle Tenant in an amount equal to $7.7 million plus interest. There can be no assurance the Company will receive any amounts with respect to these claims against the LaSalle Tenant.

On October 30, 2019, the court entered into an order appointing a receiver. This receiver was empowered to replace the LaSalle Tenant with a new tenant and operator at the properties, and, on February 15, 2020, the receiver took operational control of the properties. As noted above, the Company worked with the receiver and the Company’s designated third-party operator to transition the LaSalle Properties to its SHOP operating segment on July 1, 2020.

The NuVista Tenant

The Company had tenants at two of its Florida properties located in Lutz and Wellington Florida (collectively, the “NuVista Tenant”) that were in default under their leases beginning from July 2017. On January 1, 2018 the property was transitioned to the SHOP segment when the Company replaced the NuVista Tenant as tenant at the Lutz, Florida property with a TRS and engaged a third-party operator to operate the property. As a result, the property was transitioned to the SHOP segment as of January 1, 2018. The Company incurred bad debt expense of $1.1 million and $6.0 million related to the NuVista Tenant during the years ended December 31, 2019 and 2018, respectively which is included in revenue from tenants in the consolidated statement of operations and comprehensive loss.

At the property located in Wellington, Florida, the Company and the tenant entered into an operations transfer agreement (the “OTA”) pursuant to which the Company and the tenant agreed to cooperate in transitioning operations at the property to a third party operator selected by the Company. On February 19, 2019, in response to litigation commenced by the Company against the NuVista Tenant to enforce the OTA, the United States District Court for the Southern District of Florida entered into an agreed order (the “Order”) pursuant to which it found that the NuVista Tenant was in default under the lease for the property and that the OTA was valid, binding and in full force and effect, as modified by the Order. Subsequent to the entry into the Order, the Company, its designated third-party operator and the NuVista Tenant transitioned operations at the property to the Company’s designated third-party operator. The Company’s designated third-party operator received its license to operate the facility on April 1, 2019 and is in operational control of the property. On May 20, 2019, the court entered into a final order from the court terminating the existing lease with the NuVista Tenant. Following entry into the order, the property in Wellington, Florida transitioned to the SHOP segment as of April 1, 2019. In connection with this transition, the Company replaced the NuVista Tenant as a tenant with a TRS, and engaged a third-party operator to operate the property. During the year ended December 31, 2019 the company received $1.6 million under the OTA for periods prior to the lease termination, which amounts had previously been fully reserved. This payment under the OTA is included in revenue from tenants in consolidated statements of operations and comprehensive loss.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

In August 2020, the Company entered into a PSA to sell the properties located in Lutz, Florida and Wellington Florida. The Company sold the property in Lutz, Florida in December 2020 (see “Dispositions” section above). The sale of the property in Jupiter, Florida and the sale of the property in Wellington, Florida are expected to be completed later in 2021.

Note 4 — Mortgage Notes Payable, Net

The following table reflects the Company’s mortgage notes payable as of December 31, 2020 and 2019:

	Encumbered	Outstanding Loan Amount as of December 31,		Effective Interest Rate(2) as of December 31,		Interest
Portfolio	Properties (1)	2020	2019	2020	2019	Rate		Maturity
		(In thousands)	(In thousands)
Palm Valley Medical Plaza - Goodyear, AZ	1	$2,998	$3,112	4.15%	4.15%	Fixed		Jun. 2023
Medical Center V - Peoria, AZ	1	2,786	2,884	4.75%	4.75%	Fixed		Sep. 2023
Fox Ridge Bryant - Bryant, AR	1	7,133	7,283	3.98%	3.98%	Fixed		May 2047
Fox Ridge Chenal - Little Rock, AR	1	16,390	16,695	3.98%	3.98%	Fixed		May 2049
Fox Ridge North Little Rock - North Little Rock, AR	1	10,170	10,359	3.98%	3.98%	Fixed		May 2049
Capital One MOB Loan	41	378,500	378,500	3.71%	3.71%	Fixed	(3)	Dec. 2026
Multi-Property CMBS Loan	21	118,700	118,700	4.60%	4.60%	Fixed		May 2028
Shiloh - Illinois (4)	1	13,684	—	4.34%	—%	Fixed		March 2026
Gross mortgage notes payable	68	550,361	537,533	3.94%	3.90%
Deferred financing costs, net of accumulated amortization (5)		(6,191)	(7,718)
Mortgage premiums and discounts, net		(1,472)	(1,531)
Mortgage notes payable, net		$542,698	$528,284

(1)	Does not include real estate assets mortgaged to secure advances under the Fannie Mae Master Credit Facilities or eligible unencumbered real estate assets comprising the borrowing base of the Credit Facility (as defined below). The equity interests and related rights in the Company’s wholly owned subsidiaries that directly own or lease the real estate assets comprising the borrowing base have been pledged for the benefit of the lenders thereunder (see Note 5 — Credit Facilities for additional details).

(2)	Calculated on a weighted average basis for all mortgages outstanding as of December 31, 2020 and December 31, 2019. For the LIBOR based loans, LIBOR in effect at the balance sheet date was utilized. For the Capital One MOB Loan, the effective rate does not include the effect of amortizing the amount paid to terminate the previous pay-fixed swap. See Note 7 — Derivatives and Hedging Activities for additional details.

(3)	Variable rate loan, based on 30-day LIBOR, which is fixed as a result of entering into “pay-fixed” interest rate swap agreements. In connection with the amendment to this loan in December 2019 (see additional details below), the Company terminated the previous interest rate swap agreements and entered into new interest rate swap agreements (see Note 7 — Derivatives and Hedging Activities for additional details).

(4)	The Company assumed this fixed rate mortgage when it acquired a property during the year ended December 31, 2020.

(5)	Deferred financing costs represent commitment fees, legal fees and other costs associated with obtaining financing. These costs are amortized to interest expense over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are generally expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not close.

As of December 31, 2020, the Company had pledged $860.0 million in real estate investments, at cost, as collateral for its $550.4 million of gross mortgage notes payable. This real estate is not available to satisfy other debts and obligations unless first satisfying the mortgage notes payable secured by these properties. The Company makes payments of principal and interest, or interest only, depending upon the specific requirements of each mortgage note, on a monthly basis.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Some of the Company’s mortgage note agreements require compliance with certain property-level financial covenants including debt service coverage ratios. As of December 31, 2020, the Company was in compliance with these financial covenants.

See Note 5 — Credit Facilities for additional details - Future Principal Payment and LIBOR Transition for schedule of principal payment requirements of the Company’s Mortgage Notes and Credit Facilities and discussion of the expected cessation of LIBOR publication.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Capital One MOB Loan

On June 30, 2017, Capital One, National Association (“Capital One”), as administrative agent and lender, and certain other lenders (collectively, the “MOB Lenders”), made a loan in the aggregate amount of $250.0 million (the “MOB Loan”) to certain subsidiaries of the OP. On December 20, 2019, the Company, through certain subsidiaries of the OP, entered into an amendment and restatement of the MOB Loan originally dated as of June 30, 2017 among the OP’s subsidiaries and Capital One, as administrative agent and lender, and certain other lenders. As a result, the principal amount outstanding increased from approximately $242.0 million to $378.5 million the number of properties mortgaged as collateral for the loan increased from 31 properties (all medical office buildings) to 41 properties (29 medical office buildings that continued to serve as collateral for the loan as well as an additional ten medical office buildings and two triple net leased hospitals).

At the closing of the amendment and restatement of the MOB Loan, after payment of closing costs and swap termination fees, the Company received $127.7 million in net refinancing proceeds in excess of the approximately $242.0 million principal amount outstanding prior to the closing. Of these excess proceeds, approximately $63.5 million were used to repay amounts outstanding under the Revolving Credit Facility (as defined below) in order to obtain a release of 12 of the mortgaged properties from the borrowing base thereunder, and approximately $61.5 million of the remaining proceeds were used to repay additional amounts outstanding under the Revolving Credit Facility.

Prior to the amendment and restatement of the MOB Loan, the MOB Loan bore interest at a variable rate equal to LIBOR plus 2.5% per annum. Subsequent to the amendment and restatement of the MOB Loan, the MOB Loan bears interest at a variable rate equal to LIBOR plus 2.0% per annum. The MOB Loan requires the Company to pay interest on a monthly basis with the principal balance due on the maturity date which was extended from June 30, 2022 to December 20, 2026 after the amendment and restatement of the MOB Loan. In connection with the amendment and restatement of the MOB Loan, the OP terminated two interest rate swaps and executed one interest rate swap on the new amount of the MOB Loan, fixing the interest rate exposure at 3.66%. See Note 7 — Derivatives and Hedging Activities for additional information on the Company’s outstanding derivatives.

The Company may pre-pay the MOB Loan, in whole or in part, at any time, with payment of a prepayment premium equal to (a) 3.0% for prepayments made prior to December 31, 2020, (b) 2.0% for prepayments made between January 1, 2021 and December 31, 2021, and (c) 1.0% for prepayments made between January 1, 2022 and December 31, 2022. Thereafter, no prepayment premium is required.

In addition, mortgaged properties may be released or replaced subject to certain conditions and limitations, including prepayment of not more than 110% of the principal amount allocated to the property together with any applicable prepayment premium and maintenance, giving effect to the release or replacement, of a minimum of either 25 mortgaged properties or $283.9 million principal amount outstanding, a minimum debt yield and a minimum debt service coverage ratio.

In connection with the amendment to the MOB Loan, the OP entered into an amended and restated guaranty of recourse obligations (the “Guaranty”) and an amended and restated hazardous materials indemnity agreement (the “Environmental Indemnity”) for the benefit of Capital One as administrative agent for the lenders on substantially identical terms to the guaranty and environmental indemnity entered into in connection with the original loan agreement entered into in June 2017. Pursuant to the Guaranty, the OP has guaranteed, among other things, specified losses arising from certain actions of any of the OP’s subsidiaries, including fraud, willful misrepresentation, certain intentional acts, misapplication of funds, physical waste, and failure to pay taxes. The Guaranty requires the Company to maintain a certain minimum of shareholders’ equity on its balance sheet. Pursuant to the Environmental Indemnity, the OP and the Company’s subsidiaries that directly own or lease the mortgaged properties have indemnified the MOB Lenders against losses, costs or liabilities related to certain environmental matters.

The amendment and restatement of the MOB Loan was considered an extinguishment of the old loan and a new loan agreement. Accordingly, fees and expense for the new loan have been capitalized and the unamortized fees relating to the old loan of approximately $3.0 million were written off as a charge to interest expense in the statement of operations for the year ended December 31, 2019.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Multi-Property CMBS Loan

On April 10, 2018, the Company, entered into a $118.7 million loan agreement (the “Multi-Property CMBS Loan”) with KeyBank National Association (“KeyBank”).

The Multi-Property CMBS Loan requires monthly interest-only payments, with the principal balance due on the maturity date. The Multi-Property CMBS Loan permits KeyBank to securitize the entire Multi-Property CMBS Loan or any portion thereof.

At the closing of the Multi-Property CMBS Loan, the net proceeds after accrued interest and closing costs were used to (i) repay approximately $80.0 million of indebtedness under the Revolving Credit Facility, under which 14 of the properties were included as part of the borrowing base prior to the Multi-Property CMBS Loan, (ii) fund approximately $3.8 million in deposits required to be made at closing into reserve accounts required under the loan agreement. The remaining $33.0 million net proceeds available to the Company to be used for general corporate purposes, including future acquisitions.

Note 5 — Credit Facilities, Net

The Company had the following credit facilities outstanding as of December 31, 2020 and 2019:

	Encumbered		Outstanding Facility Amount as of December 31,		Effective Interest Rate as of December 31,(10)
Credit Facility	Properties(1)		2020	2019	2020		2019		Interest Rate		Maturity
			(In thousands)	(In thousands)
Credit Facility:
Revolving Credit Facility			$173,674	$100,618	3.21%		4.08%		Variable	(8)	Mar. 2023	(9)

Term Loan			150,000	150,000	4.95%		4.05%		Variable	(6)	Mar. 2024
Deferred financing costs			(4,298)	(4,671)
Term Loan, net			145,702	145,329
Total Credit Facility	89	(2)	$319,376	$245,947
Fannie Mae Master Credit Facilities:
Capital One Facility	11	(3)	$212,467	$216,614	2.60%		4.17%		Variable	(7)	Nov. 2026
KeyBank Facility	10	(4)	142,708	142,708	2.65%		4.22%		Variable	(7)	Nov. 2026
Total Fannie Mae Master Credit Facilities	21		$355,175	$359,322

Total Credit Facilities	110		$674,551	$605,269	3.29%	(5)	4.14%	(5)

(1)	Encumbered properties are as of December 31, 2020.

(2)	The equity interests and related rights in the Company’s wholly owned subsidiaries that directly own or lease the eligible unencumbered real estate assets comprising the borrowing base of the Credit Facility (as defined below) have been pledged for the benefit of the lenders thereunder.

(3)	Secured by first-priority mortgages on 11 of the Company’s seniors housing properties located in Florida, Georgia, Iowa and Michigan as of December 31, 2020 with a carrying value of $344.0 million.

(4)	Secured by first-priority mortgages on ten of the Company’s seniors housing properties located in, Missouri, Kansas, California, Florida, Georgia and Iowa as of December 31, 2020 with carrying value of $253.6 million.

(5)	Calculated on a weighted average basis for all credit facilities outstanding as of December 31, 2020 and 2019, respectively. For the LIBOR based loans that have not been fixed, the LIBOR rate in effect at the balance sheet date was utilized. For LIBOR based loans that have been fixed, the effective rate after consideration of the interest rate swap was utilized. See Note 7 — Derivatives and Hedging Activities for additional details.

(6)	Variable rate loan, based on LIBOR, all of which was fixed as a result of entering into “pay-fixed” interest rate swap agreements (see Note 7 — Derivatives and Hedging Activities for additional details).

(7)	Variable rate loan which is capped as a result of entering into interest rate cap agreements (see Note 7 — Derivatives and Hedging Activities for additional details).

(8)	Variable rate loan with $50 million of principal amount fixed at a rate of 4.09% by an interest rate swap agreement.

(9)	The company has the option to extend maturity one year to March 2024 subject to certain conditions.

(10)	Effective interest rate below for variable rate debt gives effect to any “Pay-fixed” swap entered into by the Company. If not hedged, the effective interest rate below represents the variable rate (or contractual floor if appropriate) and the applicable margin in effect as of December 31, 2020. Interest rate caps are not considered unless the cap is currently in effect.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

As of December 31, 2020, the carrying value of our real estate investments, at cost was $2.6 billion, with $0.9 billion of this amount pledged as collateral for mortgage notes payable, $0.6 billion of this amount pledged to secure advances under the Fannie Mae Master Credit Facilities and $0.9 billion of this amount comprising the borrowing base of the Credit Facility. These real estate assets are not available to satisfy other debts and obligations, or to serve as collateral with respect to new indebtedness, unless, as applicable, the existing indebtedness associated with the property is satisfied or the property is removed from the borrowing base of the Credit Facility, which would impact availability thereunder.

Unencumbered real estate investments, at cost as of December 31, 2020 was $231.5 million, although there can be no assurance as to the amount of liquidity the Company would be able to generate from using these unencumbered assets as collateral for mortgage loans or adding them to the borrowing base of our Credit Facility. Pursuant to the August 10, 2020 amendment to the Credit Facility, any acquired properties must be pledged to the Credit Facility, and any net proceeds from the dispositions of any unencumbered properties must be repaid to the Credit Facility.

Credit Facility

On March 13, 2019, the Company entered into an amended and restated senior secured credit facility (the “Credit Facility”), which consists of two components, a revolving credit facility (the “Revolving Credit Facility”) and a term loan (the “Term Loan”). In both March and August 2020, the Credit Facility was further amended, and the terms of the Credit Facility giving effect to those amendments are generally described below.

The Revolving Credit Facility is interest-only and matures on March 13, 2023, subject to a one-year extension at the Company’s option. The Term Loan is interest-only and matures on March 13, 2024. The total commitments under the Credit Facility are $630.0 million, including $480.0 million under the Revolving Credit Facility. The Credit Facility includes an uncommitted “accordion feature” that may be used to increase the commitments under either component of the Credit Facility by up to an additional $370.0 million to a total of $1.0 billion.

The amount available for future borrowings under the Credit Facility is based on either the value of the pool of eligible unencumbered real estate assets comprising the borrowing base, or a minimum debt service coverage ratio with respect to the borrowing base. The equity interests and related rights in the Company’s wholly owned subsidiaries that directly own or lease the eligible unencumbered real estate assets comprising the borrowing base of the Revolving Credit Facility have been pledged for the benefit of the lenders thereunder.

As of December 31, 2020, $150.0 million was outstanding under the Term Loan, and $173.7 million was outstanding under the Revolving Credit Facility. The unused borrowing availability under the Revolving Credit Facility was $48.3 million.

The Company is required to maintain a combination of cash, cash equivalents and availability for future borrowings under the Revolving Credit Facility totaling at least $50.0 million. Pursuant to the amendment in August 2020, certain other restrictions and conditions described below will no longer apply starting in a quarter in which the Company makes an election and, as of the day prior to the commencement of the applicable quarter, the Company has a combination of cash, cash equivalents and availability for future borrowings under the Revolving Credit Facility totaling at least $100.0 million, giving effect to the aggregate amount of distributions projected to be paid by the Company during the applicable quarter, and the Company’s ratio of consolidated total indebtedness to consolidated total asset value (expressed as a percentage) is less than 62.5% (the “Commencement Quarter”). The Commencement Quarter may be no earlier than the fiscal quarter ending June 30, 2021.

During the period from August 10, 2020 until the first day of the Commencement Quarter, the Company must use all the net cash proceeds from any capital event (such as an asset sale, financing or equity issuance) to prepay amounts outstanding under the Revolving Credit Facility. The Company may reborrow any amounts so repaid if all relevant conditions are met, including sufficient availability for future borrowings. There can be no assurance these conditions will be met.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

In addition, commencing on August 10, 2020 and until the Commencement Quarter, the Company has the option to have amounts outstanding under the Revolving Credit Facility bear interest at an annual rate equal to either: (i) LIBOR, plus an applicable margin that ranges, depending on the Company’s leverage, from 1.85% to 2.60%; or (ii) the Base Rate (as defined in the Credit Facility), plus an applicable margin that ranges, depending on the Company’s leverage, from 0.60% to 1.35%. Commencing on the first day of the Commencement Quarter, the Company will have the option to have amounts outstanding under the Revolving Credit Facility bear interest at an annual rate equal to either: (a) LIBOR, plus an applicable margin that ranges, depending on the Company’s leverage, from 1.60% to 2.35%; or (b) the Base Rate, plus an applicable margin that ranges, depending on the Company’s leverage, from 0.35% to 1.10%. As of December 31, 2020 the Company had elected to use the LIBOR option for all of our borrowings under the Credit Facility.

Further, commencing on August 10, 2020 and until the Commencement Quarter, the Company has the option to have amounts outstanding under the Term Loan bear interest at an annual rate equal to either: (i) LIBOR, plus an applicable margin that ranges, depending on the Company’s leverage, from 1.80% to 2.55%; or (ii) the Base Rate, plus an applicable margin that ranges, depending on the Company’s leverage, from 0.55% to 1.30%. Commencing on the first day of the Commencement Quarter, the Company will have the option to have amounts outstanding under the Term Loan bear interest at an annual rate equal to either: (a) LIBOR, plus an applicable margin that ranges, depending on the Company’s leverage, from 1.55% to 2.30%; or (b) the Base Rate, plus an applicable margin that ranges, depending on the Company’s leverage, from 0.30% to 1.05%. Pursuant to the amendment to the Credit Facility in August 2020, the “floor” on LIBOR was increased from 0.00% to 0.25%.

As of December 31, 2020, the Revolving Credit Facility and the Term Loan had an effective interest rate per annum equal to 3.21% and 4.95%, respectively.

Until the Commencement Quarter, the Company may not pay distributions to holders of common stock in cash or any other cash distributions (including repurchases of shares of the Company’s common stock), subject to certain exceptions. These exceptions include paying dividends on the 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (“Series A Preferred Stock”) or any other preferred stock the Company may issue and paying any cash distributions necessary to maintain its status as a REIT. The Company may not pay any cash distributions (including dividends on Series A Preferred Stock) if a default or event of default exists or would result therefrom. Beginning in the Commencement Quarter, the Company will be able to pay cash distributions to holders of common stock, subject to the restrictions described below. The Company may pay cash distributions beginning in the Commencement Quarter and the aggregate distributions (as defined in the Credit Facility and including dividends on Series A Preferred Stock) for any period of four fiscal quarters do not exceed 95% of Modified FFO (as defined in the Credit Facility) for the same period based only on fiscal quarters after the Commencement Quarter. In addition, beginning in the Commencement Quarter, the Company will be permitted to repurchase up to $50.0 million of shares of its common stock (including amounts previously repurchased during the term of the Revolving Credit Facility) if, after giving effect to the repurchases, the Company maintains cash and cash equivalents of at least $30.0 million and the Company’s ratio of consolidated total indebtedness to consolidated total asset value (expressed as a percentage) is less than 55.0%.

The Credit Facility prohibits the Company from exceeding a maximum ratio of consolidated total indebtedness to consolidated total asset value, and requires the Company to maintain a minimum ratio of adjusted consolidated EBITDA to consolidated fixed charges and a minimum consolidated tangible net worth. The maximum ratio of consolidated total indebtedness to consolidated total asset value is 67.5% for the period from July 1, 2020 through June 30, 2021 and 65% thereafter unless and until the Commencement Quarter, following which it will be 62.5%. The minimum ratio of adjusted consolidated EBITDA to consolidated fixed charges is 1.50 to 1.00 for the period from July 1, 2020 through March 31, 2021, 1.55 to 1.00 for the period from April 1, 2021 through June 30, 2021, and 1.60 to 1.00 thereafter. The minimum consolidated tangible net worth is the sum of (i) approximately $1.2 million, plus (ii) 75% of any net offering proceeds (as defined in the Credit Facility) since the Credit Facility closed in March 2019.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

As of December 31, 2020, the Company was in compliance with the financial covenants under the Credit Facility. Based upon the Company’s current expectations, the Company believes its operating results during the next 12 months will allow it to comply with these covenants.

Fannie Mae Master Credit Facilities

On October 31, 2016, the Company, through wholly-owned subsidiaries of the OP, entered into a master credit facility agreement relating to a secured credit facility with KeyBank (the “KeyBank Facility”) and a master credit facility agreement with Capital One for a secured credit facility with Capital One Multifamily Finance LLC, an affiliate of Capital One (the “Capital One Credit Facility”; the Capital One Facility and the KeyBank Facility are referred to herein individually a “Fannie Mae Master Credit Facility” and together as the “Fannie Mae Master Credit Facilities”). Advances made under these agreements are assigned by Capital One and KeyBank to Fannie Mae at closing for inclusion in Fannie Mae’s Multifamily MBS program.

Effective October 31, 2016, in conjunction with the execution of the Fannie Mae Master Credit Facilities, the OP entered into two interest rate cap agreements with an unrelated third party, which caps LIBOR interest paid (not giving effect to the applicable margin) on amounts outstanding under the Fannie Mae Master Credit Facilities at a maximum of 3.5%. On October 2019, the Company replaced two maturing interest rate cap agreements, effective November 1, 2019 for a total notional amount of $88.7 million. The two interest rate caps agreements extend three existing interest rate caps set to mature on the same date and are not designated as hedges (see Note 7 — Derivatives and Hedging Activities for additional disclosure regarding the Company’s derivatives).

In November 2020, in conjunction with the sale and transfer of four of the Michigan SHOPs, one of which was encumbered under the Fannie Mae Master Credit Facility with Capital One, $4.2 million was repaid to Capitol One upon the release of the property.

The Company may request future advances under the Fannie Mae Master Credit Facilities by borrowing against the value of the initial mortgaged properties, or by adding eligible properties to the collateral pool, subject to customary conditions, including satisfaction of minimum debt service coverage and maximum loan-to-value tests.

Future Principal Payments

The following table summarizes the scheduled aggregate principal payments for the five years subsequent to December 31, 2020 and thereafter, on all of the Company’s outstanding debt (mortgage notes payable and credit facilities):

	Future Principal Payments
(In thousands)	Mortgage Notes Payable	Credit Facilities	Total
2021	$1,191	$130	$1,321
2022	1,242	2,820	4,062
2023	6,383	4,497	10,880
2024	1,095	178,171	179,266
2025	1,142	154,497	155,639
Thereafter	539,308	338,734	878,042
Total	$550,361	$678,849	$1,229,210

LIBOR Transition

In July 2017, the Financial Conduct Authority (which regulates LIBOR) announced it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. As a result, the Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee, which identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative to LIBOR in derivatives and other financial contracts. On March 5, 2021, the Financial Conduct Authority confirmed a partial extension of this deadline announcing that it will cease the publication of the one-week and two-month USD LIBOR settings immediately following December 31, 2021. The remaining USD LIBOR settings will continue to be published through June 30, 2023. The Company is not able to predict when there will be sufficient liquidity in the SOFR market. The Company is monitoring and evaluating the risks related to changes in LIBOR availability, which include potential changes in interest paid on debt and amounts received and paid on interest rate swaps. In addition, the value of debt or derivative instruments tied to LIBOR will also be impacted as LIBOR is limited and discontinued and contracts must be transitioned to a new alternative rate. In some instances, transitioning to an alternative rate may require negotiation with lenders and other counterparties and could present challenges. To transition from LIBOR under the Credit Facility, the Company will either utilize the Base Rate (as defined in the Credit Facility) or an alternative benchmark established by the agent in accordance with the terms of the Credit Facility, which will be determined with due consideration to the then current market practices for determining and implementing a rate of interest for newly originated floating rate commercial real estate loans in the United States and loans converted from a LIBOR based rate to a replacement index-based rate.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

The Company has mortgages, credit facilities and derivative agreements that have terms that are based on LIBOR. Certain of those agreements have alternative rates already contained in the agreements while others do not. The Company anticipates that it will either utilize the alternative rates contained in the agreements or negotiate a replacement reference rates for LIBOR with the lenders and derivative counterparties.

Note 6 — Fair Value of Financial Instruments

GAAP establishes a hierarchy of valuation techniques based on the observability of inputs used in measuring financial instruments at fair value. GAAP establishes market-based or observable inputs as the preferred source of values, followed by valuation models using management assumptions in the absence of market inputs. The three levels of the hierarchy are described below:

Level 1 — Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.

Level 3 — Unobservable inputs that reflect the entity’s own assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.

The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company evaluates its hierarchy disclosures each quarter and depending on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, the Company expects that changes in classifications between levels will be rare.

Financial Instruments Measured at Fair Value on a Recurring Basis

Derivative Instruments

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with those derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. However, as of December 31, 2020 and 2019, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of the Company’s derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

The valuation of derivative instruments is determined using a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and implied volatilities. In addition, credit valuation adjustments, are incorporated into the fair values to account for the Company’s potential nonperformance risk and the performance risk of the counterparties.

The following table presents information about the Company’s assets and liabilities measured at fair value as of December 31, 2020 and 2019, aggregated by the level in the fair value hierarchy within which those instruments fall.

(In thousands)	Quoted Prices in Active Markets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Total
December 31, 2020
Derivative assets, at fair value	$—	$13	$—	$13
Derivative liabilities, at fair value	—	(38,389)	—	(38,389)
Total	$—	$(38,376)	$—	$(38,376)

December 31, 2019
Derivative assets, at fair value	$—	$392	$—	$392
Derivative liabilities, at fair value		(5,305)		(5,305)
Total	$—	$(4,913)	$—	$(4,913)

A review of the fair value hierarchy classification is conducted on a quarterly basis. Changes in the type of inputs may result in a reclassification for certain assets. There were no transfers between Level 1 and Level 2 of the fair value hierarchy during the year ended December 31, 2020.

Real Estate Investments Measured at Fair Value on a Non-Recurring Basis

Real Estate Investments — Held for Use

The Company also had impaired real estate investments held for use, which were carried at fair value on a non-recurring basis on the consolidated balance sheet as of December 31, 2020 and 2019. As of December 31, 2020, the Company owned held for use properties for which the Company had reconsidered the projected cash flows due to various performance indicators. As a result, the Company evaluated the impact on its ability to recover the carrying value of such properties based on the expected cash flows over its intended holding period. The Company primarily uses a market approach to estimate the future cash flows expected to be generated. Impaired real estate investments held for use are generally classified in Level 3 of the fair value hierarchy. See Note 3 — Real Estate investments, Net - “Assets Held for Use and Related Impairments” for additional details.

Real Estate Investments — Held for Sale

The Company has impaired real estate investments held for sale, which are carried at net realizable value on a non-recurring basis on the consolidated balance sheets as of December 31, 2020 and 2019. Impaired real estate investments held for sale are generally classified in Level 3 of the fair value hierarchy. See Note 3 — Real Estate investments, Net - “Assets Held for Sale and Related Impairments” for additional details.

Financial Instruments Not Measured at Fair Value

The Company is required to disclose the fair value of financial instruments for which it is practicable to estimate that value. The fair values of short-term financial instruments such as cash and cash equivalents, restricted cash, straight-line rent receivable, net, prepaid expenses and other assets, deferred costs, net, accounts payable and accrued expenses, deferred rent and distributions payable approximate their carrying value on the consolidated balance sheets due to their short-term nature.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

The fair values of the Company’s remaining financial instruments that are not reported at fair value on the consolidated balance sheets are reported below:

		December 31, 2020		December 31, 2019
(In thousands)	Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Gross mortgage notes payable and mortgage premium and discounts, net	3	$548,889	$549,553	$536,002	$545,414
Credit Facility	3	$323,674	$319,558	$250,618	$250,618
Fannie Mae Master Credit Facilities	3	$355,175	$354,073	$359,322	$370,122

The fair value of the mortgage notes payable is estimated using a discounted cash flow analysis, based on the Advisor’s experience with similar types of borrowing arrangements, excluding the value of derivatives. At December 31, 2020, the carrying values of the Credit Facility and Fannie Mae Master Credit Facilities do not approximate their fair values due to the widening of credit spreads during the period. At December 31, 2019, the carrying amounts approximated their fair values.

Note 7 — Derivatives and Hedging Activities

Risk Management Objective of Using Derivatives

The Company may use derivative financial instruments, including interest rate swaps, caps, collars, options, floors and other interest rate derivative contracts, to hedge all or a portion of the interest rate risk associated with its borrowings.

The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions. Additionally, in using interest rate derivatives, the Company aims to add stability to interest expense and to manage its exposure to interest rate movements. The Company does not intend to utilize derivatives for speculative purposes or purposes other than interest rate risk management. The use of derivative financial instruments carries certain risks, including the risk that the counterparties to these contractual arrangements are not able to perform under the agreements. To mitigate this risk, the Company only enters into derivative financial instruments with counterparties with high credit ratings and with major financial institutions with which the Company, and its affiliates, may also have other financial relationships. The Company does not anticipate that any of its counterparties will fail to meet their obligations.

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the consolidated balance sheets as of December 31, 2020 and 2019:

		December 31,
(In thousands)	Balance Sheet Location	2020	2019
Derivatives designated as hedging instruments:
Interest rate “pay-fixed” swaps	Derivative assets, at fair value	$—	$377
Interest rate “pay-fixed” swaps	Derivative liabilities, at fair value	$38,389	$5,305
Derivatives not designated as hedging instruments:
Interest rate caps	Derivative assets, at fair value	$13	$15

Cash Flow Hedges of Interest Rate Risk

The Company currently has nine interest rate swaps that are designated as cash flow hedges. The interest rate swaps are used as part of the Company’s interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. During 2020 and 2019, such derivatives were used to hedge the variable cash flows associated with variable-rate debt.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

The changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive (loss) income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings.

In connection with the refinancing of the MOB Loan during the fourth quarter of 2019, the Company terminated two interest rate swaps with an aggregate notional amount of $250.0 million for a payment of approximately $2.2 million. Following these terminations, $2.2 million was recorded in AOCI and is being recorded as an adjustment to interest expense over the term of the two terminated swaps and the MOB Loan prior to its refinancing. Of the amount recorded in AOCI following these terminations, $0.9 million and $0.1 million was recorded as an increase to interest expense for the years ended December 31, 2020 and 2019, respectively, and approximately $1.3 million remained in AOCI as of December 31, 2020.

Amounts reported in accumulated other comprehensive (loss) income related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. During the next 12 months, from January 1, 2021 through December 31, 2021, the Company estimates that $10.7 million will be reclassified from other comprehensive loss as an increase to interest expense.

As of December 31, 2020 and 2019, the Company had the following derivatives that were designated as cash flow hedges of interest rate risk:

	December 31, 2020		December 31, 2019
Interest Rate Derivative	Number of Instruments	Notional Amount	Number of Instruments	Notional Amount
		(In thousands)		(In thousands)
Interest rate “pay-fixed” swaps	9	$578,500	9	$578,500

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

The table below details the location in the financial statements of the loss recognized on interest rate derivatives designated as cash flow hedges for the periods ended December 31, 2020 and 2019:

	Year Ended December 31,
(In thousands)	2020	2019	2018
Amount of gain (loss) recognized in accumulated other comprehensive (loss) income on interest rate derivatives	$(40,614)	$(10,753)	$2,367
Amount of (loss) gain reclassified from accumulated other comprehensive income into income as interest expense (effective portion)	$(7,999)	$872	$258
Total amount of interest expense presented in the consolidated statements of operations and comprehensive loss	$51,519	$56,059	$49,471

Non-Designated Derivatives

These derivatives are used to manage the Company’s exposure to interest rate movements, but do not meet the strict hedge accounting requirements to be classified as hedging instruments. Changes in the fair value of derivatives not designated as hedges under a qualifying hedging relationship are recorded directly to net income (loss) and were a loss of $0.1 million, a loss of $0.1 million and a loss of $0.2 million for the years ended December 31, 2020, 2019 and 2018, respectively.

The Company had the following outstanding interest rate derivatives that were not designated as a hedges in qualifying hedging relationships as of as of December 31, 2020 and 2019:

	December 31, 2020		December 31, 2019
Interest Rate Derivatives	Number of Instruments	Notional Amount	Number of Instruments	Notional Amount
		(In thousands)		(In thousands)
Interest rate caps	6	$359,322	6	$359,322

Offsetting Derivatives

The table below presents a gross presentation, the effects of offsetting, and a net presentation of the Company’s derivatives as of December 31, 2020 and 2019. The net amounts of derivative assets or liabilities can be reconciled to the tabular disclosure of fair value. The tabular disclosure of fair value provides the location that derivative assets and liabilities are presented on the consolidated balance sheet.

	Gross Amounts of	Gross Amounts of	Gross Amounts Offset in the	Net Amounts of Assets presented in the	Gross Amounts Not Offset in the Consolidated Balance Sheet
(In thousands)	Recognized Assets	Recognized (Liabilities)	Consolidated Balance Sheet	Consolidated Balance Sheet	Financial Instruments	Cash Collateral Received	Net Amount
December 31, 2020	$13	—	—	$13	—	—	$13
December 31, 2020	$—	(38,389)	—	$(38,389)	—	—	$(38,389)
December 31, 2019	$392	—	—	$392	—	—	$392
December 31, 2019	$—	(5,305)	—	$(5,305)	—	—	$(5,305)

Credit-risk-related Contingent Features

The Company has agreements in place with each of its derivative counterparties that contain a provision where if the Company either defaults or is capable of being declared in default on any of its indebtedness, then the Company could also be declared in default on its derivative obligations.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

As of December 31, 2020 the fair value of derivatives in a net liability position, including accrued interest but excluding any adjustment for nonperformance risk related to these agreements, was $38.4 million. As of December 31, 2020, the Company has not posted any collateral related to these agreements and was not in breach of any agreement provisions. If the Company had breached any of these provisions, it could have been required to settle its obligations under the agreements at their aggregate termination value of $38.4 million at December 31, 2020.

Note 8 — Stockholders’ Equity

Common Stock

As of December 31, 2020 and 2019, the Company had 93,775,746 and 92,356,664 shares of common stock outstanding, respectively, including unvested restricted shares and shares issued pursuant to the Company’s distribution reinvestment plan (“DRIP”), net of share repurchases.

On April 3, 2020, the Company published a new estimate of per-share net asset value (“Estimated Per-Share NAV”) as of December 31, 2019, which was approved by the Board on September 30, 2020. The Company intends to publish Estimated Per-Share NAV periodically at the discretion of the Board, provided that such estimates will be made at least once annually.

Tender Offers

On January 9, 2020, the Company announced a tender offer (the “2020 Tender Offer”) to purchase up to 200,000 shares of its common stock for cash at a purchase price equal to $8.50 per share with the proration period and withdrawal rights expiring February 7, 2020. The Company made the 2020 Tender Offer in response to an unsolicited offer to stockholders commenced on December 31, 2019. The 2020 Tender Offer expired in accordance with the terms on February 7, 2020. In accordance with the 2020 Tender Offer, the Company accepted for purchase 200,000 shares for a total cost of approximately $1.7 million, which was funded with available cash.

On March 13, 2018, the Company announced a tender offer (the “2018 Tender Offer”) to purchase up to 2.0 million shares of the Company’s common stock for cash at a purchase price equal to $13.15 per share with the proration period and withdrawal rights expiring on April 12, 2018. On April 4, 2018 and April 16, 2018, the 2018 Tender Offer was amended to reduce the number of shares the Company was offering to purchase to 230,000 shares and extend the expiration date to May 1, 2018. The 2018 Tender Offer expired in accordance with its terms on May 1, 2018. During May 2018, in accordance with the terms of the 2018 Tender Offer, the Company accepted for purchase 230,000 shares for a total cost of approximately $3.0 million.

Share Repurchase Program

Under the Company’s share repurchase program (the “SRP”), as amended from time to time, qualifying stockholders are able to sell their shares to the Company in limited circumstances. The SRP permits investors to sell their shares back to the Company after they have held them for at least one year, subject to significant conditions and limitations. Repurchases of shares of the Company’s common stock, when requested, are at the sole discretion of the Board.

Under the SRP, subject to certain conditions, only repurchase requests made following the death or qualifying disability of stockholders that purchased shares of the Company’s common stock or received their shares from the Company (directly or indirectly) through one or more non-cash transactions are considered for repurchase. Additionally, pursuant to the SRP, the repurchase price per share equals 100% of the Estimated Per-Share NAV in effect on the last day of the fiscal semester, or the six-month period ending June 30 or December 31.

The Company suspended the SRP during the pendency of the 2018 Tender Offer. On June 29, 2018, the Company announced the Board unanimously determined to reactivate the SRP, effective June 30, 2018. In connection with reactivating the SRP, the Board approved all repurchase requests received during the period from January 1, 2018 through the suspension of the SRP on March 13, 2018 (see table below for additional details).

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

On January 29, 2019, the Company announced that the Board approved an amendment to the SRP changing the date on which any repurchases are to be made in respect of requests made during the period commencing March 13, 2018 up to and including December 31, 2018 to no later than March 31, 2019, rather than on or before the 31st day following December 31, 2018. This SRP amendment became effective on January 30, 2019. Additionally, on March 27, 2019, the Company announced that the Board approved an amendment to the SRP further extending the date on which any repurchases are to be made in respect of requests made during the period commencing March 13, 2018 up to and including December 31, 2018 to no later than April 30, 2019. This SRP amendment became effective on March 28, 2019 (see table below for details on cumulative shares repurchased pursuant to the SRP, including shares repurchased during 2019).

On July 23, 2019, the Company announced that the Board approved a third amendment to the SRP, effective July 24, 2019, extending the date on which repurchases are able to be made in respect of requests made during the period commencing January 1, 2019 up to and including June 30, 2019 to no later than August 31, 2019, rather than on or before July 31, 2019.

On August 20, 2019, the Company announced that the Board approved a fourth amendment to the SRP, effective August 22, 2019 extending the date on which repurchases are able to be made in respect of requests made during the period commencing January 1, 2019 up to and including June 30, 2019 to no later than October 31, 2019, rather than on or before August 31, 2019. The Company completed the repurchases on October 30, 2019 and repurchased 446,830 shares of common stock for approximately $7.8 million, at an average price per share of $17.50 pursuant to the SRP. The repurchases reflect all repurchase requests made in good order following the death or qualifying disability of stockholders during the period commencing January 1, 2019 up to and including June 30, 2019.

On January 9, 2020, the Company announced that the Board approved a fifth amendment to the SRP, effective January 10, 2020 extending the date on which repurchases are able to be made in respect of requests made during the period commencing July 1, 2019 up to and including December 31, 2019 to on or before March 16, 2020, rather than on or before January 31, 2020.

On January 9, 2020, the Company also announced that the Board had suspended the SRP, and that it would not accept any repurchase requests or make any repurchases under the SRP during the pendency of the 2020 Tender Offer or for 10 business days thereafter.

On February 26, 2020, the Company repurchased 505,101 shares of common stock for approximately $8.8 million, at an average price per share of $17.50 pursuant to the SRP. The repurchases reflect all repurchase requests made in good order following the death or qualifying disability of stockholders during the period commencing July 1, 2019 up to and including December 31, 2019.

Pursuant to the SRP, repurchases were to be made in respect of requests made during the periods when the SRP was active during the active periods under the SRP during the six months ending June 30, 2020 - the period from January 1, 2020 to January 8, 2020 and the period from February 26, 2020 up to and including June 30, 2020 - no later than July 31, 2020.

On August 13, 2020, in order to strategically maintain the Company’s liquidity in light of the continued impact of COVID-19 pandemic and to comply with an amendment to the Credit Facility described in Note 5, which restricts the Company from repurchasing shares until no earlier than the quarter ending June 30, 2021, on August 6, 2020, the Board determined that, effective on August 12, 2020, repurchases under the SRP would be suspended. The Board has also rejected all repurchase requests made during the period from January 1, 2020 until the effectiveness of the suspension of the SRP. No further repurchase requests under the SRP may be made unless and until the SRP is reactivated. No assurances can be made as to when or if the SRP will be reactivated.

When a stockholder requests redemption and redemption is approved by the Board, the Company will reclassify such obligation from equity to a liability based on the settlement value of the obligation. Shares repurchased under the SRP have the status of authorized but unissued shares.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

The table below reflects the number of shares repurchased and the average price per share (retroactively adjusted for the Stock Dividends), under the SRP and does not include any repurchases under tender offers (see above), cumulatively through December 31, 2020:

	Number of Shares Repurchased (2)	Average Price per Share (2)2
Cumulative repurchases as of December 31, 2019	4,391,519	$20.95
Year ended December 31, 2020 (1)	505,101	17.50
Cumulative repurchases as of December 31, 2020	4,896,620	20.60

(1)	Includes 505,101 shares of common stock repurchased on February 26, 2020 with respect to requests received during the period commencing July 1, 2019 up to and including December 31, 2019 for $8.8 million at an average price per share of $17.50.

Distribution Reinvestment Plan

Pursuant to the DRIP, stockholders may elect to reinvest distributions paid in cash by the Company into shares of common stock. No dealer manager fees or selling commissions are paid with respect to shares purchased under the DRIP. The shares purchased pursuant to the DRIP have the same rights and are treated in the same manner as all of the other shares of outstanding common stock. The Board may designate that certain cash or other distributions be excluded from reinvestment pursuant to the DRIP. The Company has the right to amend the DRIP or terminate the DRIP with ten days’ notice to participants. Shares issued under the DRIP are recorded as equity in the accompanying consolidated balance sheet in the period distributions are declared. During the years ended December 31, 2020, 2019 and 2018, the Company issued 0.9 million, 1.5 million and 1.7 million shares of common stock pursuant to the DRIP, generating aggregate proceeds of $14.6 million, $27.2 million and $35.7 million, respectively. Because shares of common stock are only offered and sold pursuant to the DRIP in connection with the reinvestment of distributions paid in cash, participants in the DRIP will not be able to reinvest in shares thereunder for so long as the Company pays distributions in stock instead of cash.

Stockholder Rights Plan

In May 2020, the Company announced that the Board had approved a stockholder rights plan. In December 2020, the Company issued a dividend of one common share purchase right for each share of its common stock outstanding as authorized by its board of directors in its discretion.

Preferred Stock

The Company is authorized to issue up to 50,000,000 shares of preferred stock. In connection with an underwritten offering in December 2019 (see details below), the Company classified and designated 1,610,000 shares of its authorized preferred stock as authorized shares of its Series A Preferred Stock as of December 31, 2020. In September 2020, the Board authorized the classification of 600,000 additional shares of the Company’s preferred stock as Series A Preferred Stock in connection with the Preferred Stock Equity Line (as defined below). The Company had 1,610,000 shares of Series A Preferred Stock issued and outstanding, as of December 31, 2020 and 2019.

In December 2019, the Company issued and sold 1,610,000 shares of the Series A Preferred Stock in an underwritten public offering at a public offering price equal to the liquidation preference of $25.00 per share. The gross proceeds from this offering were $40.3 million and net proceeds were $37.6 million after deducting the underwriting discount of $1.3 million and additional offering expenses of $1.4 million.

On September 15, 2020, the Company entered into a preferred stock purchase agreement and registration rights agreement with B. Riley Principal Capital, LLC (“B. Riley”), pursuant to which the Company has the right from time to time to sell up to an aggregate of $15 million of shares of its Series A Preferred Stock to B. Riley until December 31, 2023, on the terms and subject to the conditions set forth in the purchase agreement. This arrangement is also referred to as the “Preferred Stock Equity Line.” The Company controls the timing and amount of any sales to B. Riley under the Preferred Stock Equity Line, and B. Riley is obligated to make purchases of up to 3,500 shares of Series A Preferred Stock each time (as may be increased by mutual agreement by the parties) in accordance with the purchase agreement, upon certain terms and conditions being met. The Company did not sell any shares under the Preferred Stock Equity Line during the year ended December 31, 2020.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Series A Preferred Stock — Terms

Holders of Series A Preferred Stock are entitled to cumulative dividends in the amount of $1.84375 per share each year, which is equivalent to the rate of 7.375% of the $25.00 liquidation preference per share per annum. The Series A Preferred Stock has no stated maturity and will remain outstanding indefinitely unless redeemed, converted or otherwise repurchased. On and after December 11, 2024, at any time and from time to time, the Series A Preferred Stock will be redeemable in whole or in part, at the Company’s option, at a cash redemption price of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared), if any, to, but not including, the redemption date. In addition, upon the occurrence of a Delisting Event or a Change of Control (each as defined in the articles supplementary governing the terms of the Series A Preferred Stock (the “Articles Supplementary”)), the Company may, subject to certain conditions, at its option, redeem the Series A Preferred Stock, in whole or in part, after the first date on which the Delisting Event occurred or within 120 days after the first date on which the Change of Control occurred, as applicable, by paying the liquidation preference of $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared), if any, to, but not including, the redemption date. Upon the occurrence of a Change of Control during a continuing Delisting Event, unless the Company has elected to exercise its redemption right, holders of the Series A Preferred Stock will have certain rights to convert Series A Preferred Stock into shares of Company’s common stock. In addition, upon the occurrence of a Delisting Event, the dividend rate will be increased on the day after the occurrence of the Delisting Event by 2.00% per annum to the rate of 9.375% of the $25.00 liquidation preference per share per annum (equivalent to $2.34375 per share each year) from and after the date of the Delisting Event. Following the cure of such Delisting Event, the dividend rate will revert to the rate of 7.375% of the $25.00 liquidation preference per share per annum. The necessary conditions to convert the Series A Preferred Stock into Common Stock have not been met as of December 31, 2020. Therefore, Series A Preferred Stock did not impact Company’s earnings per share calculations for the year ended December 31, 2019.

The Series A Preferred Stock ranks senior to common stock, with respect to dividend rights and rights upon the Company’s voluntary or involuntary liquidation, dissolution or winding up.

Voting rights for holders of Series A Preferred Stock exist primarily with respect to the ability to elect two additional directors to the board of directors if six or more quarterly dividends (whether or not authorized or declared or consecutive) payable on the Series A Preferred Stock are in arrears, and with respect to voting on amendments to the Company’s charter (which includes the Articles Supplementary) that materially and adversely affect the rights of the Series A Preferred Stock or create additional classes or series of shares of the Company’s capital stock that are senior to the Series A Preferred Stock. Other than the limited circumstances described above and in the Articles Supplementary, holders of Series A Preferred Stock do not have any voting rights.

Distributions and Dividends

Common Stock

In April 2013, the Board authorized, and the Company began paying distributions on a monthly basis at a rate equivalent to $1.70 per annum, per share of common stock, which began in May 2013. In March 2017, the Board authorized a decrease in the rate at which the Company pays monthly distributions to stockholders, effective as of April 1, 2017, to a rate equivalent to $1.45 per annum per share of common stock. On February 20, 2018, the Board authorized a further decrease in the rate at which the Company pays monthly distributions to stockholders, effective as of March 1, 2018, to a rate equivalent to $0.85 per annum per share of common stock.

From March 1, 2018 until June 30, 2020, the Company paid monthly distributions to stockholders at a rate equivalent to $0.85 per annum per share of common stock. Distributions were payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

 On August 13, 2020, the Board changed the Company’s common stock distribution policy in order to preserve the Company’s liquidity and maintain additional financial flexibility in light of the continued COVID-19 pandemic and to comply with an amendment to the Credit Facility described in Note 5 which restricts the Company from paying distributions on common stock until no earlier than the quarter ending June 30, 2021. Under the new policy, distributions authorized by the Board on the Company’s shares of common stock, if and when declared, are now paid on a quarterly basis in arrears in shares of the Company’s common stock valued at the Company’s estimated per share net asset value of common stock in effect on the applicable date, based on a single record date to be specified at the beginning of each quarter. The Company declared the Stock Dividends of 0.01349 shares of the Company’s common stock on each share of the Company’s outstanding common stock on October 1, 2020 and January 4, 2021. This amount was based on the Company’s prior cash distribution rate of $0.85 per share per annum. The Board may further change the Company’s common stock distribution policy at any time, further reduce the amount of distributions paid or suspend distribution payments at any time, and therefore distribution payments are not assured.

The following table details from a tax perspective the portion of distributions classified as a return of capital, capital gain dividend income and ordinary dividend income, per share per annum, for the years ended December 31, 2020, 2019 and 2018, retroactively adjusted for the effect of the Stock Dividends:

	Year Ended December 31,
	2020		2019		2018
Return of capital (1)	100.0%	$0.42	100%	$0.83	100%	$0.92
Capital gain dividend income	—%	—	—%	—	—%	—
Ordinary dividend income	—%	—	—%	—	—%	—
Total	100.0%	$0.42	100.0%	$0.83	100.0%	$0.92

(1)	Amount for December 31, 2020 represents actual cash distributions paid to common shareholders during the year ended 2020, but excludes the stock dividends which do not represent taxable dividends to the Company’s shareholders for U.S. federal income tax purposes.

Series A Preferred Stock

Dividends on our Series A Preferred Stock accrue in an amount equal to $1.84375 per share each year ($0.460938 per share per quarter) to Series A Preferred Stock holders, which is equivalent to 7.375% per annum on the $25.00 liquidation preference per share of Series A Preferred Stock. Dividends on the Series A Preferred Stock are cumulative and payable quarterly in arrears on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day to holders of record on the close of business on the record date set by our board of directors and declared by us. The first quarterly dividend for the Series A Preferred Stock sold in this offering was paid on January 15, 2020 and represented an accrual for less than a full quarter, covering the period from December 11, 2019 to December 31, 2019. Any accrued and unpaid dividends payable with respect to the Series A Preferred Stock become part of the liquidation preference thereof.

Note 9 — Related Party Transactions and Arrangements

As of December 31, 2020 and 2019, the Special Limited Partner owned 9,008 and 8,888 shares, respectively, of the Company’s outstanding common stock. The Advisor and its affiliates may incur and pay costs and fees on behalf of the Company. As of December 31, 2020 and 2019, the Advisor held 90 partnership units in the OP designated as “OP Units” (“OP Units”).

The limited partnership agreement of the OP (as amended from time to time, the “LPA”) allows for the special allocation, solely for tax purposes, of excess depreciation deductions of up to $10.0 million to the Advisor, a limited partner of the OP.  In connection with this special allocation, the Advisor has agreed to restore a deficit balance in its capital account in the event of a liquidation of the OP and has agreed to provide a guaranty or indemnity of indebtedness of the OP.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Fees Incurred in Connection with the Operations of the Company

On February 17, 2017, the members of a special committee of the Board unanimously approved certain amendments to and a restatement of the then effective advisory agreement, by and among the Company, the OP and the Advisor (the “Second A&R Advisory Agreement”). The Second A&R Advisory Agreement, which superseded, amended and restated the previously effective advisory agreement (the “Original A&R Advisory Agreement”), took effect on February 17, 2017. The initial term of the Second A&R Advisory Agreement expires on February 17, 2027, and is automatically renewable for another ten-year term upon each ten-year anniversary unless the Second A&R Advisory Agreement is terminated (i) with notice of an election not to renew at least 365 days prior to the applicable tenth anniversary, (ii) in accordance with a change of control (as defined in the Second A&R Advisory Agreement) or a transition to self-management, (iii) by 67% of the independent directors of the Board for cause, without penalty, with 45 days’ notice or (iv) with 60 days prior written notice by the Advisor for (a) a failure to obtain a satisfactory agreement for any successor to the Company to assume and agree to perform obligations under the Second A&R Advisory Agreement or (b) any material breach of the Second A&R Advisory Agreement of any nature whatsoever by the Company.

On July 25, 2019, the Company entered into Amendment No. 1 to the Second Amended and Restated Advisory Agreement (the “Advisory Agreement Amendment”) among the Company, the OP, and the Advisor. The Advisory Agreement Amendment was unanimously approved by the Company’s independent directors. Additional information on the Advisory Agreement Amendment is included later in this footnote under “—Professional Fees and Other Reimbursements.”

Acquisition Expense Reimbursements

The Advisor may be reimbursed for services provided for which it incurs investment-related expenses, or insourced expenses. The amount reimbursed for insourced expenses may not exceed 0.5% of the contract purchase price of each acquired property or 0.5% of the amount advanced for a loan or other investment. Additionally, the Company reimburses the Advisor for third party acquisition expenses. Under the Second A&R Advisory Agreement, total acquisition expenses may not exceed 4.5% of the contract purchase price of the Company’s portfolio or 4.5% of the amount advanced for all loans or other investments. This threshold has not been exceeded through December 31, 2020.

Asset Management Fees and Variable Management/Incentive Fees

Under the LPA and the advisory agreement that was superseded by the Original A&R Advisory Agreement and until March 31, 2015, for its asset management services, the Company issued the Advisor an asset management subordinated participation by causing the OP to issue (subject to periodic approval by the Board) to the Advisor partnership units of the OP designated as “Class B Units” (“Class B Units”). The Class B Units were intended to be profit interests and vest, and no longer are subject to forfeiture, at such time as: (x) the value of the OP’s assets plus all distributions made equals or exceeds the total amount of capital contributed by investors plus a 6.0% cumulative, pre-tax, non-compounded annual return thereon (the “Economic Hurdle”); (y) any one of the following occurs: (1) a listing; (2) another liquidity event or (3) the termination of the advisory agreement by an affirmative vote of a majority of the Company’s independent directors without cause; and (z) the Advisor is still providing advisory services to the Company (the “Performance Condition”).

Unvested Class B Units will be forfeited immediately if: (a) the advisory agreement is terminated for any reason other than a termination without cause; or (b) the advisory agreement is terminated by an affirmative vote of a majority of the Company’s independent directors without cause before the Economic Hurdle has been met.

Subject to approval by the Board, the Class B Units were issued to the Advisor quarterly in arrears pursuant to the terms of the LPA. The number of Class B Units issued in any quarter was equal to: (i) the excess of (A) the product of (y) the cost of assets multiplied by (z) 0.1875% over (B) any amounts payable as an oversight fee (as described below) for such calendar quarter; divided by (ii) the value of one share of common stock as of the last day of such calendar quarter, which was initially equal to $22.50 (the price in the Company’s initial public offering of common stock minus the selling commissions and dealer manager fees). The value of issued Class B Units will be determined and expensed when the Company deems the achievement of the Performance Condition to be probable. As of December 31, 2020, the Company cannot determine the probability of achieving the Performance Condition. The Advisor receives cash distributions on each issued Class B Unit equivalent to the cash distribution paid, if any on the Company’s common stock in an amount retroactively adjusted to reflect the Stock Dividends, other stock dividends and other similar events. These distributions on Class B Units are included in general and administrative expenses in the consolidated statement of operations and comprehensive loss until the Performance Condition is considered probable to occur. The Board has previously approved the issuance of 359,250 Class B Units to the Advisor in connection with this arrangement. The Board determined in February 2018 that Economic Hurdle had been satisfied, however none of the events have occurred, including a listing of the Company’s common stock on a national securities exchange, which would have satisfied the other vesting requirement of the Class B Units. Therefore, no expense has ever been recognized in connection with the Class B Units.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

On May 12, 2015, the Company, the OP and the Advisor entered into an amendment to the then-current advisory agreement, which, among other things, provided that the Company would cease causing the OP to issue Class B Units to the Advisor with respect to any period ending after March 31, 2015.

Effective February 17, 2017, the Second A&R Advisory Agreement requires the Company to pay the Advisor a base management fee, which is payable on the first business day of each month. The fixed portion of the base management fee is equal to $1.625 million per month, while the variable portion of the base management fee is equal to one-twelfth of 1.25% of the cumulative net proceeds of any equity (including convertible equity and certain convertible debt but excluding proceeds from the DRIP) issued by the Company and its subsidiaries subsequent to February 17, 2017 per month. The base management fee is payable to the Advisor or its assignees in cash, OP Units or shares, or a combination thereof, the form of payment to be determined at the discretion of the Advisor and the value of any OP Unit or share to be determined by the Advisor acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

In addition, the Second A&R Advisory Agreement requires the Company to pay the Advisor a variable management/incentive fee quarterly in arrears equal to (1) the product of fully diluted number of shares of common stock outstanding multiplied by (2) (x) 15.0% of the applicable prior quarter’s Core Earnings (as defined below) per share in excess of $0.375 per share plus (y) 10.0% of the applicable prior quarter’s Core Earnings per share in excess of $0.47 per share. Core Earnings is defined as, for the applicable period, net income or loss, computed in accordance with GAAP, excluding non-cash equity compensation expense, the variable management/incentive fee, acquisition and transaction related fees and expenses, financing related fees and expenses, depreciation and amortization, realized gains and losses on the sale of assets, any unrealized gains or losses or other non-cash items recorded in net income or loss for the applicable period, regardless of whether such items are included in other comprehensive income or loss, or in net income, one-time events pursuant to changes in GAAP and certain non-cash charges, impairment losses on real estate related investments and other than temporary impairments of securities, amortization of deferred financing costs, amortization of tenant inducements, amortization of straight-line rent and any associated bad debt reserves, amortization of market lease intangibles, provision for loss loans, and other non-recurring revenue and expenses (in each case after discussions between the Advisor and the independent directors and approved by a majority of the independent directors). The variable management/incentive fee is payable to the Advisor or its assignees in cash or shares, or a combination of both, the form of payment to be determined in the sole discretion of the Advisor and the value of any share to be determined by the Advisor acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. No variable management incentive fee was incurred for the years ended December 31, 2020, 2019 and 2018.

Property Management Fees

Unless the Company contracts with a third party, the Company pays the Property Manager a property management fee on a monthly basis, equal to 1.5% of gross revenues from the Company’s stand-alone single-tenant net leased properties managed and 2.5% of gross revenues from all other types of properties managed, plus market-based leasing commissions applicable to the geographic location of the property. The Company also reimburses the Property Manager for property level expenses incurred by the Property Manager. The Property Manager may charge a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties, and the Property Manager is allowed to receive a higher property management fee in certain cases if approved by our Board of Directors (including a majority of the independent directors).

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

If the Company contracts directly with third parties for such services, the Company will pay the third party customary market fees and will pay the Property Manager an oversight fee of 1.0% of the gross revenues of the property managed by the third party. In no event will the Company pay the Property Manager or any affiliate of the Property Manager both a property management fee and an oversight fee with respect to any particular property. If the Property Manager provides services other than those specified in the Property Management Agreement, the Company will pay the Property Manager a monthly fee equal to no more than that which the Company would pay to a third party that is not an affiliate of the Company or the Property Manager to provide the services.

On February 17, 2017, the Company entered into the Amended and Restated Property Management and Leasing Agreement (the “A&R Property Management Agreement”) with the OP and the Property Manager. The A&R Property Management Agreement automatically renews for successive one-year terms unless any party provides written notice of its intention to terminate the A&R Property Management Agreement at least 90 days prior to the end of the term. Neither party provided notice of intent to terminate. The current term of the A&R Property Management Agreement expires February 17, 2021.The Property Manager may assign the A&R Property Management Agreement to any party with expertise in commercial real estate which has, together with its affiliates, over $100.0 million in assets under management.

On April 10, 2018, in connection with the Multi-Property CMBS Loan, the Company and the OP entered into a further amendment to the A&R Property Management Agreement confirming, consistent with the intent of the parties, that the borrowers under the Multi-Property CMBS Loan and other subsidiaries of the OP that own or lease the Company’s properties are the direct obligors under the arrangements pursuant to which the Company’s properties are managed by either the Property Manager or a third party overseen by the Property Manager pursuant to the A&R Property Management Agreement.

Professional Fees and Other Reimbursements

The Company reimburses the Advisor’s costs of providing administrative services including personnel costs, except for costs to the extent that the employees perform services for which the Advisor receives a separate fee. This reimbursement includes reasonable overhead expenses for employees of the Advisor or its affiliates directly involved in the performance of services on behalf of the Company, including the reimbursement of rent expense at certain properties that are both occupied by employees of the Advisor or its affiliates and owned by affiliates of the Advisor. During the year ended December 31, 2020, 2019 and 2018, the Company incurred $10.8 million, $10.6 million and $8.9 million, respectively, of reimbursement expenses from the Advisor for providing administrative services. These reimbursement expenses are included in general and administrative expense on the consolidated statements of operations and comprehensive income (loss).

On July 25, 2019, the Company entered into the Advisory Agreement Amendment. Under the Second A&R Advisory Agreement, including prior to the Advisory Agreement Amendment, the Company has been required to reimburse the Advisor for, among other things, reasonable salaries and wages, benefits and overhead of all employees of the Advisor or its affiliates, except for costs of employees to the extent that the employees perform services for which the Advisor receives a separate fee.

The Advisory Agreement Amendment clarifies that, with respect to executive officers of the Advisor, the Company is required to reimburse the Advisor or its affiliates for the reasonable salaries and wages, benefits and overhead of the Company’s executive officers, other than for any executive officer that is also a partner, member or equity owner of AR Global, an affiliate of the Advisor.

Further, under the Advisory Agreement Amendment, the aggregate amount of expenses relating to salaries, wages and benefits, including for executive officers and all other employees of the Advisor or its affiliates (the “Capped Reimbursement Amount”), for each fiscal year is subject to a limit that is equal to the greater of: (a) a fixed component (the “Fixed Component”) and (b) a variable component (the “Variable Component”).

Both the Fixed Component and the Variable Component increase by an annual cost of living adjustment equal to the greater of (x) 3.0% and (y) the CPI, as defined in the amendment for the prior year ended December 31st. Initially, for the year ended December 31, 2019; (a) the Fixed Component was equal to $6.8 million and (b) the Variable Component was equal to (i) the sum of the total real estate investments, at cost as recorded on the balance sheet dated as of the last day of each fiscal quarter (the “Real Estate Cost”) in the year divided by four, which amount is then (ii) multiplied by 0.29%.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

If the Company sells real estate investments aggregating an amount equal to or more than 25.0% of Real Estate Cost, in one or a series of related dispositions in which the proceeds of the disposition(s) are not reinvested in Investments (as defined in the Advisory Agreement Amendment), then within 12 months following the disposition(s), the advisory agreement requires the Advisor and the Company to negotiate in good faith to reset the Fixed Component; provided that if the proceeds of the disposition(s) are paid to shareholders of the Company as a special distribution or used to repay loans with no intent of subsequently re-financing and re-investing the proceeds thereof in Investments, the advisory agreement requires these negotiations within 90 days thereof, in each case taking into account reasonable projections of reimbursable costs in light of the Company’s reduced assets.

As part of this reimbursement, for the year ended December 31, 2020, the Company paid approximately $2.5 million in 2019 to the Advisor or its affiliates as reimbursement for bonuses of employees of the Advisor or its affiliates who provided administrative services during such calendar year, prorated for the time spent working on matters relating to the Company. The Company does not reimburse the Advisor or its affiliates for any bonus amounts relating to time dedicated to the Company by Edward M. Weil, Jr., the Company’s Chief Executive Officer. The Advisor formally awarded 2019 bonuses to employees of the Advisor or its affiliates in September 2020 (the “2019 Bonus Awards”). The original $2.5 million estimate for bonuses recorded and paid to the Advisor in 2019 exceeded the cash portion of the 2019 Bonus Awards to be paid to employees of the Advisor or its affiliates and to be reimbursed by the Company by $1.2 million. As a result, during the three months ended September 30, 2020, the Company recorded a receivable from the Advisor of $1.2 million in prepaid expenses and other assets on the consolidated balance sheet and a corresponding reduction in general and administrative expenses. Pursuant to authorization by the independent members of the Company’s board of directors, the $1.2 million receivable is payable to the Company over a 10-month period from January 2021 through October 2021.

Reimbursements for the cash portion of 2020 bonuses to employees of the Advisor or its affiliates continue to be expensed and reimbursed on a monthly basis during 2020 in accordance with estimates provided by the Advisor. Generally, prior to the 2019 Bonus Awards, employee bonuses have been formally awarded to employees of the Advisor or its affiliates in March as an all - cash award and paid out by the Advisor in the year subsequent to the year in which services were rendered to the Company.

In December 2020, after mediation on October 27, 2020, the Advisor agreed to a settlement with the Company’s former chief executive officer for severance claims related to his termination in 2018. Pursuant to the settlement, among other parties, the Advisor advised the Company that the Company and its directors and officers were released from any and all actions or claims the former chief executive officer now has or may ever have against them. Prior to the agreement, the Advisor did not believe any settlement was probable. In consideration of the release, among other things, and upon the recommendation of its nominating and corporate governance committee, which determined that the reimbursement was advisable and fair to, and in the best interest of, the Company, the Company’s board of directors approved the reimbursement by the Company to the Advisor of severance payments and legal costs relating to this settlement and determined that the reimbursement for those payments and costs would not be subject to (and therefore would not be aggregated with other reimbursements that are subject to) the Capped Reimbursement Amount. The Company recorded approximately $2.2 million of expenses for the reimbursement which is included in general and administrative expenses in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2020.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Summary of fees, expenses and related payables

The following table details amounts incurred, forgiven and payable in connection with the Company’s operations-related services described above as of and for the periods presented:

	Year Ended December 31,			Payable (Receivable) as of
	2020	2019	2018	December 31,
(In thousands)	Incurred	Incurred	Incurred	2020		2019
One-time fees and reimbursements:
Acquisition cost reimbursements	$81	$39	$176	$11		$—
Ongoing fees and reimbursements:
Asset management fees	19,987	19,526	19,500	—		27
Property management fees (6)	4,197	3,888	3,571	288		(44)
Professional fees and other reimbursements (1) (4)	12,102	10,073	8,883	(61)		(377	)(5)
Professional fees credit due from Advisor	(1,217)	—	—	(1,217	)(3)	—
Distributions on Class B Units (2)	178	305	340	—		—
Total related party operation fees and reimbursements	$35,328	$33,831	$32,470	$(979)		$(394)

(1)	Included in general and administrative expenses in the consolidated statements of operations. Includes $5.6 million and $7.2 million subject to the Capped Reimbursement Amount for the years ended December 31, 2020 and 2019, respectively.

(2)	Prior to April 1, 2015, the Company caused the OP to issue (subject to periodic approval by the Board) to the Advisor restricted performance-based Class B Units for asset management services. As of December 31, 2020, the Board had approved the issuance of, and the OP had issued, 359,250 Class B Units to the Advisor in connection with this arrangement. Effective April 1, 2015, the Company began paying an asset management fee to the Advisor or its assignees in cash, in shares, or a combination of both and no longer issues any Class B Units.

(3)	Balance includes a receivable of $1.2 million from the Advisor related to the overpayment of 2019 Bonus Awards as of December 31, 2020 which, pursuant to authorization by the independent members of the Company’s board of directors, is payable over a ten month period from January 2021 to October 2021.

(4)	During the year ended December 31, 2019, the Company recorded a reduction of general and administrative expenses in the amount of $0.5 million related to the reversal of a payable balance due to RCS Capital Corporation. During the year ended December 31, 2020 the Company recorded approximately $2.2 million of expense reimbursements to the Advisor for severance payments and related legal costs relating to the termination of its former Chief Executive Officer.

(5)	Balance includes a receivable of $0.5 million from the Advisor as of December 31, 2019, previously recorded in the fourth quarter of 2018, which, pursuant to authorization by the independent members of the Company’s board of directors, was fully paid during 2020.

(6)	Inclusive of $0.3 million of leasing commissions which are included in prepaid expenses and other assets on the consolidated balance sheet as of December 31, 2020.

Fees and Participations Incurred in Connection with a Listing or the Liquidation of the Company’s Real Estate Assets

Fees Incurred in Connection with a Listing

If the common stock of the Company is listed on a national exchange, the Special Limited Partner will be entitled to receive a promissory note as evidence of its right to receive a subordinated incentive listing distribution from the OP equal to 15.0% of the amount by which the market value of all issued and outstanding shares of common stock plus distributions exceeds the aggregate capital contributed plus an amount equal to a 6.0% cumulative, pre-tax non-compounded annual return to investors in the Company’s initial public offering of common stock. No such distribution was incurred during the years ended December 31, 2020, 2019 and 2018. If the Special Limited Partner or any of its affiliates receives the subordinated incentive listing distribution the Special Limited Partner and its affiliates will no longer be entitled to receive the subordinated participation in net sales proceeds or the subordinated incentive termination distribution described below.

Subordinated Participation in Net Sales Proceeds

Upon a liquidation or sale of all or substantially all of the Company’s assets, including through a merger or sale of stock, the Special Limited Partner will be entitled to receive a subordinated participation in the net sales proceeds of the sale of real estate assets from the OP equal to 15.0% of remaining net sale proceeds after return of capital contributions to investors in the Company’s initial public offering of common stock plus payment to investors of a 6.0% cumulative, pre-tax non-compounded annual return on the capital contributed by investors. No such participation in net sales proceeds became due and payable during the years ended December 31, 2020, 2019 and 2018. Any amount of net sales proceeds paid to the Special Limited Partner or any of its affiliates prior to the Company’s listing or termination or non-renewal of the advisory agreement with the Advisor, as applicable, will reduce dollar for dollar the amount of the subordinated incentive listing distribution described above and subordinated incentive termination distribution described below.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Termination Fees

Under the operating partnership agreement of the OP, upon termination or non-renewal of the advisory agreement with the Advisor, with or without cause, the Special Limited Partner will be entitled to receive a promissory note as evidence of its right to receive subordinated termination distributions from the OP equal to 15.0% of the amount by which the sum of the Company’s market value plus distributions exceeds the sum of the aggregate capital contributed plus an amount equal to an annual 6.0% cumulative, pre-tax, non-compounded annual return to investors in the Company’s initial public offering of common stock. The Special Limited Partner is able to elect to defer its right to receive a subordinated distribution upon termination until either a listing on a national securities exchange or other liquidity event occurs. If the Special Limited Partner or any of its affiliates receives the subordinated incentive termination distribution, the Special Limited Partner and its affiliates will no longer be entitled to receive the subordinated participation in net sales proceeds or the subordinated incentive listing distribution described above.

Under the Second A&R Advisory Agreement, upon the termination or non-renewal of the agreement, the Advisor will be entitled to receive from the Company all amounts due to the Advisor, including any change of control fee and transition fee (both described below), as well as the then-present fair market value of the Advisor’s interest in the Company. All fees will be due within 30 days after the effective date of the termination of the Second A&R Advisory Agreement.

Upon a termination by either party in connection with a change of control (as defined in the Second A&R Advisory Agreement), the Company would pay the Advisor a change of control fee equal to the product of four (4) and the “Subject Fees.”

Upon a termination by the Company in connection with a transition to self-management, the Company would pay the Advisor a transition fee equal to (i) $15.0 million plus (ii) the product of four multiplied by the Subject Fees, provided that the transition fee shall not exceed an amount equal to 4.5 multiplied by the Subject Fees.

The Subject Fees are equal to (i) the product of four multiplied by the actual base management fee plus (ii) the product of four multiplied by the actual variable management/incentive fee, in each of clauses (i) and (ii), payable for the fiscal quarter immediately prior to the fiscal quarter in which the change of control occurs or the transition to self-management, as applicable, is consummated, plus (iii) without duplication, the annual increase in the base management fee resulting from the cumulative net proceeds of any equity raised (but excluding proceeds from the DRIP) in respect to the fiscal quarter immediately prior to the fiscal quarter in which the change of control occurs or the transition to self-management, as applicable, is consummated.

The right to termination of the Second A&R Advisory Agreement in connection with a change of control or transition to self-management is subject to a lockout period that requires the notice of any termination in connection with a change of control or transition to self-management to be delivered after February 14, 2019.

Note 10 — Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor, its affiliates and entities under common control with the Advisor to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company and asset acquisition and disposition decisions, as well as other administrative responsibilities for the Company including accounting services and investor relations.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates. In the event that the Advisor and its affiliates are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Note 11 — Equity-Based Compensation

Restricted Share Plan

The Company has adopted an employee and director incentive restricted share plan (as amended from time to time, the “RSP”), which provides the Company with the ability to grant awards of restricted shares of common stock (“restricted shares”) to the Company’s directors, officers and employees (if the Company ever has employees), employees of the Advisor and its affiliates, employees of entities that provide services to the Company, directors of the Advisor or of entities that provide services to the Company, certain consultants to the Company and the Advisor and its affiliates or to entities that provide services to the Company. The total number of shares of common stock that may be subject to awards granted under the RSP may not exceed 5.0% of the Company’s outstanding shares of common stock on a fully diluted basis at any time and in any event will not exceed 3.5 million shares (as such number may be further adjusted for stock splits, stock dividends, combinations and similar events).

Prior to August 2017, the RSP provided for an automatic grant of 1,333 restricted shares to each of the independent directors, without any further approval by the Board or the stockholders, on the date of his or her initial election to the Board and thereafter on the date of each annual stockholder meeting. The restricted shares granted as annual automatic awards prior to August 2017 were subject to vesting over a five-year period following the date of grant.

In August 2017, the Board amended the RSP to provide that the number of restricted shares comprising the automatic annual award to each of the independent directors would be equal to the quotient of $30,000 divided by the then-current Estimated Per-Share NAV and subsequently amended and restated the RSP to eliminate the automatic annual awards and to make other revisions related to the implementation of a new independent director equity compensation program. As part of this independent director equity compensation program, the Board approved a one-time grant of restricted share awards to the independent directors as follows: (i) 300,000 restricted shares to the chairman, with one-seventh of the shares vesting annually in equal increments over a seven-year period with initial vesting on August 4, 2018; and (ii) 25,000 restricted shares to each of the three other independent directors, with one-fifth of the shares vesting annually in equal increments over a five-year period with initial vesting on August 4, 2018. In connection with these one-time grants, the restricted shares granted as automatic annual awards in connection with the Company’s 2017 annual meeting of stockholders on July 21, 2017 were forfeited.

On July 29, 2019, the Board elected B.J. Penn as a member of the Board to serve as a director effective immediately. Mr. Penn, like the Company’s other independent directors, participates in the Company’s independent director compensation program. During the year ended December 31, 2019, the Company paid to Mr. Penn an annual cash retainer effective as of July 29, 2019 pro-rated for the remaining portion of the current annual period, and he was awarded 15,000 restricted shares vesting annually in equal increments over a three-year period with initial vesting on August 4, 2020.

Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in shares of common stock are subject to the same restrictions as the underlying restricted shares.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

The following table reflects the amount of shares outstanding as of December 31, 2020 and activity for the period presented:

	Number of Common Shares	Weighted-Average Issue Price
Unvested, December 31, 2017	382,510	$21.47
Granted	—	—
Vested	(60,268)	21.78
Forfeitures	—	—
Unvested, December 31, 2018	322,242	21.41
Granted	15,000	17.50
Vested	(60,001)	21.48
Forfeitures	—	—
Unvested, December 31, 2019	277,241	21.18
Stock dividend	2,878	15.75
Granted	—	—
Vested	(64,735)	21.18
Forfeitures	—	—
Unvested, December 31, 2020	215,384	21.11

As of December 31, 2020, the Company had $4.0 million of unrecognized compensation cost related to unvested restricted share awards granted under the RSP. That cost is expected to be recognized over a weighted-average period of 3.2 years. Compensation expense related to restricted shares was $1.3 million, $1.3 million and approximately $1.2 million during the years ended December 31, 2020, 2019 and 2018, respectively.

Other Share-Based Compensation

The Company may issue common stock in lieu of cash to pay fees earned by the Company’s directors at the respective director’s election. There are no restrictions on shares issued in lieu of cash compensation since these payments in lieu of cash relate to fees earned for services performed. No such shares were issued during the years ended December 31, 2020, 2019 and 2018.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Note 12 — Accumulated Other Comprehensive (Loss) Income

The following table illustrates the changes in accumulated other comprehensive (loss) income as of and for the periods presented:

(In thousands)	Unrealized Gains (Losses) on Designated Derivative
Balance, December 31, 2017	2,473
Other comprehensive income, before reclassifications	2,367
Amounts reclassified from accumulated other comprehensive (loss) income	(258)
Balance, December 31, 2018	4,582
Other comprehensive loss, before reclassifications	(10,753)
Amounts reclassified from accumulated other comprehensive (loss) income	(872)
Balance, December 31, 2019	(7,043)
Other comprehensive loss, before reclassifications	(40,614)
Amounts reclassified from accumulated other comprehensive (loss) income	7,999
Rebalancing of ownership percentage	(15)
Balance, December 31, 2020	$(39,673)

Accumulated other comprehensive (loss) income predominately relates to the unrealized gains (losses) on designated derivatives, however, as previously discussed in Note 7 — Derivatives and Hedging, a previously designated hedge was terminated and the termination costs are being amortized over the term of the hedged item. The unamortized portion of the terminated swap still remaining in accumulated other comprehensive (loss) income is $1.3 million as of December 31, 2020.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Note 13 — Non-Controlling Interests

Non-Controlling Interests in the Operating Partnership

The Company is the sole general partner and holds substantially all of the OP Units. As of December 31, 2020 and 2019, the Advisor held 90 OP Units, which represents a nominal percentage of the aggregate ownership in the OP.

In November 2014, the Company partially funded the purchase of an MOB from an unaffiliated third party by causing the OP to issue 405,908 OP Units, with a value of $10.1 million, or $25.00 per unit, to the unaffiliated third party.

A holder of OP Units has the right to receive cash distributions equivalent to the cash distributions, if any, on the Company’s common stock in an amount retroactively adjusted to reflect the Stock Dividends, other stock dividends and other similar events. After holding the OP Units for a period of one year, a holder of OP Units has the right to redeem OP Units for, at the option of the OP, the corresponding number of shares of the Company’s common stock as retroactively adjusted for the Stock Dividends, other stock dividends and other similar events, or the cash equivalent. The remaining rights of the limited partners in the OP are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets. During the years ended December 31, 2020, 2019 and 2018, OP Unit non-controlling interest holders were paid distributions of $0.2 million, $0.3 million, and $0.5 million respectively.

Non-Controlling Interests in Property Owning Subsidiaries

The Company also has investment arrangements with other unaffiliated third parties whereby such investors receive an ownership interest in certain of the Company’s property-owning subsidiaries and are entitled to receive a proportionate share of the net operating cash flow derived from the subsidiaries’ property. Upon disposition of a property subject to non-controlling interest, the investor will receive a proportionate share of the net proceeds from the sale of the property. The investor has no recourse to any other assets of the Company. Due to the nature of the Company’s involvement with these arrangements and the significance of its investment in relation to the investment of the third party, the Company has determined that it controls each entity in these arrangements and therefore the entities related to these arrangements are consolidated within the Company’s financial statements. A non-controlling interest is recorded for the investor’s ownership interest in the properties.

On November 4, 2020, the Company purchased all of the outstanding the membership interests in the joint venture that owns the UnityPoint Clinics in Muscatine, Iowa and Moline, Illinois for approximately $0.6 million, funded with cash on hand. Following this transaction, the properties were wholly owned by the Company and added to the borrowing base under the Credit Facility.

The following table summarizes the activity related to investment arrangements with unaffiliated third parties.

Property Name		Third Party Net Investment Amount	Non-Controlling Ownership Percentage	Net Real Estate Assets Subject to Investment Arrangement		Distributions
(Dollar amounts		As of December 31,	As of December 31,	As of December 31,		Year Ended December 31,
in thousands)	Investment Date	2020	2020	2020	2019	2020	2019	2018
Plaza Del Rio Medical Office Campus Portfolio(1)	May 2015	$371	2.2%	$12,790	$14,220	$—	$—	$87
UnityPoint Clinic Portfolio (2)	December 2017	$—	—%	$—	$8,842	$—	$—	$—

(1)	One property within the Plaza Del Rio Medical Office Campus Portfolio was mortgaged as part of the Multi-Property CMBS Loan. See Note 4 - Mortgage Notes Payable for additional information.

(2)	On November 4, 2020, the Company purchased all of the outstanding membership interests in the joint venture that owns the UnityPoint portfolio. See details above for additional information.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Note 14 — Net Loss Per Share

The following is a summary of the basic and diluted net loss per share computation for the years ended December 31, 2020, 2019 and 2018 and has been retroactively adjusted to reflect the Stock Dividend (see Note 1 — Organization for additional details):

	Year Ended December 31,
	2020	2019	2018
Net loss attributable to stockholders (in thousands)	$(78,781)	$(88,087)	$(52,762)
Basic and diluted weighted-average shares outstanding (1)	94,639,833	94,433,640	93,593,719
Basic and diluted net loss per share (1)	$(0.83)	$(0.93)	$(0.56)

(1)	Retroactively adjusted for the effects of the Stock Dividends (see Note 1 — Organization for additional details)).

Diluted net loss per share assumes the conversion of all common stock equivalents into an equivalent number of shares of common stock, unless the effect is antidilutive. The Company considers unvested restricted shares, OP Units and Class B Units to be common share equivalents. The Company had the following common stock equivalents on a weighted-average basis that were excluded from the calculation of diluted net loss per share attributable to stockholders as their effect would have been antidilutive. The amounts in the table below have been retroactively adjusted to reflect the Stock Dividend (see Note 1 — Organization for additional details):

	December 31,
	2020	2019	2018
Unvested restricted shares (1)	257,704	313,711	367,796
OP Units (2)	417,025	417,025	417,025
Class B Units (3)	369,007	369,007	369,007
Total weighted average antidilutive common share equivalents	1,043,736	1,099,743	1,153,828

(1)	Weighted average number of antidilutive unvested restricted shares outstanding for the periods presented. There were 215,373, 277,241 and 322,242 unvested restricted shares outstanding as of December 31, 2020, 2019 and 2018, respectively.

(2)	Weighted average number of antidilutive OP Units presented as shares outstanding for the periods presented, at the current conversion rate as adjusted for the effect of the Stock Dividends. There were 405,998 OP Units outstanding as of December 31, 2020, 2019 and 2018.

(3)	Weighted average number of antidilutive Class B Units presented as shares outstanding for the periods presented, at the current conversion rate as adjusted for the effect of the Stock Dividends. There were 359,250 Class B Units outstanding as of December 31, 2020, 2019 and 2018.

Note 15 — Segment Reporting

During the years ended December 31, 2020, 2019 and 2018, the Company operated in three reportable business segments for management and internal financial reporting purposes: MOBs, triple-net leased healthcare facilities, and SHOPs.

The Company evaluates performance and makes resource allocations based on its three business segments. The medical office building segment primarily consists of MOBs leased to healthcare-related tenants under long-term leases, which may require such tenants to pay a pro rata share of property-related expenses. The triple-net leased healthcare facilities segment primarily consists of investments in seniors housing properties, hospitals, inpatient rehabilitation facilities and skilled nursing facilities under long-term leases, under which tenants are generally responsible to directly pay property-related expenses. The SHOP segment consists of direct investments in seniors housing properties, primarily providing assisted living, independent living and memory care services, which are operated through engaging independent third-party operators.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Some of the Company’s properties move between its operating segments, for example if they are converted from being triple-net leased to third parties in the triple-net leased healthcare facilities segment to being leased to the TRS and operated and managed on the Company’s behalf by a third-party operator in the SHOP segment. When transfers between segments occur, the Company reclassifies the operating results of the transferred properties to their current segment for both the current and all historical periods in order to present a consistent group of property results. See Note 3 — Real Estate Investments, Net - “Impairments” and “Held for Use Assets” to our consolidated financial statements included in this Annual Report on Form 10-K for additional information.

Over the last three years, the Company has had properties transfer between operating segments. Upon such transfers the Company retroactively restates the historical operating results for the segment for all periods presented in that filing and, thereafter, the Company will restate other later prior periods when they are subsequently reported in later filings for comparative purposes. As a result, the Company provides transition disclosure adjustments only for properties that have transitioned since the prior numbers were previously reported.

In 2018, the Company had also transitioned (i.e. this asset was operating as a SHOP asset and was not leased to a third party) a property located in Lutz, Florida from its triple-net leased healthcare facilities segment to its SHOP segment. The results of this property had previously been reclassified in the Same Store operating results in 2018 and 2019, and following its disposal in December 2020, it has been again reclassified from Same Store results to Disposals.

As described in more detail below, the Company transitioned one property located in Wellington, Florida and the four LaSalle Properties on April 1, 2019 and July 1, 2020, respectively, from its triple-net leased healthcare facilities segment to its SHOP segment (collectively, the “Transition Properties”). See Note 3 — Real Estate Investments for further information about this property and the transition. The results of operations from the Transition Properties are presented within the SHOP segment for the years ended December 31, 2020, 2019 and 2018, respectively.

The previously reported same store results had already been retroactively adjusted to reflect the movement of the results Transition Property located in Wellington, Florida and the property located in Lutz, Florida and require no further adjustments thereto.

On July 1, 2020, the Company transitioned the LaSalle Properties from the triple-net leased healthcare facilities segment to the SHOP segment, and the LaSalle Properties are now leased to the Company’s TRS and operated and managed on the Company’s behalf by a third-party operator. This segment has been applied retrospectively to historical periods starting with the quarter ended September 30, 2020.

Net Operating Income

The Company evaluates the performance of the combined properties in each segment based on net operating income (“NOI”). NOI is defined as total revenues from tenants, less property operating and maintenance expense. NOI excludes all other items of expense and income included in the financial statements in calculating net income (loss). The Company uses NOI to assess and compare property level performance and to make decisions concerning the operation of the properties. The Company believes that NOI is useful as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating expenses and acquisition activity on an unleveraged basis, providing perspective not immediately apparent from net income (loss).

NOI excludes certain components from net income (loss) in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by the Company may not be comparable to NOI reported by other REITs that define NOI differently. The Company believes that in order to facilitate a clear understanding of the Company’s operating results, NOI should be examined in conjunction with net income (loss) as presented in the Company’s consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of the Company’s performance or to cash flows as a measure of the Company’s liquidity or ability to pay distributions.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

The following tables reconcile the segment activity, adjusted for the Transition Properties, to consolidated net loss for the years ended December 31, 2020 2019 and 2018:

	Year Ended December 31, 2020
(In thousands)	Medical Office Buildings	Triple-Net Leased Healthcare Facilities (1)	Seniors Housing — Operating Properties (1)	Consolidated
Revenue from tenants	$104,213	$15,611	$261,788	$381,612
Property operating and maintenance	30,851	1,961	210,736	243,548
NOI	$73,362	$13,650	$51,052	138,064
Impairment charges				(36,446)
Operating fees to related parties				(23,922)
Acquisition and transaction related				(173)
General and administrative				(21,572)
Depreciation and amortization				(81,053)
Gain on sale of real estate investments				5,230
Interest expense				(51,519)
Interest and other income				44
Loss on non designated derivatives				(102)
Income tax expense				(4,061)
Net income attributable to non-controlling interests				(303)
Allocation for preferred stock				(2,968)
Net loss attributable to common stockholders				$(78,781)

	Year Ended December 31, 2019
(In thousands)	Medical Office Buildings	Triple-Net Leased Healthcare Facilities (1)	Seniors Housing — Operating Properties (1)	Consolidated
Revenue from tenants	$100,379	$14,564	$259,971	$374,914
Property operating and maintenance	31,813	2,310	200,062	234,185
NOI	68,566	12,254	59,909	140,729
Impairment charges				(55,969)
Operating fees to related parties				(23,414)
Acquisition and transaction related				(362)
General and administrative				(20,530)
Depreciation and amortization				(81,032)
Interest expense				(56,059)
Interest and other income				7
Gain on sale of real estate investments				8,790
Loss on sale of non-designated derivatives				(68)
Income tax expense				(399)
Net loss attributable to non-controlling interests				393
Allocation for preferred stock				(173)
Net loss attributable to stockholders				$(88,087)

(1)	The results of operations from the Transition Properties are presented within the SHOP segment for the years ended December 31, 2020 and 2019, respectively.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

	Year Ended December 31, 2018
(In thousands)	Medical Office Buildings	Triple-Net Leased Healthcare Facilities (1)	Seniors Housing — Operating Properties (1)	Consolidated
Revenue from tenants	$99,103	$14,970	$248,333	$362,406
Property operating and maintenance	30,295	1,424	189,278	220,997
NOI	68,808	13,546	59,055	141,409
Impairment charges				(20,655)
Operating fees to related parties				(23,071)
Acquisition and transaction related				(302)
General and administrative				(17,275)
Depreciation and amortization				(83,212)
Gain on sale of real estate investment				(70)
Interest expense				(49,471)
Interest and other income				23
Loss on non-designated derivatives				(157)
Income tax expense				(197)
Net loss attributable to non-controlling interests				216
Net loss attributable to common stockholders				$(52,762)

(1)	The results of operations from the Transition Properties are presented within the SHOP segment for the year ended December 31, 2018.

The following table reconciles the segment activity to consolidated total assets as of the periods presented:

	December 31,
(In thousands)	2020	2019
ASSETS
Investments in real estate, net:
Medical office buildings	$883,471	$891,477
Triple-net leased healthcare facilities (1)	238,427	256,661
Seniors housing — operating properties (1)	987,050	905,453
Total investments in real estate, net	2,108,948	2,053,591
Cash and cash equivalents	72,357	95,691
Restricted cash	17,989	15,908
Assets held for sale	90	70,839
Derivative assets, at fair value	13	392
Straight-line rent receivable, net	23,322	21,182
Operating lease right-of-use asset	13,912	14,351
Prepaid expenses and other assets	34,932	39,707
Deferred costs, net	15,332	13,642
Total assets	$2,286,895	$2,325,303

(1)	The Transition Properties are presented within the SHOP segment as of December 31, 2020 and 2019.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

The following table reconciles capital expenditures by reportable business segments, excluding corporate non-real estate expenditures, for the periods presented:

	Year Ended December 31,
(In thousands)	2020	2019	2018
Medical office buildings	$4,585	$5,309	$7,582
Triple-net leased healthcare facilities (1)	3,976	396	1,152
Seniors housing — operating properties (1)	12,833	11,014	4,176
Total capital expenditures	$21,394	$16,719	$12,910

(1)	The Transition Properties are presented within the SHOP segment as of December 31, 2020, 2019 and 2018.

Note 16 — Commitments and Contingencies

As of December 31, 2020, the Company has eight operating and six direct financing lease agreements related to certain acquisitions under leasehold interests arrangements. The eight operating leases have durations, including assumed renewals, ranging from 11.8 to 86.7 years as of December 31, 2020. On January 1, 2019, the Company adopted ASU 2016- 02 and recorded ROU assets and lease liabilities related to these ground operating leases (see Note 2 — Summary of Significant Accounting Policies for additional information). The Company did not enter into any additional ground leases during the year ended December 31, 2020.

As of December 31, 2020, the Company’s balance sheet includes ROU assets and operating lease liabilities of $13.9 million and $9.2 million, respectively, which are included in operating lease right-of-use assets and operating lease liabilities, respectively, on the Company’s consolidated balance sheet. In determining operating ROU assets and lease liabilities for the Company’s existing operating leases upon the adoption of the new lease guidance as well as for new operating leases in the current period, the Company was required to estimate an appropriate incremental borrowing rate on a fully-collateralized basis for the terms of the leases. Since the terms of the Company’s ground leases are significantly longer than the terms of borrowings available to the Company on a fully-collateralized basis, the Company’s estimate of this rate required significant judgment.

The Company’s ground operating leases have a weighted-average remaining lease term, including assumed renewals, of 41.3 years and a weighted-average discount rate of 7.35% as of December 31, 2020. For the years ended December 31, 2020 and 2019, the Company paid cash of $0.8 million and $0.8 million for amounts included in the measurement of lease liabilities and recorded total rental expense from operating leases of $0.9 million, $1.0 million and $0.9 million, on a straight-line basis in accordance with the standard, during the years ended December 31, 2020, 2019 and 2018, respectively. The lease expense is recorded in property operating expenses in the consolidated statements of operations and comprehensive loss.

	Future Base Rent Payments
(In thousands)	Operating Leases	Direct Financing Leases (1)
2021	$663	$84
2022	682	86
2023	684	88
2024	686	90
2025	691	93
Thereafter	28,690	7,407
Total minimum lease payments	32,096	7,848
Less: amounts representing interest	(22,941)	(3,011)
Total present value of minimum lease payments	$9,155	$4,837

(1)	The Direct Finance Lease liability is included in Accounts Payable and accrued expenses on the balance sheet as of December 31, 2020. The Direct Financing lease asset is included as part of building and improvements as the land component was not required to be bifurcated under ASU 840.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Litigation and Regulatory Matters

In the ordinary course of business, the Company may become subject to litigation, claims and regulatory matters. There are no material legal or regulatory proceedings pending or known to be contemplated against the Company or its properties.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. As of December 31, 2020, the Company had not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the results of operations.

Note 17 — Quarterly Results (Unaudited)

Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2020 and 2019 which has been retroactively adjusted to reflect the Stock Dividends (see Note 1 — Organization for additional details):

	Quarter Ended
(In thousands, except for share and per share data)	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Total revenues	$100,235	$94,664	$95,835	$90,878
Net loss attributable to stockholders	$(24,744)	$(22,811)	$(10,500)	$(20,726)
Basic and diluted weighted average shares outstanding (1)	94,458,620	94,479,156	94,796,190	94,821,653
Basic and diluted net loss per share (1)	$(0.26)	$(0.24)	$(0.11)	$(0.22)

	Quarter Ended
(In thousands, except for share and per share data)	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019 (2)
Total revenues	$88,718	$96,287	$95,440	$94,469
Net loss attributable to stockholders	$(5,111)	$(6,054)	$(28,789)	$(48,133)
Basic and diluted weighted average shares outstanding (1)	95,417,626	94,276,398	94,419,591	94,592,579
Basic and diluted net loss per share (1)	$(0.05)	$(0.06)	$(0.30)	$(0.51)

(1)	Retroactively adjusted for the effects of the Stock Dividends (see Note 1 — Organization).

(2)	During the quarter ended December 31, 2020 and 2019, the Company recorded $3.6 million and $33.3 million in impairment charges on real estate investments held for use. See Note 3 — Real Estate investments, Net - Impairments for additional details.

Note 18 — Subsequent Events

The Company has evaluated subsequent events through the filing of this Annual Report on Form 10-K and determined that there have not been any events that have occurred that would require adjustments to disclosures in the consolidated financial statements except the following disclosures:

Stock Dividend

On January 4, 2021, the Company declared a quarterly stock dividend of 0.01349 shares of the Company’s common stock on each share of the Company’s outstanding common stock. The stock dividend was payable on January 15, 2021 to holders of record of the Company’s common stock at the close of business on January 11, 2021.

HEALTHCARE TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Michigan SHOP Transfer

During the first quarter of 2021, the Company completed the transfer of four properties to the buyer of its 11 Michigan properties sold in the fourth quarter of 2020. See Note 3 — Real Estate Investments, Net for additional information.

CARES Act Grants

On March 8, 2021, the Company received $5.1 million in grants from the CARES Act. Consistent with the Company’s policy on the accounting treatment of funds received through the CARES Act, these funds will be recorded as a reduction of property operating expenses to offset incurred COVID-19 costs. There can be no assurance that the program will be extended or any further amounts received.

Healthcare Trust, Inc. and Subsidiaries

Real Estate and Accumulated Depreciation

Schedule III

December 31, 2020

(In thousands)

					Initial Costs		Subsequent to Acquisition
Property		State	Acquisition Date	Encumbrances at December 31, 2020	Land	Building and Improvements	Land	Building and Improvements	Gross Amount at December 31,2020(1) (2)	Accumulated Depreciation(3) (4)
Fresenius Medical Care - Winfield, AL	(5)	AL	5/10/2013	$—	$152	$1,568	$—	$—	$1,720	$353
Adena Health Center - Jackson, OH	(5)	OH	6/28/2013	—	242	4,494	—	—	4,736	873
Ouachita Community Hospital - West Monroe, LA	(5)	LA	7/12/2013	—	633	5,304	—	—	5,937	1,049
CareMeridian - Littleton, CO	(5)	CO	8/8/2013	—	976	8,900	—	111	9,987	2,560
Oak Lawn Medical Center - Oak Lawn, IL		IL	8/21/2013	5,343	835	7,217	—	—	8,052	1,620
Surgery Center of Temple - Temple, TX	(5)	TX	8/30/2013	—	225	5,208	—	432	5,865	992
Greenville Health System - Greenville, SC	(5), (9)	SC	10/10/2013	—	720	3,045	—	—	3,765	569
Stockbridge Family Medical - Stockbridge, GA		GA	2/21/2014	1,781	823	1,799	—	131	2,753	379
Arrowhead Medical Plaza II - Glendale, AZ		AZ	2/21/2014	7,540	—	9,758	—	1,867	11,625	2,458
Village Center Parkway - Stockbridge, GA		GA	2/21/2014	2,434	1,135	2,299	—	156	3,590	633
Creekside MOB - Douglasville, GA		GA	4/30/2014	8,814	2,709	5,320	—	637	8,666	1,472
Bowie Gateway Medical Center - Bowie, MD		MD	5/7/2014	9,153	983	10,321	—	81	11,385	1,878
Campus at Crooks & Auburn Building D - Rochester Mills, MI		MI	5/19/2014	3,627	640	4,166	—	118	4,924	831
Berwyn Medical Center - Berwyn, IL	(5)	IL	5/29/2014	—	1,305	7,559	—	—	8,864	1,298
Countryside Medical Arts - Safety Harbor, FL		FL	5/30/2014	6,983	915	7,663	—	60	8,638	1,428
St. Andrews Medical Park - Venice, FL		FL	5/30/2014	11,119	1,666	10,005	2	933	12,606	2,193
Campus at Crooks & Auburn Building C - Rochester Mills, MI		MI	6/3/2014	3,831	609	3,893	—	130	4,632	810
Laguna Professional Center - Elk Grove, CA		CA	7/15/2014	8,887	1,811	14,598	—	311	16,720	2,748
UC Davis MOB - Elk Grove, CA		CA	7/15/2014	8,136	1,138	7,242	—	282	8,662	1,455
Estate at Hyde Park - Tampa, FL	(7)	FL	7/31/2014	20,116	1,777	20,308	—	660	22,745	3,950
Autumn Ridge of Clarkston - Clarkston, MI	(7)	MI	8/12/2014	19,245	655	19,967	—	38	20,660	3,809
Sunnybrook of Burlington - Burlington, IA	(6)	IA	8/26/2014	12,783	518	16,739	—	240	17,497	3,414
Sunnybrook of Carroll - Carroll, IA	(6)	IA	8/26/2014	6,144	473	11,263	—	36	11,772	2,086
Prairie Hills at Cedar Rapids - Cedar Rapids, IA	(7)	IA	8/26/2014	8,014	195	8,595	—	116	8,906	1,623
Prairie Hills at Clinton - Clinton, IA	(6)	IA	8/26/2014	10,759	890	18,882	—	47	19,819	3,653
Prairie Hills at Des Moines - Des Moines, IA	(6)	IA	8/26/2014	5,418	647	13,745	—	41	14,433	2,827
Sunnybrook of Fairfield - Fairfield, IA	(5)	IA	8/26/2014	—	340	14,115	—	233	14,688	2,871
Sunnybrook of Ft. Madison - Ft. Madison, IA	(5)	IA	8/26/2014	—	263	3,931	—	203	4,397	452
Prairie Hills at Independence - Independence, IA	(5)	IA	8/26/2014	—	473	10,600	—	176	11,249	1,949
Sunnybrook of Mt. Pleasant - Mt. Pleasant, IA	(5)	IA	8/26/2014	—	205	10,935	—	125	11,265	1,947
Sunnybrook of Muscatine - Muscatine, IA	(6)	IA	8/26/2014	11,989	302	13,840	—	145	14,287	2,614
Prairie Hills at Ottumwa - Ottumwa, IA	(5)	IA	8/26/2014	—	538	9,186	—	78	9,802	1,838

Healthcare Trust, Inc. and Subsidiaries

Real Estate and Accumulated Depreciation

Schedule III

December 31, 2020

(In thousands)

					Initial Costs		Subsequent to Acquisition
Property		State	Acquisition Date	Encumbrances at December 31, 2020	Land	Building and Improvements	Land	Building and Improvements	Gross Amount at December 31,2020(1) (2)	Accumulated Depreciation(3) (4)
Prairie Hills at Tipton - Tipton, IA	(5)	IA	8/26/2014	—	306	10,409	—	33	10,748	1,812
Liberty Court - Dixon, IL	(5)	IL	8/29/2014	—	119	1,998	—	37	2,154	423
Lakeside Vista - Holland, MI	(6)	MI	8/29/2014	6,128	378	12,196	—	420	12,994	2,324
The Atrium - Rockford, IL	(5)	IL	8/29/2014	—	164	1,746	—	237	2,147	213
Arrowhead Medical Plaza I - Glendale, AZ		AZ	9/10/2014	4,571	—	6,447	—	1,311	7,758	1,341
Sunnybrook of Burlington - Land - Burlington, IA		MO	9/23/2014	—	620	—	—	—	620	—
Community Health MOB - Harrisburg, PA	(10)	PA	9/26/2014	5,424	—	6,170	—	—	6,170	996
Brady MOB - Harrisburg, PA	(10)	PA	9/26/2014	19,661	—	22,485	—	—	22,485	3,545
Landis Memorial - Harrisburg, PA	(5), (10)	PA	9/26/2014	—	—	32,484	—	—	32,484	5,138
FOC II - Mechanicsburg, PA	(10)	PA	9/26/2014	16,136	—	16,473	—	132	16,605	2,982
FOC Clinical - Mechanicsburg, PA	(10)	PA	9/26/2014	17,695	—	19,634	—	—	19,634	3,497
FOC I - Mechanicsburg, PA	(10)	PA	9/26/2014	8,204	—	8,923	—	155	9,078	1,713
Copper Springs Senior Living - Meridian, ID	(5)	ID	9/29/2014	—	498	7,130	—	101	7,729	1,771
Addington Place of Brunswick - Brunswick, GA	(5)	GA	9/30/2014	—	1,509	14,402	—	36	15,947	2,917
Addington Place of Dublin - Dublin, GA	(5)	GA	9/30/2014	—	403	9,281	—	115	9,799	2,036
Allegro at Elizabethtown - Elizabethtown, KY	(5)	KY	9/30/2014	—	317	7,290	—	232	7,839	1,719
Addington Place of Johns Creek - Johns Creek, GA	(7)	GA	9/30/2014	10,139	997	11,943	—	456	13,396	2,492
Allegro at Jupiter - Jupiter, FL	(6)	FL	9/30/2014	34,370	3,741	49,534	—	276	53,551	9,424
Addington Place of Lee's Summit - Lee's Summit, MO	(7)	MO	9/30/2014	17,187	2,734	25,008	—	309	28,051	4,772
Addington Place at Mills - Roswell, GA	(5)	GA	9/30/2014	—	1,000	8,611	—	2,205	11,816	2,139
Addington Place of College Harbour - St Petersburg, FL	(5)	FL	9/30/2014	—	3,791	8,684	—	1,392	13,867	2,657
Allegro at Stuart - Stuart, FL	(6)	FL	9/30/2014	49,069	5,018	60,575	—	625	66,218	11,807
Allegro at Tarpon - Tarpon Springs, FL	(7)	FL	9/30/2014	7,350	2,360	13,728	—	415	16,503	3,363
Addington Place of Titusville - Titusville, FL	(6)	FL	9/30/2014	12,423	1,379	13,976	—	414	15,769	3,112
Allegro at St. Petersburg - Land - St. Petersburg, FL		FL	9/30/2014	—	3,045	—	—	—	3,045	—
Gateway MOB - Clarksville, TN	(9)	TN	10/3/2014	17,560	—	16,367	—	1,010	17,377	2,993
Addington at Wellington Green - Wellington, FL	(5) (11)	FL	10/17/2014	—	3,182	25,364	—	(2,131)	26,415	1,002
Dyer Building - Dyer, IN	(5)	IN	10/17/2014	—	601	8,992	—	64	9,657	1,474
757 Building - Munster, IN	(5)	IN	10/17/2014	—	645	7,885	—	—	8,530	1,272
761 Building - Munster, IN		IN	10/17/2014	6,797	1,436	8,616	—	59	10,111	1,491
759 Building - Munster, IN		IN	10/17/2014	8,271	1,101	8,899	—	—	10,000	1,476
Schererville Building - Schererville, IN		IN	10/17/2014	—	1,260	935	—	29	2,224	278

Healthcare Trust, Inc. and Subsidiaries

Real Estate and Accumulated Depreciation

Schedule III

December 31, 2020

(In thousands)

					Initial Costs		Subsequent to Acquisition
Property		State	Acquisition Date	Encumbrances at December 31, 2020	Land	Building and Improvements	Land	Building and Improvements	Gross Amount at December 31,2020(1) (2)	Accumulated Depreciation(3) (4)
Meadowbrook Senior Living - Agoura Hills, CA	(7)	CA	11/25/2014	19,167	8,821	48,682	—	1,840	59,343	8,703
Mount Vernon Medical Office Building - Mount Vernon, WA	(9)	WA	11/25/2014	15,797	—	18,519	—	3	18,522	3,059
Wellington at Hershey's Mill - West Chester, PA	(5)	PA	12/3/2014	—	8,531	80,734	—	1,771	91,036	14,109
Careplex West Medical Office Building - Hampton, VA		VA	12/3/2014	7,187	2,628	16,098	—	187	18,913	2,621
Hampton River Medical Arts Building - Hampton, VA	(9)	PA	12/3/2014	—	—	18,083	—	146	18,229	3,170
Eye Specialty Group Medical Building - Memphis, TN		TN	12/5/2014	8,475	775	7,223	—	—	7,998	1,154
Addington Place of Alpharetta - Alpharetta, GA		GA	12/10/2014	—	1,604	26,069	—	500	28,173	4,858
Addington Place of Prairie Village - Prairie Village, KS	(7)	KS	12/10/2014	14,812	1,782	21,869	—	356	24,007	4,240
Bloom MOB - Harrisburg, PA	(10)	PA	12/15/2014	15,322	—	15,928	—	175	16,103	2,605
Medical Sciences Pavilion - Harrisburg, PA	(10)	PA	12/15/2014	18,272	—	22,309	—	—	22,309	3,438
Wood Glen Nursing and Rehab Center - West Chicago, IL	(5)	IL	12/16/2014	—	1,896	16,107	—	—	18,003	3,647
Pinnacle Center - Southaven, MS		MS	12/16/2014	7,085	1,378	6,547	—	573	8,498	1,344
Paradise Valley Medical Plaza - Phoenix, AZ		AZ	12/29/2014	13,085	—	25,194	—	1,178	26,372	4,404
Victory Medical Center at Craig Ranch - McKinney, TX		TX	12/30/2014	—	1,596	40,475	—	1,340	43,411	6,488
Rivershores Healthcare & Rehab Centre - Marseilles, IL	(5)	IL	12/31/2014	—	1,276	6,868	—	—	8,144	1,653
Morton Terrace Healthcare & Rehab Centre - Morton, IL	(5)	IL	12/31/2014	—	709	5,649	—	—	6,358	1,610
Morton Villa Healthcare & Rehab Centre - Morton, IL	(5)	IL	12/31/2014	—	645	3,687	—	87	4,419	1,000
The Heights Healthcare & Rehab Centre - Peoria Heights, IL	(5)	IL	12/31/2014	—	214	7,952	—	—	8,166	2,007
Colonial Healthcare & Rehab Centre - Princeton, IL	(5)	IL	12/31/2014	—	173	5,871	—	—	6,044	1,656
Capitol Healthcare & Rehab Centre - Springfield, IL	(5)	IL	12/31/2014	—	603	21,699	—	26	22,328	4,792
Acuity Specialty Hospital - Mesa, AZ	(5)	AZ	1/14/2015	—	1,977	16,203	—	543	18,723	2,713
Acuity Specialty Hospital - Sun City, AZ		AZ	1/14/2015	—	2,329	15,795	—	279	18,403	2,602
Addington Place of Shoal Creek - Kansas City, MO	(7)	MO	2/2/2015	13,391	3,723	22,259	—	383	26,365	4,175
Aurora Healthcare Center - Green Bay, WI	(5)	WI	3/18/2015	—	1,130	1,678	—	—	2,808	311
Aurora Healthcare Center - Greenville, WI	(5)	WI	3/18/2015	—	259	958	—	—	1,217	188
Aurora Healthcare Center - Kiel, WI	(5)	WI	3/18/2015	—	676	2,214	—	—	2,890	367
Aurora Healthcare Center - Plymouth, WI		WI	3/18/2015	17,038	2,891	24,224	—	—	27,115	4,029
Aurora Healthcare Center - Waterford, WI	(5)	WI	3/18/2015	—	590	6,452	—	—	7,042	1,035
Aurora Healthcare Center - Wautoma, WI	(5)	WI	3/18/2015	—	1,955	4,361	—	—	6,316	729
Arbor View Assisted Living and Memory Care - Burlington, WI	(5)	WI	3/31/2015	—	367	7,815	—	44	8,226	1,651
Advanced Orthopedic Medical Center - Richmond, VA		VA	4/7/2015	15,390	1,523	19,229	—	—	20,752	2,934
Palm Valley Medical Plaza - Goodyear, AZ		AZ	4/7/2015	2,998	1,890	4,940	—	228	7,058	907

Healthcare Trust, Inc. and Subsidiaries

Real Estate and Accumulated Depreciation

Schedule III

December 31, 2020

(In thousands)

					Initial Costs		Subsequent to Acquisition
Property		State	Acquisition Date	Encumbrances at December 31, 2020	Land	Building and Improvements	Land	Building and Improvements	Gross Amount at December 31,2020(1) (2)	Accumulated Depreciation(3) (4)
Physicians Plaza of Roane County - Harriman, TN		TN	4/27/2015	6,293	1,746	7,842	—	32	9,620	1,276
Adventist Health Lacey Medical Plaza - Hanford, CA		CA	4/29/2015	11,526	328	13,302	—	44	13,674	1,925
Medical Center I - Peoria, AZ		AZ	5/15/2015	3,085	807	1,115	—	513	2,435	741
Medical Center II - Peoria, AZ		AZ	5/15/2015	—	945	1,330	—	5,023	7,298	1,125
Commercial Center - Peoria, AZ		AZ	5/15/2015	3,254	959	1,110	—	635	2,704	375
Medical Center III - Peoria, AZ		AZ	5/15/2015	2,137	673	1,651	—	811	3,135	659
Morrow Medical Center - Morrow, GA		GA	6/24/2015	4,334	1,155	5,674	—	270	7,099	909
Belmar Medical Building -Lakewood, CO		CO	6/29/2015	3,770	819	4,287	—	289	5,395	703
Addington Place - Northville, MI	(7)	MI	6/30/2015	13,287	440	14,975	—	303	15,718	2,569
Conroe Medical Arts and Surgery Center - Conroe, TX		TX	7/10/2015	13,221	1,965	12,198	—	573	14,736	2,071
Medical Center V - Peoria, AZ		AZ	7/10/2015	2,786	1,089	3,200	—	370	4,659	562
Legacy Medical Village - Plano, TX		TX	7/10/2015	23,662	3,755	31,097	—	639	35,491	4,788
Scripps Cedar Medical Center - Vista, CA		CA	8/6/2015	14,983	1,213	14,596	—	48	15,857	2,052
Nuvista Institute for Healthy Living - Jupiter, FL	(11)	FL	8/7/2015	—	8,586	54,051	(1,511)	(7,939)	53,187	1,284
Ramsey Woods Memory Care - Cudahy, WI	(5)	WI	10/2/2015	—	930	4,990	—	29	5,949	925
East Coast Square West - Cedar Point, NC		NC	10/15/2015	5,254	1,535	4,803	—	6	6,344	696
East Coast Square North - Morehead City, NC		NC	10/15/2015	3,933	899	4,761	—	6	5,666	679
Eastside Cancer Institute - Greenville, SC	(5)	SC	10/22/2015	—	1,498	6,637	—	32	8,167	960
Sassafras Medical Building - Erie, PA		PA	10/22/2015	2,315	928	4,629	—	3	5,560	611
Sky Lakes Klamath Medical Clinic - Klamath Falls, OR	(5)	OR	10/22/2015	—	433	2,623	—	—	3,056	366
Courtyard Fountains - Gresham, OR	(5)	OR	12/1/2015	—	2,476	50,601	—	881	53,958	8,037
Presence Healing Arts Pavilion - New Lenox, IL	(9)	IL	12/4/2015	5,966	—	6,768	—	76	6,844	991
Mainland Medical Arts Pavilion - Texas City, TX		TX	12/4/2015	6,174	320	7,923	—	305	8,548	1,266
Renaissance on Peachtree - Atlanta, GA	(6)	GA	12/15/2015	50,821	4,535	68,895	—	1,751	75,181	10,102
Fox Ridge Senior Living at Bryant - Bryant, AR		AR	12/29/2015	7,133	1,687	12,936	—	544	15,167	2,811
Fox Ridge Senior Living at Chenal - Little Rock, AR		AR	12/29/2015	16,390	6,896	20,579	—	163	27,638	3,732
Fox Ridge North Little Rock - North Little Rock, AR	(9)	AR	12/29/2015	10,170	—	19,265	—	261	19,526	3,199
Autumn Leaves of Cy-Fair - Houston, TX		TX	12/31/2015	—	1,225	11,335	—	59	12,619	1,880
Autumn Leaves of Meyerland - Houston, TX		TX	12/31/2015	—	2,033	13,411	—	21	15,465	2,123
Autumn Leaves of Clear Lake, Houston, TX		TX	12/31/2015	—	1,599	13,194	—	18	14,811	2,181
Autumn Leaves of The Woodlands - The Woodlands, TX		TX	12/31/2015	—	2,413	9,141	—	20	11,574	1,619
High Desert Medical Group Medical Office Building - Lancaster, CA		CA	4/7/2017	7,480	1,459	9,300	—	—	10,759	1,141

Healthcare Trust, Inc. and Subsidiaries

Real Estate and Accumulated Depreciation

Schedule III

December 31, 2020

(In thousands)

					Initial Costs		Subsequent to Acquisition
Property		State	Acquisition Date	Encumbrances at December 31, 2020	Land	Building and Improvements	Land	Building and Improvements	Gross Amount at December 31,2020(1) (2)	Accumulated Depreciation(3) (4)
Northside Hospital - Canton, GA		GA	7/13/2017	8,014	3,408	8,191	—	40	11,639	784
West Michigan Surgery Center - Big Rapids, MI	(5)	MI	8/18/2017	—	258	5,677	—	—	5,935	502
Camellia Walk Assisted Living and Memory Care - Evans, GA	(6)	GA	9/28/2017	12,563	1,854	17,372	—	822	20,048	2,001
Cedarhurst of Collinsville - Collinsville, IL	(5), (8)	IL	12/22/2017	—	1,228	8,652	—	113	9,993	819
Arcadian Cove Assisted Living - Richmond, KY	(5), (8)	KY	12/22/2017	—	481	3,923	—	63	4,467	420
Beaumont Medical Center - Warren, MI	(5), (8)	MI	12/22/2017	—	1,078	9,525	—	19	10,622	796
DaVita Dialysis - Hudson, FL	(5), (8)	FL	12/22/2017	—	226	1,979	—	—	2,205	160
DaVita Bay Breeze Dialysis Center - Largo, FL	(5), (8)	FL	12/22/2017	—	399	896	—	—	1,295	87
Greenfield Medical Plaza - Gilbert, AZ	(5), (8)	AZ	12/22/2017	—	1,476	4,144	—	48	5,668	357
RAI Care Center - Clearwater, FL	(5), (8)	FL	12/22/2017	—	624	3,156	—	—	3,780	252
Illinois CancerCare - Galesburg, IL	(5), (8)	IL	12/22/2017	—	290	2,457	—	—	2,747	221
UnityPoint Clinic - Muscatine, IA	(5), (8)	IA	12/22/2017	—	570	4,541	—	2	5,113	389
Lee Memorial Health System Outpatient Center - Ft. Myers	(5), (8)	FL	12/22/2017	—	439	4,374	—	363	5,176	369
Decatur Medical Office Building - Decatur, GA	(5), (8), (9)	GA	12/22/2017	—	695	3,273	—	—	3,968	295
Madison Medical Plaza - Joliet, IL	(5), (8), (9)	IL	12/22/2017	—	—	16,855	—	37	16,892	1,267
Woodlake Office Center - Woodbury, MN	(8)	MN	12/22/2017	8,638	1,017	10,688	—	1,297	13,002	873
Rockwall Medical Plaza - Rockwall, TX	(5), (8)	MN	12/22/2017	—	1,097	4,582	—	182	5,861	403
MetroHealth Buckeye Health Center - Cleveland, OH	(5), (8)	OH	12/22/2017	—	389	4,367	—	5	4,761	347
UnityPoint Clinic - Moline, IL	(5), (8)	IL	12/22/2017	—	396	2,880	—	1	3,277	246
VA Outpatient Clinic - Galesberg, IL	(5), (8)	IL	12/22/2017	—	359	1,852	—	—	2,211	181
Philip Professional Center - Lawrenceville, GA	(8)	GA	12/22/2017	5,780	1,285	6,714	—	169	8,168	577
Texas Children’s Hospital - Houston, TX	(5)	TX	3/5/2018	—	1,368	4,428	—	116	5,912	484
Florida Medical Heartcare - Tampa, FL	(5)	FL	3/29/2018	—	586	1,902	—	—	2,488	215
Florida Medical Somerset - Tampa, FL	(5)	FL	3/29/2018	—	61	1,366	—	—	1,427	134
Florida Medical Tampa Palms - Tampa, FL	(5)	FL	3/29/2018	—	141	1,402	—	—	1,543	143
Florida Medical Wesley Chapel - Tampa, FL	(5)	FL	3/29/2018	—	485	1,987	—	—	2,472	228
Aurora Health Center - Milwaukee, WI	(5)	WI	4/17/2018	—	1,014	4,041	—	—	5,055	528
Vascular Surgery Associates - Tallahassee, FL	(5)	FL	5/11/2018	—	902	5,383	—	—	6,285	554
Glendale MOB - Farmington Hills, MI	(5)	MI	8/28/2018	—	504	12,332	—	—	12,836	904
Crittenton Washington MOB - Washington Township, MI	(5)	MI	9/12/2018	—	640	4,090	—	43	4,773	351
Crittenton Sterling Heights MOB - Sterling Heights, MI	(5)	MI	9/12/2018	—	1,398	2,695	—	181	4,274	280

Healthcare Trust, Inc. and Subsidiaries

Real Estate and Accumulated Depreciation

Schedule III

December 31, 2020

(In thousands)

					Initial Costs		Subsequent to Acquisition
Property		State	Acquisition Date	Encumbrances at December 31, 2020	Land	Building and Improvements	Land	Building and Improvements	Gross Amount at December 31,2020(1) (2)	Accumulated Depreciation(3) (4)
Advocate Aurora MOB - Elkhorn, WI	(5)	WI	9/24/2018	—	181	9,452	—	—	9,633	762
Pulmonary & Critical Care Med - Lemoyne, PA		PA	11/13/2018	4,271	621	3,805	—	—	4,426	442
Dignity Emerus Blue Diamond - Las Vegas, NV		NV	11/15/2018	13,966	2,182	16,594	—	—	18,776	969
Dignity Emerus Craig Rd - North Las Vegas, NV		NV	11/15/2018	18,780	3,807	22,803	—	—	26,610	1,344
Greenfield MOB - Greenfield, WI		WI	1/17/2019	7,526	1,552	8,333	—	225	10,110	757
Milwaukee MOB - South Milwaukee, WI		WI	1/17/2019	4,136	410	5,041	—	—	5,451	278
St. Francis WI MOB - St. Francis, WI		WI	1/17/2019	9,085	865	11,355	—	159	12,379	733
Lancaster Medical Arts MOB - Lancaster, PA	(5)	PA	6/20/2019	—	85	4,417	—	—	4,502	346
Women’s Healthcare Group MOB - York, PA	(5)	PA	6/21/2019	—	624	2,161	—	—	2,785	281
Pioneer Spine Sports - Northampton, MA	(5)	MA	7/22/2019	—	435	1,858	—	—	2,293	75
Pioneer Spine Sport - Springfield, MA	(5)	MA	7/22/2019	—	333	2,530	—	—	2,863	107
Pioneer Spine Sports - West Springfield, MA	(5)	MA	7/22/2019	—	374	4,295	—	—	4,669	176
Felicita Vida - Escondido, CA	(5)	CA	9/3/2019	—	1,677	28,953	—	17	30,647	1,098
Cedarhurst of Edwardsville - Edwardsville, IL		IL	1/10/2020	—	321	9,032	—	—	9,353	262
UMPC Sir Thomas Court - Harrisburg, PA	(5)	PA	1/17/2020	—	745	6,272	—	—	7,017	157
UMPC Fisher Road - Mechanicsburg, PA	(5)	PA	1/17/2020	—	747	3,844	—	—	4,591	105
Swedish American MOB - Roscoe, IL	(5)	IL	1/22/2020	—	599	5,862	—	—	6,461	185
Cedarhurst of Sparta - Sparta, IL	(5)	IL	1/31/2020	—	381	13,807	—	22	14,210	405
UMPC Chambers Hill - Harrisburg, PA	(5)	PA	2/3/2020	—	498	4,238	—	—	4,736	103
Cedarhurst of Shiloh - Shiloh, IL		IL	3/13/2020	13,684	376	28,299	—	14	28,689	612
Bayshore Naples Memory Care - Naples, FL	(5)	FL	3/20/2020	—	3,231	17,112	—	—	20,343	356
Circleville MOB - Circleville, OH	(5)	OH	12/7/2020	—	765	4,011	—	—	4,776	9
Total				$905,536	$214,160	$2,098,361	$(1,509)	$34,696	$2,345,708	$328,095

Note - The above schedule excludes properties that are reflected as part of Assets Held for Sale at December 31, 2020.

Healthcare Trust, Inc. and Subsidiaries

Real Estate and Accumulated Depreciation

Schedule III

December 31, 2020

(In thousands)

(1)	Acquired intangible lease assets allocated to individual properties in the amount of $276.0 million are not reflected in the table above.

(2)	The tax basis of aggregate land, buildings and improvements as of December 31, 2020 is $2.3 billion.

(3)	The accumulated depreciation column excludes $184.7 million of accumulated amortization associated with acquired intangible lease assets.

(4)	Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements and 5 years for fixtures.

(5)	These unencumbered properties were part of the borrowing base of the Credit Facility, which had $323.7 million of outstanding borrowings as of December 31, 2020. The equity interests and related rights in the Company’s wholly owned subsidiaries that directly own or lease the real estate assets comprising the borrowing base have been pledged for the benefit of the lenders thereunder (see Note 5 — Credit Facilities, Net for additional details).

(6)	These properties collateralize the Capital One Facility, which had $212.5 million of outstanding borrowings as of December 31, 2020.

(7)	These properties collateralize the KeyBank Facility, which had $142.7 million of outstanding borrowings as of December 31, 2020.

(8)	These properties were acquired from American Realty Capital Healthcare Trust III, Inc. in 2017. See Note 9 — Related Party Transactions and Arrangements for additional information.

(9)	Some or all of the land underlying this property is subject to an operating land lease. The related right-of-use assets are separately recorded. See Note 16 — Commitments and Contingencies for additional information.

(10)	The building amount represents combined direct financing lease for the total asset as the land element was not required to be bifurcated under ASU 840. See Note 16 — Commitments and Contingencies for additional information.

(11)	The property has been impaired as of December 31, 2020. See Note 3 — Real Estate Investments, Net “Assets Held for Use and Related Impairments” for additional information.

Healthcare Trust, Inc. and Subsidiaries

Real Estate and Accumulated Depreciation

Schedule III

December 31, 2020

(In thousands)

A summary of activity for real estate and accumulated depreciation for the years ended December 31, 2020, 2019 and 2018:

	December 31,
(In thousands)	2020	2019	2018
Real estate investments, at cost (1):
Balance at beginning of year	$2,211,451	$2,296,627	$2,229,374
Additions-Acquisitions	98,364	80,980	121,244
Disposals, impairments and reclasses (2)	35,893	(166,156)	(53,991)
Balance at end of the year	$2,345,708	$2,211,451	$2,296,627
Accumulated depreciation (1):
Balance at beginning of year	$260,399	$226,167	$170,271
Depreciation expense	63,393	64,731	62,595
Disposals, impairments and reclasses (2)	4,303	(30,499)	(6,699)
Balance at end of the year	$328,095	$260,399	$226,167

(1)	Acquired intangible lease assets and related accumulated depreciation are not reflected in the table above.

(2)	Includes amounts relating to dispositions and impairment charges on assets held for sale for the years ended December 31, 2020, 2019 and 2018. Amounts for the year ended December 31, 2020 include the reclassification of approximately $49.4 million and $8.7 million of assets and accumulated depreciation, respectively, that were previously classified as held-for-sale as of December 31, 2019 to real estate investments, at cost and accumulated depreciation during the year ended December 31, 2020. For additional information on this reclassification during the year ended December 31, 2020, see Note 3 — Real Estate Investments.

See accompanying report of independent registered public accounting firm.

ANNEX B

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material Pursuant to §240.14a-12

HEALTHCARE TRUST, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)
Title of each class of securities to which transaction applies:

(2)
Aggregate number of securities to which transaction applies:

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)
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(5)
Total fee paid:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)
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Date Filed:

650 Fifth Avenue, 30th Floor
New York, New York 10019
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 14, 2021
March 30, 2021
To the Stockholders of Healthcare Trust, Inc.:
I am pleased to invite our stockholders to the 2021 Annual Meeting of Stockholders (“Annual Meeting”) of Healthcare Trust, Inc., a Maryland corporation (the “Company”). The Annual Meeting will be held on Friday, May 14, 2021. The Annual Meeting will be a “virtual meeting” of stockholders which will be conducted exclusively online via live webcast. You will be able to attend the Annual Meeting and vote and submit questions during the Annual Meeting via the live webcast by visiting www.virtualshareholdermeeting.com/HTI2021.
At the Annual Meeting, you will be asked to consider and vote upon (1) the election of two members of the Board of Directors to serve until the 2024 annual meeting of stockholders (the “2024 Annual Meeting”) and until their successors are duly elected and qualify, (2) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021, and (3) the transaction of such other matters as may properly come before the Annual Meeting and any postponement or adjournment thereof. Our Board of Directors has fixed the close of business on March 15, 2021 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. Record holders of shares of the Company’s common stock, par value $0.01 per share, at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting.
For further information regarding the matters to be acted upon at the Annual Meeting, I urge you to carefully read the accompanying proxy statement. The Company makes proxy materials available to its stockholders on the Internet. The Company is relying on Securities and Exchange Commission rules that allow the Company to furnish proxy materials to you via the Internet. Unless you have already requested to receive a printed set of proxy materials, you will receive a Notice Regarding the Internet Availability of Proxy Materials. This Notice contains instructions on how to access proxy materials and authorize a proxy to vote your shares via the Internet or, if you prefer, to request a printed set of proxy materials at no additional cost to you.
You can access proxy materials at www.proxyvote.com/HTI. You also may authorize your proxy via the Internet or by telephone by following the instructions on that website. In order to authorize your proxy via the Internet or by telephone, and to be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/HTI2021, you must have the control number that appears on the materials sent to you. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. Your attendance alone, without voting, will not be sufficient to revoke a previously authorized proxy.
You are cordially invited to attend the Annual Meeting. Regardless of whether you own a few or many shares and whether you plan to attend the Annual Meeting in person via webcast or not, it is important that your shares be voted on matters that come before the Annual Meeting. Your vote is important.
By Order of the Board of Directors,
/s/ Jason F. Doyle

Jason F. Doyle
Assistant Secretary

HEALTHCARE TRUST, INC.
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Stockholder Proposals in the Proxy Statement	34
Stockholder Proposals and Nominations for Directors to Be Presented at Meetings	34
ii

650 Fifth Avenue, 30th Floor
New York, New York 10019
PROXY STATEMENT
The accompanying proxy is solicited by and on behalf of the board of directors (the “Board of Directors” or the “Board”) of Healthcare Trust, Inc., a Maryland corporation (the “Company”), for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment thereof, and is provided together with this proxy statement (this “Proxy Statement”) and our Annual Report on Form 10-K for the year ended December 31, 2020 (our “2020 10-K”). References in this Proxy Statement to “we,” “us,” “our,” or like terms also refer to the Company, and references in this Proxy Statement to “you” refer to the stockholders of the Company. The mailing address of our principal executive offices is 650 Fifth Avenue, 30th Floor, New York, New York 10019. This Proxy Statement, the proxy card, the Notice of Annual Meeting and our 2020 10-K have been made available to you on the Internet. Mailing to our stockholders of a Notice Regarding the Internet Availability of Proxy Materials is expected to commence on or about March 30, 2021. Additional copies of this Proxy Statement and our 2020 10-K will be furnished to you, without charge, by writing us at Healthcare Trust, Inc., 650 Fifth Avenue, 30th Floor, New York, New York 10019, Attention: Investor Relations or emailing us at investorrelations@ar-global.com.
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to Be Held on May 14, 2021
This Proxy Statement, the Notice of Annual Meeting and our 2020 10-K are available at:
www.proxyvote.com/HTI
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QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
We are providing you with this Proxy Statement, which contains information about the items to be considered and voted on at the Annual Meeting. To make this information easier to understand, we have presented some of the information in a question-and-answer format.
Q:
Why did you send me a Notice Regarding the Internet Availability of Proxy Materials?

A:
We have made this Proxy Statement, the Notice of Annual Meeting and our 2020 10-K available to you on the Internet or, upon your request, have delivered or will deliver printed versions of these proxy materials to you by mail because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting. You can access this Proxy Statement and the other proxy materials at www.proxyvote.com/HTI. We are relying on SEC rules that allow us to furnish proxy materials to you via the Internet. You have received or will receive a Notice Regarding the Internet Availability of Proxy Materials. This Notice contains instructions on how to access proxy materials and authorize a proxy to vote your shares via the Internet or, if you prefer, to request a printed set of proxy materials at no additional cost to you. You may authorize your proxy via the Internet or by telephone by following the instructions on that website.

Q:
Can I vote my shares by filling out and returning the Notice Regarding the Internet Availability of Proxy Materials?

A:
No. The Notice Regarding the Internet Availability of Proxy Materials you received in the mail identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking this Notice and returning it. This Notice provides instructions on how to authorize your proxy by Internet or by telephone, by requesting and returning a paper proxy card, or by submitting your vote during the virtual meeting within the online portal.

Q:
What is a proxy?

A:
A proxy is a person who votes the shares of stock of another person. The term “proxy” also refers to the proxy card or other method of appointing a proxy. When you submit your proxy, you are appointing Edward M. Weil, Jr. and Jason F. Doyle as your proxies, and you are giving them permission to vote your shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at the Annual Meeting.

Q:
When is the Annual Meeting and where will it be held?

A:
The Annual Meeting will be held on Friday, May 14, 2021 commencing at 2:00 p.m. Eastern Time. The Annual Meeting will be held in a virtual meeting format only and can be accessed online at www.virtualshareholdermeeting.com/HTI2021. There is no physical location for the Annual Meeting. In order to attend the virtual meeting, you will need your control number. Your control number will be supplied to you via your proxy card or voting instructions form. At the Annual Meeting you will be allowed to vote your shares within the online portal, as well as submit questions. The online portal will open 15 minutes before the beginning of the Annual Meeting.

Q:
What am I being asked to vote on at the Annual Meeting?

A:
At the Annual Meeting, you will be asked to:

•
elect Lee M. Elman and B.J. Penn as the Class I directors to serve until our 2024 Annual Meeting and until their successors are duly elected and qualify;

•
ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2021; and

•
consider and act on such matters as may properly come before the Annual Meeting and any postponement or adjournment thereof.

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Q:
Who is entitled to vote?

A:
Anyone who is a holder of record of Common Stock at the close of business on March 15, 2021 (the “record date”), or holds a valid proxy for the Annual Meeting, is entitled to vote at the Annual Meeting or any postponement or adjournment of the Annual Meeting. Every stockholder is entitled to one vote for each share of Common Stock held on the record date.

Q:
How many shares of Common Stock are outstanding?

A:
As of the record date, approximately 95,040,733 shares of our Common Stock were issued and outstanding and entitled to vote at the Annual Meeting.

Q:
What constitutes a “quorum”?

A:
If holders of a majority of our shares of our Common Stock outstanding on the record date are present at the Annual Meeting, either in person via webcast or by proxy, we will have a quorum present, permitting the conduct of business at the Annual Meeting. Abstentions and broker non-votes will be counted to determine whether a quorum is present.

Q:
What is a “broker non-vote”?

A:
A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. Brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of other matters which applicable exchange rules determine to be “non-routine,” without specific instructions from the beneficial owner. Thus, beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted at the Annual Meeting in connection with any of the proposals except for the proposal to ratify the appointment of PwC, which is a “routine” matter for purposes of broker discretionary authority. Even without these instructions, the shares of beneficial owners will be treated as present for the purpose of establishing a quorum if the broker votes shares on the proposal to ratify the appointment of PwC.

Q:
How does the Board of Directors recommend I vote on each proposal?

A:
The Board of Directors recommends a vote “FOR” the election of Lee M. Elman and B.J. Penn as Class I directors, and a vote “FOR” the ratification of the appointment of PwC.

Q:
How do I vote?

A:
Stockholders can vote in person at the meeting via webcast or by proxy. Stockholders have the following three options for submitting their votes by proxy:

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via the Internet at www.proxyvote.com/HTI;

•
by telephone, for automated voting (800) 690-6903 at any time prior to 11:59 p.m. on May 13, 2021, and follow the instructions provided on the proxy card; or

•
if you requested a printed set of proxy materials, by mail, by completing, signing, dating and returning the enclosed proxy card.

For those stockholders with Internet access, we encourage you to authorize a proxy to vote your shares via the Internet, since it is quick, convenient and provides a cost savings to us. When you authorize a proxy to vote your shares via the Internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your proxy authorization to arrive late and, therefore, not have your vote be counted. For further instructions on voting, see the Notice Regarding the Internet Availability of Proxy Materials.
If you elect to attend the Annual Meeting, you can submit your vote during the virtual meeting within the online portal, and any previous proxy that you authorized, whether by Internet, telephone or mail, will be superseded. In order to attend the virtual meeting, you will need your control number. Your control number will be supplied to you via your proxy card or voting instructions form.
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If you return your signed proxy, your shares will be voted as you instruct. If you do not provide instructions, unless you later instruct otherwise, your shares of Common Stock will be voted “FOR” the election of Lee M. Elman and B.J. Penn as Class I directors and voted “FOR” the ratification of the appointment of PwC. With respect to any other proposals to be voted on, your shares of Common Stock will be voted in the discretion of Mr. Weil and Mr. Doyle, or either of them.
Q:
How do I vote if I hold my shares in “street name”?

A:
If your shares are held by your bank, broker or other nominee as your nominee (in “street name”), you should receive a voting instruction form in paper, or electronic means to provide instructions, from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If your broker holds your shares of Common Stock in street name and you do not provide your broker with instructions, your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker. Of the proposals expected to come before the Annual Meeting, only ratification of the appointment of PwC is considered a “routine” matter. The proposal to elect directors is a “non-routine” matter, and, without your instruction, your broker cannot vote your shares on that proposal.

Q:
What if I submit my proxy and then change my mind?

A:
You have the right to revoke your proxy at any time before the meeting by:

•
notifying our Secretary in writing;

•
attending the meeting and voting in person via webcast;

•
returning another proxy card dated after your first or prior proxy card, if we receive it before the Annual Meeting date; or

•
authorizing a new proxy to vote your shares via the Internet or by telephone.

Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting.
Q:
Will my vote make a difference?

A:
Yes. Because we are a widely held company, YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:
What are the voting requirements for the proposals?

A:	•	Proposal No. 1 — Election of Directors. There is no cumulative voting in the election of our directors. The election of each of our nominees for director requires the affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present, in person via webcast or by proxy. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. For purposes of this proposal, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
•
Proposal No. 2  —  Ratification of Appointment of Independent Registered Public Accounting Firm. This proposal requires the affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present. For purposes of this proposal, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Q:
How will proxies be voted?

A:
Shares of Common Stock represented by valid proxies will be voted at the Annual Meeting in accordance with the directions given. If the proxy card is signed and returned without any directions given, the shares will be voted (1) “FOR” the election of Lee M. Elman and B.J. Penn as Class I

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directors to serve until our 2024 Annual Meeting and until their successors are duly elected and qualify, and (2) “FOR” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2021.
The Board of Directors does not intend to present, and has no information indicating that others will present, any business at the Annual Meeting or any postponement or adjournment thereof other than as set forth in the attached Notice of Annual Meeting of Stockholders. However, if other matters requiring the vote of our stockholders properly come before the Annual Meeting, it is the intention of the persons named in the proxy card to vote the proxies held by them in their discretion.
Q:
How will voting on any other business be conducted?

A:
Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any other business is properly presented at the Annual Meeting, a submitted proxy gives authority to Mr. Weil and Mr. Doyle, and each of them, to vote on such matters in accordance with their discretion.

Q:
When are the stockholder proposals for the next annual meeting of stockholders due?

A:
Stockholders interested in nominating a person as a director or presenting any other business for consideration at our 2022 annual meeting of stockholders (the “2022 Annual Meeting”) may do so by following the procedures prescribed in our bylaws and, in the case of proposals within the scope of Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), by following the procedures specified by that rule. To be eligible for presentation to and action by the stockholders at the 2022 Annual Meeting under our bylaws, director nominations and other stockholder proposals must be received by our secretary no earlier than October 31, 2021 and no later than 5:00 p.m. Eastern Time on November 30, 2021. Any proposal received after the applicable time in the previous sentence will be considered untimely. All proposals must contain the information specified in, and otherwise comply with, our bylaws. To be eligible for inclusion in our proxy statement for the 2022 Annual Meeting under Rule 14a-8 under the Exchange Act, stockholder proposals must comply with Rule 14a-8 and be received at our principal executive offices no later than November 30, 2021. Proposals should be sent via registered, certified or express mail to: Healthcare Trust, Inc., 650 Fifth Avenue, 30th Floor, New York, New York 10019, Attention: Secretary. For additional information, see “Stockholder Proposals for the 2022 Annual Meeting.”

Q:
Who pays the cost of this proxy solicitation?

A:
We will pay all of the costs of soliciting these proxies. We have engaged Broadridge Investor Communication Solutions, Inc. (“Broadridge”) to, among other things, assist us in distributing proxy materials and soliciting proxies. We expect to pay Broadridge aggregate fees of approximately $21,000 to distribute and solicit proxies plus other fees and expenses for other services related to this proxy solicitation, including reviewing proxy materials; disseminating brokers’ search cards; distributing proxy materials; operating online and telephone voting systems; and receiving of executed proxies. In compliance with the regulations of the SEC, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses to the extent they forward proxy and solicitation materials to our stockholders. Our directors and officers and employees of affiliates of our advisor, Healthcare Trust Advisors, LLC (the “Advisor”), may also solicit proxies on our behalf in person, via the Internet, by telephone or by any other electronic means of communication we deem appropriate, for which they will not receive any additional compensation.

Q:
Is this Proxy Statement the only way that proxies are being solicited?

A:
No. In addition to mailing proxy solicitation material, our directors and officers and employees of Broadridge and affiliates of the Advisor, may also solicit proxies in person, via the Internet, by telephone or by any other electronic means of communication we deem appropriate.

Q:
Where can I find more information?

A:
You may access, read and print copies of the proxy materials for this year’s Annual Meeting, including this Proxy Statement, form of proxy card, and annual report to stockholders, at the following website: www.proxyvote.com/HTI.

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You can request a paper or electronic copy of the proxy materials, free of charge:
•
via Internet, at www.proxyvote.com/HTI;

•
via telephone, at (800) 579-1639; or

•
via e-mail, at sendmaterial@proxyvote.com.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC on the web site maintained by the SEC at www.sec.gov. Our SEC filings also are available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.
Q:
What does it mean if I receive more than one proxy card or voting instruction form?

A:
Some of your shares of Common Stock may be registered differently or held in a different account. You should vote the shares in each of your accounts by one of the methods described herein. If you mail proxy cards, please sign, date and return each proxy card to guarantee that all of your shares of Common Stock are voted. If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should call our Investor Relations department at (866) 902-0063. Combining accounts reduces excess printing and mailing costs, resulting in cost savings to us that benefit you as a stockholder.

Q:
What if I receive only one set of proxy materials although there are multiple stockholders at my address?

A:
The SEC has adopted a rule concerning the delivery of documents filed by us with the SEC, including proxy statements and annual reports. The rule allows us to send a single set of any annual report, proxy statement, proxy statement combined with a prospectus, notices or information statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “Householding.” This rule benefits both you and us by reducing the volume of duplicate information received at your household and helps us reduce expenses. Each stockholder subject to Householding will continue to have a separate stockholder identification number and receive a separate proxy card or voting instruction card.

We will promptly deliver, upon written or oral request, a separate copy of our 2020 10-K, this Proxy Statement or a Notice Regarding the Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy was previously delivered. If you received a single set of disclosure documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies by calling our Investor Relations department at (866) 902-0063 or by mailing a request to Healthcare Trust, Inc., 650 Fifth Avenue, 30th Floor, New York, New York 10019, Attention: Investor Relations. Likewise, if your household currently receives multiple copies of disclosure documents and you would like to receive one set, please contact us.
Q:
Whom should I call with other questions?

A:
If you have additional questions about this Proxy Statement or the Annual Meeting, or would like additional copies of this Proxy Statement, our 2020 10-K or any documents relating to any of our future stockholder meetings, please contact: Healthcare Trust, Inc., 650 Fifth Avenue, 30th Floor, New York, New York, 10019, Attention: Investor Relations, Telephone: (866) 902-0063, E-mail: investorrelations@ar-global.com, website: www.healthcaretrustinc.com.

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BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
The Board of Directors is responsible for monitoring and supervising the performance of our Advisor. In accordance with our charter, our Board of Directors is divided into three classes of directors. Each director serves until the annual meeting of stockholders held in the third year following the year of his or her election and until his or her successor is duly elected and qualifies. At the Annual Meeting, two Class I directors will be elected to serve until the 2024 Annual Meeting and until their successors are duly elected and qualify. The number of directors in each class may be changed from time to time by the Board to reflect matters such as an increase or decrease in the number of directors so that each class, to the extent possible, will have the same number of directors. Our bylaws provide that the number of directors may not be less than one, which is the minimum number required by the Maryland General Corporation Law (the “MGCL”), or more than 15. The number of directors on our Board is currently fixed at six, of which five are independent directors.
Board of Directors and Executive Officers
The table set forth below lists the names, ages and certain other information about Lee M. Elman and B.J. Penn, our Class I directors with terms expiring at the Annual Meeting (who are also nominees for election as directors at the Annual Meeting), for each of the continuing members of our Board and for each of our executive officers:
Directors with Terms expiring at the Annual Meeting/Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Lee M. Elman	I	83	Independent Director	2016	2021	2024
B.J. Penn	I	81	Independent Director	2019	2021	2024
Continuing Directors
Leslie D. Michelson	III	70	Non-Executive Chairman; Audit Committee Chair	2015	2023	—
Edward M. Weil, Jr.	III	54	Chief Executive Officer, President and Director	2016	2023	—
Edward G. Rendell	II	77	Independent Director	2015	2022	—
Elizabeth K. Tuppeny	II	59	Independent Director; Nominating and Corporate Governance Committee Chair	2013	2022	—
Executive Officers (not listed above)
Katie P. Kurtz	N/A	41	Chief Financial Officer, Secretary and Treasurer(1)	N/A	N/A	N/A
Jason F. Doyle	N/A	47	Assistant Secretary; Chief Financial Officer-Elect, Secretary-Elect and Treasurer-Elect(1)	N/A	N/A	N/A

(1)
In February 2021, Ms. Kurtz resigned as chief financial officer, treasurer and secretary of the Company, effective April 9, 2021, and the Company’s board of directors unanimously elected Jason Doyle and as chief financial officer, treasurer and secretary of the Company, effective upon Ms. Kurtz’s resignation. In March 2021, Mr. Doyle was also elected assistant secretary of the Company, effective immediately.

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Nominees for Class I Directors
Lee M. Elman
Lee M. Elman has served as an independent director of the Company since December 2016 and is a Class I director. Mr. Elman has served as an independent director of Global Net Lease, Inc. (“GNL”) since December 2016 and as an independent director of New York City REIT, Inc. (“NYCR”) since February 2016. Mr. Elman previously served as an independent director of American Realty Capital Global Trust II, Inc. (“Global II”) from April 2015 until December 2016, when Global II completed its merger with GNL.
Since 1979, Mr. Elman has served as President of Elman Investors, Inc., an international real estate investment banking firm which he also founded. He is also a partner of Elman Ventures, an organization which is advisor to, and partner with, various foreign investors in United States real estate ventures. He has over 40 years of real estate experience, including as an investing principal, a real estate investment banker, and an investment advisor for both U.S. and foreign investors. As President of Elman Investors, Inc., Mr. Elman has negotiated the acquisition of properties in the United States, Europe and Latin America; and presently serves as a general partner in numerous real estate partnerships. Mr. Elman holds a J.D. from Yale Law School and a B.A. from Princeton University’s Woodrow Wilson School of Public and International Affairs.
We believe that Mr. Elman’s experience as an executive officer and director of the companies described above and his experience as a real estate investor for over 40 years make him well qualified to serve as a member of our Board of Directors.
B.J. Penn
B.J. Penn has served as an independent director of the Company since July 2019 and is a Class I director. Previously, Mr. Penn served as an independent director of American Realty Capital Healthcare Trust III, Inc. (“HT III”) from August 2014 until its dissolution and liquidation in March 2019 following the completion of the sale of substantially all its assets to the Company. Mr. Penn has served as president of Penn Construction Group, Inc., a company that provides design/engineering, construction solutions and project management services, since January 2010, and has served as president and chief executive officer of Genesis IV, LLC, a company that provides consulting services in the areas of cyber procurement and systems acquisition, since October 2010. Mr. Penn is the chairman of the board of directors of Spectra Systems Corporation, is a trustee emeritus at the George Washington University and serves on the boards of the National Trust for the Humanities and the Naval Historic Foundation. Mr. Penn previously served as Acting Secretary of the Navy and as Assistant Secretary (Installations and Environment) of the Navy where he was responsible for managing Navy and Marine Corps real property, housing and other facilities totaling 72,500 buildings and 4,484,000 acres. Mr. Penn earned a Masters of Science from the George Washington University and a Bachelor of Science from Purdue University.
Our Board of Directors believes that Mr. Penn’s experience as a director or executive officer of the companies described above and his experience in various leadership positions in the Navy make him a valuable and well qualified member of our Board of Directors.
Continuing Directors
Leslie D. Michelson
Leslie D. Michelson has served as an independent director of the Company since December 2015, including as non-executive chair since October 2016, and is a Class III director. Mr. Michelson has served as an independent director of American Finance Trust, Inc. (“AFIN”) since February 2017. In addition, Mr. Michelson has served as an independent director of BSP Franklin Capital Corp. since March 2020. Mr. Michelson has served as an independent director of Business Development Corporation of America (“BDCA”), an entity which was previously advised by an affiliate of AR Global Investments, LLC (“AR Global”), since January 2011, including as lead independent director since February 2016. Since March
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2021, he has also served as an independent director and a member of the audit committee, nominating and corporate governance committee and compensation committee of G&P Acquisition Corp., a special purpose acquisition company sponsored by affiliates of the Advisor with units listed on the NYSE.
Mr. Michelson previously served as an independent director of American Realty Capital  —  Retail Centers of America, Inc. (“RCA”) from November 2015 until the close of RCA’s merger with AFIN in February 2017, and previously served as an independent director of RCA from March 2012 until October 2012. Mr. Michelson previously served as an independent director of Business Development Corporation of America II (“BDCA II”) from August 2014 until its liquidation and dissolution in September 2016, an independent trustee of Realty Capital Income Funds Trust (“RCIFT”), a family of mutual funds advised by an affiliate of AR Global, from April 2013 until its dissolution in January 2017, an independent director of VEREIT, Inc. (formerly known as American Realty Capital Properties, Inc., “VEREIT”) from October 2012 until April 2015, and an independent director of Crossroads Capital, Inc. (formerly known as BDCA Venture, Inc., “Crossroads Capital”) from June 2014 until June 2015.
From April 2007 until February 2020, Mr. Michelson served as the chairman and chief executive officer of Private Health Management Inc. and, since March 2020, Mr. Michelson has served as executive chairman and a director of the company, which assists corporate employees and their dependents, families and individuals obtain the best healthcare. Mr. Michelson has served as a member of the Board of Advisors for the UCLA Fielding School of Public Health since October 2013. He served as a director of Drugability Technologies Holdings Ltd., a proprietary pharmaceutical product business dedicated developing and commercializing high-value pharmaceutical products, from April 2013 until September 2018. He has served as founder and chief executive officer of Michelson on Medicine, LLC since January 2011. Earlier in his career, Mr. Michelson served as a director and executive officer of multiple public and private companies, including foundations, in the healthcare, technology and real estate industries. Mr. Michelson received his B.A. from The Johns Hopkins University in 1973 and a J.D. from Yale Law School in 1976.
Our Board of Directors believes that Mr. Michelson’s experience as a director and executive officer of multiple companies make him well qualified to serve as a member of our Board of Directors.
Edward G. Rendell
Gov. Edward G. Rendell has served as an independent director of the Company since December 2015 and is a Class II director. Gov. Rendell has also served as an independent director of GNL since March 2012 and as an independent director of AFIN since February 2017. Gov. Rendell has served as an independent director of BDCA since January 2011. In November 2016, BDCA’s external advisor was acquired by Benefit Street Partners, L.L.C. Gov. Rendell previously served as an independent director of RCA from October 2012 until the close of RCA’s merger with AFIN in February 2017, and also previously served as an independent director of RCA from February 2011 until March 2012. He previously served as an independent director of BDCA II from August 2014 until its liquidation and dissolution in September 2016. Gov. Rendell served as an independent director of VEREIT from February 2013 until April 2015.
Governor Rendell served as the 45th Governor of the Commonwealth of Pennsylvania from January 2003 through January 2011 and as the Mayor of Philadelphia from January 1992 through January 2000. Governor Rendell was also the General Chairperson of the National Democratic Committee from November 1999 through February 2001. Governor Rendell has also worked as an attorney in private practice. An Army veteran, Governor Rendell holds a B.A. from the University of Pennsylvania and a J.D. from Villanova Law School.
Our Board of Directors believes that Governor Rendell’s experience as a director of multiple companies, as well as his experience as the chief executive of Pennsylvania and Philadelphia, make him well qualified to serve as a member of our Board of Directors.
Elizabeth K. Tuppeny
Elizabeth K. Tuppeny has served as an independent director of the Company since January 2013 and is a Class II director. Ms. Tuppeny has also served as an independent director of NYCR since March 2014, including as lead independent director of NYCR since December 2014. Ms. Tuppeny has served as an independent director of Benefit Street Partners Realty Trust, Inc. (formerly known as Realty Finance Trust, Inc.) since January 2013.
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Ms. Tuppeny has been the chief executive officer and founder of Domus, Inc. (“Domus”), a full-service marketing communications agency, since 1993. Domus’ largest client is Merck & Co., and Ms. Tuppeny advises Merck & Co. with respect to communications related to their healthcare-related real estate acquisitions. Ms. Tuppeny has 30 years of experience in the branding and advertising industries, with a focus on Fortune 50 companies. Ms. Tuppeny also founded EKT Development, LLC to pursue entertainment projects in publishing, feature film and education video games. Ms. Tuppeny served on the board of directors and executive committee of the Philadelphia Industrial Development Council for three-plus years where she helped to plan and implement real estate transactions that helped to attract jobs to Philadelphia. Ms. Tuppeny has served on the boards of directors and advisory committees for the Arthur Ashe Foundation, Avenue of the Arts, Drexel Medical School, Philadelphia Hospitality Cabinet, Pennsylvania Commission for Women, Penn Relays and the Police Athletic League. Ms. Tuppeny has taught at New York University, University of Pennsylvania and Temple University, and received her undergraduate degree from the University of Pennsylvania, Annenberg School of Communications.
Our Board of Directors believes that Ms. Tuppeny’s experience as a director of the companies described above as chief executive officer and founder of Domus makes her well qualified to serve on our Board of Directors.
Edward M. Weil, Jr.
Edward M. Weil, Jr. has served as a director of the Company since October 2016 and chief executive officer and president of the Company, the Advisor and Healthcare Trust Properties, LLC (the “Property Manager”) since September 2018 and is a Class III director. Mr. Weil previously also served as an executive officer of the Company, the Advisor and the Property Manager from their formation in October 2012 until November 2014. Mr. Weil also has been the chief executive officer of AR Global since January 2016 and has a non-controlling interest in the parent of AR Global. Currently, he also serves in leadership positions at three other REITs advised by affiliates of AR Global: as a director of NYSE-listed GNL since January 2017; as executive chairman of NYSE-listed NYCR since November 2015 and as chief executive officer, president and secretary of NYCR, the NYCR advisor and the NYCR property manager since March 2017; and as chairman of the board of directors of Nasdaq-listed AFIN and as chief executive officer and president of AFIN, the AFIN advisor and the AFIN property manager since November 2015. Since March 2021, he has also served as a director of G&P Acquisition Corp., a special purpose acquisition company sponsored by affiliates of the Advisor with units listed on the NYSE.
Mr. Weil previously served in leadership positions at multiple REITs and other entities advised by affiliates of AR Global, including: as chairman, chief executive officer, president of HT III until its liquidation and dissolution in March 2019; as executive chairman of Global II until December 2016, when Global II merged with GNL, as a director of BDCA until November 2016, when BDCA’s external advisor was acquired by Benefit Street Partners, L.L.C.; as chief executive officer, president and chairman of RCA until its merger with AFIN in February 2017; as a trustee of American Real Estate Income Fund until its liquidation in August 2016; as a trustee of RCIFT, a family of mutual funds, until its dissolution in January 2017; and as an executive officer and director of American Realty Capital Daily Net Asset Value Trust, Inc. during multiple periods until its dissolution and liquidation in April 2016. Mr. Weil also served as chairman of Realty Capital Securities, LLC (“RCS”) from September 2013 until November 2015 and was the interim chief executive officer of RCS from May 2014 until September 2014 and the chief executive officer of RCS from December 2010 until September 2013. Mr. Weil served as a director of RCS Capital Corporation (“RCAP”), the parent company of RCS, from February 2013 until December 2015 and served as an executive officer of RCAP from February 2013 until November 2015, including chief executive officer from September 2014 until November 2015. RCAP filed for Chapter 11 bankruptcy in January 2016.
Mr. Weil was formerly the senior vice president of sales and leasing for American Financial Realty Trust, where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio of properties. Mr. Weil also previously served on the board of directors of the Real Estate Investment Securities Association (now known as ADISA) from 2012 to 2014, including as its president in 2013. Mr. Weil attended George Washington University.
Our Board of Directors believes that Mr. Weil’s experience as a director or executive officer of the companies described above and his significant experience in real estate make him well qualified to serve as a member of our Board of Directors.
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Executive Officers
Edward M. Weil, Jr.
See “—  Nominees for Class III Directors  —  Edward M. Weil, Jr.” for biographical information regarding Edward M. Weil, Jr., the chief executive officer and president of the Company.
Katie P. Kurtz
Katie P. Kurtz has served as the chief financial officer, treasurer and secretary of the Company, the Advisor and the Property Manager since December 2015. On February 19, 2021, Ms. Kurtz notified the Company of her resignation as chief financial officer, treasurer and secretary of the Company. The effective date of Ms. Kurtz’s resignation will be April 9, 2021.. Ms. Kurtz served as the chief financial officer and treasurer of NYCR, the NYCR advisor and the NYCR property manager from October 2017 to September 2019. She served as chief financial officer, treasurer and secretary of HT III, the HT III advisor and the HT III property manager from December 2015 until HT III liquidated and dissolved in March 2019. Ms. Kurtz has served as the chief financial officer, secretary and treasurer of AFIN, the AFIN advisor and the AFIN property manager since November 2017. In February 2021, Ms. Kurtz resigned as chief financial officer, treasurer, and secretary of AFIN, effective April 9, 2021. Ms. Kurtz previously served as the chief financial officer, treasurer and secretary of RCA and the RCA advisor from November 2015 until the close of RCA’s merger with AFIN in February 2017. She previously served as chief financial officer, treasurer and secretary of BDCA II from August 2014 until December 2015, as chief financial officer and treasurer of Crossroads Capital from October 2014 until December 2015 and as chief accounting officer for BDCA from December 2013 until December 2015.
Prior to joining AR Global, the parent of the Advisor, in July 2013, Ms. Kurtz was employed as vice president by The Carlyle Group, where she served as chief accounting officer for Carlyle GMS Finance, Inc., Carlyle’s business development company. From 2010 to 2012, Ms. Kurtz served as director of finance and controller for New Mountain Finance Corporation, an exchange-traded business development company. Prior to that position, Ms. Kurtz served as controller at Solar Capital Ltd., an exchange-traded business development company, and in various accounting and financial reporting roles at GFI Group, Inc. Ms. Kurtz began her career at PwC. Ms. Kurtz is a certified public accountant in New York State, holds a B.S. in Accountancy and a B.A. in German from Wake Forest University and a Master of Science in Accountancy from Wake Forest University.
Jason F. Doyle
On February 22, 2021, the Company’s board of directors unanimously elected Mr. Doyle as chief financial officer, treasurer and secretary of the Company, effective upon Katie P. Kurtz’s resignation, which will become effective on April 9, 2021. Mr. Doyle will be appointed as the chief financial officer, secretary and treasurer of the Advisor and the Property Manager when he becomes the chief financial officer, secretary and treasurer of the Company. In March 2021, Mr. Doyle was also elected assistant secretary of the Company, effective immediately. Mr. Doyle has also been elected by the board of directors of AFIN as chief financial officer, treasurer and secretary of AFIN, effective upon Ms. Kurtz’s resignation from AFIN on April 9, 2021. Mr. Doyle joined AR Global in October 2018 and has served as chief accounting officer of GNL, an entity advised by affiliates of AR Global, since that time. Prior to joining GNL, Mr. Doyle held various financial and practice leadership roles, including Acting VP Finance at Markforged, Inc. from March 2018 to August 2018, Associate Controller, Head of Global Accounting Operations at Charles River Associates from April 2017 to March 2018, and VP Finance and Practice Director, Transportation at AST Corporation, a privately-held software and management consulting firm, from March 2011 to November 2016. Prior to that, Mr. Doyle served in various other senior finance and accounting positions at other public and private companies. Mr. Doyle began his career in public accounting in May 1998 with Goluses & Company, LLP, a public accounting firm located in Rhode Island. Mr. Doyle is a certified public accountant in the State of Rhode Island, holds a B.S. from the University of Rhode Island and an M.B.A. from Babson College.
Information About the Board of Directors and its Committees
The Board of Directors is responsible for overseeing the management of our business and operations. Our current executive officers are employees of affiliates of the Advisor. We have no employees and have
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retained the Advisor to manage our day-to-day operations. The Advisor is under common control with AR Global. Mr. Weil, one of our directors, is the chief executive officer of AR Global and has a non-controlling interest in the parent of AR Global.
The Board of Directors held a total of 11 meetings and took action by written consent or electronically on 14 occasions during the year ended December 31, 2020. Each of our directors attended more than 90% of the meetings held while they were a member of the Board of Directors. All of our directors attended our 2020 annual meeting of stockholders, as reconvened. Our policy is to encourage all directors to attend our annual meetings of stockholders.
The Board of Directors has a standing audit committee and a nominating and corporate governance committee. The Company does not currently have a compensation committee, but the nominating and corporate governance committee carries out the responsibilities typically associated with a compensation committee.
Leadership Structure of the Board of Directors
Leslie D. Michelson, an independent director, currently serves as our non-executive chairman of the Board. Edward M. Weil, Jr. serves as our chief executive officer and president.
As non-executive chairman, Mr. Michelson organizes the work of the Board and presides over meetings of the Board. In addition, Mr. Michelson is involved in our strategy and operations, and he is expected to devote a significant amount of his time to the Company in this capacity. Mr. Michelson’s responsibilities include, among others: (i) driving organizational strategy with the chief executive officer and other officers, responding to changes in the healthcare industry, in addition to setting Board strategy and objectives; (ii) meeting with key advisory and strategic relationships (credit and lending, accounting and audit, and investment banking), as well as key tenants and clients; (iii) consistently monitoring our portfolio performance and serving as the principal liaison between the chief executive officer and the Board to communicate business and management topics; and (iv) consulting and communicating alongside the chief executive officers with stockholders.
As chief executive officer and president, Mr. Weil works in coordination with Mr. Michelson as they are both responsible for our strategy and operations. The Board believes that its leadership structure, which separates the non-executive chair and chief executive officer roles but also provides for collaborative work on strategy and operations, is appropriate at this time. The goal of the division of authority and responsibilities is to capitalize on Mr. Michelson’s extensive experience with, knowledge of and influence in the industry, allowing Mr. Weil to focus on managing the business. The Board of Directors may modify this structure to best address our circumstances for the benefit of our stockholders when appropriate.
We believe that having a majority of independent, experienced directors, including having an independent director serve as our non-executive chair, provides the right leadership structure and corporate governance structure for the Company and is best for the Company at this time. Mr. Michelson, in his capacity as non-executive chair of the Board, presides over any executive sessions of the independent directors.
Oversight of Risk Management
The Board of Directors has an active role in overseeing the management of risks applicable to the Company. The entire Board is actively involved in overseeing risk management for the Company through its approval of all material transactions, including property acquisitions and dispositions, the incurrence and assumption of debts and securities offerings, as well as its oversight of the Company’s executive officers and the Advisor. The nominating and corporate governance committee reviews and approves transactions with related parties such as the Advisor, AR Global and their affiliates, and resolves other conflicts of interest. The audit committee oversees management of accounting, financial, legal and regulatory risks.
Hedging Policy
The Board of Directors has not adopted, and the Company does not have, any specific practices or policies regarding the ability of the officers and directors of the Company, as well as employees of AR Global and its affiliates, or any of their designees, to purchase financial instruments (including prepaid
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variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities.
Audit Committee
Our audit committee is comprised of Mr. Michelson, Ms. Tuppeny, Gov. Rendell, Mr. Elman and Mr. Penn, each of whom is “independent” within the meaning of the requirements set forth in the Exchange Act and the applicable SEC rules, as well as the applicable listing standards of Nasdaq Stock Market (“Nasdaq”). Mr. Michelson is the chair of our audit committee. Our audit committee held five meetings and took action by written consent once during the year ended December 31, 2020. Our directors who are members of the audit committee attended all of the meetings of the audit committee while they were members of the audit committee. The audit committee charter is available on the Company’s website at www.healthcaretrustinc.com by clicking on “Investor Relations  —  Corporate Governance  —  Audit Committee Charter” and to any stockholder who sends a request to Healthcare Trust, Inc., 650 Fifth Avenue, 30th Floor, New York, NY 10019. The Board of Directors has determined that Mr. Elman, Mr. Michelson and Ms. Tuppeny each qualified as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.
The audit committee, in performing its duties, monitors:
•
our financial reporting process;

•
the integrity of our financial statements;

•
compliance with legal and regulatory requirements;

•
the independence and qualifications of our independent registered public accounting firm and internal auditors, as applicable; and

•
the performance of our independent registered public accounting firm and internal auditors, as applicable.

The audit committee’s report on our financial statements for the year ended December 31, 2020 is discussed below under the heading “Audit Committee Report.”
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is comprised of Mr. Elman, Mr. Michelson, Gov. Rendell and Ms. Tuppeny, each of whom is “independent” within the meaning of the requirements set forth in the Exchange Act and the applicable SEC rules, as well as the applicable listing standards of Nasdaq. Ms. Tuppeny serves as the chair of the nominating and corporate governance committee. Our nominating and corporate governance committee held two meetings and took action by written consent or electronically on two occasions during the year ended December 31, 2020. Members of the nominating and corporate governance committee attended all of the meetings of the nominating and corporate governance committee while they were a member of the nominating and corporate governance committee. The charter of the nominating and corporate governance committee is available to any stockholder who sends a request to Healthcare Trust, Inc., 650 Fifth Avenue, 30th Floor, New York, NY 10019 and is also available on the Company’s website at www.healthcaretrustinc.com by clicking on “Investor Relations  —  Corporate Governance  —  Nominating and Corporate Governance Committee Charter.” In addition to being independent directors, all of the members of our nominating and corporate governance committee are “non-employee directors” within the meaning of the rules of Section 16 of the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.
The principal functions of the nominating and corporate governance committee, which also carries out responsibilities typically carried out by a compensation committee, are to:
•
identify qualified individuals to become directors of the Company;

•
recommend director candidates to fill vacancies on the Board and to stand for election by the stockholders at the annual meeting;

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•
recommend committee assignments;

•
periodically assess the performance of the Board of Directors;

•
review and recommend appropriate corporate governance policies and procedures for the Company, including reviewing the Company’s code of business conduct and ethics for the Company’s executive officers and senior financial officers;

•
approve and evaluate all compensation plans, policies and programs, if any, as they affect the Company’s executive officers;

•
review and oversee the Company’s annual process, if any, for evaluating the performance of the Company’s executive officers;

•
oversee the Company’s equity incentive plans, including, without limitation, the issuance of stock options, restricted shares of Common Stock (“restricted shares”), restricted stock units, dividend equivalent rights and other equity-based awards;

•
assist the Board and the non-executive chair of the Company in overseeing the development of executive succession plans;

•
determine from time to time the remuneration for the Company’s independent directors; and

•
for all related party transactions, the nominating and corporate governance committee has the authority to:

•
review and evaluate the terms and conditions, and determine the advisability of the transaction;

•
negotiate the terms and conditions of the transaction, and, if the nominating and corporate governance committee deems appropriate, but subject to the limitations of applicable law, approve the execution and delivery of documents in connection with that transaction on our behalf;

•
determine whether the transaction is fair to us and in our best interest;

•
recommend to the Board of Directors what action, if any should be taken by the Board of Directors with respect to the transaction; and

•
review, on a quarterly basis, the services provided by the Advisor, the reasonableness of the fees and expenses of the Advisor and its affiliates, as well as related matters.

In evaluating directors for nomination to the Board and to serve as members of each committee of the Board, the nominating and corporate governance committee takes into account the applicable requirements for members of committees of boards of directors under the Exchange Act, Nasdaq listing rules and the charter of the applicable committee and may take into account such other factors or criteria as the nominating and corporate governance committee deems appropriate. For purposes of recommending any nominee, the nominating and corporate governance committee may consider all criteria that it deems appropriate, which may include, without limitation:
•
personal and professional integrity, ethics and values;

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experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-held company in today’s business environment;

•
experience in the Company’s industry and with relevant social policy concerns;

•
experience as a board member of another publicly-held company;

•
expertise and experience in an area of the Company’s operations;

•
diversity of both background and experience;

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•
practical and mature business judgment, including ability to make independent analytical inquiries;

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the nature of and time involved in a director’s service on other boards or committees; and

•
with respect to any person already serving as a director, the director’s past attendance at meetings and participation in and contribution to the activities of the Board.

The nominating and corporate governance committee evaluates each individual nominee in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. The Board of Directors believes that diversity is an important attribute of the members who comprise our Board of Directors and that the members should represent an array of backgrounds and experiences.
The nominating and corporate governance committee has not adopted a specific policy regarding the consideration of director nominees recommended to our nominating and corporate governance committee by stockholders. The Board of Directors will consider candidates nominated by stockholders provided that the stockholder submitting a nomination has complied with procedures set forth in the bylaws. See “Stockholder Proposals for the 2022 Annual Meeting” for additional information regarding stockholder nominations of director candidates.
Director Independence
Even though shares of our Common Stock are not listed on Nasdaq, the Board of Directors has considered the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the listing standards of Nasdaq, the Exchange Act and SEC rules. Based upon information provided by each nominee, the nominating and corporate governance committee and the Board of Directors have each affirmatively determined that none of Mr. Michelson, Gov. Rendell, Mr. Elman, Ms. Tuppeny and Mr. Penn has any relationship with the Company that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director and each of them is “independent” within the meaning of the applicable listing standards of Nasdaq as well as the requirements set forth in the Exchange Act and SEC rules applicable to the committees on which each of them serve.
Family Relationships
There are no familial relationships between any of our directors and executive officers.
Communications with the Board of Directors
Any interested parties (including the Company’s stockholders) may communicate with the Board of Directors by sending written communications addressed to such person or persons in care of Healthcare Trust, Inc., 650 Fifth Avenue, 30th Floor, New York, New York 10019, Attention: Secretary. Our Secretary will deliver all appropriate communications to the Board of Directors no later than the next regularly scheduled meeting of the Board of Directors. If the Board of Directors modifies this process, the revised process will be posted on the Company’s website, www.healthcaretrustinc.com.
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COMPENSATION AND OTHER INFORMATION CONCERNING OFFICERS,
DIRECTORS AND CERTAIN STOCKHOLDERS
Compensation Discussion and Analysis
Overview
We are an externally managed REIT and we have no employees. We therefore do not employ our named executive officers, have agreements with them regarding their compensation or otherwise determine the compensation earned by, or paid to, them. Our Advisor manages our day-to-day business with the assistance of our Property Manager, and affiliates of the Advisor employ the persons who provide these services, including our named executive officers. We pay the Advisor and the Property Manager certain fees and reimburse them for certain expenses as required by the terms of our agreements with them. For further details regarding our arrangements with the Advisor, the Property Manager and their affiliates, see “Certain Relationships and Related Transactions.”
AR Global, the parent company of the Advisor, determines the salaries, bonuses and other benefits earned by, or paid to, our named executive officers. Our advisory agreement does not require our named executive officers to dedicate a specific amount of time to fulfilling their obligations or those of the Advisor and its affiliates or specify an amount or percentage of the amounts we pay to the Advisor or its affiliates that must be allocated to compensating our named executive officers. While Mr. Weil, our chairman, chief executive officer and president, may, in his capacity as the chief executive officer of AR Global, play a role in AR Global’s process for determining the compensation earned by, or paid to, our named executive officers by the Advisor or its affiliates, neither our Board nor our nominating and corporate governance committee (which carries out the responsibilities typically associated with a compensation committee) is involved with or consulted regarding this process. We are required by the terms of our advisory agreement to reimburse the Advisor for salaries, wages (including bonuses) and benefits of certain of our named executive officers, subject to certain limits described in more detail below.
Expense Reimbursements
We are required by the terms of our advisory agreement to reimburse the Advisor for salaries, wages (including bonuses) and benefits of employees of the Advisor or its affiliates involved in providing services to us, subject to certain limits. The aggregate amount of all reimbursements for salaries, wages and benefits for employees of the Advisor or its affiliates (including executive officers) is subject to a limit for each fiscal year that is equal to the greater of a fixed and a variable component based on a percentage of the Company’s total real estate investments, at cost. Each component of the limit increases each year by an annual cost of living adjustment. For the year ended December 31, 2020, the fixed component was approximately $7.0 million and the variable component was approximately $7.7 million. The fixed component of the limit is subject to reduction in connection with certain dispositions that reduce the assets of the Company. Upon the recommendation of its nominating and corporate governance committee, the Company’s board of directors approved the reimbursement by the Company to the Advisor of severance payments and legal costs relating to the Advisor’s settlement with the Company’s former chief executive officer for severance claims related to his termination in 2018 and determined that the reimbursement for those payments and costs would not be subject to (and therefore will not be aggregated with other reimbursements that are subject to) these limits. See “Certain Relationships and Related Transactions — Advisor — Professional Fees and Other Reimbursements” for further details. Furthermore, we are not responsible for reimbursing the salaries, wages and benefits of any executive officer of the Company who is also a partner, member or equity owner of AR Global, such as Mr. Weil.
Other Compensation
We have not adopted any other compensation plans, policies and programs affecting our named executive officers. The nominating and corporate governance committee would be responsible for approving and evaluating all compensation plans, policies and programs affecting our executive officers if we adopt any compensation plans, policies and programs affecting our executive officers in the future. We have not
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made any equity awards to our named executive officers. The nominating and corporate governance committee is also responsible for approving and administering all grants of awards under our restricted share plan (as amended, the “RSP”) to our named executive officers if we make equity awards thereunder to our named executive officers.
No compensation consultant played any role in any matters related to the Company’s arrangements involving its named executive officers during 2020 or in prior periods.
Advisory Vote on Executive Compensation
Because the Board of Directors and nominating and corporate governance committee had not considered a compensation policy or program for our named executive officers of any kind prior to 2019, the 2020 annual meeting of stockholders was the first year in which we held a non-binding stockholder advisory vote on compensation of our named executive officers and a non-binding stockholder advisory vote on the frequency of the non-binding stockholder advisory vote on compensation of our named executive officers. At the 2020 annual meeting of stockholders, approximately 67% of the shares voted were in support of the compensation of our named executive officers. Except to the limited extent described herein, we do not have compensation policy or program for our named executive officers compensation. In considering this advisory vote, the compensation committee also noted that the Company’s obligation to reimburse the Advisor for amounts incurred by the Advisor for the salary, bonus and benefits of certain named executive officers is governed by the terms of the Company’s advisory agreement with the Advisor and cannot be amended except with the mutual consent of the parties. Following the 2020 annual meeting of stockholders, where approximately 56% of the shares voted in support of holding a stockholder advisory vote every three years, the Board of Directors decided to hold a stockholder advisory vote every three years with respect to the compensation of the Company’s named executive officers. Accordingly the next stockholder advisory vote on compensation of our named executive officers will be held at the 2023 annual meeting of stockholders.
Pay Ratio
We have not included a ratio of the compensation our chief executive officer to our median employee because we do not have any employees.
Summary Compensation Table
The following table summarizes the annual compensation received by our named executive officers for the fiscal years ended December 31, 2020, 2019 and 2018:
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Edward M. Weil, Jr., President and Chief Executive Officer	2020	—	—	—	—	—
	2019	—	—	—	—	—
	2018	—	—	—	—	—
Katie P. Kurtz, Treasurer and Chief Financial Officer	2020	167,779(1)	265,895(1)	—	25,167(2)	458,841
	2019	159,025(1)	332,506(1)	—	11,166(3)	502,697
	2018	—	—	—	—	—

(1)
Represents the allocable share of salary and bonus paid by the Advisor or its affiliates to Ms. Kurtz during the applicable year that was reimbursed by the Company pursuant to our advisory agreement.

(2)
Represents the allocable share of certain expenses incurred by the Advisor or its affiliates with respect to Ms. Kurtz during 2020 that was reimbursed by the Company pursuant to our advisory agreement as follows: (i) $12,081 for payroll taxes; (ii) $9,497 for payment of medical insurance costs; and (iii) $3,589 for matching contributions to Ms. Kurtz’s 401(k).

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(3)
Represents the allocable share of certain expenses incurred by the Advisor or its affiliates with respect to Ms. Kurtz during 2019 that was reimbursed by the Company pursuant to our advisory agreement.

Compensation Policies and Practices Related to Risk Management
The nominating and corporate governance committee has determined that, to the limited extent the Company has compensation policies and practice, none of those policies and practices create any risks that are reasonably likely to have a material adverse effect on the Company.
Compensation of Directors
We pay to each of our independent directors the fees described below. If a director is our employee or an employee of the Advisor or any of its affiliates, we do not pay compensation for services rendered as a director. All directors also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors and its committees.
We pay our independent directors a yearly retainer of   $30,000 and an additional yearly retainer of $55,000 for the lead independent director or non-executive chair; $2,000 for all meetings personally attended by the directors ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee) and $1,500 for each meeting attended via telephone; $750 per transaction reviewed and voted upon electronically up to a maximum of  $2,250 for three or more transactions reviewed and voted upon per meeting. If there is a Board meeting and one or more committee meetings in one day, the director’s fees cannot exceed $2,500 ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). In addition, since April 2017 our non-executive chairman has received a monthly retainer of  $25,000, and our independent directors (with Mr. Michelson abstaining) have approved the continued payment of this monthly retainer through December 2021.
Prior to August 2017, the RSP provided for an automatic grant of 1,333 restricted shares of Common Stock to each of the independent directors, without any further approval by the Board or our stockholders, on the date of his or her initial election to the Board and thereafter on the date of each annual stockholder meeting. The restricted shares granted as annual automatic awards prior to August 2017 were subject to vesting in equal increments over a five-year period with initial vesting on the first anniversary of the date of grant.
In August 2017, the Board amended and restated the RSP to eliminate the automatic annual awards and to make other revisions related to the implementation of a new independent director equity compensation program. As part of this new independent director equity compensation program, the Board approved a one-time grant of restricted share awards to the independent directors as follows: (i) 300,000 restricted shares to the non-executive chairman, with one-seventh of the shares vesting annually in equal increments over a seven-year period with initial vesting on August 4, 2018; and (ii) 25,000 restricted shares to each of the three other independent directors, with one-fifth of the shares vesting annually in equal increments over a five-year period with initial vesting on August 4, 2018. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. In connection with his election to the Board in July 2019, B.J. Penn received an award of 15,000 restricted shares vesting annually in equal increments over a three-year period with initial vesting on August 4, 2020. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in shares of Common Stock are subject to the same restrictions as the underlying restricted shares.
We also pay each independent director for each external seminar, conference, panel, forum or other industry-related event attended in person and in which the independent director actively participates, solely in his or her capacity as an independent director of the Company, in the following amounts:
•
$2,500 for each day of an external seminar, conference, panel, forum or other industry-related event that does not exceed four hours, or

•
$5,000 for each day of an external seminar, conference, panel, forum or other industry-related event that exceeds four hours.

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In either of the above cases, we will reimburse, to the extent not otherwise reimbursed, an independent director’s reasonable expenses associated with attending external seminars, conferences, panels, forums or other industry-related events. An independent director cannot be paid or reimbursed for attending a single external seminar, conference, panel, forum or other industry-related event by us and another company for which he or she is a director.
The following table sets forth information regarding compensation of our directors during the year ended December 31, 2020:
Name	Fees Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total Compensation ($)
Edward M. Weil, Jr.	—	—	—	—	—	—	—
Leslie D. Michelson	418,750	—	—	—	—	89,342	508,092
Lee M. Elman	60,750	—	—	—	—	6,456	67,206
Edward G. Rendell	62,250	—	—	—	—	6,548	68,798
B.J. Penn	62,250	—	—	—	—	8,289	70,539
Elizabeth K. Tuppeny	62,250	—	—	—	—	6,521	67,539

(1)
No restricted shares were granted during the year ended December 31, 2020. As of December 31, 2020, Mr. Michelson, Mr. Elman, Gov. Rendell, Ms. Tuppeny and Mr. Penn held approximately 176,365, 10,552, 10,552, 10,548 and 10,272 unvested restricted shares, respectively.

(2)
The amount reported as “All Other Compensation” represents the value of cash distributions received during the year ended December 31, 2020 on any restricted shares and does not include any value that may be attributable to stock dividends received during the year ended December 31, 2020.

Share-Based Compensation
Restricted Share Plan
The RSP provides us with the ability to grant awards of restricted shares to our directors, officers and employees (if we ever have employees), employees, officers and directors of the Advisor and, as a general matter, employees of affiliates of the Advisor that provide services to the Company.
The total number of shares granted as awards under the RSP may not exceed 5.0% of the Company’s outstanding shares of Common Stock on a fully diluted basis at any time and in any event will not exceed approximately 3.5 million shares (as such number may be further adjusted for stock splits, stock dividends, combinations and similar events).
Restricted share awards entitle the recipient to receive shares of our Common Stock under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with us. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in shares of our Common Stock are subject to the same restrictions as the underlying restricted shares.
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STOCK OWNERSHIP BY DIRECTORS, OFFICERS AND CERTAIN STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of March 15, 2021, in each case including shares of Common Stock which may be acquired by such persons within 60 days, by certain persons, including:
•
each person known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock based solely upon the amounts and percentages contained in the public filings of such persons;

•
each of the Company’s named executive officers and directors; and

•
all of the Company’s executive officers and directors as a group.

Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Class
Edward M. Weil, Jr.(2)	—	—
Katie P. Kurtz(3)	—	—
Leslie D. Michelson(4)	310,943	*
Lee M. Elman(5)	27,119	*
B.J. Penn(6)	15,408	*
Edward G. Rendell(7)	27,532	*
Elizabeth K. Tuppeny(8)	31,254	*
Jason F. Doyle(3)	—	—
All directors and executive officers as a group (seven persons)	412,256	*

*
Less than 1%

(1)
The business address of each individual or entity listed in the table is 650 Fifth Avenue, 30th Floor, New York, New York 10019. Unless otherwise indicated, the individual or entity listed has sole voting and investment power over the shares listed.

(2)
Mr. Weil, one of our directors, is also the chief executive officer of AR Global. While Mr. Weil has a non-controlling interest in the parent of AR Global, Mr. Weil does not have direct or indirect voting or investment power over any securities that AR Global may own and Mr. Weil disclaims beneficial ownership of such securities. Accordingly, the shares included as beneficially owned by Mr. Weil do not include the 9,129 shares of our Common Stock or the 369,007 shares of Common Stock that may be issuable if performance and other conditions are met, in exchange for partnership units of our operating partnership, Healthcare Trust Operating Partnership, L.P. (the “OP”), designated as “Class B Units” (“Class B Units”) that are directly or indirectly beneficially owned by AR Global.

(3)
In February 2021, Ms. Kurtz resigned as chief financial officer, treasurer and secretary of the Company, effective April 9, 2021, and the Company’s board of directors unanimously elected Jason Doyle as chief financial officer, treasurer and secretary of the Company, effective upon Ms. Kurtz’s resignation.

(4)
Includes (i) approximately 171,698 unvested restricted shares and approximately 4,667 unvested restricted shares issued as stock dividends in October 2020 and January 2021, and (ii) approximately 3,581 other shares issued as stock dividends in October 2020 and January 2021.

(5)
Includes (i) approximately 10,269 unvested restricted shares and approximately 283 unvested restricted shares issued as stock dividends in October 2020 and January 2021, and (ii) approximately 489 other shares issued as stock dividends in October 2020 and January 2021.

(6)
Includes (i) 10,000 unvested restricted shares and approximately 272 unvested restricted shares issued as stock dividends in October 2020 and January 2021, and (ii) approximately 136 other shares issued as stock dividends in October 2020 and January 2021.

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(7)
Includes (i) approximately 10,269 unvested restricted shares and approximately 283 unvested restricted shares issued as stock dividends in October 2020 and January 2021, and (ii) approximately 469 other shares issued as stock dividends in October 2020 and January 2021.

(8)
Includes (i) approximately 10,269 unvested restricted shares and approximately 279 unvested restricted shares issued as stock dividends in October 2020 and January 2021, and (ii) approximately 548 other shares issued as stock dividends in October 2020 and January 2021.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Edward M. Weil, Jr., our chief executive officer, president and one of our directors, also is the chief executive officer and president of the Advisor and the Property Manager. Katie P. Kurtz, our chief financial officer, treasurer and secretary, is also the chief financial officer, treasurer and secretary of the Advisor and the Property Manager. In February 2021, Ms. Kurtz resigned as chief financial officer, treasurer and secretary of the Company, effective April 9, 2021, and the Company’s board of directors unanimously elected Jason Doyle and as chief financial officer, treasurer and secretary of the Company, effective upon Ms. Kurtz’s resignation.
The Advisor and the Property Manager are owned and controlled directly or indirectly by AR Global. Mr. Weil is the chief executive officer of AR Global and has a non-controlling interest in the parent of AR Global.
Advisor
Pursuant to our advisory agreement with the Advisor, the Advisor manages our day-to-day operations. The initial term of the advisory agreement expires on February 17, 2027, and is automatically renewable for another ten-year term upon each ten-year anniversary unless terminated (1) with notice of an election not to renew at least 365 days prior to the applicable tenth anniversary, (2) in accordance with a Change of Control (as defined in the advisory agreement) or a transition to self-management, (3) by 67% of the independent directors of the Board of Directors for cause, without penalty, with 45 days’ notice or (4) with 60 days prior written notice by the Advisor for (a) a failure to obtain a satisfactory agreement for any successor to the Company to assume and agree to perform obligations under the advisory agreement or (b) any material breach of the advisory agreement of any nature whatsoever by the Company.
Asset Management Fees and Variable Management/Incentive Fees
The advisory agreement requires the Company to pay the Advisor a base management fee, which is payable on the first business day of each month. The fixed portion of the base management fee is equal to $1.625 million per month, while the variable portion of the base management fee is equal to one-twelfth of 1.25% of the cumulative net proceeds of any equity (including convertible equity and certain convertible debt but excluding proceeds from the Company’s distribution reinvestment plan) issued by the Company and its subsidiaries subsequent to February 17, 2017 per month. The base management fee is payable to the Advisor or its assignees in cash, OP Units or shares, or a combination thereof, the form of payment to be determined at the discretion of the Advisor and the value of any OP Unit or share to be determined by the Advisor acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. During the year ended December 31, 2020, the Company incurred approximately $20.0 million in cash base asset management fees, including approximately $0.5 million with respect to the variable portion of the base management fee, to the Advisor, of which no amounts remained unpaid as of December 31, 2020.
In addition, the advisory agreement requires the Company to pay the Advisor a variable management/incentive fee quarterly in arrears equal to (1) the product of fully diluted number of shares of Common Stock outstanding multiplied by (2) (x) 15.0% of the applicable prior quarter’s Core Earnings (as defined below) per share in excess of   $0.375 per share plus (y) 10.0% of the applicable prior quarter’s Core Earnings per share in excess of  $0.47 per share. “Core Earnings” is defined as, for the applicable period, net income or loss, computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding non-cash equity compensation expense, the variable management/incentive fee, acquisition and transaction related fees and expenses, financing related fees and expenses, depreciation and amortization, realized gains and losses on the sale of assets, any unrealized gains or losses or other non-cash items recorded in net income or loss for the applicable period, regardless of whether such items are included in other comprehensive income or loss, or in net income, one-time events pursuant to changes in GAAP and certain non-cash charges, impairment losses on real estate related investments and other than temporary impairments of securities, amortization of deferred financing costs, amortization of tenant inducements, amortization of straight-line rent and any associated bad debt reserves, amortization of market lease intangibles, provision for loss loans, and other non-recurring revenue and expenses (in each case after discussions between the Advisor and the independent directors and approved by a majority of the
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independent directors). The variable management/incentive fee is payable to the Advisor or its assignees in cash or shares, or a combination of both, the form of payment to be determined in the sole discretion of the Advisor and the value of any share to be determined by the Advisor acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. During the year ended December 31, 2020, the Advisor did not earn, and the Company did not incur any obligation to pay, a variable management/incentive fee to the Advisor.
With respect to periods ending prior to April 1, 2015, pursuant to the then effective advisory agreement and the limited partnership agreement of the OP (as amended from time to time, the “LPA”), the Company caused the OP to issue (subject to periodic approval by the Board) to the Advisor an asset management subordinated participation in the form of Class B Units. During these periods, the OP issued 359,250 Class B Units to the Advisor, all of which remain outstanding, but no Class B Units have been or will be issued pursuant to the advisory agreement and the LPA in effect with respect to subsequent periods. The issued and outstanding Class B Units will vest, and will no longer be subject to forfeiture, at such time as: (x) the value of the OP’s assets plus all distributions made equals or exceeds the total amount of capital contributed by investors plus a 6.0% cumulative, pre-tax, non-compounded annual return thereon (the “economic hurdle”); (y) any one of the following occurs: (1) a listing; (2) another liquidity event or (3) the termination of the advisory agreement by an affirmative vote of a majority of the Company’s independent directors without cause; and (z) the Advisor is still providing advisory services to the Company (the “performance condition”). Unvested Class B Units will be forfeited immediately if: (a) the advisory agreement is terminated for any reason other than a termination without cause; or (b) the advisory agreement is terminated by an affirmative vote of a majority of the Company’s independent directors without cause before the economic hurdle has been met. The Advisor receives distributions on any vested and unvested Class B Units equivalent to the cash distribution paid, if any, on shares of Common Stock in an amount retroactively adjusted to reflect stock dividends and other similar events. For the year ended December 31, 2020, the Advisor received approximately $0.2 million in distributions with respect to the Class B Units.
Acquisition Expenses
The Advisor is reimbursed for services provided for which it incurs investment-related expenses, or insourced expenses. The amount reimbursed for insourced expenses may not exceed 0.5% of the contract purchase price of each acquired property or 0.5% of the amount advanced for a loan or other investment. Additionally, the Company reimburses the Advisor for third party acquisition expenses. Under the advisory agreement, total acquisition expenses may not exceed 4.5% of the contract purchase price of the Company’s portfolio or 4.5% of the amount advanced for all loans or other investments. This threshold has not been exceeded through December 31, 2020. During the year ended December 31, 2020, the Advisor and its affiliates incurred on behalf of the Company acquisition expenses, including insourced expenses, of  approximately $81,000, all of which had been reimbursed by the Company as of December 31, 2020.
Professional Fees and Other Reimbursements
The Company reimburses the Advisor’s costs of providing administrative services including personnel costs, except for costs to the extent that the employees perform services for which the Advisor receives a separate fee. This reimbursement includes reasonable overhead expenses for employees of the Advisor or its affiliates directly involved in the performance of services on behalf of the Company, including the reimbursement of rent expense at certain properties that are both occupied by employees of the Advisor or its affiliates and owned by affiliates of the Advisor. With respect to executive officers of the Advisor, the Company is required to reimburse the Advisor or its affiliates for the reasonable salaries and wages, benefits and overhead of the Company’s executive officers, other than for any executive officer that is also a partner, member or equity owner of AR Global, an affiliate of the Advisor.
Further, under the advisory agreement, the aggregate amount of expenses relating to salaries, wages and benefits, including for executive officers and all other employees of the Advisor or its affiliates (the “Capped Reimbursement Amount”), for each fiscal year is subject to a limit that is equal to the greater of: (a) a fixed component (the “Fixed Component”) and (b) a variable component (the “Variable Component”).
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Both the Fixed Component and the Variable Component increase by an annual cost of living adjustment equal the greater of (x) 3.0% and (y) the CPI, as defined in the advisory agreement, for the prior year ended December 31st. Initially, for the year ended December 31, 2019, (a) the Fixed Component was equal to $6.8 million, and (b) the Variable Component was equal to: (i) the sum of the total real estate investments, at cost as recorded on the balance sheet dated as of the last day of each fiscal quarter (the “Real Estate Cost”) in the year, (ii) divided by four, which amount is then (ii) multiplied by 0.29%.
If we sell real estate investments aggregating an amount equal to or more than 25% of Real Estate Cost, in one or a series of related dispositions in which the proceeds of the disposition(s) are not reinvested in Investments (as defined in the advisory agreement), then within12 months following the disposition(s), the advisory agreement requires the Advisor and the Company to negotiate in good faith to reset the Fixed Component; provided that if the proceeds of the disposition(s) are paid to shareholders of the Company as a special distribution or used to repay loans with no intent of subsequently re-financing and re-investing the proceeds thereof in Investments, the advisory agreement requires these negotiations within 90 days thereof, in each case taking into account reasonable projections of reimbursable costs in light of the Company’s reduced assets.
As part of this reimbursement for the year ended December 31, 2020, the Company paid approximately $2.5 million in 2019 to the Advisor or its affiliates as reimbursement for bonuses of employees of the Advisor or its affiliates who provided administrative services during such calendar year, prorated for the time spent working on matters relating to the Company. The Company does not reimburse the Advisor or its affiliates for any bonus amounts relating to time dedicated to the Company by Edward M. Weil, Jr., the Company’s Chief Executive Officer. The Advisor formally awarded 2019 bonuses to employees of the Advisor or its affiliates in September 2020 (the “2019 Bonus Awards”). The original $2.5 million estimate for bonuses recorded and paid to the Advisor in 2019 exceeded the cash portion of the 2019 Bonus Awards to be paid to employees of the Advisor or its affiliates and to be reimbursed by the Company by $1.2 million. As a result, during the three months ended September 30, 2020, the Company recorded a receivable from the Advisor of $1.2 million in prepaid expenses and other assets on the consolidated balance sheet and a corresponding reduction in general and administrative expenses. Pursuant to authorization by the independent members of the Company’s board of directors, the $1.2 million receivable was payable to the Company over a 10-month period from November 2020 to August 2021, later extended to January 2021 through October 2021.
In December 2020, after mediation, the Advisor agreed to a settlement with the Company’s former chief executive officer for severance claims related to his termination in 2018. Pursuant to the settlement, among other parties, the Advisor advised the Company that the Company and its directors and officers were released from any and all actions or claims the former chief executive officer now has or may ever have against them. Prior to the agreement, the Advisor did not believe any settlement was probable. In consideration of the release, among other things, and upon the recommendation of its nominating and corporate governance committee, which determined that the reimbursement was advisable and fair to, and in the best interest of, the Company, the Company’s board of directors approved the reimbursement by the Company to the Advisor of severance payments and legal costs relating to this settlement and determined that the reimbursement for those payments and costs would not be subject to (and therefore will not be aggregated with other reimbursements that are subject to) the Capped Reimbursement Amount. The Company recorded approximately $2.2 million of expenses for the reimbursement which is included in general and administrative expenses in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2020.
Termination Payments
Under the advisory agreement, upon the termination or non-renewal of the agreement, the Advisor will be entitled to receive from the Company all amounts due to the Advisor, including any change of control fee and transition fee, as well as the then-present fair market value of the Advisor’s interest in the Company. All fees will be due within 30 days after the effective date of the termination of the advisory agreement.
Upon termination by either party in connection with a Change of Control, we would pay the Advisor a Change of Control fee equal to the product of four multiplied by the Subject Fees (as defined below).
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Upon a termination by the Company in connection with a transition to self-management, we would pay the Advisor a transition fee equal to (a) $15.0 million plus (b) the product of four multiplied by the Subject Fees, provided that the transition fee shall not exceed an amount equal to 4.5 multiplied by the Subject Fees.
The “Subject Fees” are equal to (i) the product of  four multiplied by the actual base management fee plus (ii) the product of four multiplied by the actual variable management/incentive fee, in each of clauses (i) and (ii), payable for the fiscal quarter immediately prior to the fiscal quarter in which the Change of Control or transition to self-management, as applicable, is consummated, plus, (iii) without duplication, the annual increase in the base management fee resulting from the cumulative net proceeds of any equity raised (but excluding proceeds from the Company’s distribution reinvestment plan) in respect of the fiscal quarter immediately prior to the fiscal quarter in which the Change of Control or transition to self-management, as applicable, is consummated.
Special Allocation
The LPA allows for the special allocation, solely for tax purposes, of excess depreciation deductions of up to $10.0 million to the Advisor, a limited partner of the OP. In connection with this special allocation, the Advisor has agreed to restore a deficit balance in its capital account in the event of a liquidation of the OP and has agreed to provide a guaranty or indemnity of indebtedness of the OP. No special allocation has been made to date.
Special Limited Partner
As of the date of this Proxy Statement, Healthcare Trust Special Limited Partner, LLC (the “Special Limited Partner”), an affiliate of the Advisor, owned 9,129 shares of the Company’s outstanding Common Stock and holds the special limited partnership in the OP which entitles it to certain distributions (and any corresponding allocations) under the LPA.
If our Common Stock is listed on a national exchange, the Special Limited Partner will be entitled to receive a promissory note as evidence of its right to receive subordinated incentive listing distribution from the OP equal to 15.0% of the amount by which the market value of all issued and outstanding shares of Common Stock plus distributions exceeds the aggregate capital contributed plus an amount equal to a 6.0% cumulative, pre-tax non-compounded annual return to investors in the Company’s initial public offering of Common Stock. None of these distributions has been earned through the date of this Proxy Statement. If the Special Limited Partner or any of its affiliates receives the subordinated incentive listing distribution, the Special Limited Partner and its affiliates will no longer be entitled to receive the subordinated participation in net sales proceeds or the subordinated incentive termination distribution described below.
Upon a liquidation or sale of all or substantially all of the Company’s assets, including through a merger or sale of stock, The Special Limited Partner will be entitled to receive a subordinated participation in the net sales proceeds of the sale of real estate assets from the OP equal to 15.0% of remaining net sale proceeds after return of capital contributions to investors in the Company’s initial public offering of Common Stock plus payment to investors of a 6.0% cumulative, pre-tax non-compounded annual return on the capital contributed by investors. None of these distributions has been earned through the date of this Proxy Statement. Any amount of net sales proceeds paid to the Special Limited Partner or any of its affiliates prior to the Company’s listing or termination or non-renewal of the advisory agreement with the Advisor, as applicable, will reduce dollar for dollar the amount of the subordinated incentive listing distribution described above and subordinated incentive termination distribution described below.
Pursuant to the LPA, upon termination or non-renewal of the advisory agreement, with or without cause, the Special Limited Partner will be entitled to receive a promissory note as evidence of its right to receive subordinated termination distributions from the OP equal to 15.0% of the amount by which the sum of the Company’s market value plus distributions exceeds the sum of the aggregate capital contributed plus an amount equal to an annual 6.0% cumulative, pre-tax, non-compounded annual return to investors in the Company’s initial public offering of Common Stock. The Special Limited Partner is able to elect to defer its right to receive a subordinated distribution upon termination until either a listing of our Common Stock on a national securities exchange or other liquidity event occurs. If the Special Limited Partner or any of its
25

affiliates receives the subordinated incentive termination distribution, the Special Limited Partner and its affiliates will no longer be entitled to receive the subordinated participation in net sales proceeds or the subordinated incentive listing distribution described above.
Property Manager
Pursuant to a property management agreement with the Property Manager (as amended, the “Property Management Agreement”), unless the Company contracts with a third party, the Company pays the Property Manager a property management fee, on a monthly basis, equal to 1.5% of gross revenues from the Company’s stand-alone, single-tenant net leased properties managed and 2.5% of gross revenues from all other types of properties managed, plus market-based leasing commissions applicable to the geographic location of the property. The Company also reimburses the Property Manager for property level expenses incurred by the Property Manager. The Property Manager may charge a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties, and the Property Manager is allowed to receive a higher property management fee in certain cases if approved by our Board of Directors (including a majority of our independent directors).
If the Company contracts directly with third parties for such services, the Company will pay the third party customary market fees and will pay the Property Manager an oversight fee of 1.0% of the gross revenues of the property managed by the third party. In no event will the Company pay the Property Manager or any affiliate of the Property Manager both a property management fee and an oversight fee with respect to any particular property. If the Property Manager provides services other than those specified in the Property Management Agreement, the Company will pay the Property Manager a monthly fee equal to no more than that which the Company would pay to a third party that is not an affiliate of the Company or the Property Manager to provide the services.
The current term of the Property Management Agreement ends on February 17, 2022 and automatically renews for successive one-year terms unless any party provides written notice of its intention to terminate the agreement at least 90 days prior to the end of the term. The Property Management Agreement may assign the agreement to any party with expertise in commercial real estate which has, together with its affiliates, over $100.0 million in assets under management.
During the year ended December 31, 2020, the Company paid $4.2 million in fees (including property management fees and oversight fees) to the Property Manager. No other fees were paid to the Property Manager during the year ended December 31, 2020.
Indemnification Obligations
Subject to conditions and exceptions, the Company has agreed pursuant to the advisory agreement to indemnify the Advisor and its affiliates, as well as their respective officers, directors, equity holders, members, partners, stockholders, other equity holders and employees, from and against all losses, claims, damages, losses, joint or several, expenses (including reasonable attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising in the performance of their duties under the advisory agreement. Subject to conditions and exceptions, the Company has also agreed to advance any indemnitee legal expenses and other costs incurred as a result of any legal action for which the indemnification being sought is permissible.
We have entered into indemnification agreements with the Advisor and certain of its affiliates, each of our directors and officers, and certain former directors and officers, providing that we will indemnify them to the extent permitted by Maryland law and our charter and advance expenses to them in connection with claims or liability they may become subject to due to their service to us consistent with the provisions of our charter and Maryland law.
We have not paid the Advisor or any of its affiliates for any amounts pursuant to these obligations through the date of this Proxy Statement.
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Certain Conflict Resolution Procedures
Every transaction that we enter into with the Advisor or its affiliates is subject to an inherent conflict of interest. Our Board of Directors may encounter conflicts of interest in enforcing our rights against any of these entities in the event of a default by or disagreement with or in invoking powers, rights or options pursuant to any agreement between us and the Advisor or any of its affiliates.
Our nominating and corporate governance committee reviews and evaluates all related party transactions, including all transactions in which we, on the one hand, and the Advisor, AR Global or any of their affiliates, on the other hand, are involved. All related party transactions during the year ended December 31, 2020 and during the period from January 1, 2021 through the date of this Proxy Statement were approved in accordance with the applicable Company policies consistent with the nominating and corporate governance committee charter which required a determination that each related party transaction was fair to us and in our best interests. Either our nominating and corporate governance committee, our audit committee or our independent directors acting as a group has made this determination. See “Board of Directors, Executive Officers and Corporate Governance  —  Nominating and Corporate Governance Committee.”
In addition, the advisory agreement limits our ability to enter into transactions with the Advisor and its affiliates as follows:
•
If we propose to enter into any transaction in which the Advisor, any affiliate of the Advisor or any of the Advisor’s directors or officers has a direct or indirect interest, then the transaction must be approved by a majority of our directors not otherwise interested in the transaction, including a majority of our independent directors.

•
We may not make loans to the Advisor or any of its affiliates except mortgages or loans to wholly owned subsidiaries of ours. The Advisor and its affiliates may not make loans to us, or to any joint venture or partnership or other similar arrangements in which we are a co-venturer, limited liability company member, limited partner or general partner, which are established to acquire or hold our investments, unless approved by a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction as fair, competitive, and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

•
We may enter into joint ventures or other similar arrangements with the Advisor or its affiliates provided that (a) a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction approves the transaction as being fair and reasonable to us, and (b) the investment by us is on substantially the same terms as those received by other joint venturers.

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AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors has furnished the following report on its activities during the year ended December 31, 2020. The report is not deemed to be “soliciting material” or “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act except to the extent that the Company specifically incorporates it by reference into any such filing.
To the Directors of Healthcare Trust, Inc.:
We have reviewed and discussed with management Healthcare Trust, Inc.’s audited financial statements as of and for the year ended December 31, 2020.
We have discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
We have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and have discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in Healthcare Trust, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.
Audit Committee
Leslie D. Michelson (Chair)
Lee M. Elman
Gov. Edward G. Rendell
Elizabeth K. Tuppeny
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COMPENSATION COMMITTEE REPORT
The Company does not currently have a Compensation Committee of the Board of Directors, but the Nominating and Corporate Governance Committee of the Board of Directors carries out the responsibilities typically associated with a compensation committee. The Nominating and Corporate Governance Committee of the Board of Directors has furnished the following report. The report is not deemed to be “soliciting material” or “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act, or the Exchange Act except to the extent that the Company specifically incorporates it by reference into any such filing.
To the Directors of Healthcare Trust, Inc.:
We have reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K of the Exchange Act with management.
Based on the review and discussions described above, we recommended to the Board of Director that the “Compensation Discussion and Analysis” be included in this proxy statement.
Nominating and Corporate Governance Committee
Elizabeth K. Tuppeny (Chair)
Lee M. Elman
Leslie D. Michelson
Gov. Edward G. Rendell
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PROPOSAL NO. 1  —  ELECTION OF DIRECTORS
Our Board of Directors is currently comprised of six members, of which five of whom are independent directors. Our bylaws provide that the number of directors may not be less than one, which is the minimum number required by the MGCL, or more than 15. In accordance with our charter, the Board of Directors is divided into three classes of directors. At the Annual Meeting, two Class I directors will be elected to serve until the 2024 Annual Meeting and until their successors are duly elected and qualify. Each director serves for a term of three years, until the annual meeting of stockholders held in the third year following the year of his or her election and until his or her successor is duly elected and qualifies. The number of directors in each class may be changed from time to time by the Board to reflect matters such as an increase or decrease in the number of directors so that each class, to the extent possible, will have the same number of directors.
The Board of Directors has nominated Lee M. Elman and B.J. Penn or election as Class I directors at the Annual Meeting, to serve until our 2024 Annual Meeting and until their successors are duly elected and qualify. Mr. Elman and Mr. Penn currently serve as Class I directors of the Company.
The proxy holder named on the proxy card intends to vote “FOR” the election of Mr. Elman and Mr. Penn as the Class I directors. The election of the Class I directors requires the affirmative vote of a plurality of all the votes cast at the Annual Meeting, provided that a quorum is present. Abstentions and broker non-votes, if any are applicable, will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
We know of no reason why Mr. Elman or Mr. Penn will be unable to serve if elected. If, at the time of the Annual Meeting, Mr. Elman or Mr. Penn should become unable to serve, shares represented by proxies will be voted “FOR” any substitute nominee designated by the Board of Directors. No proxy will be voted for a greater number of persons than the number of nominees described in this Proxy Statement.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF LEE M. ELMAN AND B.J. PENN AS CLASS I DIRECTORS, TO SERVE UNTIL THE COMPANY’S 2024 ANNUAL MEETING AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFY.
30

PROPOSAL NO. 2  —  RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the Board of Directors has selected and appointed PwC as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2021.
Although ratification by stockholders is not required by law or by our charter or bylaws, our audit committee believes that submission of its selection to stockholders is a matter of good corporate governance. PwC reports directly to our audit committee. Even if the appointment is ratified, our audit committee, in its discretion, may select a different independent registered public accounting firm at any time if our audit committee believes that such a change would be in the best interests of the Company. If our stockholders do not ratify the appointment of PwC, our audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.
A representative of PwC will attend the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
KPMG LLP (“KPMG”) audited our consolidated financial statements every year since the year ended December 31, 2014 through the year ended December 31, 2018. No representative of KPMG is expected to attend the Annual Meeting.
On March 14, 2019, our audit committee dismissed KPMG and approved the engagement of PwC as its new independent registered public accounting firm for the fiscal year ended December 31, 2019.
KPMG’s audit reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2018 and 2017 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended December 31, 2018 and 2017 and the period from January 1, 2019 through March 14, 2019: (i) there were no disagreements between us and KPMG on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in its report on our consolidated financial statements; and (ii) there were no “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K).
Prior to engaging PwC, during the fiscal years ended December 31, 2018 and 2017 and the period from January 1, 2019 through March 14, 2019, neither we nor anyone acting on our behalf had consulted PwC regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor did PwC provide a written report or oral advice to us that PwC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issues; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).
Fees
No fees for review and audit services rendered by PwC were incurred prior to their engagement for these services in March 2019. PwC had previously provided certain tax services as described below under “—  Tax Fees.”
Audit Fees
PwC provides professional services relating to audits of our annual consolidated financial statements and internal controls over financial reporting, reviews of our quarterly SEC filings, income tax provision procedures, purchase price accounting procedures and review of proxy and other registration statements, and other audit services related to a statutory audit requirement. Aggregate audit fees billed by PwC for the years ended December 31, 2020 and December 31, 2019 were approximately $1,578,800 and $976,000, respectively. Audit fees billed by KPMG for the year ended December 31, 2019 were $665,000.
31

Audit Related Fees
Audit related fees include audit and other assurance related services relating to individual real estate properties that are required under local tax law. There were no audit related fees billed by PwC for the years ended December 31, 2020 or December 31, 2019. There were no audit related fees billed by KPMG for the year ended December 31, 2019.
Tax Fees
There were no tax compliance fees billed by PwC for the years ended December 31, 2020 or December 31, 2019. There were no tax fees billed by KPMG for the year ended December 31, 2019.
All Other Fees
There were no other fees billed by PwC for the years ended December 31, 2020 or December 31, 2019. There were no other fees billed by KPMG for the year ended December 31, 2019.
Pre-Approval Policies and Procedures
In considering the nature of the services provided by the independent registered public accounting firm, our audit committee determined that such services are compatible with the provision of independent audit services. Our audit committee discussed these services with the independent registered public accounting firm and the Company’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the related requirements of the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants. All services rendered by PwC following its engagement as our independent registered public accounting firm or KPMG were pre-approved by the audit committee.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PwC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021.
32

CODE OF ETHICS
The Board of Directors adopted a Code of Business Conduct and Ethics effective as of March 7, 2013 (the “Code of Ethics”), which is applicable to the directors, officers and employees of the Company and its subsidiaries and affiliates. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, full and fair disclosure, reporting of violations and compliance with laws and regulations.
The Code of Ethics is available on the Company’s website at www.healthcaretrustinc.com by clicking on “Investor Relations  —  Corporate Governance  —  Code of Ethics.” You may also obtain a copy of the Code of Ethics by writing to our secretary at: Healthcare Trust, Inc., 650 Fifth Avenue, 30th Floor, New York, New York 10019, Attention: Secretary. A waiver of the Code of Ethics may be made only by the Board of Directors or the appropriate committee of the Board of Directors and will be promptly disclosed to the extent required by law. If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to our chief executive officer, chief financial officer, chief accounting officer or controller or persons performing similar functions, we will disclose the nature of the amendment or waiver on our website or in a Current Report on Form 8-K.
OTHER MATTERS PRESENTED FOR ACTION AT THE ANNUAL MEETING
Our Board of Directors does not intend to present for consideration at the Annual Meeting or any postponements or adjournments thereof any matter other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented for consideration at the meeting, either of the persons named in the proxy, acting individually and without the other, will vote thereon pursuant to his or her discretion.
33

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING
Stockholder Proposals in the Proxy Statement
Rule 14a-8 under the Exchange Act addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the Company holds an annual or special meeting of stockholders. For stockholder proposals within the scope of Rule 14a-8 and submitted in accordance with the procedures specified thereunder, in order for the proposal to be considered for inclusion in the proxy statement and proxy card relating to our 2022 Annual Meeting, the proposal must comply with Rule 14a-8 and be received at our principal executive offices by November 30, 2021. Any proposal received after such date will be considered untimely.
Stockholder Proposals and Nominations for Directors to Be Presented at Meetings
For any proposal that is not submitted for inclusion in our proxy material for our 2022 Annual Meeting but is instead sought to be presented directly at that meeting, the proposal must be submitted in accordance with the procedures set forth in our bylaws. Under our bylaws, for a director nomination or other stockholder proposal to be properly submitted for presentation at our 2022 Annual Meeting, our secretary must receive written notice of the proposal at our principal executive offices during the period beginning on October 31, 2021 and ending at 5:00 p.m. Eastern Time, on November 30, 2021. Additionally, a stockholder proposal must contain certain information specified in our bylaws.
All nominations must also comply with our bylaws. All proposals should be sent via registered, certified or express mail to our secretary at our principal executive offices at: Healthcare Trust, Inc., 650 Fifth Avenue, 30th Floor, New York, New York 10019, Attention: Secretary (telephone: (212) 415-6500).
By Order of the Board of Directors,
/s/ Jason F. Doyle

Jason F. Doyle
Assistant Secretary
34

SCAN TO
VIEW MATERIALS & VOTE

DETACH AND RETURN THIS PORTION ONLY

HEALTHCARE TRUST, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees for Class I Directors:

	For	Against	Abstain
1a. Lee M. Elman	☐	☐	☐
1b. B.J. Penn	☐	☐	☐
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

HEALTHCARE TRUST, INC. 650 FIFTH AVENUE, 30TH FLOOR NEW YORK, NY 10019 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting — Go to www.proxyvote.com/HT HYPERLINK “http://www.proxyvote.com/HTI”I or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting — Go to www.virtualshareholdermeeting.com/HTI2021 You may attend the meeting in person via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D40095-P50779 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com/HTI. D40096-P50779 HEALTHCARE TRUST, INC. Annual Meeting of Stockholders May 14, 2021 2:00 p.m. This proxy is solicited by the Board of Directors The undersigned stockholder of Healthcare Trust, Inc., a Maryland corporation (the “Company”), hereby appoints Edward M. Weil, Jr. and Jason F. Doyle, and each of them, as proxies for the undersigned with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held virtually at www.virtualshareholdermeeting.com/HTI2021,      on May 14, 2021 commencing at 2:00 p.m., Eastern Time, and any and all postponements or adjournments thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast, and otherwise to represent the undersigned, at such Annual Meeting and all postponements or adjournments thereof, with all power possessed by the undersigned as if personally present and to vote in his or her discretion on such matters as may properly come before the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying proxy statement, each of which are hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. When this proxy is properly executed, the votes entitled to be cast by the undersigned stockholder will be cast in the manner directed on the reverse side. If this proxy is executed but no direction is made, the votes entitled to be cast by the undersigned stockholder will be cast “FOR” Proposals 1 and 2, as more particularly described in the proxy statement. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter, including a motion to adjourn or postpone the Annual Meeting to another time or place for the purpose of soliciting additional proxies, that may properly come before the Annual Meeting or any postponement or adjournment thereof. At the present time, the Board of Directors knows of no other matters to be presented at the Annual Meeting. Continued and to be signed on reverse side

ANNEX C

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 31, 2021

Healthcare Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-39153	38-3888962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Fifth Ave., 30th Floor

New York, New York 10019

(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share	HTIA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

Determination of Estimated Per-Share Net Asset Value

Overview

The board of directors (the “Board”) of Healthcare Trust, Inc. (the “Company”) previously adopted valuation guidelines used in connection with determining the estimated per-share net asset value (“Estimated Per-Share NAV”) of the Company’s common stock. Under these guidelines, Estimated Per-Share NAV is published on at least an annual basis. Healthcare Trust Advisors, LLC (the “Advisor”) calculates the Estimated Per-Share NAV taking into consideration the appraisals of the Company’s real estate assets (each asset individually, a “Real Estate Asset” and collectively, the “Real Estate Assets”) which are performed by an independent valuation firm in accordance with the valuation guidelines established by the Board. The Advisor reviews valuations performed by the independent valuation firm for consistency with the valuation guidelines and the reasonableness of the independent valuation firm’s conclusions. The independent directors of the Board make the final determination of Estimated Per-Share NAV. The independent directors of the Board rely on the Advisor’s input, including its view of the estimate and the appraisals performed by the independent valuation firm, but may, in its discretion, consider other factors.

On March 31, 2021, the independent directors of the Board, who comprise a majority of the Board, with Edward M. Weil, Jr. abstaining, unanimously approved an Estimated Per-Share NAV as of December 31, 2020 (the “Valuation Date”) equal to $14.50. The Estimated Per-Share NAV of $14.50 selected by the independent directors of the Board fell within the range of the values reported by Duff & Phelps, LLC (“Duff & Phelps”), an independent third-party real estate advisory firm engaged by the Company. The range of values provided by Duff & Phelps was based on the estimated fair value of the Company’s assets less the estimated fair value of the Company’s liabilities and the liquidation value of the Company's 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock (the "Series A Preferred Stock"), divided by 94,181,653 shares of common stock outstanding as of December 31, 2020. The common stock outstanding amount used to calculate the Estimated Per-Share NAV as of December 31, 2020 includes the dividend declared and paid entirely in shares of the Company's common stock in the fourth quarter 2020 but does not include any other dividend declared and payable in whole or in part in shares of the Company's common stock ("Stock Dividend") subsequent to December 31, 2020.

In determining the Estimated Per-Share NAV of $14.50, the independent directors of the Board considered various factors, including the information provided by Duff & Phelps, the impact of the Stock Dividend that was issued in January 2021, the fact that properties held for sale or under contract for sale at December 31, 2020 were valued based on their contract sale prices and without giving consideration to the reinvestment of the sale proceeds, and the impact of the COVID-19 pandemic. There have been no other changes between December 31, 2020 and the date of this filing that the Advisor believes would materially impact the overall Estimated Per-Share NAV. The Advisor noted the risks associated with the ongoing coronavirus pandemic. See the Risk Factor titled “We are subject to risks associated with a pandemic, epidemic or outbreak of a contagious disease, such as the ongoing global COVID-19 pandemic" in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2020 filed March 30, 2021.

The Estimated Per-Share NAV will not be adjusted for any Stock Dividend(s) paid in the future until the Board determines a new Estimated Per-Share NAV.

Sensitivity Analysis

The Advisor noted that applying the low, midpoint and high ends of the range of capitalization rates and discount rates used by Duff & Phelps resulted in an Estimated Per-Share NAV range equal to $13.16 - $14.96 per share. The midpoint in that range is $14.03 per share.

The capitalization rates and discount rates used have a significant impact on the estimated value. The following chart presents the impact on the Company’s Estimated Per-Share NAV resulting from variations in the capitalization rates for those properties valued with the Direct Capitalization Method (as defined below) and variations in discount rates for those properties valued via the Discounted Cash Flow Method (as defined below), within the range of values determined by Duff & Phelps.

	Range of Value
	Low	Midpoint	High
Share Price	$13.16	$14.03	$14.96
Weighted Average Capitalization Rate	6.32%	6.57%	6.82%
Weighted Average Discount Rate (1)	7.75%	8.25%	8.75%

(1)	This analysis shows the effect of varying the discount rate used in the Discounted Cash Flow Method. For purposes of this sensitivity analysis, the weighted average terminal capitalization rate, which applies only to Real Estate Assets valued using the Discounted Cash Flow Method was 7.03%.

Process

Consistent with the Company’s valuation guidelines, Duff & Phelps performed appraisals of the Real Estate Assets as of the Valuation Date and provided a valuation range for each Real Estate Asset. In addition, Duff & Phelps was engaged to review, and incorporate in its report, the Company’s market value estimate regarding other assets, liabilities, and the liquidation value of the outstanding shares of Series A Preferred Stock as of the Valuation Date. Duff & Phelps has extensive experience estimating the fair value of commercial real estate.

The method used by Duff & Phelps to appraise the Real Estate Assets in the report furnished to the Advisor and the Board by Duff & Phelps (the “Duff & Phelps Report”) complies with the Institute of Portfolio Alternatives (formerly known as the Investment Program Association) Practice Guideline 2013-01 titled “Valuations of Publicly Registered Non-Listed REITs,” issued April 29, 2013. Also, Duff & Phelps advised that the scope of work performed was conducted in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. Other than its engagement as described herein and its engagements to provide certain purchase price allocation and other real estate valuation services, Duff & Phelps does not have any direct interests in any transaction with the Company.

Potential conflicts of interest between Duff & Phelps, on one hand, and the Company or the Advisor, on the other hand, may arise as a result of (1) the impact of the findings of Duff & Phelps in relation to the Company’s Real Estate Assets, or the assets of real estate investment programs sponsored by affiliates of the Advisor, on the value of ownership interests owned by, or incentive compensation payable to, directors, officers or affiliates of the Company and the Advisor, or (2) Duff & Phelps performing valuation services for other programs sponsored by affiliates of the Advisor, as well as other services for the Company.

Valuation Methodology

In preparing its valuation materials and in reaching its conclusion, Duff & Phelps, among other things:

•	performed its valuations on a desktop basis;
•	relied on information provided by the Company relating to each property’s physical, financial and economic characteristics;
•	performed a study of each market to measure current market conditions, supply and demand factors, growth patterns and their effect on each of the Real Estate Assets;
•	reviewed financial and operating information requested from, or provided by, the Company, including property level cash flow and other leasing assumptions for applicable Real Estate Assets;
•	reviewed other assets and liabilities of the Company, including the Company’s mortgage debt, credit facilities and Series A Preferred Stock, and
•	performed such other analyses and studies, and considered factors, as Duff & Phelps considered appropriate.

Duff & Phelps valued the Real Estate Assets utilizing an income capitalization approach consisting of the Direct Capitalization Method or the Discounted Cash Flow Method and certain other approaches, all as described further below. These approaches are commonly used in the commercial real estate industry.

The Estimated Per-Share NAV is generally comprised of (i) the sum of (A) the estimated value of the Real Estate Assets and (B) the estimated value of the other assets, minus (ii) the sum of (C) the estimated value of debt and other liabilities (D) the estimate of the aggregate incentive fees, participations and limited partnership interests held by or allocable to the Advisor, management of the Company or any of their respective affiliates based on the aggregate net asset value of the Company and payable in a hypothetical liquidation of the Company as of the Valuation Date (which was zero as of December 31, 2020), and (E) the liquidation value of the outstanding shares of Series A Preferred Stock, divided by (iii) the number of shares of common stock outstanding as of the Valuation Date, which was 94,181,653. In determining the Estimated Per-Share NAV, the independent directors of the Board also considered the impact of other factors described herein that were not specifically quantified. Shares of common stock outstanding for these purposes is the sum of shares of common stock outstanding, including vested and unvested restricted shares, and partnership units of the Company's operating partnership designated as "OP units," excluding performance-based restricted partnership units of the Company’s operating partnership designated as "Class B Units" (“Class B Units”) because the Advisor concluded that, in a hypothetical liquidation at such Estimated Per-Share NAV, it would not be entitled to any incentive fees or Class B Units. The Advisor determined the Estimated Per-Share NAV in a manner consistent with the definition of fair value under U.S. generally accepted accounting principles set forth in FASB’s Topic ASC 820, Fair Value Measurements and Disclosures.

Income Capitalization Approach

Duff & Phelps estimated a range of “as is” market value for substantially all of the Real Estate Assets as of December 31, 2020 using primarily the income capitalization approach, which simulates the reasoning of an investor who views the cash flows that would result from the anticipated revenue and expense on a property throughout its projection period. The net income developed in Duff & Phelps’s analysis is the balance of potential income remaining after vacancy and collection loss and operating expenses. This net income was then capitalized at an appropriate rate to derive an estimate of value (the “Direct Capitalization Method”) or discounted by an appropriate yield rate over a typical projection period in a discounted cash flow analysis (the “Discounted Cash Flow Method”). Thus, two key steps were involved: (1) estimating the net income applicable to each Real Estate Asset, and (2) choosing appropriate capitalization rates and discount rates, as applicable.

Other Approaches

Duff & Phelps utilized the sales comparison approach to estimate the market value of the two excess land parcels based on what other purchasers and sellers in the applicable market had agreed to as a price for comparable land parcels. This approach is based on the principle of substitution, which states that the limits of prices, rents and rates tend to be set by the prevailing prices, rents and rates of equally desirable substitutes. In addition, Duff & Phelps used the disposition prices less estimated costs to sell to estimate the fair value of the Company's Florida properties (Jupiter and Wellington) and the four Michigan Shops which were transferred to the buyer during the first quarter of 2021.

Summary of Approaches

Duff & Phelps utilized the Direct Capitalization Method for 31 Real Estate Assets, the Discounted Cash Flow Method for 153 Real Estate Assets, the acquisition price for one Real Estate Asset, the disposition price for six Real Estate Assets and the Sales Comparison Approach for two Real Estate Assets. Duff & Phelps changed the valuation approach on 17 properties from the Direct Capitalization Method to the Discounted Cash Flow Method as of December 31, 2020, compared to December 31, 2019, reflecting the fact that the cash flows from these properties became irregular due to the impact of the COVID-19 pandemic on the operations of these properties. Additional details are shown below:

				Income Capitalization
	Acquisition	Disposition	Sales Comparison	Direct Capitalization Method	Discounted Cash Flow Method	Total
Medical Office Properties	1	—	—	—	116	117
Net Lease Properties	—	—	—	6	8	14
Seniors Housing Properties	—	—	2	25	29	56
Florida Properties (Jupiter and Wellington)	—	2	—	—	—	2
Michigan SHOPs (1)	—	4	—	—	—	4
Total	1	6	2	31	153	193

(1)	The sale of these four properties closed in January 2021. There was no effect given in the valuation for potential reinvestment.

Estimated Per-Share NAV

The following table, prepared by the Advisor, summarizes the individual components of the low, midpoint and high values estimated by Duff & Phelps. The Estimated Per-Share NAV approved by the Board of $14.50 was $0.47 per share above the midpoint of the range provided in the Duff & Phelps Report and considered various factors. See the "Overview" section above for additional discussion of these considerations.

	December 31, 2020
	Range of Values
	Low	Midpoint	High
Real Estate Assets (1)	$26.29	$27.16	$28.09
Other Assets (2)	1.21	1.21	1.21
Fair Value of Debt (3)	(13.03)	(13.03)	(13.03)
Other Liabilities (4)	(0.88)	(0.88)	(0.88)
Series A Preferred Stock (5)	(0.43)	(0.43)	(0.43)
Duff & Phelps Range of Values	$13.16	$14.03	$14.96

(1)	The low, midpoint and high values of the Real Estate Assets reflect overall decreases of 9.7%, 6.7% and 3.5%, respectively, below the sum of (a) the original cost of the investment (representing purchase price or development costs) in those assets of $2.7 billion, and (b) subsequent capital expenditures for those assets of $75.0 million. The key assumptions that were used by Duff & Phelps in its models to estimate the value of each Real Estate Asset are set forth below.

The following summarizes the range of capitalization rates used to arrive at the estimated market values of the Real Estate Assets valued utilizing the Direct Capitalization Method as of December 31, 2020:

	Range	Weighted Average
Capitalization Rate	5.25% — 8.25%	6.57%

The following summarizes the range of terminal capitalization rates and discount rates used to arrive at the estimated market values of the Real Estate Assets valued utilizing the Discounted Cash Flow Method as of December 31, 2020:

	Range	Weighted Average
Terminal Capitalization Rate	5.75% — 9.50%	7.03%
Discount Rate	6.00% — 12.75%	8.25%

(2)	Includes the following line items from the Company’s audited financial statements: (i) cash and cash equivalents; (ii) restricted cash; and (iii) prepaid expenses and other assets, adjusted for certain items. The Advisor believes that the carrying value of the assets estimates fair value.

(3)	As disclosed in Note 6 - Fair Value of Financial Instruments to the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K, the value of the Company’s mortgage notes payable was estimated using a discounted cash flow analysis. The inputs into the discounted cash flow analysis were based on the Advisor’s experience with similar types of borrowing arrangements. Advances under the Company's credit facilities are considered to be reported at fair value, because the interest rates on the credit facilities varies with changes in LIBOR.
(4)	Includes the following line items from the Company’s audited financial statements: (i) accounts payable and accrued expenses (including due to related parties); (ii) deferred rent; and (iii) distributions payable. The Advisor believes that the carrying value estimates fair value.
(5)	Series A Preferred Stock was initially issued in December 2019. Amount represents the liquidation value of the 1,610,000 shares of Series A Preferred Stock outstanding as of December 31, 2020 with a liquidation preference of $25.00 per share.

Limitations of the Asset Appraisals

The Company believes that the methodologies used to establish the Estimated Per-Share NAV are the methodologies most commonly used by non-listed REITs to establish an estimated per-share net asset value. The Company also believes that the assumptions described herein to estimate the value of the Real Estate Assets are within the ranges used by market participants buying and selling similar properties, assuming a willing buyer and a willing seller, neither being under any compulsion to buy or to sell. The estimated values of the Real Estate Assets may not, however, represent current market value or book value. Real properties are currently carried at their amortized cost basis in the Company’s financial statements. The estimated value of the Real Estate Assets reflected above does not necessarily represent the value the Company would receive or accept if the Real Estate Assets were marketed for sale. The market for commercial real estate can and does fluctuate and values are expected to change in the future. Further, the Estimated Per-Share NAV does not reflect a liquidity discount for the fact that the shares of common stock are not currently traded on a national securities exchange, a discount for the non-assumability or prepayment obligations associated with certain of the Company’s debt obligations and other costs that may be incurred, including any costs associated with the sale of assets.

As with any methodology used to estimate value, the methodologies employed to value the Real Estate Assets by Duff & Phelps, and used by the Advisor to make recommendations to the Board, were based upon a number of estimates and assumptions that may not be accurate or complete, including estimates and assumptions such as comparable sales, rental and operating expense data, capitalization or discount rates, and projections of future rent and expenses. Further, different parties using different assumptions and estimates could derive a different Estimated Per-Share NAV, which could be significantly different from this Estimated Per-Share NAV.

The Estimated Per-Share NAV does not reflect “enterprise value” which may include an adjustment for:

•	the large number of Real Estate Assets, given that some buyers may be willing to pay more for a large portfolio than they are willing to pay for each property in the portfolio separately;

•	any other intangible value associated with a going concern; or

•	the possibility that shares of common stock could trade at a premium or a discount to the Estimated Per-Share NAV if they were listed on a national securities exchange.

Limitations of the Estimated Per-Share NAV

The Estimated Per-Share NAV does not represent the: (i) the price at which shares of common stock would trade at on a national securities exchange or a third party would pay for the Company, (ii) the amount a stockholder would obtain if he or she tried to sell his or her shares of common stock or (iii) the amount stockholders would receive if the Company liquidated its assets and distributed the proceeds after paying all of its expenses and liabilities. Accordingly, with respect to the Estimated Per-Share NAV, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares of common stock at Estimated Per-Share NAV;

•	a stockholder would ultimately realize distributions per share of common stock equal to Estimated Per-Share NAV upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	shares of common stock would trade at a price equal to or greater than Estimated Per-Share NAV if they were listed on a national securities exchange or that a third party would purchase the Company at a value per share of common stock equal to Estimated Per-Share NAV; or

•	the methodology used to establish the Estimated Per-Share NAV would be acceptable to the Financial Industry Regulatory Authority for use on customer account statements, or that the Estimated Per-Share NAV will satisfy the applicable annual valuation requirements under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”) with respect to employee benefit plans subject to ERISA and other retirement plans or accounts subject to Section 4975 of the Code.

Further, the Estimated Per-Share NAV was calculated as of a specific date, and the value of shares of common stock will fluctuate over time as a result of, among other things, developments related to individual assets, changes in the real estate and capital markets, acquisitions or dispositions of assets and the distribution of proceeds from the sale of real estate to stockholders.

Conclusion

The Estimated Per-Share NAV as of December 31, 2020 of $14.50, a value within the range determined by Duff & Phelps, was unanimously adopted by the independent directors of the Board, who comprise a majority of the Board, with Mr. Weil abstaining, on March 31, 2021. The independent directors of the Board based their conclusions on their review of the Advisor’s analysis and recommendation, the Duff & Phelps Report, estimates and calculations and the fundamentals of the Real Estate Assets. The Board is ultimately and solely responsible for the Estimated Per-Share NAV. Estimated Per-Share NAV was determined at a moment in time and will likely change over time as a result of changes to the value of individual assets as well as changes and developments in the real estate and capital markets, including changes in interest rates.

Forward-Looking Statements

The statements in this Current Report on Form 8-K that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global coronavirus pandemic, including actions taken to contain or treat the coronavirus, on the Company, the Company’s tenants and the global economy and financial markets, as well as those set forth in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2020 filed March 30, 2021 and all other filings filed with the Securities and Exchange Commission after that date. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE TRUST, INC.

Date: April 2, 2021	By:	/s/ Katie P. Kurtz
Katie P. Kurtz Chief Financial Officer, Treasurer and Secretary